UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(Rule 14a-101)

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12
JO-ANN STORES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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February 17, 2011

Dear Shareholder:

We cordially invite you to attend a special meeting of the shareholders of Jo-Ann Stores, Inc., an Ohio corporation, which we refer to as the Company, to be held on March 18, 2011 at 9:00 a.m. Eastern time, at the Conference Center at our corporate offices located at 5373 Darrow Rd., Hudson, Ohio 44236.

On December 23, 2010, the Company entered into an agreement and plan of merger, which we refer to as the merger agreement, with Needle Holdings Inc., a Delaware corporation, which we refer to as Parent, and Needle Merger Sub Corp., an Ohio corporation and a wholly-owned subsidiary of Parent, which we refer to as Merger Sub, providing for the merger of Merger Sub with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent. Parent and Merger Sub are beneficially owned by affiliates of Leonard Green & Partners, L.P. At the special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement.

If the merger is consummated, each share of Company common stock issued and outstanding immediately prior to the effective time of the merger (other than as provided below) will be automatically cancelled and converted into and will thereafter represent solely the right to receive $61.00 in cash, without interest, which we refer to as the per share merger consideration, less any applicable withholding taxes. The following shares of Company common stock will not be converted into the right to receive the per share merger consideration: (i) shares owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent (including, if any, shares contributed to Parent by the rollover investors as described below under “The Merger — Interests of Certain Persons in the Merger — Arrangements with Rollover Investors”), (ii) shares owned by the Company as treasury stock or by any direct or indirect wholly-owned subsidiary of the Company and (iii) shares owned by shareholders who have perfected and not otherwise waived, withdrawn or lost their rights as dissenting shareholders, if any, to demand to be paid the “fair cash value” of their shares of Company common stock under Ohio law. The merger consideration of $61.00 per share of Company common stock represents a premium of approximately 32% to the average closing price of Company common stock during the 30-day period ended on December 22, 2010 (the last trading day prior to the public announcement of the execution of the merger agreement) and a premium of approximately 34% to the closing price of Company common stock on December 22, 2010.

The board of directors of the Company, which we refer to as the board of directors, acting on the unanimous recommendation of a strategic transactions committee composed of independent directors, by a unanimous vote of the non-employee directors, (i) determined that the merger is in the best interests of the Company and our shareholders, (ii) approved, including for purposes of the Ohio Revised Code, the execution, delivery and performance by the Company of the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger and (iii) resolved that the merger agreement be submitted for consideration by the shareholders of the Company at a special meeting of shareholders and recommended that our shareholders vote to adopt the merger agreement. The board of directors made its determination after consultation with its legal and financial advisors and consideration of a number of factors. Mr. Darrell Webb, the Company’s Chairman and Chief Executive Officer, abstained from the vote on the merger. The board of directors recommends that you vote “FOR” approval of the proposal to adopt the merger agreement and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Approval of the proposal to adopt the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of Company common stock entitled to vote at the special meeting.

Your vote is very important.   Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or the internet. If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. You may revoke your proxy at any time before it is exercised at the special meeting by delivering a properly executed proxy card bearing a later date or a written revocation of your proxy to the Company’s Secretary at our corporate offices before the start of the special meeting, submitting a later-dated vote electronically via the internet or telephonically, or by attending the special meeting and voting in person. Attending the special meeting will not, in itself, revoke a previously submitted proxy. To revoke a proxy in person at the special meeting, you must obtain a ballot and vote in person at the special meeting. The failure to vote your shares of Company common stock will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

If your shares of Company common stock are held in nominee or “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of Company common stock without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your shares of Company common stock in accordance with the procedures provided by your bank, brokerage firm or other nominee. The failure to instruct your bank, brokerage firm or other nominee to vote your shares of Company common stock “FOR” approval of the proposal to adopt the merger agreement will have the same effect as voting “AGAINST” the proposal to adopt the merger agreement.

If you do not vote to adopt the merger agreement, you will be entitled to seek relief as a dissenting shareholder and to seek a determination of the “fair cash value” of your dissenting shares of Company common stock and receive that “fair cash value” in lieu of the merger consideration if the merger is consummated. To do so, however, you must properly comply with certain requirements under Ohio law described in the section of the accompanying proxy statement entitled “RIGHTS OF DISSENTING SHAREHOLDERS,” which summarizes the provisions of Section 1701.85 of the Ohio Revised Code, a copy of which is attached as Annex C thereto.

The accompanying proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to this proxy statement. We encourage you to carefully read the entire proxy statement and its annexes, including the merger agreement. You also may obtain additional information about the Company from documents we have filed with the Securities and Exchange Commission by following the instructions listed in the section of the accompanying proxy statement entitled “WHERE YOU CAN FIND MORE INFORMATION.”

If you have any questions or need assistance voting your shares of Company common stock, please call Alliance Advisors, the Company’s proxy solicitor, toll-free at (866) 329-8440.

Thank you in advance for your cooperation and continued support.

Sincerely,

Darrell Webb
Chairman and Chief Executive Officer

This proxy statement is dated February 17, 2011, and is first being mailed to our shareholders on February 17, 2011.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE PROPOSED MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

YOUR VOTE IS IMPORTANT. PLEASE VOTE ELECTRONICALLY VIA THE INTERNET OR TELEPHONICALLY OR BY COMPLETING, SIGNING, DATING AND PROMPTLY RETURNING THE ENCLOSED PROXY CARD, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. PLEASE DO NOT SEND IN ANY CERTIFICATES FOR YOUR SHARES OF COMPANY COMMON STOCK AT THIS TIME. IF THE MERGER IS APPROVED, YOU WILL RECEIVE A LETTER OF TRANSMITTAL AND RELATED INSTRUCTIONS TO SURRENDER YOUR SHARE CERTIFICATES.

JO-ANN STORES, INC.
5555 Darrow Road
Hudson, Ohio 44236

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON MARCH 18, 2011

TIME:	9:00 a.m. Eastern time

PLACE:	Jo-Ann Stores, Inc. Conference Center, 5373 Darrow Rd. Hudson, OH 44236

ITEMS OF BUSINESS:	1. To consider and vote on a proposal to adopt the agreement and plan of merger, dated as of December 23, 2010, as it may be amended from time to time, which we refer to as the merger agreement, by and among Jo-Ann Stores, Inc., an Ohio corporation, which we refer to as the Company, Needle Holdings Inc., a Delaware corporation, which we refer to as Parent, and Needle Merger Sub Corp., an Ohio corporation and a wholly-owned subsidiary of Parent, which we refer to as Merger Sub. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement.

2. To consider and vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

RECORD DATE:	Only shareholders of record as of the close of business on February 16, 2011 are entitled to notice of, and to vote at, the special meeting. All shareholders of record are cordially invited to attend the special meeting in person.

PROXY VOTING:	Your vote is very important, regardless of the number of shares of Company common stock you own. The merger cannot be consummated unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy by telephone or the internet prior to the special meeting to ensure that your shares of Company common stock will be represented at the special meeting if you are unable to attend. If you do not attend the special meeting and fail to return your proxy card or fail to submit your proxy by phone or the internet, your shares of Company common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

If you are a shareholder of record, voting in person at the special meeting will revoke any proxy previously submitted. If you hold your shares of Company common stock through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee in order to vote. As a beneficial owner of shares of Company common stock held in nominee or “street name,” you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the special meeting. However, because you are not the shareholder of record, you may not vote your shares in person at the special meeting unless you request and obtain a valid proxy from your bank, brokerage firm or other nominee.

RECOMMENDATION:	The board of directors, acting on the unanimous recommendation of a strategic transactions committee composed of independent directors, by a unanimous vote of the non-employee directors, (i) determined that the merger is in the best interests of the Company and our shareholders, (ii) approved, including for purposes of the Ohio Revised Code, the execution, delivery and performance by the Company of the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger, and (iii) resolved that the merger agreement be submitted for consideration by the shareholders of the Company at a special meeting of shareholders and recommended that our shareholders vote to adopt the merger agreement. The board of directors made its determination after consultation with its legal and financial advisors and consideration of a number of factors. Mr. Darrell Webb, the Company’s Chairman and Chief Executive Officer, abstained from the vote on the merger. The board of directors recommends that you vote “FOR” approval of the proposal to adopt the merger agreement and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

ATTENDANCE:	Only shareholders of record or their duly authorized proxies have the right to attend the special meeting. If your shares of Company common stock are held through a bank, brokerage firm or other nominee, please bring to the special meeting a copy of your brokerage statement evidencing your beneficial ownership of Company common stock. If you are the representative of a corporate or institutional shareholder, you must present proof that you are the representative of such shareholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

RIGHTS OF DISSENTING SHAREHOLDERS:	Shareholders who do not vote to adopt the merger agreement will be entitled to seek relief as dissenting shareholders and to seek a determination of the “fair cash value” of their dissenting shares of Company common stock and receive that “fair cash value” in lieu of the merger consideration if the merger is consummated. To do so, such shareholders must properly comply with certain requirements under Ohio law described in the section of the accompanying proxy statement entitled “RIGHTS OF DISSENTING SHAREHOLDERS,” which summarizes the provisions of Section 1701.85 of the Ohio Revised Code, a copy of which is attached as Annex C thereto.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. IF YOU ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED.

By Order of the Board of Directors,
David B. Goldston
Senior Vice President
General Counsel and Secretary

Dated: February 17, 2011
Hudson, OH

i

ii

We are furnishing this proxy statement to our shareholders as part of the solicitation of proxies by the Company’s board of directors for use at the special meeting. This proxy statement and the enclosed proxy card or voting instruction form are first being mailed on February 17, 2011 to our shareholders who owned shares of Company common stock as of the close of business on February 16, 2011.

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 101.

Parties to the Merger (Page 27)

In this proxy statement, we refer to the agreement and plan of merger, dated December 23, 2010, as it may be amended from time to time, among Parent, Merger Sub and the Company, as the merger agreement, and the merger of Merger Sub with and into the Company, as the merger. The parties to the merger agreement and the merger are:

Jo-Ann Stores, Inc., which we refer to as the Company, we or us, is an Ohio corporation headquartered in Hudson, Ohio which is the nation’s largest specialty retailer of fabrics and one of the largest specialty retailers of crafts.

Needle Holdings Inc., which we refer to as Parent, is a Delaware corporation that was formed by affiliates of Leonard Green & Partners, L.P., which we refer to as Leonard Green, solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Leonard Green is a private equity firm with approximately $9 billion in equity commitments under management. Upon completion of the merger, the Company will be a direct wholly-owned subsidiary of Parent.

Needle Merger Sub Corp., which we refer to as Merger Sub, is an Ohio corporation that was formed by Parent solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Upon the completion of the merger, Merger Sub will cease to exist and the Company will continue as the surviving corporation of the merger, which we refer to as the surviving corporation.

The Special Meeting (Page 22)

Time, Place and Purpose of the Special Meeting (Page 22)

The special meeting of the shareholders of the Company, which we refer to as the special meeting, will be held on March 18, 2011, starting at 9:00 a.m. Eastern time, at the Conference Center at our corporate offices located at 5373 Darrow Rd., Hudson, Ohio 44236.

At the special meeting, holders, which we refer to as shareholders, of common stock of the Company, without par value per share, which we refer to as Company common stock, will be asked to approve the proposal to adopt the merger agreement and to approve the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Record Date and Quorum (Page 22)

You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of Company common stock as of the close of business on February 16, 2011, which date the Company has set as the record date for the special meeting, and which we refer to as the record date. You will have one vote for each share of Company common stock that you owned on the record date. As of the record date, there were 26,339,999 shares of Company common stock outstanding and entitled to vote at the special meeting. A quorum is necessary to transact business at the special meeting. A majority of the shares of Company common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting.

Vote Required (Page 22)

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon.

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of holders of a majority of the shares of Company common stock present in person or represented by proxy and entitled to vote on the merger at the special meeting.

As of the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, 1,233,099 shares of Company common stock (including restricted shares of Company common stock and shares of Company common stock acquired under our Jo-Ann Stores, Inc. Associate Stock Ownership Plan or held in our 401(k) plan, but not including any shares of Company common stock deliverable upon exercise or conversion of any options to purchase shares of Company common stock or that may be earned as performance shares, restricted stock units, stock equivalent units or deferred stock units), representing 4.68% of the outstanding shares of Company common stock on the record date. The directors and executive officers have informed the Company that they currently intend to vote all of their shares of Company common stock “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Proxies and Revocation (Page 25)

Any shareholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the internet, or by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the special meeting. If your shares of Company common stock are held in nominee or “street name” through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Company common stock using the instructions provided by your bank, brokerage firm or other nominee. If you hold your shares of Company common stock in nominee or “street name,” please contact your bank, brokerage firm or other nominee for their instructions on how to vote your shares. Please note that if you are a beneficial owner of shares of Company common stock held in nominee or “street name” and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the special meeting.

If you fail to submit a proxy or to vote in person at the special meeting, your shares of Company common stock will not be voted on the proposal to adopt the merger agreement, which will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, and your shares of Company common stock will not have an effect on approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

If you do not provide your bank, brokerage firm or other nominee with voting instructions, your shares of Company common stock will not be voted on the proposal to adopt the merger agreement or the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, which will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement and “AGAINST” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

You have the right to revoke a proxy, whether delivered over the internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to our Secretary, which must be filed with the Secretary by the time the special meeting begins, or by attending the special meeting and voting in person.

The Merger (Page 28)

The merger agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the merger and will continue to do business following the merger. As a result of the merger, the Company will cease to be a publicly traded company. If the merger is consummated, you will not own any shares of the capital stock of the surviving corporation.

Merger Consideration (Page 28)

In the merger, each outstanding share of Company common stock (other than treasury shares owned by the Company, shares owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent (including, if any, shares contributed to Parent by the rollover investors as described below under “The Merger — Interests of Certain Persons in the Merger — Arrangements with Rollover Investors”), shares owned by any of the Company’s direct or indirect wholly-owned subsidiaries and shares owned by shareholders who have perfected and not otherwise waived, withdrawn or lost their rights as dissenting shareholders, if any, to demand to be paid the “fair cash value” of their shares of Company common stock under Section 1701.85 of the Ohio Revised Code, which we refer to as the dissenting shares) (we sometimes refer to the shares described in the parentheses in the foregoing sentence, collectively, as the excluded shares) will be automatically cancelled and converted into and will thereafter represent solely the right to receive $61.00 in cash, without interest, which amount we refer to as the per share merger consideration or, in the aggregate, the merger consideration, less any applicable withholding taxes.

Reasons for the Merger; Recommendation of the Board of Directors (Page 38)

After careful consideration of various factors described in the section entitled “The Merger — Reasons for the Merger; Recommendation of the Board of Directors,” the board of directors of the Company, which we refer to as the board of directors, acting on the unanimous recommendation of a strategic transactions committee of the board of directors composed entirely of independent directors, which we refer to as the special committee, by a unanimous vote of the non-employee directors, with Darrell Webb, the Company’s Chairman and Chief Executive Officer, having abstained from the vote on the merger, (i) determined that the merger is in the best interests of the Company and our shareholders, (ii) approved, including for purposes of the Ohio Revised Code, the execution, delivery and performance by the Company of the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger, and (iii) resolved that the merger agreement be submitted for consideration by the shareholders of the Company at a special meeting of shareholders and recommended that our shareholders vote to adopt the merger agreement.

In considering the recommendation of the board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that may be different from, or in addition to, yours. The special committee and the board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the shareholders of the Company. See the section entitled “The Merger — Interests of Certain Persons in the Merger” beginning on page 58.

The board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Opinion of Centerview Partners LLC (Page 43)

In connection with the merger, Centerview Partners LLC, which we refer to as Centerview, financial advisor to the special committee and the board of directors, delivered to the board of directors an oral opinion, which was confirmed by delivery of a written opinion dated as of December 22, 2010, that, as of the date of the opinion, and based upon and subject to the various assumptions and limitations set forth in the written opinion, the $61.00 per share merger consideration to be paid in cash to the holders of shares of Company common stock (other than Parent, Merger Sub and their respective affiliates and any holder of shares of

Company common stock who is entitled to demand and properly demands appraisal of such shares) pursuant to the merger agreement was fair, from a financial point of view, to such holders. The full text of the written opinion of Centerview, dated as of December 22, 2010, which describes, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Centerview in connection with its opinion is attached as Annex B to this proxy statement and is incorporated by reference herein in its entirety. Centerview provided its opinion for the information and assistance of the special committee and the board of directors in connection with its consideration of the merger and only addresses the fairness of the per share merger consideration from a financial point of view. Centerview’s opinion does not address any other aspect of the merger and does not constitute a recommendation as to how any shareholder of the Company should vote with respect to the merger or any other matter. Centerview was not asked to, and did not, recommend the specific consideration provided for in the merger agreement, which consideration was determined through negotiations between the special committee and Parent. The summary of the written opinion of Centerview set forth below under “The Merger — Opinion of Centerview Partners LLC” is qualified in its entirety by reference to the full text of such opinion.

We encourage you to read the opinion of Centerview described above carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Centerview in connection with such opinion.

Financing of the Merger (Page 50)

Parent has obtained the equity commitment letter and the debt commitment letters described below, which we refer to collectively as the financing letters. The funding under the financing letters is subject to certain conditions, including conditions that do not relate directly to the merger agreement. We believe the amounts committed under the financing letters will be sufficient to complete the transactions contemplated by the merger agreement, but we cannot be assured that the full amount of the financing will be available or that the committed financing will be sufficient to complete the transactions contemplated by the merger agreement. The amounts committed might be insufficient if, among other things, one or more of the parties to the financing letters fails to fund the committed amounts in breach of such financing letters or if the conditions to the commitments to fund the amounts set forth in such financing letters are not met. Although obtaining the proceeds of any financing, including any financing under the financing letters, is not a condition to the completion of the merger, the failure of Parent and Merger Sub to obtain any portion of the committed financing (or any alternative financing) is likely to result in the failure of the merger to be consummated. In that case, Parent may be obligated to pay a termination fee to the Company, which we refer to as the Parent termination fee, as described under “The Merger Agreement — Termination Fees and Reimbursement of Expenses” beginning on page 90. Parent’s obligation to pay the Parent termination fee under certain circumstances is guaranteed pursuant to the limited guaranty (as described further below).

Equity Financing (Page 50)

Parent has entered into a letter agreement, dated December 23, 2010, which we refer to as the equity commitment letter, with Green Equity Investors V, L.P. and Green Equity Investors Side V, L.P., which we refer to as the funds, pursuant to which the funds have committed, on a several (not joint and several) basis, to purchase, and/or through one or more of their affiliated entities or co-investors, cause the purchase of equity securities of Parent, at or prior to the closing of the merger (which we sometimes refer to as the closing), for an amount equal to $449.3 million in the aggregate, which we refer to collectively as the equity financing. Each fund may assign a portion of its equity commitment to other investors with the consent of the Company. However, the assignment of any portion of the equity commitment to other investors will reduce such fund’s commitment to make or secure capital contributions pursuant to the equity commitment letter only by the amount actually contributed to Parent by such other investors at or prior to the closing of the merger.

The funds’ obligations to fund the equity financing contemplated by the equity commitments are generally subject to (i) the execution and delivery of the merger agreement (which took place on December 23, 2010), (ii) the satisfaction or waiver of each of the conditions to Parent’s and Merger Sub’s obligations to consummate the transactions contemplated by the merger agreement, (iii) the substantially contemporaneous funding of the debt financing pursuant to the terms and conditions of the debt commitment letters described below or any alternative financing that Parent and Merger Sub accept from alternative sources pursuant to and in accordance with the merger agreement and (iv) the substantially simultaneous consummation of the merger in accordance with the terms and conditions of the merger agreement.

Debt Financing (Page 51)

In connection with the entry into the merger agreement, Parent received a commitment letter, dated December 23, 2010 and amended and restated on January 10, 2011, which, along with the related fee letter, we refer to as the JPM/BofA/Barclays commitment letter, from JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC, Bank of America, N.A., Merrill Lynch Pierce, Fenner & Smith Incorporated and Barclays Capital, the investment banking division of Barclays Bank PLC, which we refer to as the commitment parties. Pursuant to the JPM/BofA/Barclays commitment letter, JPMorgan Chase Bank, N.A., Bank of America, N.A. and Barclays Bank PLC, which we refer to as the lenders, have committed to provide an aggregate of $1.025 billion in debt financing to Parent and Merger Sub, consisting of (i) a senior secured term loan facility in an aggregate principal amount of $650 million and (ii) a senior secured asset-based revolving facility with a maximum availability of $375 million (provided that only a specified amount may be drawn at the closing of the merger), which we refer to collectively as the debt facilities, on the terms and subject to the conditions of the JPM/BofA/Barclays commitment letter (including certain “market flex” provisions).

Additionally, in connection with the entry into the merger agreement, Parent received a commitment letter, dated December 23, 2010, which we refer to as the Crescent commitment letter and, together with the JPM/BofA/Barclays commitment letter, as the debt commitment letters, from TCW/Crescent Mezzanine Management V, LLC, which we refer to as Crescent, to purchase (i) at par, $400 million of senior unsecured mezzanine notes, which we refer to as the mezzanine notes, and (ii) $20 million (and, at Crescent’s option, an additional $20 million) of equity securities, at the closing of the merger, on the terms and subject to conditions set forth in the Crescent commitment letter. (We refer to the debt financing in the amounts set forth in the debt commitment letters collectively as the debt financing.) It is expected that at the closing of the merger, either (i) up to $400 million of the mezzanine notes will be purchased by Crescent on the terms and subject to the conditions set forth in the Crescent commitment letter or (ii) in lieu of mezzanine notes, senior unsecured notes will be issued for an issue price of not less than 96% of the principal amount and a yield not to exceed 11.5% pursuant to a Rule 144A transaction (or other private placement), the aggregate principal amount of which may equal or exceed the principal amount of such mezzanine notes. The senior unsecured notes, if issued, will not be registered under the Securities Act of 1933, as amended, which we refer to as the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

None of the debt commitment letters is subject to due diligence or a “market out” condition, which would allow the lenders or Crescent not to fund their respective commitments if the financial markets are materially adversely affected. There is a risk that the conditions to the debt financing will not be satisfied and the debt financing may not be funded when required. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described in this proxy statement is not available as anticipated.

Limited Guaranty (Page 54)

Pursuant to a limited guaranty, dated December 23, 2010, which we refer to as the limited guaranty, delivered by the funds in favor of the Company, each fund has agreed to, severally but not jointly, guarantee the due and punctual performance and discharge of such fund’s respective percentage of (a) the payment obligations of Parent under the merger agreement to pay the Parent termination fee to the Company as and when due and (b) certain expense reimbursement and indemnification obligations of Parent to the Company as and when due. See “The Merger Agreement — Termination Fees and Reimbursement of Expenses” beginning on page 90.

Interests of Certain Persons in the Merger (Page 56)

When considering the recommendation of the board of directors that you vote to approve the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that may be different from, or in addition to, your interests as a shareholder. The special committee and the board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the shareholders of the Company. These interests include the following:

•	Accelerated vesting of stock options and cash payments with respect to stock options that have an exercise price of less than $61.00 per share;

•	Accelerated vesting of restricted shares (including performance shares) and cash payments with respect to restricted shares;

•	Accelerated vesting of restricted stock units, stock equivalent units and deferred stock units and cash payments with respect to restricted stock units, stock equivalent units and deferred stock units;

•	The contemplated entry by Mr. Webb into a new employment letter agreement and the contemplated entry by Mr. Smith into a new employment agreement in connection with the closing of the merger;

•	The expected ownership of equity interests in Parent by the rollover investors;

•	The contemplated establishment of a new Parent stock option plan, grants of Parent stock options to executive officers in connection with the closing of the merger and anticipated grants of Parent stock options to executive officers and other employees following completion of the merger; and

•	Continued indemnification and liability insurance for directors and officers following completion of the merger.

See “The Merger — Interests of Certain Persons in the Merger” beginning on page 56 for additional information.

In addition, Leonard Green requested the ability to enter into employment and equity participation agreements with members of our senior management team following the conclusion of the go-shop period (which concluded at 11:59 p.m. (New York City time) on February 14, 2011), as discussed under “The Merger — Background of the Merger” beginning on page 29, and is permitted under the merger agreement to do so (subject to certain conditions). After the conclusion of the go-shop period, Leonard Green and members of the senior management team of the Company began negotiating definitive agreements with respect to senior management’s employment and equity participation for the period following the closing of the merger as described below under “The Merger — Interests of Certain Persons in the Merger — Arrangements with Rollover Investors” and “The Merger — Interests of Certain Persons in the Merger — New Stock Option Plan.” No definitive agreements have been entered into between Leonard Green or its affiliates and any members of senior management regarding these matters as of the date of this proxy statement.

Material U.S. Federal Income Tax Consequences of the Merger (Page 63)

The exchange of shares of Company common stock for cash in the merger will generally be a taxable transaction to U.S. holders for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Company common stock are converted into the right to receive cash in the merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and its adjusted tax basis in such shares. Backup withholding may also apply to the cash payments made pursuant to the merger unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. You should read “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 63 for a definition of “U.S. holder” and a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes.

Regulatory Approvals and Notices (Page 65)

Under the terms of the merger agreement, the merger cannot be consummated until the waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act, has expired or been terminated.

Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission, or the FTC, the merger cannot be consummated until each of the Company and Parent files a notification and report form with the FTC and the Antitrust Division of the Department of Justice, or the DOJ, under the HSR Act and the applicable waiting period has expired or been terminated. Each of the Company and Parent filed such a notification and report form on January 12, 2011 and requested early termination of the waiting period, which was granted on January 24, 2011.

Litigation Relating to the Merger (Page 65)

In connection with the merger, on December 30, 2010 and January 14, 2011, respectively, purported shareholder derivative and class action complaints were filed in the Court of Common Pleas, Summit County, the State of Ohio against the Company, members of its board of directors, Parent, Merger Sub and Leonard Green. The complaints allege, among other things, that (1) the members of our board of directors breached their fiduciary duties of loyalty, good faith, candor and independence owed to the Company and the Company’s public shareholders and have acted to put their personal interests ahead of the interests of the Company and (2) Leonard Green aided and abetted such members’ alleged breaches of their fiduciary duties. The complaints seek, among other things, injunctive relief, rescission of the merger agreement and awarding the plaintiffs the costs and disbursements of the actions including reasonable attorneys’ and experts’ fees. The Company, the members of its board of directors and each of the other named defendants believe that the lawsuits are without merit and intend to defend each of them vigorously.

The Merger Agreement (Page 66)

Treatment of Common Stock, Options, Restricted Shares and Other Equity Awards (Page 69)

•	Common Stock. At the time at which the merger becomes effective, as described in “The Merger Agreement — Closing and Effective Time of the Merger” beginning on page 66, which we refer to as the effective time, each share of Company common stock issued and outstanding immediately prior to the effective time (other than the excluded shares described in “The Merger Agreement — Treatment of Common Stock, Options, Restricted Shares and Other Equity Awards”) will be automatically cancelled and converted into and will thereafter represent solely the right to receive the per share merger consideration, less any applicable withholding taxes.

•	Options. At the effective time, each of the outstanding options to purchase shares of Company common stock, which we refer to as an option or the options, under the Company stock plans (whether vested or unvested) will be cancelled and (other than, if any, options exchanged by the rollover investors for options to purchase Parent common stock as described below under “The Merger — Interests of Certain Persons in the Merger — Arrangements with Rollover Investors”) will entitle the holder thereof to receive, as soon as reasonably practicable after the effective time (but in any event no later than the first payroll date after the effective time), an amount in cash equal to the product of (i) the total number of shares subject to the option immediately prior to the effective time times (ii) the excess, if any, of the per share merger consideration over the exercise price per share under such option, less any required withholding taxes.

•	Restricted Shares. At the effective time, any vesting conditions or restrictions applicable to any restricted shares of Company common stock (including performance shares), which we refer to as restricted shares, granted pursuant to the Company stock plans will lapse, and such restricted shares will be treated the same as all other shares of Company common stock (other than the dissenting shares) and as such will be entitled to receive the per share merger consideration, less applicable withholding taxes.

•	Restricted Stock Units. At the effective time, each outstanding restricted stock unit, which we refer to as an RSU, and each outstanding stock equivalent unit, which we refer to as an SEU, under the Company stock plans will be cancelled and will entitle the holder thereof to receive, as soon as reasonably practicable after the effective time (but in any event no later than the first payroll date after the effective time), the per share merger consideration, less any required withholding taxes.

•	Company Awards. At the effective time, each long-term incentive award measured by the value of shares of Company common stock, each of which we refer to as a Company award, will be cancelled and will entitle the holder thereof to receive, as soon as reasonably practicable after the effective time (but in any event no later than the first payroll date after the effective time), an amount in cash equal to the product of (x) the total number of shares subject to such Company award immediately prior to the effective time times (y) the per share merger consideration (or, if the Company award provides for payments to the extent the value of the shares exceeds a specified reference price, the amount, if any, by which the per share merger consideration exceeds such reference price and in all cases subject to any existing plan limits), less any required withholding taxes.

•	Associate Stock Ownership Plan. We will take all actions necessary to (i) terminate our Jo-Ann Stores, Inc. Associate Stock Ownership Plan, which we refer to as the ASOP, immediately prior to the closing date of the merger (as described in “The Merger Agreement — Closing and Effective Time of the Merger” beginning on page 66), (ii) ensure that no offering period with respect to the ASOP may be commenced on or after the date of the merger agreement and (iii) if the closing of the merger occurs prior to March 31, 2011, cause a new exercise date to be set under the ASOP, which date will be immediately prior to the anticipated closing date of the merger, upon which each participant’s accumulated payroll deductions will be used to purchase shares of Company common stock immediately prior to the effective time in accordance with the ASOP. Shares of Company common stock acquired under the ASOP prior to the closing of the merger will be treated in a manner consistent with other outstanding shares of Company common stock upon the closing of the merger.

Solicitation of Takeover Proposals (Page 81)

The merger agreement provides that until 11:59 p.m., New York City time, on February 14, 2011, we were permitted to initiate, solicit and encourage, whether publicly or otherwise, any inquiries, proposals or offers that could constitute takeover proposals (as described in “The Merger Agreement — Solicitation of Takeover Proposals — No Change in Recommendation or Company Acquisition Agreement”) from third parties (or engage in other efforts or attempts that may reasonably be expected to lead to a takeover proposal) and to enter into, engage in, and maintain discussions or negotiations with third parties with respect to any inquiries, proposals or offers that could constitute takeover proposals. No proposals or offers that could constitute takeover proposals were made to the Company prior to this deadline. From and after 12:00 a.m., New York City time, on February 15, 2011, which we refer to as the no-shop period start date, and until the effective time of the merger or, if earlier, the termination of the merger agreement, we are not permitted to solicit, initiate or knowingly facilitate or encourage any inquiry or the making of any takeover proposals, engage in, continue or otherwise participate in any negotiations or discussions with any person relating to a takeover proposal, provide any information to any person in connection with or to encourage or facilitate a takeover proposal or enter into any agreement with respect to any takeover proposal. Notwithstanding these restrictions, under certain circumstances, we may, from and after the no-shop period start date, and prior to the time our shareholders adopt the merger agreement, contact the person making a takeover proposal to clarify the terms and conditions of such takeover proposal and engage in discussions or negotiations with such person, and furnish to such third party information (including non-public information) pursuant to an acceptable confidentiality agreement (as described in “The Merger Agreement — Solicitation of Takeover Proposals — Go-Shop Period”) (provided that the Company promptly makes such information available to Parent and Merger Sub if not previously made available to Parent or Merger Sub), if the Company’s board of directors (or any duly constituted and authorized committees of the Company’s board of directors) determines in good faith, after consultation with its financial advisor and outside legal counsel, that such takeover proposal either constitutes a superior proposal (as described in “The Merger Agreement — Solicitation of Takeover Proposals — No Change in Recommendation or Company Acquisition Agreement”) or could reasonably be expected to lead to a superior proposal. At any time before the merger agreement is adopted by our shareholders, if our board of directors determines that a takeover proposal is a superior proposal, we may terminate the merger agreement and enter into an agreement with respect to such superior proposal, so long as we comply with certain terms of the merger agreement, including paying a termination fee to Parent and reimbursing Parent for certain of its expenses. See “The Merger Agreement — Termination Fees and Reimbursement of Expenses” beginning on page 90.

Conditions to the Merger (Page 87)

The respective obligations of the Company, Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver of certain customary conditions, including the adoption of the merger agreement by our shareholders, the expiration or termination of the waiting period applicable to the consummation of the merger under the HSR Act (which condition has been satisfied), the accuracy of the representations and warranties of the parties and compliance by the parties with their respective obligations under the merger agreement. The obligation of Parent and Merger Sub to consummate the merger is also subject to the absence of a material adverse effect, as described under “The Merger Agreement — Representations and Warranties” beginning on page 75, or any event, change or occurrence that, individually or in the aggregate, would reasonably be expected to have a material adverse effect or prevent or materially impair or delay the consummation of the merger, since January 31, 2010 (excluding matters disclosed in any reports (other than disclosures contained in the “Risk Factors” and “Forward Looking Statements” sections of those reports or any other disclosures which are forward-looking in nature) we have filed with the Securities and Exchange Commission, which we refer to as the SEC, after April 17, 2008 and prior to the date of the merger agreement or the matters contained in the confidential disclosure schedule that the Company delivered in connection with the merger agreement).

Termination (Page 88)

The merger agreement may be terminated and the transactions contemplated by the merger agreement abandoned at any time prior to the effective time, whether before or after receipt of the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company common stock at our shareholders meeting, or any adjournment or postponement thereof, in favor of the adoption of the merger agreement, which we sometimes refer to as the Company shareholder approval (except as otherwise expressly noted):

•	by the mutual written consent of the Company and Parent, duly authorized by each of their respective boards of directors or any duly constituted and authorized committee thereof;

•	by either Parent or the Company, if:

•	the merger has not been consummated on or before 11:59 p.m. on June 23, 2011, which we refer to as the walk-away date;

•	any law, injunction, judgment, or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority is in effect enjoining, restraining, preventing or prohibiting consummation of the merger or making the consummation of the merger illegal and has become final and nonappealable; or

•	the Company shareholder approval has not been obtained at our shareholders meeting duly convened therefor or at any adjournment, recess or postponement thereof;

however, the right to terminate the merger agreement under the three sub-bullets above will not be available to any party that has breached in any material respect its obligations under the merger agreement in any manner that has proximately contributed to the occurrence of the failure of the applicable condition to the consummation of the merger;

•	by Parent, if the representations and warranties of the Company are not true and correct or the Company has breached or failed to perform any of its covenants or agreements set forth in the merger agreement, which failure to be true and correct, breach or failure to perform:

•	would give rise to the failure of a condition to Parent and Merger Sub’s obligation to effect the merger; and

•	cannot be cured by the Company by the walk-away date, or if capable of being cured, shall not have commenced to have been cured within 30 days following receipt by the Company of written notice of such breach or failure to perform from Parent stating Parent’s intention to terminate the merger agreement on that basis (or, if earlier, have not been cured by the walk-away date, if the walk-away date is earlier than 30 days following receipt of such notice); provided that Parent may not so terminate the merger agreement if either Parent or Merger Sub is then in breach of any representations, warranties, covenants or other agreements under the merger agreement that would result in the conditions to the Company’s obligation to effect the merger not being satisfied;

•	by Parent if:

•	the board of directors has failed to include the Company board recommendation in the proxy statement or has effected a Company adverse recommendation change (as described in “The Merger Agreement — Solicitation of Takeover Proposals — No Change in Recommendation or Company Acquisition Agreement”);

•	the board of directors has effected a change of recommendation (as described in “The Merger Agreement — Solicitation of Takeover Proposals — No Change in Recommendation or Company Acquisition Agreement”);

•	the board of directors has failed to publicly reaffirm its recommendation of the merger agreement in the absence of a publicly announced takeover proposal within five business days after Parent so requests in writing (provided that Parent may only make such request once every 30 days);

•	the Company enters into any letter of intent, agreement or agreement in principle with respect to any takeover proposal (other than an acceptable confidentiality agreement);

•	the Company or the board of directors has publicly announced its intention to do any of the foregoing other than with respect to certain public statements; or

•	the Company fails to hold the Company shareholders meeting within 10 business days prior to the walk-away date; provided, however, that the right to terminate the merger agreement under this sub-bullet will not be available if Parent or Merger Sub has breached in any material respect its obligations under the merger agreement in any manner that has proximately contributed to the failure of the Company to hold the Company shareholders meeting by such date;

•	by the Company, if:

•	the representations and warranties of Parent or Merger Sub are not true and correct or Parent or Merger Sub has breached or failed to perform any of its covenants or agreements contained in the merger agreement, which failure to be true and correct, breach or failure to perform:

•	would give rise to the failure of a condition to the Company’s obligation to effect the merger; and

•	cannot be cured by the walk-away date, or if capable of being cured, shall not have commenced to have been cured within 30 days following receipt by Parent or Merger Sub of written notice of such breach or failure to perform from the Company stating the Company’s intention to terminate the merger agreement on that basis (or, if earlier, have not been cured by the walk-away date, if the walk-away date is earlier than 30 days following receipt of such notice); provided that, the Company may not so terminate the merger agreement if it is then in breach of any representations, warranties, covenants or other agreements under the merger agreement that would result in the conditions to Parent and Merger Sub’s obligation to effect the merger not being satisfied;

•	prior to the receipt of the Company shareholder approval, in order to concurrently enter into any letter of intent, agreement, or agreement in principle with respect to any takeover proposal (other than an acceptable confidentiality agreement) that constitutes a superior proposal; provided that prior to or concurrently with such termination, the Company pays the applicable termination fee and the Parent expenses described under “The Merger Agreement — Termination Fees and Reimbursement of Expenses” beginning on page 90; or

•	(1) the marketing period, described under “The Merger Agreement — Marketing Period” beginning on page 67, has ended and the conditions to Parent and Merger Sub’s obligation to effect the merger (other than those conditions that by their nature are to be satisfied by actions taken at the closing) have been satisfied and remain satisfied, (2) the Company has confirmed by notice to Parent after the end of the marketing period that all conditions to the Company’s obligation to effect the merger have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing) or that it is willing to waive any unsatisfied conditions to its obligation to effect the merger and (3) Parent and Merger Sub fail to consummate the merger within three business days after the delivery of such notice and the Company stood ready, willing and able to consummate the merger and the other transactions contemplated by the merger agreement through the end of such three business day period.

Termination Fees (Page 90)

If the merger agreement is terminated in certain circumstances described under “The Merger Agreement — Termination Fees and Reimbursement of Expenses” beginning on page 90:

•	the Company may be obligated to pay a termination fee of $44.9 million (or $20 million, if, prior to the receipt of the Company shareholder approval, the merger agreement was terminated by the Company to enter into a letter of intent, agreement, or agreement in principle with respect to any takeover proposal (other than an acceptable confidentiality agreement) that constitutes a superior proposal, prior to the no-shop period start date); or

•	Parent may be obligated to pay the Company the Parent termination fee of $90 million. The funds have agreed to guarantee the obligation of Parent to pay the Parent termination fee pursuant to the limited guaranty.

Remedies (Page 93)

Except in the case of fraud, our right to receive the termination fee from Parent described below under “The Merger Agreement — Termination Fees and Reimbursement of Expenses” beginning on page 90, or the funds pursuant to the limited guaranty, and certain reimbursement and indemnification payments from Parent will be, subject to certain rights to equitable relief, including specific performance, described below under “The Merger Agreement — Remedies” beginning on page 93, the sole and exclusive remedy of the Company and our subsidiaries and shareholders against Parent, Merger Sub and the funds for, and none of any of their respective former, current or future general or limited partners, shareholders, financing sources, managers, members, directors, officers or affiliates (other than Parent, Merger Sub and the funds) will have any liability or obligation for, any loss suffered as a result of the failure of the merger to be consummated or for a breach or failure to perform under the merger agreement or otherwise relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement, and upon payment of such amount, none of Parent, Merger Sub or the funds will have any further liability or obligation for any loss suffered as a result of the failure of the merger to be consummated or for a breach or failure to perform under the merger agreement or otherwise relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement.

Except in the case of fraud and subject to Parent’s limited right to seek monetary damages, solely to the extent described below under “The Merger Agreement — Remedies” beginning on page 93, Parent’s right to receive payment from us of the Parent expenses or the applicable termination fee described below under “The Merger Agreement — Termination Fees and Reimbursement of Expenses” will be, subject to certain rights to equitable relief, including specific performance, and certain reimbursement payments of their enforcement costs from us, described below under “The Merger Agreement — Expenses” beginning on page 92, the sole and exclusive remedy of Parent and Merger Sub and their affiliates against the Company and its subsidiaries and any of their respective former, current or future officers, directors, partners, shareholders, managers, members or affiliates for any loss suffered as a result of the failure of the merger to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount(s), neither the Company nor any of its subsidiaries nor any of their respective former, current or future officers, directors, partners, shareholders, managers, members or affiliates will have any further liability or obligation relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement (excluding the financing) (subject to certain exceptions).

Subject to certain exceptions described in “The Merger Agreement — Remedies” beginning on page 93, under no circumstances will (i) the Company be entitled to monetary damages in excess of the amount of the Parent termination fee payable by Parent, or (ii) Parent, Merger Sub or any of their affiliates, be entitled to monetary damages in excess of the amount of the termination fee plus the Parent expenses, in each case, other than costs and expenses incurred in connection with any action to enforce the payment of any such fee. In addition, neither the Company nor Parent will be permitted or entitled to receive both a grant of specific performance that results in a closing and any money damages, including all or any portion of the fee and/or expenses payable by the other party. The parties are entitled to equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms of the merger agreement in addition to any other remedy to which they are entitled under the merger agreement, subject to certain requirements to the Company’s ability to seek an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s obligation to cause the equity financing for the merger to be funded as described below under “The Merger Agreement — Remedies — Specific Performance”.

Market Price of Company Common Stock (Page 96)

The closing price of Company common stock on the New York Stock Exchange, or NYSE, on December 22, 2010, the last trading day prior to the public announcement of the merger agreement, was $45.63 per share of Company common stock. On February 16, 2011, the most recent practicable date before this proxy statement was mailed to our shareholders, the closing price for Company common stock on the NYSE was $60.58 per share of Company common stock. You are encouraged to obtain current market quotations for Company common stock in connection with voting your shares of Company common stock.

Rights of Dissenting Shareholders (Page 99)

Under Section 1701.85 of the Ohio Revised Code, you are entitled to seek relief as a dissenting shareholder and to have the “fair cash value” of your shares of Company common stock determined by a court and paid in cash. The “fair cash value” of a share of Company common stock is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay. The “fair cash value” is determined as of the day prior to the day on which the vote of the shareholders to adopt the merger agreement is taken. When determining the “fair cash value,” any appreciation or depreciation in market value resulting from the proposed merger is excluded. In no event can the “fair cash value” of your shares of Company common stock exceed the amount specified in your demand as discussed below.

To seek relief as a dissenting shareholder, you must not have voted in favor of adoption of the merger agreement and must satisfy certain other conditions and comply with certain procedures pursuant to Section 1701.85 of the Ohio Revised Code, including delivering a written demand to the Company for the “fair cash value” of the dissenting shares on or before the tenth day following the shareholders’ vote adopting the merger agreement. Your failure to comply with the requirements of Section 1701.85 of the Ohio Revised Code will result in the loss of your right to seek relief as a dissenting shareholder. See “Rights of Dissenting Shareholders” beginning on page 99 and the text of Section 1701.85 of the Ohio Revised Code reproduced in its entirety as Annex C to this proxy statement. If you hold your shares of Company common stock through a bank, brokerage firm or other nominee and you wish to seek relief as a dissenting shareholder, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the delivery of a written demand by such bank, brokerage firm or nominee. In view of the complexity of the provisions of the Ohio Revised Code, shareholders who may wish to seek relief as dissenting shareholders should consult their legal and financial advisors promptly.

Delisting and Deregistration of Company Common Stock (Page 101)

If the merger is consummated, the Company common stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. Accordingly, following the consummation of the merger, we would no longer file periodic reports with the SEC on account of the Company common stock.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a Company shareholder. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, which you should read carefully and in their entirety. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 101.

Q.	What is the proposed transaction and what effects will it have on the Company?

A.	The proposed transaction is the acquisition of the Company by Parent pursuant to the merger agreement. If the proposal to adopt the merger agreement is approved by our shareholders and the other closing conditions under the merger agreement are satisfied or waived, Merger Sub will merge with and into the Company, with the Company being the surviving corporation. As a result of the merger, the Company will become a subsidiary of Parent and will no longer be a publicly held corporation, and you will no longer have any interest in our future earnings or growth. In addition, the Company common stock will be delisted from the NYSE and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC on account of Company common stock.

Q.	What will I receive if the merger is consummated?

A.	Upon completion of the merger, you will be entitled to receive the per share merger consideration of $61.00 in cash, without interest, less any applicable withholding taxes, for each share of Company common stock that you own, unless you have perfected and not otherwise waived, withdrawn or lost your right to seek relief as a dissenting shareholder under the Ohio Revised Code with respect to such shares. For example, if you own 100 shares of Company common stock, you will receive $6,100 in cash in exchange for your shares of Company common stock, less any applicable withholding taxes. You will not own any shares of the capital stock in the surviving corporation.

Q.	How does the per share merger consideration compare to the market price of Company common stock prior to announcement of the merger?

A.	The per share merger consideration represents a premium of approximately 32% to the average closing share price of Company common stock during the 30-day period ended on December 22, 2010, the last trading day prior to the public announcement of the merger agreement, and a premium of approximately 34% to the closing share price of Company common stock on December 22, 2010.

Q.	How does the board of directors recommend that I vote?

A.	The board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q.	When do you expect the merger to be consummated?

A.	We are working towards completing the merger as soon as possible. Assuming timely satisfaction of necessary closing conditions, including the approval by our shareholders of the proposal to adopt the merger agreement, we anticipate that the merger will be consummated by the end of March 2011.

Q.	What happens if the merger is not consummated?

A.	If the merger agreement is not adopted by the shareholders of the Company or if the merger is not consummated for any other reason, the shareholders of the Company would not receive any payment for their shares of Company common stock in connection with the merger. Instead, the Company would remain an independent public company, and the Company common stock would continue to be listed and traded on the NYSE. Under specified circumstances, the Company may be required to pay to Parent, or may be entitled to receive from Parent, a fee with respect to the termination of the merger agreement, as described under “The Merger Agreement — Termination Fees and Reimbursement of Expenses” beginning on page 90.

Q.	Is the merger expected to be taxable to me?

A.	Yes. The exchange of shares of Company common stock for cash pursuant to the merger will generally be a taxable transaction to U.S. holders for U.S. federal income tax purposes. If you are a U.S. holder and your shares of Company common stock are converted into the right to receive cash in the merger, you will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares (determined before deduction of any applicable withholding taxes) and your adjusted tax basis in your shares of Company common stock. Backup withholding may also apply to the cash payments made pursuant to the merger unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. You should read “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 63 for a definition of “U.S. holder” and a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes.

Q:	Do any of the Company’s directors or officers have interests in the merger that may differ from or be in addition to my interests as a shareholder?

A:	Yes. In considering the recommendation of the board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of our shareholders generally. The special committee and the board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the shareholders of the Company. See “The Merger — Interests of Certain Persons in the Merger” beginning on page 56.

Q.	Why am I receiving this proxy statement and proxy card or voting instruction form?

A.	You are receiving this proxy statement and proxy card or voting instruction form in connection with the solicitation of proxies by the board of directors for use at the special meeting because you owned shares of Company common stock as of the record date for the special meeting. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of Company common stock with respect to such matters.

Q.	When and where is the special meeting?

A.	The special meeting of shareholders of the Company will be held on March 18, 2011 at 9:00 a.m. Eastern time, at the Conference Center at our corporate offices located at 5373 Darrow Rd., Hudson, Ohio 44236.

Q.	What am I being asked to vote on at the special meeting?

A.	You are being asked to consider and vote on a proposal to adopt the merger agreement that provides for the acquisition of the Company by Parent and to approve a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Q.	What vote is required for the Company’s shareholders to approve the proposal to adopt the merger agreement?

A.	The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon.

Because the affirmative vote required to approve the proposal to adopt the merger agreement is based upon the total number of outstanding shares of Company common stock, if you fail to submit a proxy or to vote in person at the special meeting, or vote “ABSTAIN”, or you do not provide your bank, brokerage firm or other nominee with voting instructions, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Q.	What vote of our shareholders is required to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies?

A.	Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of the holders of a majority of the shares of Company common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting.

If you vote “ABSTAIN” on the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies or if you do not provide your bank, brokerage firm or other nominee with voting instructions (in which case your shares of Company common stock will not be voted on the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies), this will have the same effect as a vote “AGAINST” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. If you fail to submit a proxy or to vote in person at the special meeting, your shares of Company common stock will not be voted, but this will not have an effect on the proposal to adjourn the special meeting.

Q.	Who can vote at the special meeting?

A.	All of our holders of Company common stock of record as of the close of business on February 16, 2011, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. Each holder of Company common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of Company common stock that such holder owned as of the record date.

Q.	What constitutes a quorum for the special meeting?

A.	A quorum is necessary to transact business at the special meeting. A majority of the shares of Company common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. Voting “ABSTAIN” and broker non-votes are counted as present for the purpose of determining whether a quorum is present.

Q.	How do I vote?

A.	If you are a shareholder of record, you may vote your shares of Company common stock on matters presented at the special meeting in any of the following ways:

• in person — you may attend the special meeting and cast your vote there;

• by proxy — shareholders of record have a choice of voting by proxy:

• over the internet — the website for internet voting is on your proxy card;

• by using a toll-free telephone number noted on your proxy card; or

• by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope.

If you hold your shares of Company common stock in nominee or “street name,” please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial owner of shares of Company common stock held in nominee or “street name” and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the special meeting.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of Company common stock, and to confirm that your voting instructions have been properly recorded when voting over the internet or by telephone. Please be aware that, though there is no charge for voting your shares, if you vote over the internet, you may incur costs such as telephone and internet access charges for which you will be responsible.

Q.	What is the difference between holding shares as a shareholder of record and in nominee or “street name”?

A.	If your shares of Company common stock are registered directly in your name with our transfer agent, Computershare, you are considered, with respect to those shares of Company common stock, as the “shareholder of record.” This proxy statement, and your proxy card, have been sent directly to you by the Company.

If your shares of Company common stock are held through a bank, brokerage firm or other nominee, you are considered the beneficial owner of shares of Company common stock held in nominee or “street name.” In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of Company common stock, the shareholder of record. As the beneficial owner of shares of Company common stock held in nominee or “street name,” you have the right to direct your bank, brokerage firm or other nominee how to vote your shares of Company common stock by following their instructions for voting.

Q.	If my shares of Company common stock are held in nominee or “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee vote my shares of Company common stock for me?

A.	Your bank, brokerage firm or other nominee will only be permitted to vote your shares of Company common stock if you instruct your bank, brokerage firm or other nominee how to vote. You should follow the procedures provided by your bank, brokerage firm or other nominee regarding the voting of your shares of Company common stock. If you do not instruct your bank, brokerage firm or other nominee to vote your shares of Company common stock, your shares of Company common stock will not be voted and the effect will be the same as a vote “AGAINST” the proposal to adopt the merger agreement and “AGAINST” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q.	How do I vote the shares of Company common stock that I hold through the Company 401(k) Savings Plan?

A.	If you participate in the Jo-Ann Stores, Inc. 401(k) Savings Plan, which we refer to as the 401(k) plan, the number of shares of Company common stock that you may vote is equivalent to the interest in shares of Company common stock credited to your account as of the record date. You may vote these shares by instructing Vanguard Fiduciary Trust Company, which we refer to as the trustee, pursuant to the directions on the enclosed proxy card. The trustee will vote your shares in accordance with your duly executed instructions. If you do not send instructions on how to vote your shares, the share equivalents credited to your account will be voted by the trustee in the same proportion that the trustee votes share equivalents for which it did receive instructions. To allow sufficient time for voting by the trustee, your voting instructions must be received by 11:59 p.m. Eastern time, on March 15, 2011.

Q.	How can I change or revoke my vote?

A.	You have the right to revoke a proxy, whether delivered over the internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to our Secretary, at 5555 Darrow Rd., Hudson, Ohio 44236, or by attending the special meeting and voting in person.

Q.	What is a proxy?

A.	A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of Company common stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Company common stock is called a “proxy card.” Our board of directors has designated Scott Cowen, Darrell Webb and Travis Smith, and each of them, with full power of substitution and resubstitution, as proxies for the special meeting.

Q.	If a shareholder gives a proxy, how will its shares of Company common stock be voted?

A.	Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares of Company common stock in the way that you indicate. When completing the internet or telephone processes or the enclosed proxy card, you may specify whether your shares of Company common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of Company common stock should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q.	How are votes counted?

A.	For the proposal to adopt the merger agreement, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Voting “ABSTAIN” and broker non-votes will have the same effect as votes “AGAINST” the proposal to adopt the merger agreement.

For the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Voting “ABSTAIN” and broker non-votes will have the same effect as if you voted “AGAINST” the proposal.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.	If you hold shares of Company common stock in more than one account, you may receive more than one proxy and/or set of voting instructions relating to the special meeting. These should each be voted and/or returned separately in accordance with the instructions provided in this proxy statement in order to ensure that all of your shares of Company common stock are voted.

Q.	What happens if I sell my shares of Company common stock before the special meeting?

A.	The record date for shareholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the consummation of the merger. If you transfer your shares of Company common stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares and each of you notifies the Company in writing of such special arrangements, you will retain your right to vote such shares at the special meeting but will transfer the right to receive the per share merger consideration to the person to whom you transfer your shares.

Q.	Who will solicit and pay the cost of soliciting proxies?

A.	The Company has engaged Alliance Advisors to assist in the solicitation of proxies for the special meeting. The Company estimates that it will pay Alliance Advisors a fee of approximately $10,500, plus $5 per each call made to or received from shareholders of the Company. The Company will reimburse Alliance Advisors for reasonable out-of-pocket expenses and will indemnify Alliance Advisors and its affiliates against certain claims, liabilities, losses, damages and expenses. The Company may also reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of Company common stock for their expenses in forwarding soliciting materials to beneficial owners of Company common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.	What do I need to do now?

A.	Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, please vote promptly to ensure that your shares are represented at the special meeting. If you hold your shares of Company common stock in your own name as the shareholder of record, please vote your shares of Company common stock by (i) completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope, (ii) using the telephone number printed on your proxy card or (iii) using the internet voting instructions printed on your proxy card. If you decide to attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner of shares of Company common stock held in nominee or “street name,” please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

Q.	Should I send in my stock certificates now?

A.	No. You will be sent a letter of transmittal promptly, and in any event within three business days, after the effective time of the merger, describing how you should surrender your shares of Company common stock for the per share merger consideration. If your shares of Company common stock are held in nominee or “street name” by your bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your nominee or “street name” shares of Company common stock in exchange for the per share merger consideration. Please do NOT return your stock certificate(s) with your proxy.

Q.	Am I entitled to seek relief as a dissenting shareholder under the Ohio Revised Code instead of receiving the per share merger consideration for my shares of Company common stock?

A.	Yes. As a holder of Company common stock of record as of the record date for the special meeting, you are entitled to seek relief as a dissenting shareholder under the Ohio Revised Code in connection with the merger if you take certain actions and meet certain conditions. See “Rights of Dissenting Shareholders” beginning on page 99.

Q.	Who can help answer my other questions?

A.	If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of Company common stock, or need additional copies of this proxy statement or the enclosed proxy card, please call Alliance Advisors, our proxy solicitor, toll-free at (866) 329-8440.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, as well as information included in oral statements or other written statements made or to be made by us, contain statements that, in our opinion, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “project,” “estimate,” “will,” “may,” “should,” “future,” “predicts,” “potential,” “continue” and similar expressions identify these forward-looking statements, which appear in a number of places in this proxy statement (and the documents to which we refer you in this proxy statement) and include, but are not limited to, all statements relating directly or indirectly to the timing or likelihood of completing the merger to which this proxy statement relates, plans for future growth and other business development activities as well as capital expenditures, financing sources and the effects of regulation and competition and all other statements regarding our intent, plans, beliefs or expectations or those of our directors or officers. Investors are cautioned that such forward-looking statements are not assurances for future performance or events and involve risks and uncertainties that could cause actual results and developments to differ materially from those covered in such forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including our most recent filings on Forms 10-Q and 10-K, factors and matters contained or incorporated by reference in this document, and the following factors:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including a termination under circumstances that could require us to pay a termination fee;

•	Parent’s failure to obtain the necessary equity and debt financing set forth in financing letters received in connection with the merger or the failure of that financing to be sufficient to complete the merger and the transactions contemplated thereby;

•	the inability to complete the merger due to the failure to obtain the Company shareholder approval or the failure to satisfy other conditions to completion of the merger, including the receipt of required regulatory approvals;

•	the failure of the merger to close for any other reason;

•	the possibility that alternative takeover proposals will or will not be made;

•	risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger;

•	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that have been or may be instituted against the Company and/or others relating to the merger agreement;

•	diversion of management’s attention from ongoing business concerns;

•	the merger agreement’s contractual restrictions on the conduct of our business prior to the completion of the merger;

•	the possible adverse effect on our business and the price of the Company common stock if the merger is not consummated in a timely manner or at all;

•	the effect of the announcement of the merger on our business relationships, operating results and business generally, including our ability to retain key employees; and

•	the amount of the costs, fees, expenses and charges related to the merger.

Consequently, all of the forward-looking statements we make in this document are qualified by the information contained or incorporated by reference herein, including, but not limited to (a) the information contained under this heading and (b) the information contained under the headings “Risk Factors” and “Business” and information in our consolidated financial statements and notes thereto included in our most recent filings on Forms 10-Q and 10-K (see “Where You Can Find More Information” beginning on page 101). We are under no obligation to publicly release any revision to any forward-looking statement contained or incorporated herein to reflect any future events or occurrences.

You should carefully consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by the board of directors for use at the special meeting to be held on March 18, 2011, starting at 9:00 a.m., Eastern time, at the Conference Center at our corporate offices located at 5373 Darrow Rd., Hudson, Ohio 44236, or at any postponement or adjournment thereof. At the special meeting, holders of Company common stock will be asked to approve the proposal to adopt the merger agreement and to approve the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Our shareholders must approve the proposal to adopt the merger agreement in order for the merger to be consummated. If our shareholders fail to approve the proposal to adopt the merger agreement, the merger will not be consummated. A copy of the merger agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully in its entirety.

Record Date and Quorum

We have fixed the close of business on February 16, 2011 as the record date for the special meeting, and only holders of record of Company common stock on the record date are entitled to vote at the special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of Company common stock at the close of business on the record date. On the record date, there were 26,339,999 shares of Company common stock outstanding and entitled to vote. Each share of Company common stock entitles its holder to one vote on all matters properly coming before the special meeting.

A majority of the shares of Company common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. Shares of Company common stock represented at the special meeting but not voted, including shares of Company common stock for which a shareholder directs voting “ABSTAIN”, as well as “broker non-votes” (as described below), will be counted for purposes of establishing a quorum. A quorum is necessary to transact business at the special meeting. Once a share of Company common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any recess or adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned, recessed or postponed.

Attendance

Only shareholders of record or their duly authorized proxies have the right to attend the special meeting. If your shares of Company common stock are held through a bank, brokerage firm or other nominee, please bring to the special meeting a copy of your brokerage statement evidencing your beneficial ownership of Company common stock. If you are the representative of a corporate or institutional shareholder, you must present proof that you are the representative of such shareholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Vote Required

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon. For the proposal to adopt the merger agreement, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Voting “ABSTAIN” will not be counted as votes cast in favor of the proposal to adopt the merger agreement but will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy or to vote in person at the special meeting, or vote “ABSTAIN”, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

If your shares of Company common stock are registered directly in your name with our transfer agent, Computershare, you are considered, with respect to those shares of Company common stock, the “shareholder of record.” This proxy statement and proxy card have been sent directly to you by the Company.

If your shares of Company common stock are held through a bank, brokerage firm or other nominee, you are considered the beneficial owner of shares of Company common stock held in nominee or “street name.” In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of Company common stock, the shareholder of record. As the beneficial owner of shares of Company common stock held in nominee or “street name,” you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting. If you hold your shares of Company common stock in nominee or “street name,” please contact your bank, brokerage firm or other nominee for their instructions on how to vote your shares. Please note that if you are a beneficial owner of shares of Company common stock held in nominee or “street name” and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the special meeting.

Under the rules of the NYSE, banks, brokerage firms or other nominees who hold shares in nominee or “street name” for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms or other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the proposal to adopt the merger agreement and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, and, as a result, absent specific instructions from the beneficial owner of such shares of Company common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of Company common stock on non-routine matters, which we refer to generally as “broker non-votes.” These broker non-votes will be counted for purposes of determining a quorum, but will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of Company common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting. For the proposal to adjourn the special meeting, if necessary or appropriate, you may vote “FOR”, “AGAINST” or “ABSTAIN”. For purposes of this proposal, if your shares of Company common stock are present at the special meeting but are not voted on this proposal, if you have given a proxy and vote “ABSTAIN” on this proposal, or if there are broker non-votes, this will have the same effect as if you voted “AGAINST” the proposal. If you fail to submit a proxy or to vote in person at the special meeting, the shares of Company common stock not voted will not be counted in respect of, and will not have an effect on, the proposal to adjourn the special meeting.

If you are a shareholder of record, you may vote your shares of Company common stock on matters presented at the special meeting in any of the following ways:

•	in person — you may attend the special meeting and cast your vote there;

•	by proxy — shareholders of record have a choice of voting by proxy:

•	over the internet — the website for internet voting is on your proxy card;

•	by using a toll-free telephone number noted on your proxy card; or

•	by signing and dating the enclosed proxy card you receive and returning it in the enclosed prepaid reply envelope.

If you are a beneficial owner of Company common stock held in nominee or “street name,” you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of Company common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. Please note that if you are a beneficial owner of Company common stock held in nominee or “street name” and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of Company common stock, and to confirm that your voting instructions have been properly recorded when voting over the internet or by telephone. Please be aware that, though there is no charge for voting your shares, if you vote over the internet, you may incur costs such as telephone and internet access charges for which you will be responsible.

Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for voting over the internet or by telephone. If you choose to vote by mailing a proxy card, your proxy card must be received by our Secretary by the time the special meeting begins. Please do not send in your stock certificates with your proxy card. When the merger is consummated, a separate letter of transmittal will be mailed to you that will enable you to surrender your stock certificates and receive the per share merger consideration.

If you vote by proxy, regardless of the method you choose to vote, the individuals named as your proxies on the enclosed proxy card, and each of them, with full power of substitution will vote your shares of Company common stock in the way that you indicate. When completing the internet or telephone processes or the enclosed proxy card, you may specify whether your shares of Company common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of Company common stock should be voted on a matter, the shares of Company common stock represented by your properly signed proxy will be voted “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

If you have any questions or need assistance voting your shares, please call Alliance Advisors, our proxy solicitor, toll-free at (866) 329-8440.

IT IS IMPORTANT THAT YOU VOTE YOUR SHARES OF COMPANY COMMON STOCK PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. SHAREHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

If you participate in our 401(k) plan, the number of shares of Company common stock that you may vote is equivalent to the interest in shares of Company common stock credited to your account as of the record date. You may vote these shares by instructing the trustee pursuant to the directions on the enclosed proxy card. The trustee will vote your shares in accordance with your duly executed instructions. If you do not send instructions on how to vote your shares, the share equivalents credited to your account will be voted by the trustee in the same proportion that the trustee votes share equivalents for which it did receive instructions. To allow sufficient time for voting by the trustee, your voting instructions must be received by 11:59 p.m. Eastern time, on March 15, 2011.

As of the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, 1,233,099 shares of Company common stock (including restricted shares and shares of Company common stock acquired under our ASOP or held in our 401(k) plan, but not including any shares of Company common stock deliverable upon exercise or conversion of any options or that may be earned as performance shares, RSUs, SEUs or deferred stock units), representing 4.68% of the outstanding shares of Company common stock on the record date. The directors and executive officers have informed the Company that they currently intend to vote all of their shares of Company common stock “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Proxies and Revocation

Any shareholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the internet, or by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person at the special meeting. If your shares of Company common stock are held in nominee or “street name” by your bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Company common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or to vote in person at the special meeting, or vote “ABSTAIN”, or do not provide your bank, brokerage firm or other nominee with voting instructions, your shares of Company common stock will not be voted on the proposal to adopt the merger agreement, which will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

You have the right to revoke a proxy, whether delivered over the internet, by telephone or by mail, at any time before it is exercised, by voting at a later date through any of the methods available to you, by giving written notice of revocation to our Secretary, which must be received by the Company at 5555 Darrow Road, Hudson, Ohio 44236 by the time the special meeting begins, or by attending the special meeting and voting in person.

Adjournments, Recesses and Postponements

Although it is not currently expected, the special meeting may be adjourned, recessed or postponed, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or if a quorum is not present at the special meeting. Other than an announcement to be made at the special meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice. Any adjournment, recess or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company’s shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned, recessed or postponed.

Anticipated Date of Completion of the Merger

We are working towards completing the merger as soon as possible. Assuming timely satisfaction of necessary closing conditions, including the approval by our shareholders of the proposal to adopt the merger agreement, we anticipate that the merger will be consummated by the end of March 2011.

Rights of Dissenting Shareholders

Shareholders of record as of the record date for the special meeting are entitled to seek relief as dissenting shareholders under Section 1701.85 of the Ohio Revised Code in connection with the merger. This means that you are entitled to seek relief as a dissenting shareholder and have the “fair cash value” of your shares of Company common stock determined by a court and paid in cash. The “fair cash value” of a share of Company common stock is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay. The “fair cash value” is determined as of the day prior to the day on which the vote of the shareholders to adopt the merger agreement is taken. When determining the “fair cash value,” any appreciation or depreciation in market value resulting from the proposed merger is excluded. In no event can the “fair cash value” of your shares of Company common stock exceed the amount specified in your demand as discussed below.

To seek relief as a dissenting shareholder, you must not have voted in favor of adoption of the merger agreement and must satisfy certain other conditions and comply with certain procedures pursuant to Section 1701.85 of the Ohio Revised Code including delivering a written demand to the Company for the “fair cash value” of the dissenting shares on or before the tenth day following the shareholders’ vote adopting the merger agreement. Your failure to comply with the requirements of Section 1701.85 of the Ohio Revised Code will result in the loss of your right to seek relief as a dissenting shareholder. See “Rights of Dissenting Shareholders” beginning on page 99 and the text of Section 1701.85 of the Ohio Revised Code reproduced in its entirety as Annex C to this proxy statement. If you hold your shares of Company common stock through a bank, brokerage firm or other nominee and you wish to seek relief as a dissenting shareholder, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the delivery of a written demand by such bank, brokerage firm or nominee. In view of the complexity of these provisions of the Ohio Revised Code, shareholders who may wish to seek relief as dissenting shareholders should consult their legal and financial advisors promptly.

Solicitation of Proxies; Payment of Solicitation Expenses

The Company has engaged Alliance Advisors to assist in the solicitation of proxies for the special meeting. The Company estimates that it will pay Alliance Advisors a fee of approximately $10,500, plus $5 per each call made to or received from shareholders of the Company. The Company will reimburse Alliance Advisors for reasonable out-of-pocket expenses and will indemnify Alliance Advisors and its affiliates against certain claims, liabilities, losses, damages and expenses. The Company may also reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of Company common stock for their expenses in forwarding soliciting materials to beneficial owners of Company common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the internet or in person. They will not be paid any additional amounts for soliciting proxies.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call Alliance Advisors, our proxy solicitor, toll-free at (866) 329-8440.

PARTIES TO THE MERGER

THE COMPANY

Jo-Ann Stores, Inc.
5555 Darrow Road
Hudson, Ohio 44236
(330) 656-2600

The Company is an Ohio corporation with its headquarters in Hudson, Ohio. The Company is the nation’s largest specialty retailer of fabrics and one of the largest specialty retailers of crafts. The Company operates retail stores under the names of Jo-Ann Fabrics and Crafts, and Jo-Ann, which offer a range of merchandise used in sewing, crafting, and home decorating projects, including fabrics, notions, crafts, frames, paper crafting material, artificial floral, home accents, finished seasonal, and home decor merchandise. As of January 29, 2011, the Company operates 751 stores in 48 states. We also sell our products through our website. For more information about the Company, please visit our website at http://www.joann.com. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. See also “Where You Can Find More Information” beginning on page 101. The Company common stock is publicly traded on the NYSE under the symbol “JAS.”

PARENT

Needle Holdings Inc.
c/o Leonard Green & Partners, L.P.
11111 Santa Monica Blvd., #2000
Los Angeles, California 90025
(310) 954-0444

Needle Holdings Inc., or Parent, is a Delaware corporation that was formed by affiliates of Leonard Green solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Parent has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement. Parent is currently controlled by investment funds affiliated with Leonard Green. Upon completion of the merger, the Company will be a direct wholly-owned subsidiary of Parent.

Leonard Green is a private equity firm with approximately $9 billion in equity commitments under management. Based in Los Angeles, Leonard Green invests in market leading companies across a range of industries. Significant current retail investments include Whole Foods Market, PETCO Animal Supplies, Leslie’s Poolmart, Sports Authority, The Container Store, Tourneau, David’s Bridal, Neiman Marcus Group, Jetro Cash & Carry and Tire Rack.

MERGER SUB

Needle Merger Sub Corp.
c/o Leonard Green & Partners, L.P.
11111 Santa Monica Blvd., #2000
Los Angeles, California 90025
(310) 954-0444

Needle Merger Sub Corp., or Merger Sub, is an Ohio corporation that was formed solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Merger Sub is a wholly-owned subsidiary of Parent and has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement and the related financing transactions. Upon the completion of the merger, Merger Sub will cease to exist and the Company will continue as the surviving corporation.

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

The merger agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the merger and will continue to do business following the merger. As a result of the merger, the Company will cease to be a publicly traded company. You will not own any shares of the capital stock of the surviving corporation.

Overview of the Merger

The Company, Parent and Merger Sub entered into the merger agreement on December 23, 2010. Under the terms of the merger agreement, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent. Parent and Merger Sub are beneficially owned by investment funds affiliated with Leonard Green. The following will occur in connection with the merger:

•	each share of Company common stock issued and outstanding immediately prior to the effective time (other than the excluded shares) will be automatically cancelled and converted into and will thereafter represent solely the right to receive the per share merger consideration, less any applicable withholding taxes;

•	each of the outstanding options under the Company stock plans (whether vested or unvested) will be cancelled and (other than, if any, options exchanged by the rollover investors for options to purchase Parent common stock as described below under “— Interests of Certain Persons in the Merger — Arrangements with Rollover Investors”) will entitle the holder thereof to receive, as soon as reasonably practicable after the effective time (but in any event no later than the first payroll date after the effective time), an amount in cash equal to the product of (i) the total number of shares subject to the option immediately prior to the effective time times (ii) the excess, if any, of the per share merger consideration over the exercise price per share under such option, less any required withholding taxes;

•	any vesting conditions or restrictions applicable to any restricted shares (including performance shares) granted pursuant to the Company stock plans will lapse, and such restricted shares will be treated the same as all other shares of Company common stock (other than the dissenting shares) and as such will be entitled to receive the per share merger consideration, less applicable withholding taxes;

•	each outstanding RSU and SEU under the Company stock plans will be cancelled and will entitle the holder thereof to receive, as soon as reasonably practicable after the effective time (but in any event no later than the first payroll date after the effective time), the per share merger consideration, less any required withholding taxes;

•	each Company award will be cancelled and will entitle the holder thereof to receive, as soon as reasonably practicable after the effective time (but in any event no later than the first payroll date after the effective time), an amount in cash equal to the product of (x) the total number of shares subject to such Company award immediately prior to the effective time times (y) the per share merger consideration (or, if the Company award provides for payments to the extent the value of the shares exceeds a specified reference price, the amount, if any, by which the per share merger consideration exceeds such reference price and in all cases subject to any existing plan limits), less any required withholding taxes; and

•	the ASOP will be terminated immediately prior to the closing date of the merger, no offering period with respect to the ASOP may be commenced on or after December 23, 2010 and if the closing of the merger occurs prior to March 31, 2011, a new exercise date will be set under the ASOP, which date will be immediately prior to the anticipated closing date of the merger, upon which each participant’s accumulated payroll deductions will be used to purchase shares of Company common stock immediately prior to the effective time in accordance with the ASOP. Shares of Company common stock acquired under the ASOP prior to the closing of the merger will be treated in a manner consistent with other outstanding shares of Company common stock upon the closing of the merger.

Following and as a result of the merger:

•	Company shareholders will no longer have any interest in, and will no longer be shareholders of, the Company, and will not participate in any of the Company’s future earnings or growth;

•	shares of Company common stock will no longer be listed on the NYSE, and price quotations with respect to shares of Company common stock in the public market will no longer be available; and

•	the registration of shares of Company common stock under the Exchange Act will be terminated.

Board of Directors and Officers of the Surviving Corporation

The board of directors of the surviving corporation will, from and after the effective time of the merger, consist of the directors of Merger Sub until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal. The officers of the surviving corporation will, from and after the effective time, be the officers of the Company until their successors have been duly appointed and qualified or until their earlier death, resignation or removal.

Background of the Merger

As part of their ongoing oversight and management of the Company’s business, the board of directors and senior management of the Company regularly review and assess strategic alternatives available to the Company, in light of the Company’s performance, risks, opportunities and overall strategic direction. In connection with this ongoing process, the board of directors has also sometimes considered potential business combination transactions.

In particular, in 2007, the Company sought and received proposals with regard to a potential sale of the Company from a number of private equity firms, including Leonard Green. At that time, Centerview and another investment banking firm advised the Company with respect to a potential sale process, as did Thompson Hine LLP, which we refer to as Thompson Hine, and Sullivan & Cromwell LLP, which we refer to as Sullivan & Cromwell. The board of directors ultimately decided not to pursue a transaction at that time.

From time to time since 2007, a number of parties approached Darrell Webb, the Chairman and Chief Executive Officer of the Company, regarding possible business combination transactions involving the Company. These discussions did not proceed past a preliminary stage until the discussions described below.

On August 30, 2010, Mr. Jonathan Sokoloff of Leonard Green, who had contacted Mr. Webb from time to time after the conclusion of the 2007 sale process, contacted Mr. Webb and suggested that it might be an appropriate time to discuss a leveraged buyout transaction with respect to the Company. Mr. Sokoloff suggested an initial meeting between representatives of Leonard Green and members of management of the Company that would involve only public information. Mr. Webb informed and obtained approval from Dr. Scott Cowen, the Company’s lead independent director, to proceed with this first meeting, which was subsequently scheduled for September 20, 2010.

On September 20, Mr. Webb and several other members of the Company’s senior management met with Mr. Sokoloff and two other representatives of Leonard Green. Senior management gave a presentation to the representatives of Leonard Green regarding the business and financial position of the Company and the participants had follow-up discussions. The materials and information provided to Leonard Green at this meeting were the same as those used and provided by the Company at investor conference presentations, and no material non-public information was provided by the Company to the representatives of Leonard Green during this meeting.

On September 29, Mr. Sokoloff telephoned Mr. Webb and informed him that Leonard Green would be interested in proceeding with a process that could lead to a sale of the Company to Leonard Green. Mr. Webb indicated that he would consult with Dr. Cowen and the board of directors regarding Leonard Green’s interest in the Company.

On September 30, Mr. Webb briefed Dr. Cowen about the prior day’s phone conversation with Mr. Sokoloff. Dr. Cowen and Mr. Webb determined that Leonard Green’s proposal was a matter that should be discussed by the full board of directors of the Company and agreed that the matter would be raised at a special meeting of the board of directors.

On October 7, the board of directors held a telephonic meeting during which Mr. Webb reported to the board that Leonard Green had approached him with an interest in exploring a transaction involving the Company and reviewed the Company’s prior contacts with Leonard Green. Mr. Webb informed the board that Leonard Green wished to enter into a confidentiality agreement with the Company and receive certain non-public information so that it could develop a proposal for a transaction. The board determined that it would obtain independent legal advice before deciding how to respond to Leonard Green and instructed Mr. Webb to retain Sullivan & Cromwell to serve as outside counsel to the board of directors.

On October 8, the board of directors retained Sullivan & Cromwell to advise it in connection with the potential transaction.

On October 22, the board of directors held a telephonic meeting. Representatives of Sullivan & Cromwell were in attendance. Contingent on Leonard Green providing an acceptable indicative price range based on publicly available information, the board of directors authorized the Company to enter into a confidentiality agreement with Leonard Green pursuant to which limited non-public information would be provided to Leonard Green to allow Leonard Green to refine its indicative offer for a transaction. The board of directors also discussed the retention of financial advisors and authorized the Company’s management to retain a specific financial advisor on behalf of the Company and the board of directors to assist in evaluating and, if appropriate, negotiating any proposal from Leonard Green. In addition, the board of directors discussed whether it wished to establish a special committee and determined to continue to act as a full board, with the issue to be revisited as the directors felt appropriate.

On October 23, J.P. Morgan Securities LLC, which we refer to as J.P. Morgan, agreed to assist the Company in the early stages of its interactions with Leonard Green, with the understanding that a formal retention of J.P. Morgan would follow if the board of directors authorized progressing the discussions with Leonard Green and allowed Leonard Green and its representatives to have access to detailed due diligence information about the Company. Additionally, J.P. Morgan was already advising the Company on capital structure and uses of excess balance sheet cash at that time.

On October 24, Mr. Webb and Mr. Sokoloff had a discussion by telephone, during which Mr. Webb requested that Leonard Green provide a preliminary indication of the range of prices for the Company common stock that Leonard Green would be willing to offer, based solely on publicly available information about the Company, by October 29. Mr. Sokoloff agreed that Leonard Green would provide a preliminary indication by that date.

On October 25, representatives of J.P. Morgan contacted Mr. Sokoloff and further discussed Leonard Green’s preparation of its preliminary indication of price range. Mr. Sokoloff informed the representatives of J.P. Morgan that Leonard Green would be able to provide a more refined indicative price range if it were given access to a limited amount of confidential information about the Company.

On October 27, Leonard Green entered into a confidentiality agreement with the Company, and was thereafter provided with limited confidential information about the Company, concerning the number of shares of Company common stock (including restricted stock) and options outstanding, preliminary third-quarter EBITDA results and year-end cash projections, to enable it to provide the requested preliminary indication of price range.

On October 28, Leonard Green and the financing team of J.P. Morgan had a conversation regarding the size, pricing and marketing conditions of the financing in connection with a potential transaction with the Company.

On October 29, Leonard Green delivered a letter to J.P. Morgan describing its preliminary indication of interest in pursuing an all cash acquisition of the Company. The letter indicated a price range of $54.00 to $56.00 in cash per share of Company common stock, with such range having been determined based on Leonard Green’s review of all available public information about the Company and the limited non-public information that had been provided by the Company. The letter stated that Leonard Green’s proposal was subject to completion of due diligence, including meetings with management, receipt of financing necessary to complete the transaction, negotiation of satisfactory definitive documentation, HSR clearance and reaching an agreement with the management of the Company with respect to their equity participation arrangements in, and ongoing roles as managers of, the Company.

On November 2, the board of directors held a meeting at the offices of Thompson Hine in Cleveland, Ohio. A representative of Sullivan & Cromwell gave a presentation to the board of directors regarding the nature of leveraged buyout transactions and the fiduciary duties of directors in, and potential conflicts of interest associated with, such transactions. The board of directors discussed with the representative of Sullivan & Cromwell the retention of financial advisors and the structuring of a transaction process that could maximize the chance of maintaining confidentiality and that could include the use of a special committee, a “go-shop” period during which the Company and its representatives could solicit potential transactions from other parties following its entering into definitive agreements with Leonard Green, if the discussions with Leonard Green were to reach that stage, and other provisions that would be meant to ensure that any sale of the Company would be on terms most beneficial to the Company’s shareholders. Following the meeting of the board of directors, Mr. Webb and other members of the Company’s senior management left the meeting and the Company’s non-employee directors met in executive session with the representative of Sullivan & Cromwell to discuss in further detail ways in which a transaction process could be developed to optimize price and certainty of closing while being mindful of any potential conflicting interests of management or the Company’s financial advisors that could develop in connection with a leveraged buyout transaction.

On November 3, the board of directors held a regularly scheduled meeting at the offices of Thompson Hine in Cleveland, Ohio. Representatives of J.P. Morgan, who had been scheduled to attend to provide a presentation on capitalization alternatives for the Company, and representatives of Sullivan & Cromwell were in attendance. Representatives of J.P. Morgan presented analyses of capital structure alternatives and potential uses of excess balance sheet cash as well as the Company’s current valuation and projected valuations under various capital structure scenarios. The board of directors and the representatives of J.P. Morgan discussed general economic trends; the Company’s historic and projected stock performance vs. peers and the overall market; why investors invest in the Company common stock; historical, current and projected share price multiples for the Company in comparison to peer companies and the overall market; the Company’s projected cash generation; and the Company’s projected growth rate and the impact this might have on share price. The board of directors also discussed various legal and transaction structuring issues with representatives of Sullivan & Cromwell. The board of directors then reviewed strategic alternatives for the Company. At Dr. Cowen’s request, Mr. Webb presented the directors with copies of the October 29, 2010 letter from Leonard Green, indicating that Leonard Green was interested in exploring a purchase of the Company within a range of $54.00 to $56.00 in cash per share of Company common stock. Representatives of J.P. Morgan then gave a presentation addressing the Company’s current valuation and analyzing a variety of strategic alternatives (as opposed to financial alternatives) that the Company could consider pursuing, along with J.P. Morgan’s view of the pros and cons of each alternative, the likelihood that each alternative could be successfully implemented and other considerations. J.P. Morgan expressed its view that it was quite unlikely that any strategic buyer (including one owned by private equity firms) would be interested in acquiring the Company, and that the lack of strategic buyer interest was likely to continue indefinitely. J.P. Morgan also disclosed potential conflicts of interest that it could have arising from prior relationships with Leonard Green, which did not appear material to the board of directors for an institution of J.P. Morgan’s size, or from discussions it could have with Leonard Green regarding financing of a transaction involving the Company. Members of the board of directors asked numerous detailed questions of J.P. Morgan and Sullivan & Cromwell throughout the meeting.

The board of directors then continued its strategic transaction discussion in executive session with only the non-employee directors and representatives of Sullivan & Cromwell present. The board of directors discussed next steps and determined to engage both J.P. Morgan and Centerview as financial advisors in connection with a potential transaction. The board of directors determined that it was important to retain a second financial advisor, in addition to J.P. Morgan, because given J.P. Morgan’s position as a potential source of leveraged acquisition financing in transactions such as the potential transaction with Leonard Green, there was a possibility that J.P. Morgan would be asked to participate in the financing for the transaction. The board of directors also established a special committee, consisting of Dr. Cowen, Frank Newman, David Perdue and Tracey Travis (each an independent director), that was empowered to, among other things: explore available potential transactions, initiate and participate in discussions with potential parties to a potential transaction, establish and revise procedures for proposals from parties to any potential transaction, review, evaluate, reject and/or negotiate the terms of definitive agreements for any potential transaction, determine whether any potential transaction is advisable, fair to and in the best interests of the holders of Company common stock and to report to the board of directors its recommendation with respect thereto and to take all such actions as it may deem necessary or appropriate in connection with effecting a potential transaction.

The board of directors determined that all members of the board would generally be invited to attend and participate in meetings of the special committee, and to give comments directly to, and discuss any concerns with, Dr. Cowen. As the lead independent director, Dr. Cowen presided over the meeting of the board of directors held on November 2 and all subsequent full board of directors and special committee meetings described in this “The Merger — Background of the Merger” section.

Following the November 3 board of directors meeting, at the board of directors’ direction, representatives of J.P. Morgan informed representatives of Leonard Green that the board of directors needed additional time to consider whether it wished to proceed further with discussions regarding a possible transaction with Leonard Green, and that all future communications regarding the matter should be directed to J.P. Morgan and not to the Company’s management.

On November 14, the special committee held a telephonic meeting. A representative of Sullivan & Cromwell and senior management of the Company joined the meeting, with management reviewing and discussing with the special committee its updated strategic plan for the Company.

On November 17, the special committee held a telephonic meeting. Representatives of Sullivan & Cromwell joined the meeting, representatives of J.P. Morgan joined the beginning of the meeting and representatives of Centerview joined the second half of the meeting. Senior management of the Company discussed its updated strategic plan for the Company. J.P. Morgan then reviewed an updated analysis of its valuation of the Company and Centerview discussed its view of the Company’s business plan, strategic position and valuation. Following discussion with the outside financial and legal advisors, the special committee determined that the indicative price range of $54.00 to $56.00 per share of Company common stock that had been provided by Leonard Green in its October 29, 2010 letter was lower than the special committee was willing to recommend to the board of directors. The special committee determined to adjourn until the following day when it would give additional consideration to possible actions to take with respect to Leonard Green’s proposal.

On November 18, the special committee held a telephonic meeting. Representatives of Sullivan & Cromwell and senior management of the Company joined the meeting. After discussion and consideration, the special committee determined that, based on the preliminary analyses provided by J.P. Morgan and Centerview at its November 17 meeting, it would recommend to the board of directors that the Company seek a higher indicative price range from Leonard Green before it would determine whether to continue with discussions regarding a potential transaction with Leonard Green. The special committee also determined that it would recommend that the board of directors engage J.P. Morgan and Centerview to serve as financial advisors, with J.P. Morgan to have the direct contacts with Leonard Green, and Centerview to be involved actively in special committee and board meetings and to provide a second point of view on valuation and other matters.

On November 21, the board of directors held a telephonic meeting to discuss the recent activities of the special committee. The special committee reported its views on the financial analyses to date prepared by each of J.P. Morgan and Centerview, and recommended to the board of directors that J.P. Morgan and Centerview serve as financial advisors with complementary roles. The special committee also recommended to the board of directors that it direct J.P. Morgan to inform Leonard Green that its indicative price range as expressed in the October 29, 2010 letter was not adequate, but that if Leonard Green entered into a more comprehensive confidentiality agreement, the Company would be willing to continue discussions with Leonard Green on a non-exclusive basis, and provide Leonard Green further due diligence materials, with a view to giving Leonard Green an opportunity to raise its proposed purchase price to greater than $56.00 per share of Company common stock. The board of directors resolved to act in accordance with each of the special committee’s recommendations.

On November 22, J.P. Morgan contacted representatives of Leonard Green as directed by the board of directors and the special committee, and informed them that, although the price proposed by Leonard Green was not acceptable, the special committee was willing to engage with Leonard Green on a non-exclusive basis and allow Leonard Green access to further due diligence materials on the Company, contingent on execution of a more comprehensive confidentiality agreement, with a view to giving Leonard Green an opportunity to raise its proposed purchase price to greater than $56.00 per share of Company common stock. J.P. Morgan also informed the representatives of Leonard Green that the special committee would periodically consider reaching out to other potential bidders for the Company. On November 23, a more comprehensive confidentiality agreement was executed and thereafter Leonard Green was provided access to additional due diligence materials, including via an online virtual data room. Leonard Green continued to conduct due diligence and participate in due diligence calls with representatives of the Company following the execution of the confidentiality agreement.

On December 2, at the request of representatives of Leonard Green, members of senior management of the Company, representatives of J.P. Morgan and representatives of Leonard Green met in person in Hudson, Ohio. The participants held a due diligence meeting concerning the Company.

On December 3, representatives of J.P. Morgan requested that Leonard Green provide an upwardly revised purchase price proposal by December 8 based on the due diligence conducted by Leonard Green by that time.

On December 8, a representative of Leonard Green telephoned a representative of J.P. Morgan and conveyed a revised offer of $59.00 in cash per share of Company common stock.

Later on December 8, the special committee held a telephonic meeting. Representatives of J.P. Morgan, Centerview and Sullivan & Cromwell and members of senior management of the Company also joined the meeting. A representative of J.P. Morgan updated the special committee on developments since the board of directors’ last meeting on November 21 and on the status of discussions with Leonard Green, including the revised offer of $59.00 in cash per share of Company common stock that was received that day. Representatives of each of J.P. Morgan and Centerview addressed the special committee in turn and each discussed its view of Leonard Green’s offer of $59.00 in cash per share of Company common stock, analyzing the revised offer in the context of their respective preliminary valuation analyses previously discussed with the special committee. It was noted that representatives of Leonard Green had indicated to J.P. Morgan that they were satisfied with the due diligence information that had been provided to date and that Leonard Green’s remaining due diligence would be confirmatory in nature.

The special committee also discussed with the outside advisors the goals for non-price contractual terms in the event that a transaction would be entered into, including use of a “go-shop” provision together with other “fiduciary out” provisions, a meaningful reverse termination fee coupled with no financing condition and limited conditionality. Representatives of J.P. Morgan and Centerview discussed strategies for obtaining a higher offer from Leonard Green, including potential responses to offers that Leonard Green could be anticipated to make, as well as next steps.

The special committee also discussed at the December 8 meeting Leonard Green’s request to hold discussions with senior management of the Company concerning ongoing employment and equity ownership arrangements that Leonard Green sought to finalize and have executed and delivered prior to the announcement of any transaction, as indicated in Leonard Green’s October 29, 2010 proposal letter. After discussing this issue in depth with the Company’s outside legal and financial advisors, the special committee concluded that it would be premature to permit discussions between senior management and Leonard Green during the current stage of broader discussions with Leonard Green, but that the special committee would consider allowing such conversations prior to signing definitive documentation for any transaction, to the extent necessary to induce Leonard Green to commit to a transaction at an acceptable price for the Company’s shareholders. It was noted that the senior management team had been strictly following its instructions not to engage with Leonard Green on employment and compensation and equity participation matters. The representatives of senior management of the Company who were present at the meeting were then excused from the meeting.

The special committee next discussed the status of Leonard Green’s discussions with financing sources and Leonard Green’s request to contact additional financing sources. It was noted that a financing team from J.P. Morgan had been involved in due diligence of the Company in order to prepare to be a financing source and provide Leonard Green with indicative financing terms but that the Company’s consent would be required for any participation by J.P. Morgan in the financing. Representatives from J.P. Morgan, Centerview and the members of the special committee discussed the banks, other than J.P. Morgan, that were most likely to be able to provide acquisition financing. Following further discussion, the special committee decided on the next steps to be taken to try to obtain a higher price from Leonard Green and keep the transaction moving forward, contingent upon Leonard Green increasing its offer to above $59.00 per share of Company common stock. The special committee also discussed the advantages and disadvantages of permitting J.P. Morgan to provide financing and requested that Sullivan & Cromwell clarify with J.P. Morgan whether J.P. Morgan wished to be a financing source for any potential transaction. The special committee also resolved to delegate to Dr. Cowen the power to direct the negotiation of the terms of the merger and the merger agreement and related documentation and the efforts of the financial and legal advisors in connection therewith, subject to reporting back to the committee, to the extent that a quorum could not be convened quickly at any time.

Following the December 8 special committee meeting, at the direction of the board of directors of the Company, representatives of Centerview and J.P. Morgan informed representatives of Leonard Green that the offer of $59.00 per share of Company common stock was insufficient and that a higher per share purchase price would be required in order to proceed with a transaction, but that Leonard Green would be allowed to continue confirmatory due diligence on a non-exclusive basis if it wished to consider engaging in a transaction at a higher price. Additionally, representatives of J.P. Morgan informed representatives of Leonard Green that, while the special committee was continuing to prohibit discussions regarding acquisition financing with financing sources other than J.P. Morgan, Leonard Green would be permitted to discuss potential terms for acquisition financing with a limited number of additional potential lenders if Leonard Green wished to consider engaging in a transaction at a higher price.

On December 9, a representative of Leonard Green telephoned a representative of J.P. Morgan and raised Leonard Green’s offer to $60.00 in cash per share of Company common stock. The Leonard Green representative was told by the representative of J.P. Morgan that the revised offer price was not sufficient and that Leonard Green should put forward its best and final offer. Additionally, the law firm of Thompson Hine was added to the Company’s legal team to provide advice with respect to Ohio law and to otherwise assist in the transaction process.

On December 10, a representative of Leonard Green provided an offer of $60.50 in cash per share of Company common stock, which he indicated was Leonard Greens’s “best and final offer”. A representative of J.P. Morgan confirmed, at the direction of the special committee, that the Company was prepared to continue discussions and that Leonard Green would be permitted to engage in discussions with additional potential financing sources.

On December 11, Latham & Watkins LLP, which we refer to as Latham & Watkins, counsel to Leonard Green, provided a draft merger agreement, as well as drafts of the related equity commitment letter and limited guaranty from Leonard Green’s affiliated funds, to the Company and its advisors.

During the weekend of December 11-12, representatives of Leonard Green informed the Company’s outside financial and legal advisors that Leonard Green expected to negotiate and execute management employment contracts (which would become effective only if the transaction was consummated) and related equity participation and transaction support agreements with key senior managers of the Company simultaneously with the execution of the merger agreement, and that the effectiveness of these agreements would need to be a closing condition to a transaction with Leonard Green.

On December 13, Dr. Cowen, acting on behalf of the special committee and based on previous discussion at committee meetings, authorized Mr. Webb and the other members of the senior management team to retain separate counsel for use in any discussions with representatives of Leonard Green about employment and related arrangements in connection with a transaction with Leonard Green, should such discussions be authorized, but instructed the senior management team not to discuss employment or equity participation terms with Leonard Green unless it was specifically requested to do so by the special committee. Such separate counsel was retained on December 15.

On December 13, members of senior management of the Company conducted a legal due diligence teleconference with representatives of Latham & Watkins. Representatives of Sullivan & Cromwell and Thompson Hine also participated by teleconference.

On December 14, the Company held a due diligence meeting at the Company’s headquarters in Hudson, Ohio with representatives of Leonard Green. Members of the Company’s senior management team represented the Company at these meetings and representatives of J.P. Morgan and Centerview were also in attendance.

On December 14, Sullivan & Cromwell provided a revised draft of the merger agreement to Leonard Green and Latham & Watkins. Sullivan & Cromwell and Latham & Watkins held several discussions on December 15 and 16 and Latham & Watkins provided a revised draft of the merger agreement on December 16.

On December 15, the Company conducted a due diligence meeting and teleconference with representatives of Leonard Green’s debt financing sources. Representatives of J.P. Morgan and Centerview were also in attendance. The Company also conducted a due diligence meeting and teleconference with representatives of Leonard Green on that date, and there were a number of follow-up discussions about due diligence issues over the following days.

On December 16, the special committee met telephonically. At the beginning of the meeting, Sullivan & Cromwell and Thompson Hine reviewed the fiduciary duties of directors in connection with a potential sale transaction. The special committee then reviewed the chronology of events since the last special committee meeting on December 8 and received an update on the status of the discussions with Leonard Green from Centerview and J.P. Morgan. The members of the special committee discussed with the Company’s outside financial and legal advisors Leonard Green’s current proposed offer price of $60.50 in cash per share of Company common stock, the go-shop process that would follow if a transaction were to be agreed with Leonard Green, and the advantages and disadvantages of soliciting indications of interest from a limited group of other potential buyers prior to entering into any transaction with Leonard Green. The members of the special committee also discussed Leonard Green’s condition that Parent enter into employment and related agreements with members of the senior management team concurrently with the execution of other definitive agreements for the transaction. The special committee determined that, while it would not authorize the management team to enter into formal employment or other related agreements with Parent, it would permit the Company’s four executive officers (Messrs. Webb, Travis Smith (President and Chief Operating Officer), James Kerr (Executive Vice President, Chief Financial Officer) and Kenneth Haverkost (Executive Vice President, Store Operations) to discuss employment arrangements and the possibility of an equity investment in the merger with representatives of Leonard Green.

On December 17, representatives of J.P. Morgan and Centerview informed representatives of Leonard Green that they could begin discussions with senior management within the parameters approved by the special committee at the December 16 meeting. Members of the senior management team and their outside counsel had discussions in respect of employment and equity participation arrangements with representatives of Leonard Green during the period of December 17 to 21.

On December 17, representatives of Latham & Watkins and Sullivan & Cromwell had further discussions regarding the merger agreement, specifically regarding the parties’ termination rights (including for certain material breaches of the merger agreement), remedies and the terms of the go-shop process. Latham & Watkins and Sullivan & Cromwell exchanged drafts of the merger agreement on December 18 and 19.

By December 17, the members of the special committee had concluded that it would be beneficial for J.P. Morgan to serve as one of the debt financing sources for Leonard Green (but not the exclusive source of debt financing) if a transaction between Leonard Green and the Company were to proceed. Accordingly, on December 17, Dr. Cowen, acting on behalf of the special committee, authorized J.P. Morgan to finalize commitment papers with Leonard Green for the provision of debt financing for the transaction. Dr. Cowen also determined, acting on behalf of the special committee, that, in light of J.P. Morgan’s anticipated role in connection with the provision of debt financing in the transaction, Centerview should be designated the financial advisor in future negotiations with Leonard Green regarding the proposed transaction and that J.P. Morgan should remain an active financial advisor to the Company.

On December 18, the board of directors of the Company met in person at the offices of Sullivan & Cromwell in New York. Representatives of J.P. Morgan, Centerview and Sullivan & Cromwell were in attendance, as were Mr. Webb and David B. Goldston, the Company’s Senior Vice President, General Counsel and Secretary, for the beginning of the meeting. The meeting began with a presentation by representatives of Sullivan & Cromwell and Thompson Hine (who were present telephonically) regarding the fiduciary duties of directors in connection with a potential sale transaction. Representatives of Centerview and J.P. Morgan then reviewed the chronology and progress to date of the discussions with Leonard Green. Centerview discussed how a post-signing market check, or “go-shop” process would work and which parties Centerview would want to approach in a go-shop process. Mr. Webb then informed the other members of the board of directors that senior management had limited discussions with Leonard Green regarding management compensation and that senior management was comfortable from its perspective with the general outline of Leonard Green’s proposal and did not see any need to continue discussions with Leonard Green at that time unless instructed to do so by the board of directors or the special committee. The board of directors requested that the senior management team continue to engage in discussions with representatives of Leonard Green to the extent necessary to get Leonard Green comfortable in proceeding with a transaction with the Company, provided that no definitive agreements in respect of any such arrangements could be executed. Representatives of Centerview and J.P. Morgan then provided an update on Leonard Green’s proposed financing package. Representatives of each of J.P. Morgan and Centerview also reviewed updated financial analyses based on Leonard Green’s proposed offer price of $60.50 in cash per share of Company common stock. Next, representatives of Sullivan & Cromwell reviewed in detail the terms of the draft merger agreement (which had been through several rounds of negotiations with Latham & Watkins by December 18), equity commitment letter and limited guaranty, and the key points that remained open. The board of directors also determined to ratify Dr. Cowen’s determination that, in light of J.P. Morgan’s anticipated role in connection with the provision of debt financing in the transaction, Centerview should be designated the financial advisor in future negotiations with Leonard Green regarding the proposed transaction, and J.P. Morgan would remain an active financial advisor to the Company. Following the meeting of the board of directors, the special committee met in executive session with representatives of Centerview and Sullivan & Cromwell and further discussed the strategy for negotiating the best attainable price and contractual terms for a transaction with Leonard Green.

From December 16 through December 23, representatives of Leonard Green and Latham & Watkins negotiated the terms of the debt commitment papers for the transaction with representatives of the lenders.

Numerous discussions about the price for the proposed transaction between representatives of Centerview and Leonard Green, and about the contractual terms of the transaction between representatives of Sullivan & Cromwell and Latham & Watkins, took place following the meeting of the board of directors from December 18 through December 21 (in the case of the price discussions) and through the morning of December 23 (in the case of the contractual terms).

On December 21, at the direction of the board of directors of the Company, Centerview and Sullivan & Cromwell informed representatives of Leonard Green and Latham & Watkins, respectively, that the special committee was not willing to recommend to the board of directors that it approve a transaction at Leonard Green’s proposed price of $60.50 per share of Company common stock, that certain of Leonard Green’s proposed contractual terms for a transaction were not acceptable to the special committee, and that the senior management team of the Company was not going to be permitted to engage in further discussions with representatives of Leonard Green about employment and equity participation arrangements unless Leonard Green offered to pay a higher price per share and agreed to terms in the proposed merger agreement that would provide greater certainty of closing and allow a more robust go-shop process.

Later on December 21, representatives of Leonard Green telephoned representatives of Centerview to deliver an increased offer of $61.00 in cash per share of Company common stock, which was described as the highest price per share that Leonard Green would be willing to pay for an acquisition of the Company. The representatives of Leonard Green also indicated that Leonard Green would continue to negotiate the merger agreement to reach mutually acceptable terms with the Company and that, in order to get a deal agreed with the Company, it would be willing to proceed with a transaction without having members of senior management execute definitive employment and related equity participation agreements, but that it needed to have further discussions with senior management before a transaction could be entered into to ensure that senior management would be willing to continue working for the Company following the closing of its acquisition by Parent and to make an investment in Parent. Leonard Green also requested that members of the senior management team be allowed to negotiate and enter into definitive agreements with Parent concerning post-closing employment and equity participation following the expiration of the go-shop period provided in the merger agreement. Following receipt of this revised offer, Dr. Cowen requested that senior management and its outside counsel have further discussions with representatives of Leonard Green about employment and equity participation arrangements, and such discussions continued on December 22.

On the evening of December 22, the special committee and the board of directors of the Company held a joint telephonic meeting. Representatives of Sullivan & Cromwell, Thompson Hine and Centerview joined the meeting. Mr. Webb was not present for the first part of the meeting. The meeting began with a review of the directors’ fiduciary duties presented by Sullivan & Cromwell and Thompson Hine. The directors and the outside advisors next discussed the developments that had taken place since the meeting on December 18, focusing on: updates on senior management’s discussions with Leonard Green regarding potential employment and equity participation arrangements; developments in Leonard Green’s financing arrangements; developments in negotiating the merger agreement, equity commitment letter and limited guaranty; and pricing. The directors discussed their understanding, earlier communicated by Mr. Webb, that senior management was satisfied with the progress of the discussions with Leonard Green concerning post-closing employment and equity participation and did not feel a need to negotiate definitive documentation in respect of their employment and equity participation.

The directors then reviewed Leonard Green’s response to the special committee’s most recent communication through its advisors of its required terms and noted that Leonard Green had raised its price to $61.00 in cash per share of Company common stock and had agreed to not require definitive agreements with management at the time of execution of the merger agreement. Following these discussions, Messrs. Webb and Goldston joined the meeting.

Sullivan & Cromwell then reviewed in detail the changes to the draft merger agreement that had been negotiated since the board of directors meeting on December 18, particularly the gains that had been made to provide greater certainty of closing and to allow a more robust go-shop process, and described and received guidance from the directors on the remaining outstanding issues that were being negotiated. The directors discussed with the outside advisors how the marketing of the Company would be conducted under the go-shop process if the merger agreement were to be authorized and entered into.

The directors then discussed with the outside advisors the debt commitments that Leonard Green was securing, and received the advice of the advisors that the debt commitment papers were consistent with current market practices. It also was noted that the availability of a mezzanine commitment in lieu of bridge financing was a positive factor that reinforced Leonard Green’s ability to fund the purchase price at the closing. The directors and the outside advisors also discussed a number of other matters related to the signing and announcement of the proposed transaction.

The representatives of Centerview reviewed Centerview’s financial analyses of the proposed transaction, which are described under “— Opinion of Centerview Partners LLC” below, with the directors and delivered Centerview’s oral opinion that, as of the date of the opinion, and based upon and subject to the various assumptions and limitations set forth in the written opinion, the $61.00 per share merger consideration to be paid in cash to the holders of shares of Company common stock (other than Parent, Merger Sub and their respective affiliates and any holder of shares of Company common stock who is entitled to demand and properly demands appraisal of such shares) pursuant to the merger agreement was fair, from a financial point of view, to such holders. Centerview subsequently delivered its written opinion, dated December 22, 2010, confirming its oral opinion. The full text of the written opinion of Centerview, which describes, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with its opinion is attached as Annex B.

The special committee then moved to a vote on the proposed merger. The special committee resolved, by a unanimous vote, to recommend to the board of directors of the Company that the board of directors determine that the merger is in the best interests of the Company and the shareholders, approve the merger agreement and the merger, recommend that the shareholders vote their shares of Company common stock in favor of adoption of the merger agreement and direct that the merger agreement be submitted to the shareholders for their adoption at a shareholders’ meeting in accordance with applicable law or regulation.

The board of directors then moved to a vote on the special committee’s recommendation. Mr. Webb abstained from voting. The board of directors resolved, by a unanimous vote of the non-employee directors, on the recommendation of the special committee, that the merger is in the best interests of the Company and its shareholders and the board of directors approved the merger agreement and the merger and the other transactions contemplated thereby. The board of directors also recommended that the shareholders adopt the merger agreement, resolved that the merger agreement be submitted for consideration by the shareholders at the special meeting of shareholders in accordance with all applicable laws and regulations and authorized the special committee to set the record date for the special meeting to consider and vote on the adoption of the merger agreement.

During the evening of December 22 and through the morning on December 23, Sullivan & Cromwell, acting pursuant to the instructions of the special committee and the board of directors, finalized the merger agreement with Latham & Watkins. In addition, Latham & Watkins and counsel for senior management finalized non-binding term sheets for senior management to serve as the basis for definitive agreements regarding employment and equity participation (each of which would be subject to management’s ongoing responsibility to engage in discussions with any other bidder for the Company concerning terms of employment in the event another bidder emerged).

Prior to the market open on December 23, the Company, Parent and Merger Sub executed and delivered the merger agreement, the funds executed and delivered the equity commitment letter and limited guaranty, and the financing sources executed and delivered the debt commitment letters. The parties issued a joint press release announcing the merger at approximately 8:00 a.m. (Eastern time).

The merger agreement provides that, until 11:59 p.m. (New York City time) on February 14, 2011, the Company was permitted to initiate, solicit and encourage alternative takeover proposals from third parties and provide non-public information to and participate in discussions and negotiate with third parties with respect to alternative takeover proposals. At the direction of the special committee and the board of directors, Centerview conducted this “go-shop” process on behalf of the Company. The “go-shop” process ended at 11:59 p.m. (New York City time) on February 14, 2011 and no proposals or offers that could constitute takeover proposals were made to the Company prior to this deadline.

Reasons for the Merger; Recommendation of the Board of Directors

At a meeting held on December 22, 2010, the board of directors, acting upon the unanimous recommendation of the special committee, by a unanimous vote of the non-employee directors, determined that the merger is in the best interests of the Company and our shareholders, approved the execution, delivery and performance by the Company of the merger agreement and the consummation of the transactions contemplated by the merger agreement (excluding the financing), which we sometimes refer to as the merger transactions, and resolved that the merger agreement be submitted for consideration by the shareholders at the special meeting and recommended that our shareholders vote to adopt the merger agreement. Mr. Darrell Webb, the Company’s Chairman and Chief Executive Officer, abstained from the vote on the merger. In making its recommendation, the board of directors considered the recommendation of the special committee and the special committee and the board of directors consulted with our outside legal and financial advisors and our senior management team at various times, and considered a number of factors, including the following principal factors that the board of directors and the special committee believe support such determinations, approvals, resolutions and recommendations:

•	the directors’ knowledge of the Company’s business, financial condition, and results of operations, on both an historical and a prospective basis;

•	the directors’ evaluation of the possible alternatives to a sale to Parent, including an alternative sale process or continuing as a public Company, conducting a stock repurchase, implementing a dividend or undertaking a recapitalization, which alternatives the special committee and the board of directors evaluated with the assistance of its financial advisors, Centerview and J.P. Morgan, and determined were likely to be less favorable to the Company’s shareholders than the merger given the potential risks, rewards and uncertainties associated with those alternatives;

•	the $61.00 per share price to be paid in cash in respect of each share of Company common stock, which represents:

•	a 33.7% premium to the closing price for the Company common stock on the NYSE on December 22, 2010, the day before the merger was announced;

•	a 32.3% premium to the average closing price for the Company common stock on the NYSE for the 30 days to and including December 22, 2010;

•	a 25.9% premium to the highest closing price of $48.44 per share for the Company common stock on the NYSE during the 52 weeks prior to December 22, 2010, which also was the all-time high closing price for the Company common stock; and

•	a multiple of 7.3 times the Company’s projected EBITDA for fiscal year 2011 versus a current trading multiple of 5.3 times the Company’s projected EBITDA for fiscal year 2011;

•	the fact that the merger consideration finally agreed to was the result of multiple negotiated increases with Leonard Green from its initial offer of $54.00 — $56.00 per share of Company common stock;

•	the probability that it could take a considerable period of time, if ever, before the trading price of the Company common stock would reach and sustain at least the per share merger consideration value of $61.00, as adjusted for present value; in connection with this factor, the board of directors and Centerview discussed the lower historical valuation multiples of the Company common stock relative to the common stock of the Company’s peers in the public equity markets, the reasons for such lower historical valuation multiples and the Company’s intrinsic valuation on a discounted cash flow basis, and discussed whether the reasons for such lower historical valuation multiples were likely to be persistent;

•	the fact that the merger consideration is to be paid in all cash, which provides value certainty to the Company’s shareholders and allows them to monetize their investment in the Company in the near future, while avoiding long-term business risk;

•	the financial analyses and oral opinion, subsequently confirmed in writing, of Centerview to the board of directors as to the fairness from a financial point of view, as of December 22, 2010, of the $61.00 per share merger consideration to be paid in cash to the holders of shares of Company common stock (other than Parent, Merger Sub and their respective affiliates and any holder of shares of Company common stock who is entitled to demand and properly demands appraisal of such shares) pursuant to the merger agreement, as more fully described below in “— Opinion of Centerview Partners LLC” beginning on page 43;

•	the various financial analyses presented to the special committee and the board of directors by J.P. Morgan;

•	the likelihood that the merger would be completed, based on, among other things:

•	the fact that Parent and Merger Sub had obtained committed debt and equity financing for the transaction, the limited number and nature of the conditions to the debt and equity financing, the reputation of the financing sources and the obligation of Parent to use its reasonable best efforts to obtain the debt financing;

•	the absence of a financing condition in the merger agreement;

•	the likelihood and anticipated timing of completing the proposed merger in light of the scope of the conditions to completion, including the fact that there were no anticipated substantive issues in connection with HSR clearance and that there are no other significant required regulatory approvals that are required to close the merger;

•	the fact that the merger agreement provides that, in the event of a failure of the merger to be consummated under certain circumstances, Parent will pay the Company a $90 million termination fee, as described under “The Merger Agreement — Termination Fees and Reimbursement of Expenses” beginning on page 90, without the Company having to establish any damages, the payment of which is guaranteed by the funds, severally and not jointly, pursuant to the limited guaranty;

•	the Company’s ability, under certain circumstances pursuant to the merger agreement, to seek specific performance to prevent breaches of the merger agreement, as described under “The Merger Agreement — Remedies” beginning on page 93 and to enforce specifically the terms of the merger agreement; and

•	the reputation of Leonard Green and its ability to complete large acquisition transactions;

•	the Company’s right, throughout the 53-day go-shop period (ending at 11:59 p.m. (New York City time) on February 14, 2011) to initiate, solicit and encourage, whether publicly or otherwise, any inquiries, proposals, or offers that could constitute takeover proposals (or engage in other efforts or attempts that may reasonably be expected to lead to a takeover proposal), including by way of providing third parties access to non-public information concerning the Company or its subsidiaries pursuant to an acceptable confidentiality agreement, and to enter into, engage in, and maintain discussions or negotiations with any persons or groups of persons with respect to any inquiries, proposals or offers that could constitute takeover proposals (or engage in other efforts or attempts that may reasonably be expected to lead to a takeover proposal), or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, attempts, discussions or negotiations;

•	the procedural safeguards implemented by the board of directors and the special committee to permit the special committee to represent effectively the interests of the Company’s unaffiliated shareholders, including:

•	the fact that the special committee, which consisted of four independent directors who are not affiliated with Leonard Green or any entity controlled by Leonard Green, met, along with the Company’s financial and legal advisors, five times between November 3, 2010, the date the special committee was formed, and December 23, 2010, the date the merger agreement was signed (excluding joint meetings with the board of directors), and that members of the special committee actively set strategy for and oversaw the negotiation of pricing and other terms with Leonard Green and ultimately recommended unanimously to the board of directors that the board of directors determine that the merger is in the best interests of the Company and the shareholders, approve the merger agreement and the merger, recommend that the shareholders vote their shares of Company common stock in favor of adoption of the merger agreement and direct that the merger agreement be submitted to the shareholders for their adoption at a shareholders’ meeting in accordance with applicable law or regulation;

•	the fact that, other than their receipt of board of directors’ fees and their interests described under “— Interests of Certain Persons in the Merger” beginning on page 56, members of the special committee do not have interests in the merger different from, or in addition to, those of the Company’s shareholders generally;

•	the special committee’s extensive negotiations with Leonard Green, which, among other things, resulted in an increase in the offer price from an initial range of $54.00 - $56.00 per share of Company common stock to $61.00 per share of Company common stock and resulted in significantly better contractual terms than those initially proposed by Leonard Green;

•	the fact that, as of the execution of the merger agreement, members of senior management were not party to any binding agreements with Parent regarding their post-closing employment with or equity participation in the surviving corporation, including with respect to any equity roll-over; and

•	the fact that the terms and conditions of the merger agreement and related agreements were designed to encourage a superior proposal, including the 53-day go-shop period that is described above, restrictions on the ability of Leonard Green to enter into exclusive arrangements with its debt financing sources, and restrictions on the ability of Leonard Green to seek or obtain additional equity commitments in respect to the proposed merger and the related transactions without the prior consent of the Company (which was meant to ensure that Leonard Green would not solicit additional equity financing from other private equity firms prior to the end of the go-shop period);

•	the other terms and conditions of the merger agreement and the course of negotiations of the merger agreement, including the nature of the parties’ representations, warranties and covenants and provisions regarding deal certainty. The board of directors believed, after reviewing the merger agreement with its legal advisors, that the merger agreement offered reasonable assurances as to the likelihood of consummation of the merger, did not impose unreasonable burdens on the Company and would not preclude a superior proposal. In particular, the board of directors noted:

•	that, in addition to the 53-day go-shop period described above, the Company would have the continued ability, after the no-shop period start date (12:00 a.m. (New York City time) on February 15, 2011), to respond to persons submitting takeover proposals to the Company that did not result from a breach by the Company of its obligations relating to the solicitation of takeover proposals to clarify the terms and conditions of such proposals and engage in discussions or negotiations with such persons, and furnish information pursuant to an acceptable confidentiality agreement, if the board of directors or special committee determines in its good faith judgment, after consultation with its financial advisor and outside legal counsel, that such takeover proposal either constitutes a superior proposal or could reasonably be expected to lead to a superior proposal;

•	the ability of the board of directors, under certain circumstances, to change, qualify, withhold, withdraw or modify its recommendation that its shareholders vote to adopt the merger agreement;

•	the Company’s ability to terminate the merger agreement to enter into a superior proposal, subject to certain conditions (including certain rights of Leonard Green to have an opportunity to match the superior proposal), provided that the Company concurrently pays a $20 million termination fee in the event of a termination to enter into a superior proposal prior to the no-shop period start date and the payment of the $44.9 million termination fee in certain other circumstances, plus in each case up to $5 million of Parent expenses, as described under “The Merger Agreement — Termination Fees and Reimbursement of Expenses” beginning on page 90;

•	that the $90 million termination fee payable by Parent, which is approximately 5.5% of the equity value of the Company, would become payable in certain circumstances, as described under “The Merger Agreement — Termination Fees and Reimbursement of Expenses” beginning on page 90,

“The Merger Agreement — Expenses” beginning on page 92 and “The Merger Agreement — Remedies” beginning on page 93;

•	the closing conditions to the merger, including the fact that the obligations of Parent and Merger Sub under the merger agreement are not subject to a financing condition; and

•	the covenants of Parent with respect to the maintenance of certain levels of compensation and benefits for certain employees of the Company and its subsidiaries following the effective time as described under “The Merger Agreement — Employee Matters” beginning on page 85; and

•	the rights of shareholders who have perfected and not otherwise waived, withdrawn or lost their rights as dissenting shareholders, if any, to demand to be paid the “fair cash value” of their shares of Company common stock under Section 1701.85 of the Ohio Revised Code.

The special committee and the board of directors also weighed the factors described above against the following factors and risks that generally weighed against entering into the merger agreement:

•	the risk that the proposed merger might not be completed in a timely manner or at all, including the risk that the proposed merger will not occur if the financing contemplated by the acquisition financing commitments, described under “— Financing of the Merger” beginning on page 50, is not obtained, as Parent does not on its own possess sufficient funds to complete the transaction;

•	the restrictions on the conduct of the Company’s business prior to the completion of the proposed merger, which may delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company pending completion of the proposed merger;

•	the potential negative effect of the pendency of the merger, or a failure to complete the merger, could have on the Company’s business and relationships with its employees, customers, suppliers, regulators and the communities in which it operates;

•	the risks and costs to the Company if the proposed merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on business and customer relationships;

•	the risk that certain key members of senior management might choose not to remain employed with the Company prior to the completion of the merger;

•	the possibility that the amounts that may be payable by the Company upon the termination of the merger agreement could discourage other potential acquirors from making a competing bid to acquire the Company, including up to $5 million in Parent’s expenses and the applicable termination fee of $20 million or $44.9 million, as well as the possibility of the payment of damages of up to $90 million (less any amounts paid or payable in respect of such Parent expenses and the termination fee) if the Company commits a material breach of its obligations under the provisions of the merger agreement relating to the solicitation of takeover proposals;

•	the fact that if the proposed merger is not completed, the Company will be required to pay its expenses associated with the merger agreement, the merger and the other transactions contemplated by the merger agreement, as well as, under the circumstances discussed above, Parent’s expenses and the applicable termination fee;

•	the fact that Parent and Merger Sub are newly formed corporations with essentially no assets other than the equity commitments of the funds and that the Company’s remedy in the event of breach of the merger agreement by Parent or Merger Sub may be limited to receipt of the $90 million termination fee, which is guaranteed by each of the funds, severally and not jointly, and that under certain circumstances the Company may not be entitled to such termination fee;

•	the fact that the merger will be taxable to many of the Company’s shareholders that are U.S. holders for U.S. federal income tax purposes; and

•	the risks of the type and nature described under “Cautionary Statement Concerning Forward-Looking Information” beginning on page 20.

In considering the recommendation of the board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, yours. The special committee and the board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the shareholders of the Company. See the section entitled “The Merger — Interests of Certain Persons in the Merger” beginning on page 56.

The foregoing discussion of the information and factors considered by the special committee and the board of directors in reaching their conclusions and recommendations is not intended to be exhaustive, but includes the material factors considered by the directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the board of directors did not find it practicable to, and did not attempt, to quantify, rank or assign any relative or specific weights to the various factors considered in reaching its determination and making its recommendation. In addition, individual directors may have given different weights to different factors. The board of directors considered all of the foregoing factors as a whole and based its recommendation on the totality of the information presented.

The board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Opinion of Centerview Partners LLC

In connection with the merger, Centerview, financial advisor to the special committee and the board of directors, delivered to the board of directors an oral opinion, which was confirmed by delivery of a written opinion dated as of December 22, 2010, that, as of the date of the opinion, and based upon and subject to the various assumptions and limitations set forth in the written opinion, the $61.00 per share merger consideration to be paid in cash to the holders of shares of Company common stock (other than Parent, Merger Sub and their respective affiliates and any holder of shares of Company common stock who is entitled to demand and properly demands appraisal of such shares) pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of the written opinion of Centerview, dated as of December 22, 2010, which describes, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Centerview in connection with its opinion is attached as Annex B to this proxy statement and is incorporated by reference herein in its entirety. Centerview provided its opinion for the information and assistance of the special committee and the board of directors in connection with its consideration of the merger and only addresses the fairness of the per share merger consideration from a financial point of view. Centerview’s opinion does not address any other aspect of the merger and does not constitute a recommendation as to how any shareholder of the Company should vote with respect to the merger or any other matter. Centerview was not asked to, and did not, recommend the specific consideration provided for in the merger agreement, which consideration was determined through negotiations between the special committee and Parent. The summary of the written opinion of Centerview set forth below is qualified in its entirety by reference to the full text of such opinion.

We encourage you to read the opinion of Centerview described above carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Centerview in connection with such opinion.

Summary of Centerview’s Opinion

In connection with rendering its opinion and performing its related financial analyses, Centerview reviewed, among other things:

•	a draft, dated December 22, 2010, of the merger agreement;

•	Annual Reports on Form 10-K of the Company for the five years ended January 31, 2010;

•	certain interim reports to shareholders and Quarterly Reports on Form 10-Q of the Company;

•	certain publicly available research analyst reports for the Company;

•	certain other communications from the Company to its shareholders; and

•	certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of the Company furnished to Centerview by the Company, which Centerview referred to collectively as the “internal data”.

Centerview also conducted discussions with members of the senior management and representatives of the Company regarding their assessment of the internal data and the strategic rationale for the merger. In addition, Centerview reviewed publicly available financial and stock market data, including valuation multiples, for the Company and compared them with those of certain other companies in lines of business that it deemed relevant. Centerview compared the proposed financial terms of the merger with the financial terms of certain other transactions that Centerview deemed relevant and conducted such other financial studies and analyses and took into account such other information as it deemed appropriate.

Centerview did not assume any responsibility for independent verification of any of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with or reviewed by it for purposes of its opinion and, with the Company’s consent, relied upon such information as being complete and accurate. In that regard, Centerview assumed, with the Company’s consent, that the internal data had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. In addition, at the Company’s direction, Centerview did not make an independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company, nor was Centerview furnished with any such evaluation or appraisal. Centerview assumed that the merger would be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to Centerview’s analysis. Representatives of the Company advised Centerview, and Centerview assumed, that the merger agreement, when executed, would conform to the draft reviewed by Centerview in all material respects. Centerview did not express any opinion as to the impact of the merger on the solvency or viability of the Company or the ability of the Company to pay its obligations when they come due, and Centerview’s opinion does not address any legal, regulatory, tax or accounting matters.

Centerview’s opinion does not address the underlying business decision of the Company to effect the merger or the relative merits of the merger as compared to any alternative business strategies or transactions that might be available to the Company. Centerview’s opinion addresses only the fairness from a financial point of view, as of the date of the opinion, of the $61.00 per share merger consideration to be paid in cash to the holders of shares of Company common stock (other than Parent, Merger Sub and their respective affiliates and any holder of shares of Company common stock who is entitled to demand and properly demands appraisal of such shares) pursuant to the merger agreement. At the Company’s direction, Centerview was not asked to, nor did it, express any view on, and the opinion does not address, any other term or aspect of the merger agreement or the merger, including, without limitation, the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons in connection with the merger, whether relative to the $61.00 per share merger consideration to be paid in cash to the holders of shares of Company common stock (other than Parent, Merger Sub and their respective affiliates and any holder of shares of Company common stock who is entitled to demand and properly demands appraisal of such shares) pursuant to the merger agreement or otherwise. Centerview’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion, and Centerview did not have any obligation to update, revise or reaffirm its opinion based on circumstances, developments or events occurring after the date of its opinion. Centerview’s opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the merger or any other matter.

Centerview’s financial advisory services and written opinion were provided for the information and assistance of the board of directors of the Company in connection with its consideration of the merger. Centerview’s opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

Summary of Financial Analyses

The following is a brief summary of the material financial and comparative analyses that Centerview deemed to be appropriate for this type of merger and that were reviewed with the board of directors in connection with rendering Centerview’s opinion. The following summary, however, does not purport to be a complete description of all the financial analyses performed by Centerview in connection with rendering its opinion, nor does the order of analyses described represent relative importance or weight given to those analyses by Centerview.

Some of the summaries of the financial analyses include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses of Centerview. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 22, 2010 (the last trading day prior to the announcement of the merger agreement) and is not necessarily indicative of current market conditions. In Centerview’s analyses set forth below, each implied price per share range was rounded to the nearest dollar.

Historical Stock Trading Analysis

Centerview reviewed the historical trading prices and volumes for the Company common stock for the period from July 5, 2006 (the date upon which Darrell Webb was appointed as Chief Executive Officer of the Company) through December 22, 2010 (the last trading day prior to the announcement of the merger agreement). This analysis indicated that the $61.00 per share of Company common stock to be paid in cash pursuant to the merger agreement represented a 33.7% premium to the closing price of the Company common stock on December 22, 2010 of $45.63. Centerview noted that the low, high and average closing prices for the Company common stock during this time period were $9.15, $48.44 and $25.35 per share of Company common stock, respectively.

Analyst Price Targets

Centerview also reviewed, for reference and informational purposes, stock price targets for the Company’s common stock reflected in publicly available Wall Street research analyst reports. Centerview noted that the low and high analyst stock price targets in such research analyst reports ranged from approximately $47.00 to $60.00 per share of Company common stock, compared to the $61.00 per share merger consideration to be paid in cash pursuant to the merger agreement.

Historical Trading Multiples and Selected Comparable Company Analysis

Centerview reviewed and compared certain financial information for the Company to corresponding financial information, ratios and public market multiples for the following publicly traded companies in the specialty retail industry that Centerview, based on its experience in the industry, deemed comparable to the Company:

•	A.C. Moore Arts & Crafts, Inc.

•	AutoZone, Inc.

•	Barnes & Noble, Inc.

•	Bed Bath & Beyond Inc.

•	Dick’s Sporting Goods, Inc.

•	Dollar Tree, Inc.

•	GameStop Corp.

•	PetSmart, Inc.

•	Pier 1 Imports, Inc.

•	The Pep Boys — Manny, Moe & Jack

•	Tractor Supply Company

•	Staples, Inc.

•	Williams-Sonoma, Inc.

Although none of the selected companies is directly comparable to the Company, the companies included were chosen because they are publicly traded companies with certain operations that for purposes of analysis may be considered similar to certain operations of the Company. However, because of the inherent differences between the business, operations and prospects of the Company and those of the selected comparable companies, Centerview did not rely solely on the quantitative results of the selected comparable company analysis. Centerview also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of the Company and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing scale, market sizes, underlying market growth rates, store expansion potential, same store sales growth, financial growth prospects, profitability levels and degree of operational risk between the Company and the companies included in the selected company analysis.

Centerview calculated and compared the financial multiples and ratios for the selected companies based on information it obtained from SEC filings, Institutional Brokers’ Estimate System estimates, which we refer to as IBES estimates, estimates published by other financial information providers, and closing stock prices on December 22, 2010 (the last trading day prior to the announcement of the merger agreement). The multiples and ratios of the Company were calculated using the closing price of Company common stock on December 22, 2010 and FactSet estimates based on analysts’ research reports. With respect to each of the selected companies, Centerview calculated enterprise value, which is the market value of common equity plus the book value of debt less cash, as a multiple of estimated calendar year 2011 earnings before interest, taxes and depreciation and amortization, or EBITDA.

Based on the foregoing, Centerview applied an illustrative range of multiples of 5.5x to 7.0x estimated calendar year 2011 EBITDA, derived from the selected companies analysis, to the internal data provided by the Company to Centerview to calculate an illustrative range of implied values per share of Company common stock, as compared with the value of the per share merger consideration, resulting in an illustrative range of implied values per share of Company common stock of approximately $54.00 to $66.00, compared to the $61.00 per share merger consideration to be paid in cash pursuant to the merger agreement.

Premiums Paid Analysis

Centerview also reviewed premiums paid for U.S. publicly traded companies in 62 transactions with values ranging between $1.25 billion and $2.00 billion (the implied enterprise value range for the target company based on the consideration payable in the selected transaction), announced since 2005. Centerview analyzed premiums to the one-day prior share prices, or the unaffected share price if there was evidence of a leak or an announced auction process.

The following table presents the results of this analysis with respect to the selected transactions:

Category	Offer Premium

25th — 75th Percentiles	20% — 45%
Median	32%
Mean	36%
Implied Offer	34%

Based on the foregoing, Centerview calculated and applied an illustrative range of premiums of 20% to 45%, derived from the premiums paid analysis, to the $45.63 closing price per share of Company common stock as of December 22, 2010 (the last trading day prior to the announcement of the merger agreement), resulting in an illustrative range of implied values per share of Company common stock of approximately $55.00 to $66.00, compared to the $61.00 per share merger consideration to be paid in cash pursuant to the merger agreement.

Selected Precedent Transactions Analysis

Centerview analyzed certain information relating to selected transactions preceding December 22, 2010 (the last trading day prior to the announcement of the merger agreement). Centerview segregated its analysis according to transactions occurring prior to the 2008 — 2009 economic downturn and transactions occurring after the 2008 — 2009 economic downturn. For the time period before the economic downturn, Centerview selected transactions in the specialty retail industry that were over $1.0 billion in value (being the enterprise value implied for the target company based on the consideration payable in the selected transaction) and included private-equity acquirors. Due to the limited number of transactions occurring after the economic downturn, for that time period Centerview selected transactions in specialty and other retail industries which included private-equity acquirors, without regard to transaction value.

Date Announced	Target	Acquiror

Post-Downturn
11/2010	J-Crew Group, Inc.	TPG Capital, L.P. Leonard Green & Partners, L.P.
10/2010	The Gymboree Corporation	Bain Capital Partners, LLC
9/2010	Burger King Holdings, Inc.	3G Capital
4/2010	CKE Restaurants, Inc.	Apollo Management VII, L.P.
8/2009	Charlotte Russe Holding, Inc.	Advent International Corporation
Pre-Downturn
6/2007	Guitar Center, Inc.	Bain Capital Partners, LLC
3/2007	Claire’s Stores, Inc.	Apollo Management, L.P.
10/2006	The Yankee Candle Company, Inc.	Madison Dearborn Partners, LLC
7/2006	PETCO Animal Supplies, Inc.	Leonard Green & Partners, L.P. Texas Pacific Group
6/2006	Michaels Stores, Inc.	Bain Capital Partners LLC The Blackstone Group
1/2006	The Sports Authority, Inc.	Leonard Green & Partners, L.P.
11/2005	Linens ’n Things, Inc.	Apollo Management, L.P.
5/2005	The Neiman Marcus Group, Inc.	Texas Pacific Group Warburg Pincus LLC
3/2005	Toys “R” Us, Inc.	Kohlberg Kravis Roberts & Co. Bain Capital Partners LLC Vornado Realty Trust

For each of the selected transactions, based on filings and press releases made by the companies involved, Centerview calculated and compared implied enterprise value as a multiple of last-twelve-months, or LTM, EBITDA. While none of the companies that participated in the selected transactions are directly comparable to the Company, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of the Company’s results, business mix and product profile.

Based on the foregoing, Centerview applied an illustrative range of multiples of 6.5x to 7.5x LTM EBITDA, derived from the selected transactions analysis, to comparable financial data for the Company to calculate an illustrative range of implied values per share of Company common stock, as compared with the value of the per share merger consideration, resulting in an illustrative range of implied values per share of Company common stock of approximately $58.00 to $66.00, compared to the $61.00 per share merger consideration to be paid in cash pursuant to the merger agreement.

Discounted Cash Flow Analysis

Centerview performed a discounted cash flow analysis to calculate the estimated present value of the standalone unleveraged, after-tax free cash flow that the Company could generate from February 1, 2011 through January 31, 2016. This analysis was based on internal data provided by the Company to Centerview. Stock based compensation expense was treated as a cash expense for purposes of determining unleveraged free cash flow. Estimated terminal values for the Company were calculated by applying an assumed perpetuity growth rate of 2.0% to the Company’s estimated unleveraged free cash flow. The cash flows and terminal values were then discounted to present value using discount rates ranging from 10.0% to 12.0%, which range was based on a weighted average cost of capital calculation. This analysis resulted in an illustrative range of implied values of approximately $53.00 to $66.00 per share of Company common stock, compared to the $61.00 per share merger consideration to be paid in cash pursuant to the merger agreement.

Other Considerations

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Centerview believes that selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Centerview’s opinion. In arriving at its fairness determination, Centerview considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Centerview made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses.

In its analyses, Centerview considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. No company or transaction used in the analyses is identical to the Company or the merger, and an evaluation of the results of the analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies analyzed. The estimates contained in the analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, the analyses are inherently subject to substantial uncertainty.

Centerview prepared the above analyses for the purpose of providing its opinion to the board of directors regarding whether, as of the date of the opinion, the $61.00 per share merger consideration to be paid in cash to the holders of shares of Company common stock (other than Parent and Merger Sub and their respective affiliates and any holder of shares of Company common stock who is entitled to demand and properly demands appraisal of such shares) pursuant to the merger agreement was fair, from a financial point of view, to such holders. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Centerview or any other person assumes responsibility if future results are materially different from those forecasted.

The opinion and analyses of Centerview were only one of many factors taken into consideration by the Company’s board of directors in its evaluation of the merger. Consequently, the analyses described above should not be viewed as determinative of the views of the Company’s board of directors or the Company’s management with respect to the per share merger consideration or as to whether the Company’s board of directors would have been willing to determine that a different consideration was fair.

Centerview is a securities firm engaged in a number of merchant banking and investment banking activities. In the past, Centerview has provided investment banking services to the Company and received compensation for the rendering of such services. Centerview has not in the past provided investment banking services to Parent, Leonard Green or their respective affiliates. Centerview may provide investment banking and other financial services to the Company, Parent, Leonard Green or their respective affiliates in the future, for which it may receive compensation. Furthermore, in the ordinary course of business, Centerview and its successors and affiliates may trade securities of the Company and its affiliates in the future for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

The board of directors selected Centerview as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Centerview has acted as financial advisor to the Company’s board of directors in connection with, and participated in certain of the negotiations leading to, the transactions contemplated by the merger agreement. The Company has agreed to pay Centerview a fee for its services of $8.0 million, $1.0 million of which became payable upon delivery of Centerview’s fairness opinion described above and attached as Annex B and the remainder of which will become payable upon the closing of the merger. In addition, the Company has agreed to reimburse

Centerview for certain expenses, including attorneys’ fees, and to indemnify Centerview and related persons against various liabilities, including certain liabilities under the federal securities laws.

Financing of the Merger

Leonard Green anticipates that the total funds needed to complete the merger, including the funds needed to:

•	pay our shareholders (and holders of our other equity-based interests) the amounts due to them under the merger agreement, which, based upon the shares (and our other equity-based interests) outstanding as of the record date, would be approximately $1.65 billion;

•	cover the initial issuance discount, if any, for the debt that will finance the merger; and

•	pay all fees and expenses related to the merger and the financing of the merger,

will be funded through a combination of:

•	equity financing to be provided or secured by investment funds affiliated with Leonard Green, or other parties to whom it assigns a portion of its commitment pursuant to the equity commitment letter described below;

•	a $650 million senior secured term loan facility and a $375 million senior secured asset-based revolving facility with the lenders;

•	the issuance of $400 million in principal amount of the mezzanine notes to Crescent and equity financing of $20 million (and, at its option, an additional $20 million) by Crescent (or the issuance of senior unsecured notes in lieu of a portion or all of the financing from the mezzanine notes, the aggregate principal amount of which may equal or exceed the principal amount of such mezzanine notes); and

•	cash on hand of the Company.

Parent has obtained the equity commitment letter and the debt commitment letters described below. The funding under those financing letters is subject to certain conditions, including conditions that do not relate directly to the merger agreement. We believe the amounts committed under the financing letters will be sufficient to complete the transaction, but we cannot assure you of that. Those amounts might be insufficient if, among other things, one or more of the parties to the financing letters fails to fund the committed amounts in breach of such financing letters or if the conditions to the commitments to fund the amounts set forth in such financing letters are not met. Although obtaining the proceeds of any financing, including any financing under the financing letters, is not a condition to the completion of the merger, the failure of Parent and Merger Sub to obtain any portion of the committed financing (or alternative financing) is likely to result in the failure of the merger to be consummated. In that case, Parent may be obligated to pay the Parent termination fee to the Company, as described under “The Merger Agreement — Termination Fees and Reimbursement of Expenses” beginning on page 90. Parent’s obligation to pay the Parent termination fee is guaranteed by the funds pursuant to the limited guaranty referred to below.

Equity Financing

Parent has entered into the equity commitment letter with the funds, dated December 23, 2010, pursuant to which the funds have committed, on a several (not joint and several) basis, to purchase, and/or through one or more of their affiliated entities or co-investors, cause the purchase of, equity securities of Parent, at or prior to the closing of the merger, for an amount equal to $449.3 million in the aggregate to fund (i) the merger consideration and any other amounts required to be paid by Parent, Merger Sub and the surviving corporation pursuant to the merger agreement that is not funded by the debt financing or the Company’s cash on hand and (ii) all related fees and expenses required to be paid by Parent, Merger Sub and the surviving corporation pursuant to the merger agreement and the financing letters.

Each fund may assign a portion of its equity commitment to other investors with the consent of the Company. However, the assignment of any portion of the equity commitment to other investors will reduce such fund’s commitment to make or secure capital contributions pursuant to the equity commitment letter only by the amount actually contributed to Parent by such other investors at or prior to the closing of the merger.

The funds’ obligations to fund the equity financing contemplated by the equity commitments are generally subject to (i) the execution and delivery of the merger agreement (which took place on December 23, 2010), (ii) the satisfaction or waiver of each of the conditions to Parent’s and Merger Sub’s obligations to consummate the transactions contemplated by the merger agreement, (iii) the substantially contemporaneous funding of the debt financing pursuant to the terms and conditions of the debt commitment letters or any alternative financing that Parent and Merger Sub accept from alternative sources pursuant to and in accordance with the merger agreement and (iv) the substantially simultaneous consummation of the merger in accordance with the terms and conditions of the merger agreement. The Company is a third-party beneficiary of the equity commitment letter to the extent that (a) the Company directly seeks specific performance of each fund’s obligation to fund its equity commitment (assuming all the representations and warranties of the funds in the equity commitment letter are true and correct) in certain circumstances in accordance with the terms of the merger agreement or (b) the Company seeks specific performance of Parent’s obligation to cause the funds to fund their respective equity commitments in certain circumstances in accordance with the terms of the merger agreement.

The obligation of the funds to fund their respective equity commitments will terminate upon the earlier to occur of (i) the closing of the merger, (ii) the termination of the merger agreement pursuant to its terms, (iii) the Company, or any person claiming by, through or for the benefit of the Company, accepting all or any portion of the Parent termination fee pursuant to the merger agreement or under the limited guaranty and (iv) the Company or any of its affiliates, or any person claiming by, through or for the benefit of the Company, asserting a claim against any party expressly excluded by the limited guaranty or asserting a claim against any of the funds or certain of their affiliates other than claims expressly permitted by the limited guaranty; except, in the case of the foregoing clause (iii), if the Company has made a claim under the equity commitment letter prior to such date or has notified the funds of its intention to make a claim prior to such date (in which case the Company will have to make such claim as promptly as reasonably practicable after giving such notice but in any event within 15 days thereafter), the equity commitment letter will terminate upon the final, non-appealable resolution of such action and satisfaction by the funds of any obligations finally determined or agreed to be owed by the funds.

Debt Financing

JPM/BofA/Barclays Commitment Letter.  In connection with the entry into the merger agreement, Parent received the JPM/BofA/Barclays commitment letter, dated December 23, 2010 and amended and restated on January 10, 2011, from the commitment parties. Pursuant to the JPM/BofA/Barclays commitment letter, the lenders have committed to provide an aggregate of $1.025 billion in debt financing to Parent and Merger Sub, consisting of (i) a senior secured term loan facility in an aggregate principal amount of $650 million and (ii) a senior secured asset-based revolving facility with a maximum availability of $375 million (provided that only a specified amount may be drawn at the closing of the merger) on the terms and subject to the conditions of the JPM/BofA/Barclays commitment letter (including certain “market flex” provisions). Unless otherwise agreed by the parties, the JPM/BofA/Barclays commitment letter will terminate at 11:59 p.m., New York City time, on June 23, 2011 or such earlier date which is the earlier of (i) the date on which the merger agreement is validly terminated in accordance with its terms and (ii) the date of the consummation of the merger.

The debt facilities contemplated by the JPM/BofA/Barclays commitment letter are subject to the following closing conditions:

(i) that, except as set forth in the Company’s SEC filings since April 17, 2008 (other than disclosures contained in the “Risk Factors” and “Forward Looking Statements” sections or any other disclosures which are forward-looking in nature) or the matters contained in the disclosure schedule that the Company delivered in connection with the merger agreement, since January 31, 2010, there will not have been any “material adverse effect” (as defined in the merger agreement) or any event, change or occurrence that, individually or in the aggregate, would reasonably be expected to have a “material adverse effect”;

(ii) the negotiation, execution and delivery of definitive loan documents consistent with the terms set forth in the JPM/BofA/Barclays commitment letter and fee letter entered into between the parties, and consistent with certain specified documentation principles;

(iii) consummation of the merger in accordance with the merger agreement (without giving effect to any amendments to the merger agreement or any waivers or consents thereof that are materially adverse to the lenders or the arrangers of the debt facilities without the consent of the arrangers of the debt facilities) concurrently, or substantially concurrently, with the initial funding of the debt facilities contemplated by the JPM/BofA/Barclays commitment letter;

(iv) consummation of the equity contribution by Leonard Green and/or its affiliates pursuant to the equity commitment letter and by other investors acceptable to the lenders and the refinancing of all indebtedness under the Company’s existing credit agreement concurrently, or substantially concurrently, with the initial funding of the debt facilities contemplated by the JPM/BofA/Barclays commitment letter on the terms set forth in the JPM/BofA/Barclays commitment letter (provided that, on the closing date, Parent or Merger Sub will not have any material indebtedness for borrowed money other than (a) the debt facilities, the mezzanine notes, the senior unsecured notes, any debt securities issued in lieu of the mezzanine notes or senior unsecured notes on terms not materially less favorable to the lenders than the senior unsecured notes and any debt securities issued as contemplated by the “market flex” provisions in the JPM/BofA/Barclays commitment letter, (b) any indebtedness permitted to be outstanding without any consent from Parent or its affiliates under the merger agreement and (c) other limited indebtedness to be agreed upon);

(v) receipt of (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company for the three most recently completed fiscal years ended at least 90 days prior to the closing date and (b) unaudited consolidated balance sheets and related statements of income and cash flows of the Company for each fiscal quarter subsequent to the most recently ended fiscal year for which financial statements have been delivered pursuant to clause (a) above (other than the fourth fiscal quarter of the Company’s fiscal year) ended at least 45 days prior to the closing date (and the corresponding period of the prior fiscal year) provided that filing of the required financial statements on Form 10-K and Form 10-Q by the Company will satisfy the foregoing requirements with respect to the Company;

(vi) receipt of (a) a customary pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Company as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days (or 90 days in case such four-fiscal quarter period is the end of the Company’s fiscal year) prior to the closing date, prepared after giving effect to the merger and other transactions contemplated by the merger agreement and debt and equity financing, as if such transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the statement of income) and (b) in the case of the senior secured asset-based revolving facility, forecasts in form reasonably satisfactory to the arrangers of the debt facilities of balance sheets, income statements and cash flow statements for each month for the first twelve months following the closing date and on an annual basis for the term of the senior secured asset-based revolving facility (it being understood that the arrangers of the debt facilities will not be required to be satisfied with the projected performance or financial results contained in such projections);

(vii) receipt of the following closing documents: a solvency certificate, customary legal opinions, customary evidence of authority, customary officer’s certificates, good standing certificates (to the extent applicable), evidence of insurance and customary lien searches;

(viii) receipt of, at least five days prior to the closing date, all documentation and other information about Parent, the surviving corporation and its subsidiary guarantors required under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, that has been requested in writing at least ten days prior to the closing date;

(ix) the taking of certain actions necessary to establish and perfect a security interest in certain items of collateral;

(x) payment of applicable fees and expenses, as contemplated by the JPM/BofA/Barclays commitment letter and fee arrangements;

(xi) the accuracy of certain representations and warranties in the merger agreement and specified representations and warranties in the loan documents; and

(xii) with respect to the senior secured asset-based revolving facility, commercially reasonable efforts to deliver a field exam and inventory appraisals (and if not delivered, for purposes of calculating the borrowing base for the senior secured asset-based revolving facility, the most recent borrowing base under the Company existing credit agreement (determined as in effect on January 10, 2011) will initially apply).

Crescent Commitment Letter.  In connection with the entry into the merger agreement, Parent received the Crescent commitment letter, dated December 23, 2010, from Crescent to purchase (i) at par, $400 million of senior unsecured mezzanine notes and (ii) $20 million (and, at Crescent’s option, an additional $20 million) of equity securities, at the closing of the merger, on the terms and subject to conditions set forth in the Crescent commitment letter. It is expected that at the closing of the merger, either (i) up to $400 million of senior unsecured mezzanine notes will be purchased by Crescent on the terms and subject to conditions set forth in the Crescent commitment letter or (ii) in lieu of mezzanine notes, senior unsecured notes will be issued for an issue price of not less than 96% of the principal amount and a yield not to exceed 11.5% pursuant to a Rule 144A transaction (or other private placement), the aggregate principal amount of which may equal or exceed the principal amount of such mezzanine notes. The senior unsecured notes, if issued, will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The commitments contemplated by the Crescent commitment letter are subject to the following closing conditions:

(i) the execution and delivery of definitive transaction documents relating to the mezzanine notes and the equity securities of the Company consistent with the terms set forth in the Crescent commitment letter and fee letter entered into between the parties, and consistent with certain specified documentation principles;

(ii) concurrent, or substantially concurrent, consummation of the merger in accordance with the merger agreement before June 23, 2011 (without giving effect to any amendments to the merger agreement or any waivers or consents thereof that are materially adverse to the purchasers of the mezzanine notes and equity securities pursuant to the Crescent commitment letter without the consent of Crescent and the purchasers holding greater than 50% of the commitments with respect to the mezzanine notes);

(iii) the absence of a “material adverse effect” (as defined in the merger agreement) since January 31, 2010, except as set forth in the Company’s SEC filings since April 17, 2008 (other than disclosures contained in the “Risk Factors” and “Forward Looking Statements” sections or any other disclosures which are forward-looking in nature) or the matters contained in the disclosure schedule that the Company delivered in connection with the merger agreement;

(iv) payment of applicable fees and expenses, as contemplated by the Crescent commitment letter and fee arrangements;

(v) receipt of a solvency certificate, evidence of insurance and customary lien searches provided that the purchasers of the mezzanine notes and equity securities are not required to be satisfied with the amount of or extent of coverage provided by such insurance and the content of such searches;

(vi) effectiveness of the debt facilities in accordance with their terms which will be consistent in all material respects with the JPM/BofA/Barclays commitment letter;

(vii) the accuracy in all material respects or in all respects, as applicable, of certain representations and warranties in the merger agreement and specified representations and warranties in the definitive documents with respect to the transactions contemplated by the Crescent commitment letter;

(viii) termination of the Company’s existing credit agreement and release of all liens granted under the existing credit agreement;

(ix) right to purchase $40 million of equity securities of the Company by Crescent on the terms and conditions set forth in the Crescent commitment letter concurrently with the consummation of the merger and the issuance of the mezzanine notes;

(x) consummation of the equity contribution by Leonard Green and/or its affiliates pursuant to the equity commitment letter and by other investors on the terms set forth in the Crescent commitment letter;

(xi) that the aggregate principal amount of debt for borrowed money of Parent and its subsidiaries, after giving effect to the draws on the debt facilities, the issuance of the mezzanine notes and the merger, does not exceed $1.180 billion and the amount of each debt funding source does not exceed the amount of such debt funding source permitted to be drawn as set forth in the Crescent commitment letter;

(xii) that, upon consummation of the merger, the portion of the outstanding equity securities of Parent owned and controlled by Leonard Green and its affiliates (together with the portion owned and controlled by Crescent and other purchasers under the Crescent commitment letter) will be a majority of all outstanding equity securities of Parent and Parent will own and control directly all of the equity securities of the Company; and

(xiii) receipt of, at least five days prior to the closing date, all documentation and other information about Parent, Merger Sub, the Company and the other funds (as defined in the Crescent commitment letter) required under applicable “know your customer” and anti-money laundering rules and regulations including the PATRIOT Act that has been requested in writing at least ten days prior to the closing date.

None of the debt commitment letters is subject to due diligence or a “market out” condition, which would allow the lenders or Crescent not to fund their respective commitments if the financial markets are materially adversely affected. There is a risk that the conditions to the debt financing will not be satisfied and the debt financing may not be funded when required. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described in this proxy statement is not available as anticipated.

Subject to the terms and conditions of the merger agreement, Parent and Merger Sub will use their reasonable best efforts to obtain the equity and debt financing for the merger on the terms and conditions described in the financing letters (including any applicable “market flex” provisions) and will not permit any amendment or modification to be made thereto, or any waiver of any material provision, if such amendment, modification or waiver (a) reduces the aggregate amount of the equity and debt financing unless the amount of the debt financing or the equity financing is increased by a corresponding amount no later than the date of such amendment, modification or waiver or (b) imposes additional conditions precedent to the initial availability of the debt financing or amends or modifies any of the existing conditions to the initial funding of the financing, in a manner that would reasonably be expected to delay, prevent or render materially less likely to occur the funding of the financing (or the satisfaction of the conditions thereto) on the date of the closing of the merger or adversely impact the ability of Parent, Merger Sub or the Company, as applicable, to enforce its rights against other parties to the financing letters or the definitive agreements with respect thereto, in each of clauses (a) and (b) in any material respect.

Limited Guaranty

Pursuant to the limited guaranty delivered by the funds in favor of the Company, dated December 23, 2010, each fund has agreed to, severally but not jointly, guarantee the due and punctual performance and discharge of such fund’s respective percentage of (a) the payment obligations of Parent under the merger agreement to pay the Parent termination fee of $90 million to the Company as and when due and (b) the expense reimbursement and indemnification obligations of Parent in connection with the costs and expenses incurred (x) in connection with any suit to enforce the payment of the Parent termination fee and (y) the arrangement of the financing of the merger (we refer to such expense reimbursement and indemnification obligations as the expense obligations) as and when due. See “The Merger Agreement — Termination Fees and Reimbursement of Expenses” beginning on page 90. However, each fund’s obligations under the limited guaranty are subject to a cap equal to such fund’s applicable portion of (x) $90 million plus (y) any expense obligations of Parent minus (z) any amount actually paid by Parent or Merger Sub to the Company in respect of the expense obligations.

Subject to certain exceptions, the limited guaranty will terminate upon the earlier of (a) the effective time of the merger, (b) the termination of the merger agreement in accordance with its terms in circumstances where the Parent termination fee does not become payable and there are no expense obligations of Parent remaining unpaid and (c) the seven month anniversary of the date of the merger agreement, except, in the case of the foregoing clause (c), if the Company has made a claim under the limited guaranty prior to such date or has notified the funds of its intention to make a claim prior to such date (in which case the Company will have to make such claim as promptly as reasonably practicable after giving such notice but in any event within 15 days thereafter), the relevant date will be the date that such claim is finally satisfied or otherwise resolved by agreement of the parties to the limited guaranty or a final, non-appealable judgment of a governmental entity of competent jurisdiction.

Closing and Effective Time of Merger

The closing of the merger will take place no later than the third business day following the date on which the last of the conditions to closing of the merger (described under “The Merger Agreement — Conditions to the Merger” beginning on page 87) have been satisfied or waived (to the extent permitted by applicable law) (other than the conditions that by their nature are to be satisfied at the closing of the merger, but subject to the satisfaction or waiver of those conditions). However, the merger agreement provides that if the marketing period (as summarized under “The Merger Agreement — Closing and Effective Time of the Merger; Marketing Period” beginning on page 67) has not ended at such time, then, subject to the continued satisfaction or waiver of such conditions to closing of the merger at such time, the closing of the merger will instead take place on the earlier of (a) any business day during the marketing period specified by Parent on no less than three business days’ prior written notice to the Company and (b) the next business day after the final day of the marketing period. Notwithstanding the defined term “marketing period” in the merger agreement, Parent may nonetheless seek to market and arrange the debt financing at any time prior to or during the marketing period and if such debt financing is available and other conditions to the merger have been satisfied, the merger may be consummated prior to the commencement or conclusion of the marketing period.

Assuming timely satisfaction of the necessary closing conditions, we anticipate that the merger will be consummated by the end of March 2011. The effective time will occur as soon as practicable on the date of the closing of the merger upon the filing of a certificate of merger or other appropriate document with the Secretary of State of the State of Ohio (or at such later date as the Company, Parent and Merger Sub may agree and specify in the certificate of merger).

Payment of Merger Consideration and Surrender of Stock Certificates

Promptly, and in any event within three business days, after the effective time of the merger, each record holder of shares of Company common stock (other than the excluded shares) will be sent a letter of transmittal describing how such holder should surrender its shares of Company common stock for the per share merger consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent (described in “The Merger Agreement — Exchange and Payment Procedures” beginning on page 70) without a letter of transmittal.

You will not be entitled to receive the per share merger consideration until you deliver a duly completed and executed letter of transmittal to the paying agent. If your shares are certificated, you must also surrender your stock certificate or certificates to the paying agent. If ownership of your shares is not registered in the transfer records of the Company, a check for any cash to be delivered will only be issued if the applicable letter of transmittal is accompanied by all documents reasonably required by the Company to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to make an affidavit of the loss, theft or destruction, and if required by the surviving corporation, post a bond in a customary amount as indemnity against any claim that may be made against it with respect to such certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

Interests of Certain Persons in the Merger

In considering the recommendation of our board of directors with respect to the merger agreement, you should be aware that the Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of our shareholders generally, as more fully described below. Our board of directors and the special committee were aware of these interests and considered them, among other matters, in reaching the decision to approve the merger agreement and recommend that our shareholders vote in favor of adopting the merger agreement. For the purposes of all the agreements and plans to which the Company is a party described below that contain a change in control provision, the completion of the transactions contemplated by the merger agreement will constitute a change in control.

Strategic Transactions Committee Compensation

Members of the special committee did not receive from the Company any compensation for attending committee meetings or board meetings other than certain quarterly cash retainers and RSUs granted to such members under the Company stock plans as described in “— Treatment of Restricted Shares, Performance Shares, Restricted Stock Units and Stock Equivalent Units” below. As of the date of this proxy statement, the board of directors has not approved any additional compensation to be paid to the members of the special committee. The board of directors may, prior to the effective time, approve additional compensation for the members of the special committee to compensate them for their time and efforts in serving on the committee, subject to the merger agreement’s contractual restrictions on the conduct of our business prior to the completion of the merger.

Treatment of Stock Options

The merger agreement provides that, as of the effective time of the merger, each of the outstanding options, whether vested or unvested, will be cancelled and will entitle the holder thereof to receive, as soon as reasonably practicable after the effective time (but in any event no later than the first payroll date after the effective time), an amount in cash equal to the product of (i) the total number of shares subject to the option immediately prior to the effective time times (ii) the excess, if any, of the per share merger consideration over the exercise price per share under such option, less any required withholding taxes.

The following table sets forth, as of the record date, for each of our directors and executive officers holding stock options (without giving effect to any roll-over of stock options by executive officers of the Company as described below under “— Arrangements with Rollover Investors”): (a) the aggregate number of shares of Company common stock subject to vested stock options and the value of such vested stock options, on a pre-tax basis, at the per share merger consideration; (b) the aggregate number of unvested stock options that will vest in connection with the merger, assuming the director or executive officer remains employed by the Company at the effective time of the merger, and the value of those unvested stock options, on a pre-tax basis, at the per share merger consideration; (c) the aggregate number of shares of Company common stock subject to vested and unvested stock options for each individual, assuming the director or executive officer remains employed by the Company at the effective time of the merger; and (d) the aggregate amount of consideration that we expect to pay to all such individuals with respect to their stock options in connection with the merger.

	Vested Stock Options		Unvested Stock Options		Aggregate Stock Options
	Shares	Value(1)	Shares	Value(1)	Shares	Value(1)

Executive Officers(2)
Darrell Webb	—	$—	129,381	$5,873,129	129,381	$5,873,129
Chairman and Chief Executive Officer
Travis Smith	—	$—	66,501	$2,775,648	66,501	$2,775,648
President and Chief Operating Officer
Kenneth Haverkost	11,443	$518,368	64,044	$2,805,938	75,487	$3,324,306
Executive Vice President, Store Operations
James Kerr	68,275	$3,007,033	59,720	$2,543,854	127,995	$5,550,887
Executive Vice President, Chief Financial Officer
Non-Employee Directors(3)
Scott Cowen	—	$—	—	$—	—	$—
Joseph DePinto(4)	—	$—	—	$—	—	$—
Ira Gumberg	—	$—	—	$—	—	$—
Patricia Morrison	17,200	$560,720	—	$—	17,200	$560,720
Frank Newman	22,575	$782,645	—	$—	22,575	$782,645
David Perdue	5,000	$190,850	5,000	$190,850	10,000	$381,700
Beryl Raff	—	$—	—	$—	—	$—
Alan Rosskamm	—	$—	—	$—	—	$—
Tracey Travis	8,600	$288,788	—	$—	8,600	$288,788
All Executive Officers and Non-Employee Directors as a Group	133,093	$5,348,404	324,646	$14,189,419	457,739	$19,537,823

(1)	Calculated for each stock option by multiplying (i) the excess of the $61.00 per share merger consideration over the per share exercise price of the stock option by (ii) the number of shares of Company common stock subject to such stock option.

(2)	Executive officers are granted stock options on an annual basis as part of their long-term incentive compensation. These stock option grants have been made under our 1998 Incentive Compensation Plan and 2008 Incentive Compensation Plan.

(3)	Each non-employee director receives a stock option grant for 10,000 shares of Company common stock upon commencement of service as a director. Prior to our 2007 fiscal year, our non-employee directors received part of their annual compensation in the form of stock option grants. Stock option grants to our non-employee directors have been made under our 1998 Incentive Compensation Plan and 2008 Incentive Compensation Plan.

(4)	Mr. DePinto resigned from the board of directors effective August 1, 2010.

Treatment of Restricted Shares, Performance Shares, Restricted Stock Units and Stock Equivalent Units

The merger agreement provides that, as of the effective time of the merger, any vesting conditions or restrictions applicable to any restricted shares granted pursuant to the Company stock plans will lapse, and such restricted shares will be treated the same as all other shares of Company common stock (other than the dissenting shares) and as such will be entitled to receive the per share merger consideration, less applicable withholding taxes. The restricted shares cancelled and converted into cash in connection with the merger will include the Company’s outstanding performance shares, which were granted by the Company on March 23, 2010 and will be earned, as of the end of our 2011 fiscal year, based on our financial performance during such fiscal year. Payment for restricted shares will be made at the same time that the merger consideration is paid to our shareholders.

The merger agreement also provides that, as of the effective time of the merger, each outstanding RSU and SEU under the Company stock plans will be cancelled and will entitle the holder thereof to receive, as soon as reasonably practicable after the effective time (but in any event no later than the first payroll date after the effective time), the per share merger consideration, less any required withholding taxes.

The following table sets forth, as of the record date, for each of our directors and executive officers holding restricted shares, performance shares, RSUs and/or SEUs: (a) the aggregate number of restricted shares that will vest in connection with the merger; (b) the aggregate number of performance shares that will vest in connection with the merger (assuming that such performance shares are earned at maximum payout prior to the merger); (c) the aggregate number of RSUs and SEUs that will vest in connection with the merger; and (d) the pre-tax value of such restricted shares, performance shares, RSUs and SEUs at the $61.00 per share merger consideration.

				Value of
				Restricted
				Shares,
	Aggregate	Aggregate	Aggregate	Performance
	Number of	Number of	Number of	Shares,
	Restricted	Performance	RSUs	RSUs and
	Shares	Shares(1)	and SEUs	SEUs(2)

Executive Officers(3)
Darrell Webb(4)	376,378	—	4,670	$23,243,928
Chairman of the Board and Chief Executive Officer
Travis Smith	48,889	7,077	—	$3,413,926
President and Chief Operating Officer
Kenneth Haverkost	48,802	5,055	—	$3,285,277
Executive Vice President, Store Operations
James Kerr	41,019	5,055	—	$2,810,514
Executive Vice President, Chief Financial Officer
Non-Employee Directors(5)
Scott Cowen	—	—	2,769	$168,909
Joseph DePinto(6)	—	—	—	$—
Ira Gumberg	—	—	2,769	$168,909
Patricia Morrison	—	—	2,769	$168,909
Frank Newman	—	—	2,769	$168,909
David Perdue	—	—	2,769	$168,909
Beryl Raff	—	—	2,769	$168,909
Alan Rosskamm	—	—	2,769	$168,909
Tracey Travis	—	—	2,769	$168,909
All Executive Officers and Non-Employee Directors as a Group	515,088	17,187	26,822	$34,104,917

(1)	Performance shares for the Company’s 2011 fiscal year are assumed to be earned at maximum payout.

(2)	Calculated by multiplying the $61.00 per share merger consideration by the number of restricted shares, performance shares, RSUs and SEUs.

(3)	Executive officers are granted restricted shares and performance shares on an annual basis as part of their long-term incentive compensation. The payment of performance shares is subject to the achievement by the Company of financial metrics established by our Compensation Committee on an annual basis. Grants of restricted shares and performance shares have been made under our 1998 Incentive Compensation Plan and 2008 Incentive Compensation Plan.

(4)	Due to limitations under our 1998 Incentive Compensation Plan, in our 2009 fiscal year Mr. Webb was granted 9,339 SEUs in lieu of an equal number of restricted shares.

(5)	Each non-employee director receives an annual grant of RSUs. Each non-employee director also receives, after service on the board for ten years, a grant of RSUs with a market value equal to $120,000. These grants have been made under our 1998 Incentive Compensation Plan and 2008 Incentive Compensation Plan.

(6)	Mr. DePinto resigned from the board of directors effective August 1, 2010.

Treatment of Director Deferred Stock Units

Under our Director Deferred Stock Plan, our non-employee directors may elect each year to convert some or all of their cash compensation into deferred stock units. The conversion of cash compensation into deferred stock units is based on the closing market price of the shares of Company common stock on the date the cash compensation would have been payable if it were paid in cash. The deferred stock units are credited to an account for the non-employee director, and no stock is to be issued to the director until the earlier of a distribution date selected by the non-employee director or his or her retirement. In connection with the merger, we currently expect that our Director Deferred Stock Plan will be terminated and all of the deferred stock units held by our directors will be cancelled and paid in cash in the amount of $61.00 per unit. In connection with the termination of this plan, the following payments will be made to our non-employee directors: Scott Cowen, $216,611; Ira Gumberg, $416,508; Frank Newman, $520,025; David Perdue, $19,032; and Tracey Travis, $283,284.

Discussions with Leonard Green

As described under “The Merger — Background of the Merger” above, members of the senior management team of the Company held discussions with representatives of Leonard Green prior to the execution of the merger agreement regarding employment and equity participation agreements for the period following the closing of the merger. No definitive agreements have been entered into regarding such matters as of the date of this proxy statement, however. Leonard Green requested the ability to enter into employment and equity participation agreements with members of our senior management team following the conclusion of the go-shop period (which concluded at 11:59 p.m. (New York City time) on February 14, 2011), and is permitted under the merger agreement to do so (subject to certain conditions). After the conclusion of the go-shop period, Leonard Green and members of the senior management team of the Company began negotiating definitive agreements with respect to employment and equity participation for the period following the closing of the merger as described below under “The Merger — Arrangements with Rollover Investors” and “The Merger — New Stock Option Plan.”

In addition, under the merger agreement, the Company will be permitted, prior to the effective time, (a) to pay annual bonuses for fiscal 2011 in an amount equal to the annual bonus earned by participants for the 2011 fiscal year and (b) to establish bonus targets, maximums and performance goals for fiscal 2012 in the ordinary course of business consistent with past practice.

Employee Benefits

The merger agreement provides that, after the merger, the Company must continue to provide for a period of one year certain levels of base salary, bonus and incentive opportunities, welfare benefits and severance benefits to the Company’s employees, including our executive officers, as well as take certain actions in respect of vesting, credit and eligibility under the employee benefits provided to the Company’s employees, including our executive officers. For a more detailed description of these provisions of the merger agreement, please see the section of this proxy statement titled “The Merger Agreement — Employee Matters” on page 85.

Termination of Clawback Agreements

As following the closing of the merger the Company will no longer be public, the merger agreement provides that, as of the effective time of the merger, our clawback policy and all of the clawback agreements entered into with our executive officers will terminate.

Deferred Compensation Plan

The Company offers a Deferred Compensation Plan to its upper level management, to which the executives and the Company may contribute. Both Messrs. Haverkost and Kerr participate in the plan. In connection with the closing of the merger, the Company may elect to terminate the Deferred Compensation Plan and distribute previously deferred amounts to participants. If the Company elects to terminate the Deferred Compensation Plan in connection with the closing of the merger, Messrs. Haverkost and Kerr would receive $203,319 and $66,504, respectively (as of January 31, 2011).

Severance Arrangements

We have entered into agreements with each of our executive officers that provide for severance payments and other benefits upon a termination of employment after a change of control of the Company. Each of these agreements was originally entered into at the time the applicable executive officer first assumed his position as an executive officer of the Company.

The consummation of the merger will constitute a change of control of the Company under these agreements, and the agreements will therefore become operative in the event that any of our executive officers is terminated by the Company without “Cause” or terminates his employment with the Company for “Good Reason” within 24 months after the effective time of the merger.

Under the agreements, “Cause” is defined as the executive officer’s willful failure to substantially perform his normal duties, his conviction of fraud, embezzlement, theft or other criminal act constituting a felony, or his willful gross negligence materially and demonstrably injurious to the Company. “Good Reason” is defined as a material reduction in the executive officer’s base salary, a material reduction in his short and long-term incentive compensation opportunities, a material reduction in his duties, responsibilities or position, or his place of employment being moved by more than 50 miles. To receive benefits under the agreement for a “Good Reason” termination, an executive officer must give the Company notice within 90 days of the occurrence of the “Good Reason” and specify a termination date that is between 30 and 90 days after such notice. The Company then has the opportunity to remedy the event giving rise to the “Good Reason” prior to the termination date specified by the executive officer.

If an executive officer becomes entitled to benefits under his agreement, he will be entitled to payment of (a) a lump sum equal to three times the sum of his base salary plus bonus in the case of Messrs. Webb and Smith and two times the sum of his base salary plus bonus in the case of Messrs. Kerr and Haverkost, (b) any unpaid bonus for any prior year, and (c) a pro rata bonus for that part of the current year that ends on the date of termination of employment. The executive officer also will be entitled to receive continued group term life insurance coverage for three years in the case of Messrs. Webb and Smith and two years in the case of Messrs. Kerr and Haverkost, and will be eligible for up to 18 months of COBRA medical and dental insurance coverage. The group term life insurance coverage will terminate if the executive officer becomes eligible for similar benefits with another employer.

The agreements also provide that, in the event of a qualifying termination within 24 months of a change of control, Messrs. Webb, Smith and Kerr will be provided with additional cash payments in the amount of $64,799, $92,735 and $61,823, respectively. These payments are intended to replace the continued Company-subsidized group medical and dental insurance coverage that was provided for under prior agreements with Messrs. Webb, Smith and Kerr.

These agreements also provide that if any payments to an executive officer in connection with a change of control would be subject to the excise tax under Sections 280G or 4999 of the Internal Revenue Code on excess parachute payments, we will, in general, “gross-up” the executive officer’s compensation to offset the excise tax, except that (a) if the aggregate parachute payments that would otherwise be made to the executive officer do not exceed 110% of the maximum amount of parachute payments that can be made without triggering the excise tax, the parachute payments to the executive officer will be reduced to the extent necessary to avoid the imposition of the excise tax and no “gross-up” will be paid, and (b) if the aggregate parachute payments that would otherwise be made to the executive officer exceed 110% of the maximum amount of parachute payments that can be made without triggering the excise tax, the full amount of those parachute payments will be made, the executive officer will have to individually bear the excise tax allocable to 10% of the aggregate total of parachute payments, and we will “gross-up” the executive officer’s compensation to offset the remaining excise taxes.

Arrangements with Rollover Investors

Each of Messrs. Webb, Smith, Haverkost and Kerr, who we refer to collectively as the rollover investors, has indicated their intent to enter into a contribution and subscription agreement with Parent. Pursuant to the contribution and subscription agreement, it is contemplated that the rollover investors will collectively commit to make the equivalent of an $8.5 million investment (based upon the per share merger consideration of $61.00) in Parent, by one or more of the following: (i) contributing, immediately prior to the effective time of the merger, shares of Company common stock to Parent, (ii) exchanging, immediately prior to the effective time of the merger, outstanding options to purchase shares of Company common stock under the Company stock plans for options to purchase Parent common stock (“Rollover Options”) granted pursuant to the stock option plan described below under “— New Stock Option Plan” or (iii) subscribing for shares of Parent common stock for cash. Additionally, Parent has informed the Company that other employees of the Company may be offered the ability to purchase shares of Parent common stock or exchange options to purchase shares of Company common stock for options to purchase Parent common stock, in each case on the same terms and conditions as the rollover investors.

Parent has informed the Company that the rollover investors’ commitments pursuant to the contribution and subscription agreement are contemplated to be conditioned upon the contemporaneous equity contribution of cash by the funds in accordance with the equity commitment letter, to Parent in exchange for shares of Parent common stock. Parent currently expects that Messrs. Webb, Smith, Haverkost and Kerr will collectively beneficially own less than 10% of the outstanding common stock of Parent immediately after the merger (including shares subject to any Rollover Options granted to the rollover investors and any options to purchase Parent common stock granted pursuant to the stock option plan described below under “— New Stock Option Plan,” but not including any shares beneficially owned by additional employees of the Company who may have the opportunity to invest in Parent and who choose to make such investment prior to the closing).

Parent has informed the Company that the commitments of the rollover investors under the contribution and subscription agreement are contemplated to be further conditioned upon (i) the prior adoption by Parent of a stock option plan as described below under “— New Stock Option Plan,” including the grant by Parent to each rollover investor of an option to purchase a specified number of shares of Parent common stock and (ii) the execution of the stockholders agreement described below.

Parent has informed the Company that each of the rollover investors intends to enter into a management stockholders agreement with Parent and the funds which will govern the parties’ rights and obligations with respect to the capital stock of Parent following completion of the merger. Among other rights and obligations, Parent contemplates that the management stockholders agreement will provide the rollover investors with rights, under certain circumstances, to participate in sales, purchases and registrations of Parent common stock. In addition, Parent contemplates that the management stockholders agreement will provide that, as of the effective time of the merger, the board of directors of Parent will consist of no more than a specified number of directors, with Mr. Webb and Mr. Smith serving as directors and Mr. Webb serving as chairman of the board of directors.

New Stock Option Plan

In connection with the closing of the merger, Parent has informed the Company that it expects to adopt a new stock option plan covering Rollover Options and providing for additional grants to Parent’s employees, consultants or directors of stock options to purchase up to approximately 7.5% of the fully-diluted shares of common stock of Parent, subject to partial reduction to reflect increased dilution in connection with the issuance of Rollover Options. Parent does not contemplate granting an option to any individual member of management in excess of approximately 2% of the fully-diluted common stock of Parent, subject to partial reduction to reflect increased dilution in connection with the issuance of Rollover Options to the applicable executive. It is contemplated that the remaining shares available for issuance under the stock option plan following the closing date will be available for post-closing grants as determined by the board of directors of Parent in consultation with Messrs. Webb and Smith.

Employment-Related Arrangements Following the Merger

Parent has informed the Company that it is contemplated that Mr. Webb will enter into an employment letter agreement, pursuant to which he will agree to continue to serve as the Chief Executive Officer of the Company for a period following the merger in accordance with Mr. Webb’s existing employment agreement and severance agreement. Thereafter, Parent expects that, upon the Company’s request, Mr. Webb will agree to serve as the non-executive chairman of the Company’s board of directors and will be entitled to receive an annual salary of $250,000.

Parent has informed the Company that it is contemplated that Mr. Smith will enter into an employment agreement to provide for his continued employment following the merger for a term of five years as president and chief operating officer of the Company. Parent contemplates that Mr. Smith will be entitled to receive salary and benefits consistent with his existing employment agreement.

Indemnification of Directors and Officers

The Company is incorporated under the laws of the State of Ohio. Consistent with Ohio law, our Amended and Restated Code of Regulations provides that we will indemnify our directors and officers from liability relating to their service to the Company if the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. With respect to actions brought by or in the right of the Company, our Amended and Restated Code of Regulations provides that the Company will indemnify our directors and officers from liability relating to their service to the Company if the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to be the best interests of the Company, except that no indemnification may be made if the director or officer is finally adjudged to be liable for negligence or misconduct in the performance of his or her duties to the Company unless and only to the extent that a court determines that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity. If a director or officer is successful on the merits in defending any action or suit, our Amended and Restated Code of Regulations mandates that he or she be indemnified by us.

Our Amended and Restated Code of Regulations also permits the Company to purchase and maintain insurance on behalf of our directors and officers insuring them against any liability asserted against them in their capacities as directors and officers of the Company, whether or not the Company would have the authority to indemnify them under our Amended and Restated Code of Regulations or Ohio law. Consistent with these provisions, we maintain liability insurance that covers claims against our directors and officers and also insures us against amounts that we are required to pay to indemnify our directors and officers, in each case subject to customary policy limits and retention amounts.

We have entered into indemnification agreements with each of our non-employee directors. These agreements were intended to provide each of our non-employee directors with the maximum indemnification protection permitted under Ohio law. The agreements clarify the procedures that are to be followed if a non-employee director is entitled to indemnification, provide for the advancement of legal defense costs, allow the non-employee director to recover enforcement costs if he or she is required to take action to enforce his or her indemnification rights, and obligate the Company to use commercially reasonable efforts to maintain directors and officers insurance coverage at a customary level. We are required to maintain this insurance coverage for the duration of each non-employee director’s service on our board of directors and for at least six years thereafter.

In the merger agreement, Parent agrees that it and the surviving corporation will, for a period of six years after the merger, provide indemnification to our directors and officers to the fullest extent permitted by law, assume the indemnity obligations under our Amended and Restated Code of Regulations and director indemnity agreements, and maintain in effect the Company’s current directors and officers liability insurance coverage. For a more detailed description of these provisions of the merger agreement, please see the section of this proxy statement titled “The Merger Agreement — Indemnification; Directors’ and Officers’ Insurance” on page 94.

Intent to Vote in Favor of the Merger

As of the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, 1,233,099 shares of Company common stock (including restricted shares and shares of Company common stock acquired under our ASOP or held in our 401(k) plan, but not including any shares of Company common stock deliverable upon exercise or conversion of any options or that may be earned as performance shares, RSUs, SEUs or deferred stock units), representing 4.68% of the outstanding shares of Company common stock on the record date. The directors and executive officers have informed the Company that they currently intend to vote all of their shares of Company common stock “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Accounting Treatment

The merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) whose shares of Company common stock are converted into the right to receive cash in the merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our shareholders. For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of shares of Company common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any state thereof or the District of Columbia;

•	a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds Company common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. A partner of a partnership holding Company common stock should consult the partner’s tax advisor regarding the U.S. federal income tax consequences of the merger to such partner.

This discussion is based on current law, which is subject to change, possibly with retroactive effect. The discussion applies only to beneficial owners who hold shares of Company common stock as capital assets, and does not apply to shares of Company common stock received in connection with the exercise of employee stock options, stock acquired under the ASOP, or stock otherwise received as compensation, shareholders who hold an equity interest, actually or constructively, in Parent or the surviving corporation after the merger, shareholders who validly exercise their rights under the Ohio Revised Code to object to the merger or to certain types of beneficial owners who may be subject to special rules (such as insurance companies, banks, tax-exempt organizations, financial institutions, broker-dealers, partnerships, S corporations or other pass-through entities, mutual funds, traders in securities who elect the mark-to-market method of accounting, shareholders subject to the alternative minimum tax, shareholders that have a functional currency other than the U.S. dollar or shareholders who hold Company common stock as part of a hedge, straddle, constructive sale or conversion transaction). This discussion also does not address the U.S. tax consequences to any shareholder who, for U.S. federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address the receipt of cash in connection with the cancellation of the RSUs and SEUs or options to purchase shares of Company common stock, or any other matters relating to equity compensation or benefit plans (including the 401(k) plan). This discussion does not address any aspect of state, local or foreign tax laws.

Exchange of Shares of Common Stock for Cash Pursuant to the Merger Agreement

The exchange of shares of Company common stock for cash in the merger will generally be a taxable transaction to U.S. holders for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Company common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis will generally equal the price the U.S. holder paid for such shares. Gain or loss will be determined separately for each block of shares of Company common stock (i.e., shares of Company common stock acquired at the same cost in a single transaction). Such gain or loss will be long-term capital gain or loss provided that the U.S. holder’s holding period for such shares of Company common stock is more than 12 months at the time of the completion of the merger. Long-term capital gains of non-corporate U.S. holders are generally eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses. The gain or loss will generally be income or loss from sources within the U.S. for foreign tax credit limitation purposes.

Backup Withholding and Information Reporting

Backup withholding of tax may apply to cash payments to which a U.S. holder is entitled under the merger agreement, unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. Each of our U.S. holders should complete and sign, under penalty of perjury, an Internal Revenue Service Form W-9 included as part of the letter of transmittal and return it to the paying agent, in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Backup withholding is not an additional tax. Any amounts withheld from cash payments to a U.S. holder pursuant to the merger under the backup withholding rules will be allowable as a refund or a credit against such U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the Internal Revenue Service.

Cash payments made pursuant to the merger will also be subject to information reporting unless an exemption applies.

The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each shareholder should consult the shareholder’s tax advisor regarding the applicability of the rules discussed above to the shareholder and the particular tax effects to the shareholder of the merger in light of such shareholder’s particular circumstances and the application of state, local and foreign tax laws.

Regulatory Approvals and Notices

Under the terms of the merger agreement, the merger cannot be consummated until the waiting period applicable to the consummation of the merger under the HSR Act has expired or been terminated.

Under the HSR Act and the rules promulgated thereunder by the FTC, the merger cannot be consummated until each of the Company and Parent files a notification and report form with the FTC and the Antitrust Division of the DOJ under the HSR Act and the applicable waiting period has expired or been terminated. Each of the Company and Parent filed such a notification and report form on January 12, 2011 and each requested early termination of the waiting period, which was granted on January 24, 2011.

At any time before or after consummation of the merger, notwithstanding the termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the Company or Parent. At any time before or after the completion of the merger, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the Company or Parent. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

There can be no assurance that all of the regulatory approvals described above will be sought or obtained and, if obtained, there can be no assurance as to the timing of any approvals, the ability of Parent or the Company to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. There can also be no assurance that the DOJ, the FTC or any other governmental entity or any private party will not attempt to challenge the merger on antitrust grounds and, if such a challenge is made, there can be no assurance as to its result.

Litigation Relating to the Merger

In connection with the merger, on December 30, 2010 and January 14, 2011, respectively, purported shareholder derivative and class action complaints were filed in the Court of Common Pleas, Summit County, the State of Ohio captioned Dalesandro, Marika v. Cowen, Scott, et al., CV-2010-12-8510, and Locey, Lea v. Cowen, Scott, et al., CV-2011-01-0282, respectively, against the Company, members of its board of directors, Parent, Merger Sub and Leonard Green. The complaints allege, among other things, that (1) the members of our board of directors breached their fiduciary duties of loyalty, good faith, candor and independence owed to the Company and the Company’s public shareholders and have acted to put their personal interests ahead of the interests of the Company and (2) Leonard Green aided and abetted such members’ alleged breaches of their fiduciary duties. The complaints seek among other things, injunctive relief, rescission of the merger agreement and awarding the plaintiffs the costs and disbursements of the actions including reasonable attorneys’ and experts’ fees. The Company, the members of its board of directors and each of the other named defendants believe that the lawsuits are without merit and intend to defend each of them vigorously.

THE MERGER AGREEMENT

The following is a summary of the material terms and conditions of the merger agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety because it is the legal document that governs this merger.

Explanatory Note Regarding the Merger Agreement

The merger agreement is included to provide you with information regarding its terms. Factual disclosures about the Company contained in this proxy statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by the Company, Parent and Merger Sub were qualified and subject to important limitations agreed to by the Company, Parent and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing as facts the matters described therein. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to shareholders and reports and documents filed with the SEC and in some cases were qualified by the matters contained in the disclosure schedule that the Company delivered in connection with the merger agreement, which disclosures are not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement, and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

Effects of the Merger; Articles of Incorporation; Code of Regulations; Directors and Officers

The merger agreement provides for the merger of Merger Sub with and into the Company with the Company surviving the merger on the terms and subject to the conditions set forth in the merger agreement and becoming a wholly-owned subsidiary of Parent as a result of the merger. At the effective time, all the properties, rights, privileges, powers, immunities and franchises of the Company and Merger Sub will vest in the Company, which will continue as the surviving corporation, and all debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the surviving corporation as provided in the Ohio Revised Code.

At the effective time, the articles of incorporation and code of regulations of the surviving corporation will be amended and restated to be in the form of the articles of incorporation and code of regulations of Merger Sub (except with respect to the name of the Company) until thereafter amended in accordance with their terms or by applicable law.

The board of directors of the surviving corporation will, from and after the effective time, consist of the directors of Merger Sub until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal. The officers of the surviving corporation will, from and after the effective time, be the officers of the Company until their successors have been duly appointed and qualified or until their earlier death, resignation or removal.

Closing and Effective Time of the Merger

The closing of the merger will take place at 10:00 a.m. (New York City time) on a date to be specified by Parent and the Company, which we refer to as the closing date, no later than the third business day following the date on which the last of the conditions to closing (described under “The Merger Agreement —

Conditions to the Merger”) has been satisfied or waived (to the extent permitted by applicable law) (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions), unless another date, time, or place is agreed to in writing by Parent and the Company. However, if the marketing period (as described below) has not ended at such time, then, subject to the continued satisfaction or waiver of such conditions to closing at such time, the closing will instead take place on the earlier of (1) any business day during the marketing period as may be specified by Parent on no less than three business days’ prior written notice to the Company and (2) the next business day after the final day of the marketing period.

As soon as practicable on the closing date, the parties will file with the Secretary of State of the State of Ohio a certificate of merger in accordance with the relevant provisions of the Ohio Revised Code. The merger will become effective upon the filing of the certificate of merger, or at such later time as is agreed to by the parties prior to the closing date and specified in the certificate of merger.

Marketing Period

The Marketing Period

The marketing period is the first period of 15 consecutive business days after the date of the merger agreement throughout which (1) Parent has the required information (as described below), (2) the required information is compliant (as described below) and (3) all closing conditions to the obligations of Parent and Merger Sub (described under “The Merger Agreement — Conditions to the Merger”) have been satisfied (other than the condition relating to Company shareholder approval, which must be satisfied no later than five business days prior to the end of the marketing period, and those conditions that by their terms are to be satisfied at the closing, which need only be satisfied at the closing, as the case may be), and nothing has occurred and no condition exists that would cause any of such conditions not to be satisfied if the closing were to be scheduled for any time during such 15 consecutive business day period.

The Required Information

In connection with the marketing period, we refer to the following information, which the Company is required to provide to Parent under the merger agreement, as the required information:

•	financial statements, financial data and other pertinent information regarding the Company and its subsidiaries of the type required by certain SEC regulations (excluding pro forma financial statements, pro forma adjustments and information relating specifically to the financing (but not historical information relating to the Company and its subsidiaries and forward-looking information regarding the Company and its subsidiaries otherwise required by applicable law) included in liquidity and capital resources disclosure and risk factors relating to the financing which are the responsibility of Parent and Merger Sub) for registered offerings of secured or unsecured high yield non-convertible debt securities on Form S-1, as at the time during the Company’s fiscal year when such an offering will be made to finance the transactions contemplated by the merger agreement, to the extent that the same is of the type and form that would be customarily included in an offering memorandum (which we refer to as the 144A offering memorandum) for the private placements of secured or unsecured high yield non-convertible debt securities under Rule 144A under the Securities Act (provided that in no circumstance will the Company be required to provide the subsidiary financial statements or any other information of the type required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X, Compensation Disclosure and Analysis required by Regulation S-K Item 402(b) or other information customarily excluded from a Rule 144A offering memorandum for high yield non-convertible debt securities); and

•	information relating to the Company and its subsidiaries (including information to be used in the preparation of one or more information packages regarding the business, operations and business plan or budget of the Company and its subsidiaries) customary for the placement, arrangement and/or syndication of loans or distribution of mezzanine debt contemplated by the debt commitment letters, to the extent reasonably requested by Parent to assist in preparation of customary offering or information documents or rating agency or lender or investor presentations relating to such placement, arrangement and/or syndication of loans. We refer to the information specified in this sub-bullet as the bank loan and mezzanine debt marketing material.

Whether the Required Information is “Compliant”

In determining whether the required information is compliant, we use the term “compliant” to mean that the required information satisfies the following five requirements:

•	the required information does not contain any untrue statement of a material fact or omit to state any material fact, in each case with respect to the Company and its subsidiaries, necessary in order to make the statements contained in such required information, in the context in which they were made, not misleading;

•	the required information complies throughout the marketing period with the applicable SEC requirements (subject to certain exceptions) that apply to the required information if it is included in a prospectus for an offering of secured or unsecured high yield non-convertible debt securities included in a registration statement on Form S-1 (other than such provisions for which compliance is not customary in a Rule 144A offering of high yield non-convertible debt securities);

•	the Company’s auditors have not withdrawn any audit opinion with respect to any financial statements contained in the required information;

•	the Company’s auditors have delivered drafts of customary comfort letters, including without limitation, certain customary negative assurance comfort, and such auditors have confirmed they are prepared to issue any such comfort letter upon any pricing date occurring during the marketing period; and

•	the financial statements in such required information are, and remain throughout the marketing period, sufficiently current to permit a registration statement on Form S-1 using such financial statements to be declared effective by the SEC on or before the last day of the marketing period.

Commencement of the Marketing Period

If the Company in good faith reasonably believes it has provided the required information and that such required information is compliant at the time such notice is given, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Company will be deemed to have provided the required information to Parent and the required information will be deemed compliant unless:

•	at any time during such 15 consecutive business day period after the date such notice is given the required information is not compliant; or

•	Parent in good faith reasonably believes the Company has not completed the delivery of the required information or that the required information is not compliant at the time such notice is given and, within four business days after the delivery of such notice by the Company, Parent delivers a written notice to the Company to that effect (stating with specificity which required information the Company has not delivered or is not compliant).

The marketing period will not commence and will not be deemed to have commenced prior to (1) the no-shop period start date (which was 12:00 a.m. Eastern time on February 15, 2011), (2) the mailing of this proxy statement to shareholders or (3) the date on which the Company files its annual report on Form 10-K for the fiscal year ended January 29, 2011.

In addition, the marketing period will not commence and will be deemed not to have commenced if on or prior to the completion of the 15 consecutive business day period comprising the marketing period, either:

•	the Company publicly announces any intention to restate any material financial information included in the required information or that any such restatement is under consideration (in which case the marketing period will be deemed not to commence unless and until (1) such restatement has been completed and the applicable required information has been amended or (2) the Company has announced that it has concluded that no restatement is required and the requirements set forth above under “— The Marketing Period” (including “— The Required Information” and “— Whether the Required Information is ‘Compliant’”) regarding required information would be satisfied throughout a new 15 consecutive business day marketing period); or

•	the required information is not compliant at any time during the marketing period, in which case the marketing period will be deemed not to have occurred and a new marketing period will commence upon Parent and its financing sources receiving updated required information that is compliant and the requirements set forth above under “— The Marketing Period” (including “— The Required Information” and “— Whether the Required Information is ‘Compliant’”) regarding required information would be satisfied throughout the new 15 consecutive business day marketing period).

Notwithstanding the defined term “marketing period” in the merger agreement, Parent may nonetheless seek to market and arrange the debt financing at any time prior to or during the marketing period and if such debt financing is available and the other conditions to the merger have been satisfied, the merger may be consummated prior to the commencement or conclusion of the marketing period.

Treatment of Common Stock, Options, Restricted Shares and Other Equity Awards

Common Stock

At the effective time, each share of Company common stock issued and outstanding immediately prior thereto (other than the excluded shares described in this subsection) will be automatically cancelled and converted into and will thereafter represent solely the right to receive the per share merger consideration (less any applicable withholding taxes). All Company common stock owned by the Company as treasury stock and any shares of Company common stock owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent will be cancelled and cease to exist immediately prior to the effective time without payment of consideration (including, if any, shares contributed to Parent by the rollover investors as described above under “The Merger — Interests of Certain Persons in the Merger — Arrangements with Rollover Investors”). Common stock owned by any of the Company’s direct or indirect wholly-owned subsidiaries will not represent the right to receive the merger consideration and will, at the election of Parent, either convert into shares of a class of stock of the surviving corporation designated by Parent or be canceled. Company common stock owned by shareholders who have perfected and not otherwise waived, withdrawn or lost such shareholders’ rights as dissenting shareholders, including the right to demand to be paid the fair cash value for their shares (under the Ohio Revised Code) will not be converted into the right to receive the merger consideration. Such shareholders will instead be entitled to the right to demand fair cash value for their shares as provided under the Ohio Revised Code and as described under “— Dissenting Shareholders” below. If any such shareholder fails to perfect or otherwise waives, withdraws or loses any such rights as a dissenting shareholder, that shareholder’s Company common stock will be deemed to have been converted, as of the effective time, into only the right to receive the merger consideration at the effective time.

Options

At the effective time, each of the outstanding options to purchase shares of Company common stock under the 1998 Incentive Compensation Plan or the 2008 Incentive Compensation Plan, which we refer to as the Company stock plans, whether vested or unvested, will be cancelled and (other than, if any, options exchanged by the rollover investors for options to purchase Parent common stock as described above under “The Merger — Interests of Certain Persons in the Merger — Arrangements with Rollover Investors”) will entitle the holder thereof to receive, as soon as reasonably practicable after the effective time (but in any event no later than the first payroll date after the effective time), an amount in cash equal to the product of (1) the total number of shares subject to the option immediately prior to the effective time times (2) the excess, if any, of the per share merger consideration over the exercise price per share under such option, less any required withholding taxes.

Restricted Shares

At the effective time any vesting conditions or restrictions applicable to any restricted shares (including performance shares) of Company common stock granted pursuant to the Company stock plans will lapse, and such restricted shares will be treated the same as all other shares of Company common stock (other than the dissenting shares) and as such will be entitled to receive the per share merger consideration, less applicable withholding taxes.

Restricted Stock Units

At the effective time, each outstanding restricted stock unit and stock equivalent unit under the Company stock plans will be cancelled and will entitle the holder thereof to receive, as soon as reasonably practicable after the effective time (but in any event no later than the first payroll date after the effective time) the per share merger consideration, less any required withholding taxes.

Company Awards

At the effective time, each Company award will be cancelled and will entitle the holder thereof to receive, as soon as reasonably practicable after the effective time (but in any event no later than the first payroll date after the effective time), an amount in cash equal to the product of (x) the total number of shares subject to such Company award immediately prior to the effective time times (y) the per share merger consideration of $61.00 (or, if the Company award provides for payments to the extent the value of the shares exceeds a specified reference price, the amount, if any, by which $61.00 exceeds such reference price and in all cases subject to any existing plan limits), less any required withholding taxes.

Associate Stock Ownership Plan

The Company will take all actions necessary to terminate the ASOP, in its entirety as of immediately prior to the closing date and to ensure that no offering period with respect to the ASOP is commenced on or after the date of the merger agreement. In addition, if the closing occurs prior to the end of the offering period in existence under the ASOP on the date of the merger agreement, the Company will take all actions necessary to cause a new exercise date to be set under the ASOP, which date will be immediately prior to the anticipated closing date upon which each participant’s accumulated payroll deductions will be used to purchase shares of Company common stock immediately prior to the effective time in accordance with the terms of the ASOP. Shares of Company common stock acquired under the ASOP prior to the closing of the merger will be treated in a manner consistent with other outstanding shares of Company common stock upon the closing of the merger.

Exchange and Payment Procedures

Prior to the effective time, Parent will designate a bank or trust company reasonably acceptable to the Company to act as agent for payment of the merger consideration, which we refer to as the paying agent, and prior to the closing date, enter into an agreement with the paying agent in a form reasonably acceptable to the Company. At or prior to the effective time, Parent will deposit or cause to be deposited with the paying agent an amount in cash sufficient to pay the aggregate merger consideration to the shareholders, which we refer to as the exchange fund.

The paying agent will not disburse any part of the exchange fund until 10 days after approval of the merger at the shareholders meeting, which we refer to as the dissenters determination date. Upon the date that is one business day after the dissenters determination date, the paying agent will disburse to Parent that portion of the exchange fund (if any) attributable to dissenting shares of Company common stock. If such shares cease to be dissenting shares, Parent will make available or cause to be made available to the paying agent, additional funds adequate to pay the merger consideration in respect of such shares. Parent will or will cause the surviving corporation to, promptly replace or restore the cash in the exchange fund so as to ensure that the exchange fund is at all times maintained at a level sufficient for the paying agent to make such payments as are required under the merger agreement in respect of the merger consideration.

Promptly (but in any event within three business days) after the effective time, the surviving corporation will cause the paying agent to mail to each shareholder of record of Company common stock a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the stock certificates will pass, only upon delivery of the certificates to the paying agent, and which will have such other customary provisions as Parent and the Company may reasonably agree) and instructions for the surrendering of stock certificates representing Company common stock in exchange for payment of the merger consideration.

Holders of certificates representing Company common stock will be entitled to receive the per share merger consideration in exchange therefor no earlier than the dissenters determination date, upon surrender of a stock certificate for cancellation to the paying agent along with a duly completed and validly executed letter of transmittal (and such other customary documents as may reasonably be required by the paying agent). If payment of the merger consideration is to be made to a person other than the person in whose name the surrendered certificate is registered, it will be a condition of payment that (1) the certificate surrendered be properly endorsed or otherwise be in proper form for transfer and (2) the person requesting such payment will have paid any transfer or other taxes required and will have established to the reasonable satisfaction of the surviving corporation that such tax has either been paid or is not applicable. No interest will be paid or accrued on the cash payable as the merger consideration. Parent, the surviving corporation and the paying agent will be entitled to deduct and withhold any applicable taxes from the merger consideration. Any sum that is withheld will be treated as having been paid to the person in respect of whom such deduction and withholding was made.

At the effective time, the stock transfer books of the Company will be closed and thereafter there will be no further registration of transfers on the stock transfer books of the surviving corporation of shares of Company common stock that were outstanding immediately prior to the effective time. If, after the effective time, certificates are presented to the surviving corporation for any reason, they will be canceled and exchanged as described herein.

Any portion of the merger consideration deposited with the paying agent that remains unclaimed by former record holders of common stock for one year after the closing date (and any interest paid thereon) will be delivered to the surviving corporation at its request. Record holders of Company common stock who have not complied with the above-described exchange and payment procedures will thereafter be entitled to look only to Parent and the surviving corporation (subject to abandoned property, escheat, or other similar laws) for payment of the merger consideration. Any amounts remaining unclaimed by record holders at such time at which such amounts would otherwise escheat to or become property of any governmental authority shall become, to the extent permitted by law, the property of Parent or its designees, free and clear of all claims or interest of any person previously entitled thereto. None of the parties to the merger agreement, the surviving corporation or the paying agent will be liable to any person for merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

If any certificate representing Company common stock has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate representing Company common stock to be lost, stolen or destroyed and, if required by the surviving corporation, the posting by such person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such certificate, the paying agent will pay, in exchange for such lost, stolen or destroyed certificate, the applicable merger consideration to be paid in respect of the shares of Company common stock formerly represented by such certificate.

Dissenting Shareholders

To the extent required by the Ohio Revised Code, shares of Company common stock issued and outstanding immediately prior to the effective time and held by any shareholder who, as of the record date for the Company shareholders meeting, was a record holder of Company common stock as to which such shareholder seeks relief, and who delivers to the Company within 10 days after such vote at the Company shareholders meeting a written demand to be paid the fair cash value for such shares that have not been voted in favor of the proposal to adopt the merger agreement at the Company shareholders meeting in accordance with the Ohio Revised Code, will not be converted into the right to receive the merger consideration, unless and until such shareholder fails to perfect or otherwise waives, withdraws or loses such shareholder’s rights as a dissenting shareholder, if any, under the Ohio Revised Code.

If any such shareholder fails to perfect or otherwise waives, withdraws or loses any such rights as a dissenting shareholder, that shareholder’s Company common stock will be deemed to have been converted as of the effective time into only the right to receive the merger consideration. From and after the effective time, each shareholder who has properly asserted rights as a dissenting shareholder will be entitled only to such rights as are granted under the Ohio Revised Code. The Company will promptly notify Parent of each shareholder who asserts rights as a dissenting shareholder and will not, without the prior written consent of Parent, voluntarily make any payment in respect of or settle any rights of a dissenting shareholder prior to the effective time.

Financing Covenant; Company Cooperation

Each of Parent and Merger Sub will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the equity financing and the debt financing for the merger, which we refer to collectively as the financing, on the terms and conditions described in the financing letters (including any applicable “market flex” provisions).

Each of Parent and Merger Sub will not permit any amendment or modification to be made, or any waiver of any material provision under the financing letters, if such amendment, modification or waiver:

•	reduces the aggregate amount of the financing unless the debt financing or the equity financing is increased by a corresponding amount no later than the date of such amendment, modification or waiver;

•	in any material respect imposes additional conditions precedent to the initial availability of the debt financing or amends or modifies any of the existing conditions to the initial funding of the financing, in a manner that would reasonably be expected to delay, prevent or render materially less likely to occur the funding of the financing (or satisfaction of the conditions to the financing) on the closing date; or

•	in any material respect adversely impacts the ability of Parent, Merger Sub or the Company, as applicable, to enforce its rights against other parties to the financing letters or the definitive agreements with respect thereto.

Parent will promptly deliver to the Company copies of any such amendment, modification or replacement.

A portion of the financing may consist of an issuance of secured or unsecured non-convertible debt securities distributed pursuant to Rule 144A and/or Regulation S promulgated under the Securities Act, which we refer to as a high yield note transaction, in addition to or in lieu of a portion of other financing contemplated by the debt commitment letters, and the Company’s obligations in connection with the financing as described below apply to both a high yield note transaction and such other financing contemplated by the debt commitment letters.

Each of Parent and Merger Sub will use its reasonable best efforts to:

•	maintain in effect the debt commitment letters until the merger transactions are consummated;

•	negotiate and enter into definitive agreements with respect to the debt financing on the terms and conditions (including any applicable “market flex” provisions) contained in the debt commitment letters (or on terms not materially less favorable to Parent or Merger Sub); provided that to the extent that a portion of the debt financing is funded pursuant to a high yield note transaction, the amount of the other debt financing contemplated by the debt commitment letters may be reduced accordingly, and definitive agreements with respect to the debt financing so reduced need not be negotiated or entered into;

•	satisfy on a timely basis all conditions to funding in the debt commitment letters that are within its control (including by consummating the financing pursuant to the terms and subject to the conditions of the equity commitment letter) and consummate the debt financing in accordance with the terms and conditions of the debt commitment letters (or terms otherwise acceptable to Parent and the applicable financing source) at or prior to the closing; provided that to the extent that a portion of the debt financing is funded pursuant to a high yield note transaction, the amount of the other debt financing contemplated by the debt commitment letters may be reduced accordingly, and the debt financing so reduced need not be consummated;

•	enforce its rights under the debt commitment letters and cause the lenders and other persons providing financing to fund on the closing date the financing required to consummate the merger transactions; and

•	comply in all material respects with its covenants and other obligations under the financing letters.

Parent will keep the Company reasonably informed of the status of its efforts to arrange the financing, and provide to the Company copies of the material definitive documents for the financing and will give the Company prompt notice of:

•	any breach of any material provisions of any of the financing letters or definitive documents related to the financing by any party to any financing letters or definitive documents related to the financing of which it has actual knowledge;

•	the receipt of any written notice or other written communication from a financing source with respect to any:

•	actual or potential breach, default, termination or repudiation by any party to any financing letters or any definitive documents related to the financing or any material provisions of the financing letters or any definitive documents related to the financing, or

•	material dispute or disagreement between or among any parties to any financing letters or any definitive documents related to the financing; and

•	the occurrence of an event or development that Parent or Merger Sub expects to have a material and adverse impact on the ability of Parent or Merger Sub to obtain all or any portion of the financing contemplated by the financing letters on the terms, in the manner or from the sources contemplated by the financing letters or any definitive documents related to the financing.

Subject to limited exceptions, Parent and Merger Sub will, as soon as reasonably practicable, provide any information reasonably requested by the Company relating to the notice matters described immediately above.

Prior to the closing date, if any portion of the debt financing becomes unavailable on the terms and conditions (including any applicable “market flex” provisions) contemplated by the debt commitment letters, Parent and Merger Sub will promptly notify the Company and use their reasonable best efforts to arrange and obtain alternative financing from alternative sources in an amount sufficient to consummate the merger transactions with terms and conditions not materially less favorable in the aggregate (including the “market flex” provisions) to Parent and Merger Sub (or their affiliates) than the terms and conditions set forth in the debt commitment letters as promptly as practicable following such occurrence of such event but no later than the final day of the marketing period.

The parties have expressly agreed that the obtaining of the financing or any alternative financing is not a condition to the closing.

The Company will use reasonable best efforts to provide to and to cause its subsidiaries and representatives to provide to Parent and Merger Sub, at Parent’s sole expense, all reasonable cooperation reasonably requested by Parent that is customary in connection with the arrangement of the financing or any permitted replacement, amended, modified or alternative financing, including a high yield note transaction (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its subsidiaries), including:

•	furnishing to Parent and Merger Sub and their debt financing sources, as promptly as practicable following Parent’s request the required information (as described above under “The Merger Agreement — Marketing Period”);

•	furnishing Parent and Merger Sub and their debt financing sources, as promptly as practicable, with such financial and other information regarding the Company and its subsidiaries, the receipt of which is an express condition to the obligations of a debt financing source under a debt commitment letter;

•	participating in a reasonable and limited number of meetings with third parties in connection with the financing, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the available financing;

•	assisting Parent with its preparation of materials for rating agency presentations, offering documents, offering circulars or private placement memoranda, bank information memoranda, prospectuses and similar documents to be used in connection with the available financing;

•	using reasonable best efforts to obtain accountant’s comfort letters and legal opinions (it being understood that Parent’s counsel will provide certain customary opinions as appropriate) customary for financings similar to the contemplated financing and reasonably requested by Parent;

•	taking all corporate actions, subject to the effective time, reasonably requested by Parent, to permit the consummation of the available financing and to permit the proceeds thereof to be made available to the surviving corporation immediately after the effective time;

•	executing and delivering any pledge and security documents at the closing, other definitive financing documents or other certificates and documents as may be reasonably requested by Parent;

•	requesting accountants to consent to the use of their reports in any material relating to the available financing;

•	subject to certain limitations, assisting Parent in its preparation of one or more credit agreements, note purchase agreements, indentures, purchase agreements, registration rights agreements, currency or interest hedging agreements or other agreements, or amendment of any of the Company’s or its subsidiaries’ currency or interest hedging agreements or other agreements on terms satisfactory to Parent and that are reasonably requested by Parent in connection with the available financing;

•	in connection with the bank financing contemplated by the debt commitment letters, providing customary authorization letters to the debt financing sources authorizing the distribution of information to prospective lenders;

•	cooperating reasonably with each debt financing source’s due diligence, to the extent customary;

•	using reasonable best efforts to arrange for customary payoff letters, lien terminations and instruments of discharge to be delivered at closing providing for the payoff, discharge, and termination on the closing date of all indebtedness contemplated by the debt commitment letters to be paid off, discharged and terminated on the closing date; and

•	assisting Parent and Merger Sub in obtaining a public corporate family rating for the surviving corporation from Moody’s Investor Services, a public corporate credit rating for the surviving corporation from Standard & Poor’s Ratings Group, and a public credit rating for each of the debt facilities and notes from each of such rating agencies.

No obligation of the Company or any of its subsidiaries under any agreement, certificate, document or instrument will be effective until the effective time, and none of the Company or any of its subsidiaries will be required to pay any commitment or other similar fee or incur any other liability in connection with the available financing prior to the effective time. Subject to certain exceptions, the Company has consented to the use of its and its subsidiaries’ logos in connection with the available financing.

Parent will promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its subsidiaries in connection with such cooperation and will indemnify and hold harmless the Company, its subsidiaries and their respective representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by any of them in connection with the arrangement of the financing and any information used in connection therewith (other than historical information relating to the Company or its subsidiaries).

Representations and Warranties

The merger agreement contains representations and warranties made by the Company, Parent and Merger Sub to each other as of specific dates. The statements embodied in those representations and warranties were made for purposes of the merger agreement and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the merger agreement (including the disclosure schedules delivered by the Company and Parent in connection therewith). In addition, some of those representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from that generally applicable to shareholders or may have been used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters as facts.

The representations and warranties made by the Company to Parent and Merger Sub include representations and warranties relating to, among other things:

•	due organization, valid existence, and good standing of the Company and its subsidiaries, and corporate power, license and qualification to carry on the Company’s businesses;

•	the Company’s capitalization, the absence of other undisclosed equity or voting interests in the Company, the absence of preemptive or other similar rights and the absence of liens on the Company’s ownership of the equity interests of its subsidiaries;

•	the Company’s corporate power and authority to execute and deliver the merger agreement and (subject to obtaining the Company shareholder approval) to perform its obligations under the merger agreement and to consummate the merger transactions, and the enforceability of the merger agreement against the Company;

•	the approval and recommendation of the merger agreement and the merger transactions by the board of directors and the special committee;

•	the absence of violations of, or conflicts with, the governing documents of the Company or its subsidiaries, applicable law or certain agreements as a result of the Company entering into and performing under the merger agreement and consummating the merger transactions;

•	the absence of any votes or approvals required of the holders of capital stock of the Company to approve the merger transactions other than the vote of the Company’s shareholders in favor of the adoption of the merger agreement;

•	governmental consents and approvals;

•	the Company’s SEC filings since February 3, 2008 and the financial statements included therein;

•	the absence of certain undisclosed liabilities of the Company and its subsidiaries;

•	compliance since February 3, 2008 with the Sarbanes-Oxley Act of 2002 and the applicable listing and corporate governance rules and regulations of the NYSE;

•	the Company’s disclosure controls and procedures and internal controls over financial reporting;

•	the accuracy of the information provided in this proxy statement and any other filing made in connection with the merger transactions and required pursuant to SEC rules and the compliance of such documents with the requirements of the Exchange Act;

•	the absence of a “material adverse effect” (as defined below) with respect to the Company and the absence of certain other changes or events since January 31, 2010;

•	the conduct of business in accordance with the ordinary course of business since January 31, 2010;

•	the absence of legal proceedings or governmental or other injunctions, orders or similar requirements imposed upon or outstanding against the Company or its subsidiaries;

•	compliance with applicable laws, license requirements and permit requirements, including the Foreign Corrupt Practices Act of 1977, which we refer to as the FCPA;

•	affiliate transactions;

•	tax matters;

•	employee benefits;

•	labor matters;

•	environmental matters;

•	intellectual property;

•	the absence of a shareholder rights agreement, “poison pill” or similar anti-takeover agreement or plan, and the inapplicability of any anti-takeover or other similar law to the merger agreement or the merger transactions;

•	real property;

•	material contracts of the Company in full force and effect and the absence of any default under, or termination of, any material contract;

•	suppliers;

•	insurance policies;

•	the receipt by each of the board of directors and the special committee of the opinion of its financial advisor;

•	the absence of any undisclosed broker’s or finder’s fees; and

•	acknowledgment as to the absence of any other representations and warranties.

Many of the Company’s representations and warranties are qualified as to, among other things, “materiality” or “material adverse effect.” For purposes of the merger agreement, “material adverse effect” means any effect, change, event or occurrence (whether or not constituting any breach of a representation, warranty, covenant or agreement under the merger agreement) that, individually or in the aggregate with all other effects, changes, events or occurrences, has a material adverse effect on the business, results of operations, assets, liabilities or financial condition of the Company and its subsidiaries taken as a whole; provided, however, that none of the following, and no effects, changes, events or occurrences, individually or in the aggregate, arising out of, resulting from or attributable to any of the following will constitute or be taken into account in determining whether a material adverse effect has occurred or would reasonably be expected to occur:

•	conditions generally affecting the industry in which the Company and its subsidiaries operate or the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates (in each case, unless such effect, change, event or occurrence has a materially disproportionate adverse effect on the Company and its subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its subsidiaries operate (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether a material adverse effect has occurred or would reasonably be expected to occur));

•	effects, changes, events or occurrences to the extent arising out of, resulting from or attributable to:

•	actual or prospective changes after the date of the merger agreement in law or in generally accepted accounting principles or in accounting standards or in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory or political conditions (in each case, unless such effect, change, event or occurrence has a materially disproportionate adverse effect on the Company and its subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its subsidiaries operate (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether a material adverse effect has occurred or would reasonably be expected to occur));

•	the announcement of the merger agreement or the consummation of the transactions contemplated by the merger agreement, including the financing, which we refer to as the transactions (other than for purposes of the representations and warranties related to noncontravention and governmental approvals));

•	acts of war or military action, sabotage or terrorism, or any escalation or worsening of any such acts of war or military action, sabotage or terrorism (in each case, unless such effect, change, event or occurrence has a materially disproportionate adverse effect on the Company and its subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its subsidiaries operate (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether a material adverse effect has occurred or would reasonably be expected to occur));

•	earthquakes, hurricanes, tornados or other natural disasters (in each case, unless such effect, change, event or occurrence has a materially disproportionate adverse effect on the Company and its subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its subsidiaries operate (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether a material adverse effect has occurred or would reasonably be expected to occur));

•	any action taken by the Company or its subsidiaries that is required by the merger agreement (other than with respect to the Company’s obligations to comply with the interim operating covenants and use reasonable best efforts to cause the conditions to closing to be satisfied) or that is taken with Parent’s written consent or at Parent’s written request;

•	any change resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub or any of their respective affiliates;

•	any change or prospective change in the Company’s credit ratings;

•	any decline in the market price, or change in trading volume, of the capital stock of the Company; or

•	any failure to meet any internal or public projections, forecasts, guidance, estimates of revenue, earnings, cash flow or cash position.

The exceptions in the seventh, eighth and ninth sub-bullets above do not prevent or otherwise affect a determination that the underlying cause of any such decline or failure (if not falling within another exception) is a material adverse effect.

The representations and warranties made by Parent and Merger Sub to the Company include representations and warranties relating to, among other things:

•	due organization, valid existence and good standing of Parent and Merger Sub, and authority, license and qualification to do business;

•	their corporate power and authority to execute and deliver the merger agreement, to perform their obligations under the merger agreement and to consummate the transactions contemplated by the merger agreement, and the enforceability of the merger agreement against them;

•	the approval of the merger agreement, the merger and other transactions contemplated by the merger agreement by the board of directors of Parent and Merger Sub;

•	the absence of violations of, or conflicts with, their governing documents, applicable law and certain agreements as a result of entering into and performing under the merger agreement and consummating the transactions contemplated by the merger agreement;

•	governmental consents and approvals;

•	Parent ownership of Merger Sub and the operations of Parent and Merger Sub;

•	the equity commitment letter and the debt commitment letters and the absence of any amendment or modification thereto or default thereunder;

•	sufficiency of funds in the financing contemplated by the equity commitment letter and the debt commitment letters, subject to certain assumptions;

•	Parent not having any reason to believe that any of the conditions to the financing will not be satisfied or that the financing will not be available to Parent or Merger Sub on the closing date;

•	the absence of conditions precedent or contingencies related to the funding of the financing other than as set forth in the equity commitment letter and the debt commitment letters;

•	the absence of side letters or other agreements, contracts or arrangements to which Parent or any of its affiliates is a party related to the financing, subject to certain exceptions;

•	the execution, validity and enforceability of a guaranty by the funds of certain obligations of Parent and Merger Sub under the merger agreement and the lack of any default thereunder;

•	solvency of Parent and the surviving corporation as of the effective time and immediately following consummation of the transactions;

•	the absence of contracts or arrangements with any member of the Company’s management or directors or pursuant to which any shareholder would receive consideration other than the merger consideration or agrees to vote for the merger or against any superior proposal;

•	the absence of any undisclosed broker’s or finder’s fees;

•	acknowledgement as to the absence of any other representations and warranties and acknowledgment of non-reliance on any estimates, forecasts, projections, forward-looking statements or business plans or other material provided by the Company;

•	the accuracy of the information provided by Parent or Merger Sub for inclusion in this proxy statement and any other filing made in connection with the transactions and required pursuant to SEC rules;

•	the absence of legal proceedings or governmental injunctions or orders against Parent and Merger Sub; and

•	the ownership of Company common stock.

Many of Parent’s and Merger Sub’s representations and warranties are qualified as to, among other things “materiality” or “Parent material adverse effect.” For purposes of the merger agreement, “Parent material adverse effect” means any effect, change, event or occurrence that would individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions. The representations and warranties in the merger agreement of each of the Company, Parent and Merger Sub will terminate upon the consummation of the merger or the termination of the merger agreement pursuant to its terms.

Conduct of Our Business Pending the Merger

Under the merger agreement, the Company has agreed that, subject to certain exceptions in the merger agreement and disclosure schedules delivered by the Company in connection with the merger agreement,

during the period from the date of the merger agreement until the effective time or the earlier termination of the merger agreement, unless Parent gives its prior written consent (which cannot be unreasonably withheld, delayed or conditioned), the Company will, and will cause each of its subsidiaries to, carry on its business in all material respects in the ordinary course consistent with past practice. To the extent consistent therewith, the Company will, and will cause each of its subsidiaries to, use its and their reasonable efforts to preserve its and each of its subsidiaries’ assets, rights, properties and business organizations intact and maintain existing relations with key customers, suppliers, distributors, employees and other entities with whom the Company or its subsidiaries have business relationships.

Subject to certain exceptions set forth in the merger agreement and disclosure schedules delivered by the Company in connection with the merger agreement, unless Parent consents in writing (which consent cannot be unreasonably withheld, delayed or conditioned), during such period the Company and its subsidiaries are restricted from, among other things:

•	issuing, selling or granting shares of the Company’s capital stock or other equity or equity-based securities or voting interests, subject to certain exceptions;

•	redeeming, purchasing or otherwise acquiring any of the Company’s outstanding shares of capital stock or other equity or voting interest, or any rights, warrants or options to acquire any shares of the Company’s capital stock or other equity or voting interest, subject to certain exceptions;

•	establishing a record date for, declaring, setting aside or paying any dividend on or making any other distribution in respect of any shares of the Company’s capital stock or other equity or voting interest;

•	splitting, combining, subdividing or reclassifying any shares of the Company’s capital stock or other equity or voting interest;

•	entering into any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

•	incurring, issuing, modifying, renewing, syndicating or refinancing any indebtedness (excluding any letters of credit issued in the ordinary course of business consistent with past practice), except for indebtedness incurred under the existing credit facility in the ordinary course of business consistent with past practice and any other indebtedness having a principal amount outstanding that is not in excess of $1 million individually or $2 million in the aggregate and that is prepayable at any time without penalty;

•	entering into any swap or hedging transaction or other derivative agreements other than in the ordinary course of business consistent with past practice;

•	making any loans, capital contributions or advances to any person other than the Company or any wholly-owned subsidiary of the Company;

•	adopting or implementing any shareholder rights agreement, “poison pill” or similar arrangement or plan;

•	selling or leasing, in a single transaction or series of related transactions, any of the Company’s properties or assets whose value or purchase price, individually or in the aggregate, exceeds $5 million, subject to certain exceptions for ordinary course of business transactions consistent with past practice;

•	making or authorizing capital expenditures except (1) in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance) in an amount not to exceed $5 million, (2) as disclosed in any Company SEC documents or as budgeted in the Company’s current plan made available to Parent, (3) in the ordinary course of business and consistent with past practice or (4) otherwise in an amount not to exceed $2.5 million in the aggregate;

•	making any acquisition (including by merger) of the capital stock or, except in the ordinary course of business consistent with past practice, a material portion of the assets of any other person, in each case for consideration in excess of $2 million;

•	except as required by any current benefit plan or agreement in existence on the date of the merger agreement and disclosed on the disclosure schedules delivered by the Company in connection with the merger agreement or as required by applicable law: materially increasing the compensation or benefits of any directors or executive officers of the Company (except for annual cash incentive grants and merit salary increases consistent with past practice); increasing the salaries, wages and benefits of other employees (except in the ordinary course of business consistent with past practice); entering into a change-in-control or retention agreement with any officer, employee, director or independent contractor; entering into any employment, severance, termination or other similar agreement with any executive officer or director; establishing, adopting, terminating or materially amending any benefits plan (except as would not result in more than a de minimis increase in cost); or hiring any employee with an annual salary in excess of $300,000;

•	making certain material changes to financial accounting methods, principles or practices (or changing an annual accounting period) (except as required by generally accepted accounting principles in the United States consistently applied, law or pursuant to the advice of the Company’s independent certified accountants);

•	modifying, amending, terminating or waiving any rights under any material contract other than in the ordinary course of business and consistent with past practice; entering into any new material contracts other than renewals or replacements of material contracts at least as favorable to the Company as the existing material contract; or entering into any new contract including a change-in-control provision that would be triggered in connection with the transactions;

•	making changes to the organizational documents of the Company or any of its subsidiaries, except pursuant to any shareholder proposals duly made and adopted at the Company’s 2011 Annual Meeting of Shareholders;

•	failing to make any material filing, pay any fee or take any other action necessary with respect to the maintenance of any intellectual property right owned by the Company or any of its subsidiaries that is material to the conduct of their business, or, other than in the ordinary course of business consistent with past practice, entering into any license, assignment or transfer agreement relating to such intellectual property right that is inconsistent with the Company or its subsidiaries’ use of such intellectual property prior to the date of the merger agreement;

•	adopting a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries;

•	granting any liens, other than certain permitted liens, in any of its material assets except in connection with certain permitted indebtedness or certain purchase money security interests not to exceed $2 million;

•	failing to use its commercially reasonable efforts to maintain existing insurance policies or to replace such policies with comparable policies;

•	settling any pending or threatened suit, action, or claim other than settlements or compromises of any pending or threatened suit, action or claim (1) that do not exceed $750,000 individually or $4 million in the aggregate, (2) that do not involve material injunctive or equitable relief or impose material restrictions on the business activities of the Company and its subsidiaries taken as a whole, (3) that do not relate to the transactions contemplated by the merger agreement and (4) that do not involve the issuance of Company securities or equity or voting interests;

•	subject to certain exceptions, making any material change in any method of tax accounting or annual tax accounting period, making, changing or rescinding any material tax election, or settling or compromising any tax liability, audit claim or assessment for an amount in excess of $1 million; and

•	agreeing, authorizing or committing to do any of the foregoing.

If the Company identifies any activities of the Company or any of its subsidiaries or any affiliate thereof that the Company reasonably believes to be in violation of the FCPA, the Company will use reasonable best efforts to cause each of its subsidiaries and affiliates to cease such activities and take any additional remedial action reasonably requested by Parent or that the Company reasonably deems appropriate under the circumstances.

Solicitation of Takeover Proposals

Go-Shop Period

Beginning on the date of the merger agreement and continuing until 11:59 p.m. (New York City time) on February 14, 2011 the Company and its subsidiaries and their respective representatives had the right to:

•	initiate, solicit and encourage, whether publicly or otherwise, any inquiries, proposals or offers that could constitute takeover proposals (or engage in other efforts or attempts that may reasonably be expected to lead to a takeover proposal), including by way of providing third parties access to non-public information concerning the Company or its subsidiaries pursuant to a customary confidentiality agreement that contains provisions that are not materially less favorable in the aggregate to the Company than those contained in the confidentiality agreement with Leonard Green, which we refer to as an acceptable confidentiality agreement. The Company must promptly (and in any event within 48 hours) make any such non-public information provided to third parties available to Parent if not previously made available to Parent or its representatives; and

•	enter into, engage in, and maintain discussions or negotiations with any persons or groups of persons with respect to any inquiries, proposals or offers that could constitute takeover proposals (or engage in other efforts or attempts that may reasonably be expected to lead to a takeover proposal), or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, attempts, discussions or negotiations.

No proposals or offers that could constitute takeover proposals were made to the Company prior to this deadline.

No Solicitation or Negotiation

Subject to certain exceptions, from and after the no-shop period start date (which was 12:00 a.m. (New York City time) on February 15, 2011), the Company will and will cause each of its subsidiaries and representatives to immediately cease any solicitation, encouragement, discussions or negotiations (or other efforts) with any persons that may be ongoing with respect to any takeover proposals and request the return or destruction of all confidential information concerning the Company and its subsidiaries. At any time from and after the no-shop period start date and until the effective time or, if earlier, the termination of the merger agreement, the Company will not, and will cause each of its subsidiaries and representatives not to:

•	solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes or could reasonably be expected to lead to a takeover proposal;

•	engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person information in connection with or for the purpose of encouraging or facilitating, a takeover proposal; or

•	enter into any letter of intent, agreement or agreement in principle with respect to any takeover proposal.

Conduct Following No-Shop Period Start Date

At any time from and after the no-shop period start date and prior to the time the Company’s shareholders adopt the merger agreement, if the Company or any of its representatives receives a written takeover proposal from any person or group of persons, which takeover proposal was made or renewed on or after the no-shop period start date and did not result from a breach by the Company of its obligations relating to the solicitation of takeover proposals, the Company and its representatives may:

•	contact such person or group of persons to clarify the terms and conditions of such proposal; and

•	engage in discussions or negotiations with such person or group of persons, and furnish to such third party information (including non-public information) pursuant to an acceptable confidentiality agreement (provided that the Company promptly (and in any event within 48 hours) makes such information available to Parent and its representatives if not previously made available to Parent or its representatives), if the board of directors (or any duly constituted and authorized committee thereof) determines in its good faith judgment, after consultation with its financial advisors and outside legal counsel, that such takeover proposal either constitutes a superior proposal or could reasonably be expected to lead to a superior proposal.

The Company will promptly (and in any event within 48 hours) provide to Parent an unredacted (except, prior to the no-shop period start date, for the identity of the person or group of persons making such takeover proposal, which may be redacted during such period) copy of such takeover proposal made in writing (including any financing commitments (including any redacted fee letters) relating thereto) and a written summary of the material terms of any such takeover proposal not made in writing (including any financing commitments and redacted fee letters relating thereto).

The Company will keep Parent reasonably informed of any material developments, discussions or negotiations regarding any takeover proposal (whether made before or after the no-shop period start date) on a prompt basis (and in any event within 48 hours) and, upon the request of Parent, must apprise Parent of the status of such takeover proposal. The Company has agreed that it will not enter into any confidentiality agreement with any Person subsequent to the date of the merger agreement which prohibits the Company from providing any such information to Parent required to be provided to Parent in connection with the Company’s obligations relating to solicitation and takeover proposals.

No Change in Recommendation or Company Acquisition Agreement

Except as expressly permitted by the terms of the merger agreement described below, the Company has agreed that the board of directors will not (1) fail to recommend the merger to the Company’s shareholders or fail to include such recommendation in the proxy statement, (2) change, qualify, withhold, withdraw or modify (or publicly propose to do so), in a manner adverse to Parent, the Company board recommendation, (3) take or fail to take any formal action or make or fail to make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a customary “stop, look and listen” communication, (4) adopt, approve or recommend to shareholders (or publicly propose to do so) a takeover proposal (we refer to the actions listed in (1) through (4) as a Company adverse recommendation change), (5) authorize, cause or permit the Company or any of its subsidiaries to enter into any letter of intent, agreement or agreement in principle with respect to any takeover proposal other than an acceptable confidentiality agreement, or (6) take any action to terminate the merger agreement in light of a superior proposal.

Prior to the time the Company’s shareholders adopt the merger agreement, the board of directors may take any of the actions described in the preceding paragraph with respect to any takeover proposal if the board of directors has determined in good faith, after consultation with its financial advisors and outside legal counsel, that there is a reasonable probability that the failure to do so would cause the board of directors to violate its fiduciary duties to the Company’s shareholders under applicable law, and that such takeover proposal constitutes a superior proposal. However, prior to taking such action, the Company must comply with the following procedures:

•	the Company must provide at least four calendar days’ prior written notice to Parent of its intention to take such action, which notice will include unredacted copies of the superior proposal, the relevant proposed transaction agreements and any financing commitments (including redacted fee letters)

relating thereto and a written summary of the material terms of any superior proposal not made in writing, including any financing commitments (including redacted fee letters) relating thereto;

•	the Company must negotiate and cause its representatives to negotiate with Parent in good faith (to the extent Parent wishes to negotiate) during the three calendar day period after giving any such notice to enable Parent to propose in writing a binding offer to effect revisions to the terms of the merger agreement, the financing letters and the limited guaranty such that it would cause the superior proposal to no longer constitute a superior proposal;

•	following the end of such notice period, the board of directors or any duly constituted and authorized committee thereof must have considered in good faith such binding offer and must have determined that the superior proposal would continue to constitute a superior proposal if the revisions proposed in such binding offer were to be given effect; and

•	in the event of any material change to the material terms of such superior proposal, the Company must have delivered to Parent an additional notice consistent with that described in the first bullet above, and the notice period shall have recommenced, except that the notice period shall be at least one business day (rather than the four calendar days otherwise contemplated by the first bullet above); and provided that any purported termination of the merger agreement pursuant to this requirement will be void and of no force and effect, unless the Company termination is in accordance with the provisions relating to termination of the merger agreement by the Company, and to the extent required under the terms of the merger agreement, the Company pays Parent the applicable termination fee prior to or concurrently with such termination.

In addition, prior to the time the Company’s shareholders adopt the merger agreement, the board of directors may change, qualify, withhold, withdraw or modify (or publicly propose to do so) in a manner adverse to Parent, the Company board recommendation (other than with respect to any takeover proposal or a superior proposal) if the board of directors or any duly constituted and authorized committee thereof has determined in good faith, after consultation with its financial advisors and outside legal counsel, that there is a reasonable probability that the failure to take such action would cause the board of directors to violate its fiduciary duties to the Company’s shareholders. (We refer to such action as a change of recommendation.) However, prior to taking such action, the Company and its board of directors is required to comply with the following procedures:

•	the board of directors must provide at least four calendar days’ prior written notice to Parent of its intention to take such action and a description of the reasons for the change of recommendation;

•	the Company must negotiate and cause its representatives to negotiate with Parent in good faith (to the extent Parent wishes to negotiate) during the three calendar day period after giving any such notice to enable Parent to propose in writing a binding offer to effect revisions to the terms of the merger agreement, the financing letters and the limited guaranty in such a manner that would obviate the need for making such change of recommendation; and

•	at the end of such notice period, the board of directors or any duly constituted and authorized committee thereof shall have considered in good faith such binding offer, and shall have determined in good faith, after consultation with its financial advisors and outside legal counsel, that there is a reasonable probability that the failure to effect the change in recommendation would cause the board of directors to violate its fiduciary duties to the Company’s shareholders under applicable law.

Nothing in the provisions of the merger agreement prohibits the Company or the board of directors or any committee thereof from (1) taking and disclosing to its shareholders a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A under the Exchange Act (provided that, subject to certain exceptions relating to “stop look and listen” communications and the Company’s ability to take the full period under Rule 14d-9 to respond to a tender offer, any disclosure so permitted that does not contain an express rejection of any applicable takeover proposal or an express reaffirmation of the Company board recommendation shall be deemed a Company adverse recommendation change) or (2) complying with its disclosure obligations under applicable law, provided that the Company’s right to comply with such disclosure does not in any way limit or modify the effect, if any, that any such disclosure would have under the provisions of the merger agreement relating to solicitation and takeover proposals).

In this proxy statement, we use the term “takeover proposal” to mean: any inquiry, proposal or offer from any person (other than Parent and its subsidiaries) or “group” within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (1) acquisition of assets of the Company and its subsidiaries equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (2) acquisition of 20% or more of the outstanding Company common stock, (3) tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of the outstanding Company common stock, (4) merger, consolidation, share exchange, business combination, liquidation, dissolution or similar transaction involving the Company or (5) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and Company common stock involved is 20% or more (in each case, other than the merger).

In this proxy statement, we use the term “superior proposal” to mean: any bona fide written takeover proposal that the board of directors or any duly constituted and authorized committee thereof has determined, after consultation with its outside legal counsel and financial advisors, in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financial aspects (including certainty of closing) of the proposal and the person making the proposal, and if consummated, would result in a transaction more favorable to the Company’s shareholders (solely in their capacity as such) from a financial point of view than the merger transactions (including any revisions to the terms of the merger agreement proposed by Parent in response to such proposal or otherwise), provided that all references to 20% in the definition of takeover proposal shall be deemed to be references to 50%.

Shareholders Meeting

Unless the merger agreement is terminated, the Company is required to take all actions in accordance with applicable law, the Company’s organizational documents and the rules of the NYSE to duly call, give notice of, convene and hold a meeting of its shareholders to obtain shareholder approval of the merger as soon as reasonably practicable after the SEC confirms that it has no further comments on this proxy statement. The Company may adjourn, recess or postpone the Company shareholders meeting (1) after consultation with Parent, and with Parent’s consent, to the extent necessary to ensure that any required supplement or amendment to this proxy statement is provided to the shareholders of the Company within a reasonable amount of time in advance of the Company shareholders meeting or (2) if as of the time for which the Company shareholders meeting is originally scheduled there are insufficient shares of Company common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company shareholders meeting. Subject to the provisions of the merger agreement discussed above under “The Merger Agreement — Solicitation of Takeover Proposals”, the Company will use its reasonable best efforts to obtain the shareholder approval of the merger required by the merger agreement.

Filings; Other Actions; Notification

The parties to the merger agreement will cooperate with each other and use (and will cause their respective subsidiaries to use) their respective reasonable best efforts to promptly (1) take, or cause to be taken, all actions and do, and cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to cause the conditions to closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices and other documents, (2) obtain all approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations necessary, proper or advisable to consummate the transactions, (3) execute and deliver any additional instruments necessary in order to consummate the transactions and (4) defend or contest any claim, suit, action or other proceeding brought by a third party that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the transactions (in each case, except with respect to antitrust laws, which are discussed in the following paragraph). In furtherance thereof, the Company and Parent will each use its reasonable best efforts to take all reasonable actions to ensure that no state takeover statute or similar law is or becomes applicable to the transactions and refrain from taking any actions that would cause the applicability of such laws and, if the restrictions of any state takeover statute or similar law become applicable to any of the transactions, take all action necessary to ensure that the transactions may be consummated as promptly as practicable on the terms contemplated by the merger agreement and otherwise lawfully minimize the effect of such law on the transactions.

In addition to the foregoing, the parties to the merger agreement have agreed, subject to certain exceptions that:

•	each party will make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the merger transactions as promptly as reasonably practicable and in any event within 15 business days of the date of the merger agreement and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and will promptly take any and all steps necessary to avoid or eliminate each and every impediment and obtain all consents under any antitrust laws that may be required by any foreign or domestic governmental authority, in each case with competent jurisdiction, so as to enable the closing to occur (in exercising the foregoing rights, each of the Company and Parent will act reasonably and as promptly as practicable, and nothing in the merger agreement will require the Company or its subsidiaries to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon the closing);

•	each party will use its reasonable best efforts to (1) cooperate in all respects with each other in connection with any filing or submission with a governmental authority and in connection with the transactions and in connection with any investigation or other inquiry by or before a governmental authority relating to the transactions, including any proceeding initiated by a private party, (2) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the FTC, the Antitrust Division of the DOJ or any other governmental authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding the transactions, (3) subject to applicable laws relating to the exchange of information and to the extent reasonably practicable, consult with the other party with respect to information relating to the other parties and their respective subsidiaries that appears in any filing made with, or written materials submitted to, any governmental authority in connection with the transactions, other than “4c documents” as that term is used in the rules and regulations under the HSR Act, and (4) to the extent permitted by the FTC, the DOJ or such other appropriate governmental authority, give the other party the opportunity to attend and participate in and consult with the other party in advance regarding, any meeting with any governmental authority in respect of any filings, investigation or other inquiry with respect to the transactions; and

•	each of the Company and Parent will provide promptly to each and every federal, state, local or foreign court or governmental authority with jurisdiction over enforcement of any applicable antitrust law such non-privileged information and documents as requested by any such governmental antitrust entity or that are necessary, proper or advisable to permit consummation of the transactions.

Employee Matters

Parent has agreed that it will, and will cause the surviving corporation after the completion of the merger to:

•	from the effective time until the one year anniversary thereof:

•	provide to those employees of the Company and its subsidiaries who are actively employed as of immediately prior to the effective time (to whom we refer as the Company employees), (1) base salary and annual target bonus opportunities which are no less favorable than the base salary and annual cash target bonus opportunities provided by the Company and its subsidiaries immediately prior to the effective time, (2) pension and welfare benefits and perquisites that are substantially comparable in the aggregate to those provided by the Company and its subsidiaries immediately prior to the effective time and (3) severance benefits that are no less favorable than the severance benefits provided to the Company employees immediately prior to the effective time and set forth on the disclosure schedules that the Company delivered in connection with the merger agreement; and

•	provide to those vice presidents, corporate managers, district managers and director level employees of the Company and its subsidiaries who are actively employed as of immediately prior to the effective time (to whom we refer as the designated Company employees), long-term performance-based incentive opportunities which are substantially comparable in the aggregate to the long-term equity and equity-based incentive opportunities (other than the ASOP) (whether payable in equity or in cash) provided by the Company and its subsidiaries to such designated Company employees immediately prior to the effective time;

•	cause any employee benefit plan in which the Company employees are eligible to participate following the effective time to credit all years of service by such Company employees with the Company and its subsidiaries and their respective predecessors before the effective time for purposes of vesting, vacation and sick time credit and eligibility to participate (but not for benefit accrual purposes under any defined benefit pension plan) to the same extent such years of service were credited under any similar employee benefit plan of the Company or its subsidiaries in which such Company employee participated or was eligible to participate immediately prior to the effective time (provided that the foregoing will not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service);

•	use its commercially reasonable efforts to cause any employee benefit plan in which any Company employee is eligible to participate following the effective time to (1) waive any waiting period requirements to the extent that such applicable benefits following the effective time are replacing comparable benefits under a plan of the Company or its subsidiaries in which such Company employee participated immediately prior to the effective time and (2) waive any pre-existing condition exclusions and actively-at-work requirements with respect to medical, dental, pharmaceutical and/or vision benefits to the extent such conditions were inapplicable or waived under the Company’s or its subsidiaries’ comparable plan in which such Company employee participated immediately prior to the effective time;

•	use its commercially reasonable efforts to cause any eligible expenses incurred by any Company employee and his or her covered dependents with respect to benefit plans in effect immediately prior to the effective time for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements, to be taken into account with respect to plans provided by Parent or the surviving corporation following the effective time as if such amounts had been paid in accordance with the benefit plans provided by Parent or the surviving corporation following the effective time; and

•	honor, fulfill and discharge the Company’s and its subsidiaries obligations under certain specified agreements.

The Company shall be permitted, prior to the effective time, to

•	pay annual bonuses for fiscal 2011 in an amount equal to the annual bonus earned by participants for the 2011 fiscal year; and

•	establish bonus targets, maximums and performance goals for fiscal 2012 in the ordinary course of business consistent with past practice.

Parent has acknowledged that a “change of control” or “change in control” within the meaning of each plan of the Company or its subsidiaries will occur upon the effective time.

The merger agreement permits Parent, Merger Sub and their affiliates to enter into agreements with members of management for post-closing employment with the Company and/or the acquisition of securities of Parent, including in exchange for securities of the Company, as of immediately prior to the effective time; provided that no such management agreement may be entered into on or prior to the no-shop period start date and each such management agreement shall provide for termination upon any termination of the merger agreement in accordance with its terms.

Conditions to the Merger

The respective obligations of the Company, Parent and Merger Sub to effect the merger are subject to the satisfaction (or waiver, if permissible under applicable law) on or prior to the closing date of the following conditions:

•	the merger agreement must have been duly adopted by the Company’s shareholders;

•	the waiting period (and any extension thereof), and any timing agreements with any governmental authority, applicable to the merger under the HSR Act must have expired or been earlier terminated, and any required approvals thereunder must have been obtained (which condition has been satisfied); and

•	no law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority shall be in effect enjoining, restraining, preventing or prohibiting consummation of the merger or making the consummation of the merger illegal.

The obligations of Parent and Merger Sub to effect the merger are further subject to the satisfaction (or waiver, if permissible under applicable law) on or prior to the closing date of the following additional conditions:

•	the representations and warranties of the Company set forth in the merger agreement regarding the absence of a “material adverse effect” or any event, change or occurrence that, individually or in the aggregate, would reasonably be expected to have a material adverse effect or prevent or materially impair or delay the consummation of the merger transactions must be true and correct as of the date of the merger agreement and as of the effective time as if made on and as of the effective time;

•	certain representations of the Company set forth in the merger agreement regarding the Company’s capitalization, the absence of a shareholder rights agreement and the inapplicability of any anti-takeover law to the merger agreement or the transactions contemplated by the merger agreement and the absence of any undisclosed brokers’ or similar fees must be true and correct as of the date of the merger agreement and as of the effective time as if made on and as of the effective time (except to the extent expressly made as of an earlier date, in which case as of such date) (except, with respect to the representations and warranties described in this bullet, for such inaccuracies as are immaterial relative to the representations and warranties described in this bullet taken as a whole), and if one or more inaccuracies in the representations or warranties referred to in this bullet would cause the aggregate amount required to be paid by Parent or Merger Sub to effectuate the merger, refinance the Company’s indebtedness, consummate the transactions contemplated by the merger agreement on the closing date and pay all fees and expenses in connection therewith to increase by $8 million or more, such inaccuracies shall be considered material;

•	all other representations and warranties of the Company, without giving effect to any materiality or “material adverse effect” qualifications therein, must be true and correct as of the date of the merger agreement and as of the effective time as if made on and as of the effective time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure to be true and correct does not have and would not reasonably be expected to have, individually or in the aggregate, a “material adverse effect” and would not reasonably be expected to prevent consummation of the transactions contemplated by the merger agreement;

•	Parent must have received at the closing a certificate signed on behalf of the Company by an executive officer of the Company to the effect that the closing conditions regarding the Company representations and warranties have been satisfied;

•	the Company must have performed in all material respects all obligations required to be performed by the Company under the merger agreement at or prior to the effective time, and Parent must have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect; and

•	at the effective time, the Company must furnish to Parent and Merger Sub an affidavit stating, under penalty of perjury, that the Company is not and has not been a United States real property holding corporation at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

The obligation of the Company to effect the merger is further subject to the satisfaction (or waiver, if permissible under applicable law) on or prior to the closing date of the following additional conditions:

•	the representations and warranties of Parent and Merger Sub set forth in the merger agreement must be true and correct as of the date of the merger agreement and as of the effective time (except to the extent expressly made as of an earlier date, in which case as of such date) except where the failure to be true and correct would not prevent consummation of the merger; the Company must have received at the closing a certificate signed on behalf of Parent by an executive officer of Parent to such effect; and

•	each of Parent and Merger Sub must have performed in all material respects all obligations required to be performed by them under the merger agreement at or prior to the closing date, and the Company must have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

None of Company, Parent or Merger Sub may rely on the failure of any condition to their respective obligations to effect the closing to be satisfied to excuse such party’s obligation to effect the merger if such failure was caused by such party’s failure to use the standard of efforts required from such party to consummate the merger and the other transactions contemplated by the merger agreement.

Termination

The merger agreement may be terminated and the transactions contemplated by the merger agreement abandoned at any time prior to the effective time, whether before or after receipt of the Company shareholder approval (except as otherwise expressly noted):

•	by the mutual written consent of the Company and Parent, duly authorized by each of their respective boards of directors or any duly constituted and authorized committee thereof;

•	by either Parent or the Company, if:

•	the merger has not been consummated on or before 11:59 p.m. on June 23, 2011;

•	any law, injunction, judgment, or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority is in effect enjoining, restraining, preventing or prohibiting consummation of the merger or making the consummation of the merger illegal and has become final and nonappealable; or

•	the Company shareholder approval has not been obtained at our shareholders meeting duly convened therefor or at any adjournment, recess or postponement thereof;

however, the right to terminate the merger agreement under the three sub-bullets above will not be available to any party that has breached in any material respect its obligations under the merger agreement in any manner that has proximately contributed to the occurrence of the failure of the applicable condition to the consummation of the merger;

•	by Parent, if the representations and warranties of the Company are not true and correct or the Company has breached or failed to perform any of its covenants or agreements set forth in the merger agreement, which failure to be true and correct, breach or failure to perform:

•	would give rise to the failure of a condition to Parent and Merger Sub’s obligation to effect the merger; and

•	cannot be cured by the Company by the walk-away date, or if capable of being cured, shall not have commenced to have been cured within 30 days following receipt by the Company of written notice of such breach or failure to perform from Parent stating Parent’s intention to terminate the merger agreement on that basis (or, if earlier, have not been cured by the walk-away date if the walk-away date is earlier than 30 days following receipt of such notice); provided that Parent may not so terminate the merger agreement if either Parent or Merger Sub is then in breach of any representations, warranties, covenants or other agreements under the merger agreement that would result in the conditions to the Company’s obligation to effect the merger not being satisfied;

•	by Parent if:

•	the board of directors has failed to include the Company board recommendation in the proxy statement or has effected a Company adverse recommendation change;

•	the board of directors has effected a change of recommendation;

•	the board of directors has failed to publicly reaffirm its recommendation of the merger agreement in the absence of a publicly announced takeover proposal within five business days after Parent so requests in writing (provided that Parent may only make such request once every 30 days);

•	the Company enters into any letter of intent, agreement or agreement in principle with respect to any takeover proposal (other than an acceptable confidentiality agreement);

•	the Company or the board of directors has publicly announced its intention to do any of the foregoing other than with respect to certain public statements; or

•	the Company fails to hold the Company shareholders meeting within 10 business days prior to the walk-away date; provided, however, that the right to terminate the merger agreement under this sub-bullet will not be available if Parent or Merger Sub has breached in any material respect its obligations under the merger agreement in any manner that has proximately contributed to the failure of the Company to hold the Company shareholders meeting by such date;

•	by the Company, if:

•	the representations and warranties of Parent or Merger Sub are not true and correct or Parent or Merger Sub has breached or failed to perform any of its covenants or agreements contained in the merger agreement, which failure to be true and correct, breach or failure to perform:

•	would give rise to the failure of a condition to the Company’s obligation to effect the merger; and

•	cannot be cured by the walk-away date, or if capable of being cured, shall not have commenced to have been cured within 30 days following receipt by Parent or Merger Sub of written notice of such breach or failure to perform from the Company stating the Company’s intention to terminate the merger agreement on that basis (or, if earlier, have not been cured by the walk-away date, if the walk-away date is earlier than 30 days following receipt of such notice); provided that, the Company may not so terminate the merger agreement if it is then in breach of any representations, warranties, covenants or other agreements under the merger agreement that would result in the conditions to Parent and Merger Sub’s obligation to effect the merger not being satisfied;

•	prior to the receipt of the Company shareholder approval, in order to concurrently enter into any letter of intent, agreement, or agreement in principle with respect to any takeover proposal (other than an acceptable confidentiality agreement) that constitutes a superior proposal; provided that prior to or concurrently with such termination, the Company pays the applicable termination fee and the Parent expenses described under “— Termination Fees and Reimbursement of Expenses” below; or

•	(1) the marketing period, described under “— Marketing Period” above, has ended and the conditions to Parent and Merger Sub’s obligation to effect the merger (other than those conditions that by their nature are to be satisfied by actions taken at the closing) have been satisfied and remain satisfied, (2) the Company has confirmed by notice to Parent after the end of the marketing period that all conditions to the Company’s obligation to effect the merger have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing) or that it is willing to waive any unsatisfied conditions to its obligation to effect the merger and (3) Parent and Merger Sub fail to consummate the merger within three business days after the delivery of such notice and the Company stood ready, willing and able to consummate the merger and the other transactions contemplated by the merger agreement through the end of such three business day period.

Termination Fees and Reimbursement of Expenses

The Company is required to pay Parent or its designee the applicable termination fee in the event that:

•	(1) a bona fide takeover proposal shall have been made, proposed or communicated (and shall not have been publicly withdrawn), after the date of the merger agreement and prior to the Company shareholders meeting (or prior to the termination of the merger agreement if there has been no Company shareholders meeting), (2) following such occurrence, the merger agreement is terminated by the Company or Parent because the merger has not been consummated on or before the walk-away date or because the Company shareholder approval was not obtained at the Company shareholders meeting or by Parent pursuant to a failure of the representations and warranties of the Company to be true and correct or a breach of or failure to perform any of the covenants or agreements of the Company set forth in the merger agreement (each as described under “The Merger Agreement — Termination” above) and (3) within 12 months of the date the merger agreement is terminated, the Company enters into a definitive agreement with respect to any takeover proposal (whether or not the same takeover proposal referred to in clause (1)) and such takeover proposal is consummated, provided that for purposes of this clause (3), the references to “20%” in the definition of takeover proposal are deemed to be references to “50%”;

•	the merger agreement is terminated by the Company prior to the receipt of the Company shareholder approval, in order to concurrently enter into a letter of intent, agreement, or agreement in principle with respect to any takeover proposal (other than an acceptable confidentiality agreement) that constitutes a superior proposal;

•	the merger agreement is terminated by Parent if:

•	the board of directors has failed to include the Company board recommendation in the proxy statement or has effected a Company adverse recommendation change;

•	the board of directors has effected a change of recommendation;

•	the board of directors has failed to publicly reaffirm its recommendation of the merger agreement in the absence of a publicly announced takeover proposal within five business days after Parent so requests in writing (provided that Parent may only make such request once every 30 days);

•	the Company enters into any letter of intent, agreement or agreement in principle with respect to any takeover proposal (other than an acceptable confidentiality agreement);

•	the Company or the board of directors has publicly announced its intention to do any of the foregoing other than with respect to certain public statements; or

•	the Company fails to hold the Company shareholders meeting within 10 business days prior to the walk-away date; provided, however, that the right to terminate the merger agreement described in this sub-bullet will not be available if Parent or Merger Sub has breached in any material respect its obligations under the merger agreement in any manner that has proximately contributed to the failure of the Company to hold the Company shareholders meeting by such date; or

•	the merger agreement is terminated by the Company or Parent because the Company shareholder approval was not obtained at the Company shareholders meeting and prior to the Company shareholders meeting the board of directors made a change of recommendation (other than related to a superior proposal).

The amount of the termination fee is (1) $20 million in the event that the merger agreement was terminated by the Company prior to receipt of the Company shareholder approval to enter into a letter of intent, agreement or agreement in principle with respect to any takeover proposal (other than an acceptable confidentiality agreement) that constitutes a superior proposal prior to 12:00 a.m. (New York City time) on February 15, 2011 and (2) $44.9 million in all other circumstances contemplated above.

The termination fee must be paid if and as directed by Parent or its designees by wire transfer of same day funds within one business day after such termination in the case of the third and fourth bullets above, simultaneously with such termination in the case of the second bullet above, and one business day after the consummation of a takeover proposal in the case of the first bullet above.

Parent is required to pay the Company a termination fee of $90 million if at such time all conditions to Parent’s and Merger Sub’s obligations to consummate the merger have been satisfied and:

•	the merger agreement is terminated by the Company pursuant to a failure of the representations and warranties of Parent or Merger Sub to be true and correct or a breach or failure to perform any of the covenants or agreements of Parent and Merger Sub set forth in the merger agreement (which breach or failure to perform meets certain requirements described under “The Merger Agreement — Termination” above); or

•	the merger agreement is terminated by the Company if (1) the marketing period has ended and the conditions to Parent and Merger Sub’s obligation to effect the merger (other than those conditions that by their nature are to be satisfied by actions taken at the closing) have been satisfied and remain satisfied, (2) the Company has confirmed by notice to Parent after the end of the marketing period that all conditions to the Company’s obligation to effect the merger have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing) or that it is willing to waive any unsatisfied conditions to its obligation to effect the merger and (3) Parent and Merger Sub fail to consummate the merger within three business days after the delivery of such notice and the Company stood ready, willing and able to consummate the merger and the other transactions through the end of such three day period.

The Company is required to pay Parent or its designee by wire transfer of same day funds as promptly as possible (but in any event within one business day) following demand by Parent all actually incurred, reasonable out-of-pocket fees and expenses incurred by Parent, Merger Sub and their respective affiliates in connection with the transactions contemplated by the merger agreement (subject to a cap of $5 million and certain audit rights of the Company), which we refer to as the Parent expenses, if:

•	the merger agreement is terminated by the Company or Parent because the Company shareholder approval was not obtained at the Company shareholders meeting;

•	the merger agreement is terminated by the Company prior to the receipt of the Company shareholder approval, in order to concurrently enter into a letter of intent, agreement or agreement in principle with respect to any takeover proposal (other than an acceptable confidentiality agreement) that constitutes a superior proposal;

•	the merger agreement is terminated by Parent pursuant to a failure of the representations and warranties of the Company to be true and correct or a breach or failure to perform any of the covenants or agreements of the Company set forth in the merger agreement (which breach or failure to perform meets certain requirements described under “The Merger Agreement — Termination” above); or

•	the merger agreement is terminated by Parent in connection with that

•	the board of directors has failed to include the Company board recommendation in the proxy statement or has effected a Company adverse recommendation change;

•	the board of directors has effected a change of recommendation;

•	the board of directors has failed to publicly reaffirm its recommendation of the merger agreement in the absence of a publicly announced takeover proposal within five business days after Parent so requests in writing, provided that Parent may only make one such request every 30 days;

•	the Company enters into any letter of intent, agreement or agreement in principle with respect to any takeover proposal (other than an acceptable confidentiality agreement);

•	the Company or the board of directors has publicly announced its intention to do any of the foregoing other than any with respect to certain public statements; or

•	the Company fails to hold the Company shareholders meeting within ten business days prior to the walk-away date, provided, however, that the right to terminate the merger agreement described in this sub-bullet will not be available if Parent or Merger Sub has breached in any material respect its obligations under the merger agreement in any manner that has proximately contributed to the failure of the Company to hold the Company shareholders meeting by such date.

Payment of such expenses does not relieve the Company of any subsequent obligation to pay any applicable termination fee.

Subject to the payment of any additional amounts in respect of a material solicitation violation (as described below), in the event Parent or its designee receives full payment of the termination fee and, if applicable, the Parent expenses, the receipt of the termination fee and Parent expenses (and certain costs of enforcement recoverable under the merger agreement) shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective affiliates or any other person in connection with the merger agreement and the termination thereof, the transactions and the abandonment thereof, or any matter forming the basis for such termination, and none of Parent, Merger Sub, or any of their respective affiliates or any other person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its affiliates arising out of or in connection with this agreement, any of the transactions, or any matter forming the basis for such termination.

In the event that the Company receives full payment of a Parent termination fee, the receipt of the Parent termination fee (and certain costs of enforcement recoverable under the merger agreement) will be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Company or any other person in connection with the merger agreement, the financing letters or the limited guaranty and the termination thereof, the transactions and the abandonment or termination thereof or any matter forming the basis for such termination, and neither the Company nor any other person shall be entitled to bring or maintain any claim, action or proceeding against Parent, Merger Sub or any other Parent related party (described below) arising out of or in connection with the merger agreement, the financing letters or the limited guaranty, any of the transactions contemplated by the merger agreement (or the abandonment or termination thereof) or any matters forming the basis for such termination.

Expenses

Whether or not the merger is consummated, all fees, costs and expenses incurred in connection with the merger, the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring or required to incur such fees or expenses, except as otherwise set forth in the merger agreement with respect to, the Company’s reimbursement of the Parent expenses and Parent’s reimbursement of the Company’s expenses in assisting with Parent’s efforts to secure the financing. In addition, the merger agreement provides for the recovery of reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with any suit which results in a judgment against the other party with respect to the enforcement of any termination fee or the Parent expenses, which we refer to as enforcement costs.

Remedies

Remedies of the Company

Except in the case of fraud and subject to the Company’s right to specific performance and reimbursement of enforcement costs, the Company’s right to receive the Parent termination fee from Parent (or the funds pursuant to the limited guaranty) is the sole and exclusive remedy of the Company and its subsidiaries and shareholders against Parent, Merger Sub, and the funds for, and none of any of their respective former, current or future general or limited partners, shareholders, financing sources, managers, members, directors, officers or affiliates (other than Parent, Merger Sub and the funds), which we refer to as Parent related parties, will have any liability or obligation for any loss suffered as a result of the failure of the merger to be consummated or for a breach or failure to perform under the merger agreement or otherwise relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement. Upon payment of such amount, none of Parent, Merger Sub or the funds will have any further liability or obligation for any loss suffered as a result of the failure of the merger to be consummated or for a breach or failure to perform under the merger agreement or otherwise relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement.

Except in the case of fraud, under no circumstances will the Company be entitled to monetary damages in excess of the amount of the Parent termination fee and reimbursement of enforcement costs described under “— Expenses” above.

While the Company may pursue both a grant of specific performance and the payment of the Parent termination fee, under no circumstances will the Company be permitted or entitled to receive both a grant of specific performance that results in a closing and any money damages, including all or any portion of the Parent termination fee.

Remedies of Parent and Merger Sub

Except in the case of fraud and subject to the right to specific performance, reimbursement of enforcement costs and Parent’s limited right to seek monetary damages in connection with a material solicitation violation, as described below, Parent’s right to receive payment from the Company of the Parent expenses and the applicable termination fee from the Company is the sole and exclusive remedy of Parent and Merger Sub and their affiliates against the Company and its subsidiaries and any of their respective former, current or future officers, directors, partners, shareholders, managers, members or affiliates, which we refer to as Company related parties, for any loss suffered as a result of the failure of the merger to be consummated or for a breach or failure to perform under the merger agreement or otherwise. Upon payment of such amount(s), no such Company related party will have any further liability or obligation relating to or arising out of the merger agreement or the merger transactions, except for any obligation of the Company with respect to the reimbursement of enforcement costs described under “— Expenses” above.

If Parent terminates the merger agreement as a result of or in connection with a material breach by the Company of its obligations under the provisions relating to the solicitation of takeover proposals, which we refer to as a material solicitation violation, or the Company terminates the merger agreement in order to enter into a superior proposal prior to the receipt of the Company shareholder approval, at a time when Parent was able to terminate the agreement for a material breach by the Company of its obligations under the merger agreement as a result of or in connection with a material solicitation violation, then Parent will be entitled to seek monetary damages for its losses incurred to the extent due to such material solicitation violation, provided that the aggregate amount of monetary damages that may be recoverable or awarded is limited to $90 million, less any termination fee amounts or Parent expenses that have been paid or are payable to Parent or its designee. No such claims for monetary damages may be made by Parent following the date that is three months after the date of termination of the merger agreement.

Except in the case of fraud, and subject to Parent’s limited right to seek monetary damages in connection with a material solicitation violation, under no circumstances will Parent, Merger Sub or any of their affiliates be entitled to monetary damages in excess of the amount of the termination fee plus Parent expenses and except for any obligation of the Company with respect to the reimbursement of enforcement costs described under “— Expenses” above.

While Parent may pursue both a grant of specific performance and the payment of the termination fee, Parent expenses and limited monetary damages in connection with a material solicitation violation (solely to the extent described above), under no circumstance will Parent be permitted or entitled to receive both a grant of specific performance that results in a closing and any money damages, including all or any portion of the termination fee and Parent expenses.

Specific Performance

The parties are entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of the merger agreement and to enforce specifically the terms and provisions thereof, this being in addition to any other remedy to which they are entitled under the merger agreement. However, the right of the Company to seek an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s obligation to cause the equity financing to be funded to fund the merger (but not the right of the Company to such injunctions, specific performance, or other equitable remedies for obligations other than with respect to the equity financing) will be subject to the requirements that (1) the marketing period has ended and all conditions to the obligations of Parent and Merger Sub to effect the merger were satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the closing) at the time when the closing would have been required to occur but for the failure of the equity financing to be funded, (2) the debt financing (including any alternative financing that has been obtained in accordance with the merger agreement) has been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof at the closing if the equity financing is funded at the closing and (3) the Company has irrevocably confirmed that if specific performance is granted and the equity financing and debt financing are funded, then it would take such actions required of it by the merger agreement to cause the closing to occur.

Indemnification; Directors’ and Officers’ Insurance

From and after the effective time through the sixth anniversary of the effective time, each of Parent and the surviving corporation will indemnify and hold harmless (and Parent and surviving corporation will advance expenses to, provided an undertaking is provided by such recipient thereof) each individual who at the effective time is or at any time prior to the effective time was a director or officer of the Company or a subsidiary of the Company, each employee who serves as a fiduciary of a Company benefits plan and each member of the benefits plan advisory committee, which we refer to as an indemnitee, with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of in whole or in part (1) the fact that an indemnitee was a director or officer of the Company or a subsidiary of the Company or (2) acts or omissions by an indemnitee in its capacity as a director, officer, employee or agent of the Company or a subsidiary of the Company or taken at the request of the Company or a subsidiary of the Company, in each case under (1) or (2), at or prior to the effective time (including any claim, suit, action, proceeding or investigation relating in whole or in part to the transactions or the enforcement of this provision or any other indemnification or advancement right of any indemnitee) to the fullest extent permitted under applicable law, and will assume all obligations of the Company and its subsidiaries to the indemnitees in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time as provided in the Company’s organizational documents, the organizational documents of any of its subsidiaries, or in any agreement in existence as of the date of the merger agreement and filed or scheduled as an exhibit to any document filed with the SEC after February 3, 2008 providing for indemnification between the Company and any director. The articles of incorporation and code of regulations of the surviving corporation will, for six years from the effective time (unless otherwise required by law), contain provisions no less favorable to the indemnitees with respect to the limitation of liabilities of directors and officers and indemnification than are set forth in the Company’s organizational documents in effect as of the date of the merger agreement, which provisions may not be amended, replaced, or otherwise modified in a manner that would adversely affect the rights thereunder of the indemnitees.

For the six-year period commencing immediately after the effective time, the surviving corporation will maintain in effect the Company’s current directors’ and officers’ liability insurance (or substitute policies including comparable coverage) covering acts or omissions occurring at or prior to the effective time with respect to those individuals who are currently covered by the Company’s directors’ and officers’ liability insurance policy (and any additional individuals who prior to the effective time become so covered) on terms and scope with respect to such coverage, and in amount, no less favorable to such individuals than those of the policy in effect as of the date of the merger agreement (subject to a limitation of the annual premium paid to 300% of the annual premium as of the date of the merger agreement). In the alternative, the Company may, prior to the effective time, purchase, for an aggregate amount not to exceed 300% of the annual premium as of the date of the merger agreement for six years, a six-year prepaid “tail policy” with coverage substantially equivalent to the policies of directors and officers liability insurance maintained by the Company and its subsidiaries with respect to matters existing or occurring prior to the effective time. The surviving corporation will use its reasonable best efforts to cause such policy to be maintained in full force and effect for its full term and to honor all of its obligations thereunder.

Parent or the surviving corporation has the right, but not the obligation, to assume and control the defense of any threatened or actual litigation, claim or proceeding relating to any acts or omissions covered by the provisions described above. However, Parent and the surviving corporation may not settle, compromise or consent to the entry of any judgment in any such claim for which indemnification has been sought by an indemnitee unless such settlement, compromise or consent includes an unconditional release of the indemnitee from all liability arising out of such claim or such indemnitee otherwise consents in writing.

The present and former directors and officers of the Company will have the right to enforce the provisions of the merger agreement relating to their indemnification.

Access

Subject to certain exceptions and upon reasonable prior notice, the Company will afford Parent, its authorized representatives and sources of debt financing, and after the no-shop period start date, other sources of financing, reasonable access during normal business hours to the Company’s officers, employees, agents, properties, books, contracts and records and will furnish promptly to Parent and its sources of debt financing and such other sources of financing and Parent’s representatives, information concerning its business, personnel, assets, liabilities and properties as Parent may reasonably request.

Amendment or Supplement

At any time prior to the effective time, the merger agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company shareholder approval, by written agreement of the parties to the merger agreement, by action taken by their respective boards of directors or any committee thereof. However, following the receipt of the Company shareholder approval, the parties may not amend or change the provisions of the merger agreement which by law would require further approval by the shareholders of the Company without such approval.

MARKET PRICE OF COMPANY COMMON STOCK

The Company common stock is listed for trading on the NYSE under the symbol “JAS”. The table below shows, for the periods indicated, the high and low prices for the Company common stock, as reported by Bloomberg L.P.

	Common Stock Price
	High	Low

Fiscal Year Ended January 31, 2009
First Quarter ended May 3, 2008	$19.63	$13.01
Second Quarter ended August 2, 2008	$24.57	$18.86
Third Quarter ended November 1, 2008	$26.38	$14.70
Fourth Quarter ended January 31, 2009	$18.88	$11.10
Fiscal Year Ended January 30, 2010
First Quarter ended May 2, 2009	$18.32	$11.14
Second Quarter ended August 1, 2009	$23.57	$18.79
Third Quarter ended October 31, 2009	$30.99	$23.31
Fourth Quarter ended January 30, 2010	$38.00	$27.00
Fiscal Year Ended January 29, 2011
First Quarter ended May 1, 2010	$47.09	$35.55
Second Quarter ended July 31, 2010	$46.56	$36.38
Third Quarter ended October 30, 2010	$45.81	$36.43
Fourth Quarter ended January 29, 2011	$60.48	$42.91
Fiscal Year Ending January 28, 2012
First Quarter ending April 30, 2011 (through February 16, 2011)	$60.71	$60.33

The closing price of Company common stock on the NYSE on December 22, 2010, the last trading day prior to the public announcement of the merger agreement, was $45.63 per share of Company common stock. On February 16, 2011, the most recent practicable date before this proxy statement was mailed to our shareholders, the closing price for Company common stock on the NYSE was $60.58 per share of Company common stock. You are encouraged to obtain current market quotations for Company common stock in connection with voting your shares of Company common stock.

The Company has not paid any cash dividends on shares of Company common stock since its incorporation. In accordance with the merger agreement, the Company cannot pay any cash dividends prior to the closing of the merger or termination of the merger agreement without the prior consent of Parent.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 11, 2011 (except as otherwise noted), the amount of shares of Company common stock beneficially owned by each person or group known to us to be beneficial owners of more than 5% of the shares of Company common stock and the amount of shares of Company common stock beneficially owned by (1) each of our directors, (2) each of the executive officers named in the Summary Compensation Table set forth in the Definitive Proxy Statement for our 2010 Annual Meeting filed with the SEC on April 26, 2010 and (3) all our current executive officers and directors as a group. The information provided in connection with this table has been obtained from our records and a review of statements filed with the SEC. Unless otherwise indicated, each of the persons listed in the following table has sole voting and investment power with respect to the shares of Company common stock set forth opposite his or her name. Stock options held by our directors and executive officers that are exercisable within 60 days after February 11, 2011 are included in the table, as well as options the vesting of which would be accelerated in connection with the merger. There were 26,339,749 shares of Company common stock outstanding as of February 11, 2011.

	Number of
	Shares	Percent of
	Beneficially	Class if 1%
Name of Beneficial Owner	Owned	or More

5% Owners
BlackRock, Inc.(1)	2,208,093	8.38%
Michael W. Cook Asset Management, Inc. d/b/a Southern Sun Asset Management(2)	1,650,313	6.27%
Directors
Alan Rosskamm(3)(4)	553,226	2.10%
Scott Cowen(5)	50,519	*
Ira Gumberg(6)	9,597	*
Patricia Morrison(7)	46,178	*
Frank Newman(8)	78,247	*
David Perdue(9)	24,806	*
Beryl Raff(10)	9,984	*
Tracey Travis(11)	35,719	*
Executive Officers
Darrell Webb(12)	510,429	1.93%
Travis Smith(13)	122,467	*
Kenneth Haverkost(14)	133,792	*
James Kerr(15)(16)	183,743	*
All Current Executive Officers and Directors as a Group (12 persons)(15)(17)	1,758,707	6.55%

*	Less than 1%

(1)	The shares of Company common stock listed are reported on Schedule 13G/A, filed with the SEC on February 4, 2011 with respect to holdings as of December 31, 2010. The subsidiaries of BlackRock, Inc. (“BlackRock”) that hold shares reported by BlackRock include BlackRock Japan Co. Ltd., BlackRock Asset Management Ireland Limited, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Investment Management, LLC and BlackRock International Limited. The Schedule 13G does not specify positions of various subsidiaries. The Schedule 13G does not specify, and we are not able to determine, who has the ultimate voting or investment control over the shares of Company common stock held by BlackRock. The mailing address of BlackRock is 40 East 52nd Street, New York, NY 10022.

(2)	The shares of Company common stock listed are reported on Schedule 13G, filed with the SEC on February 14, 2011 with respect to holdings as of December 31, 2010. Michael W. Cook Asset Management, Inc., d/b/a SouthernSun Asset Management (“SouthernSun”), reports the beneficial ownership of 1,405,503 shares of Company common stock with regard to which it has sole voting power and 1,650,313 shares of Company common stock with regard to which it has sole dispositive power. The Schedule 13G does not disclose, and we are unable to determine, who has the ultimate voting or investment control over the shares of Company common stock held by SouthernSun. The mailing address of SouthernSun is 6000 Poplar Avenue, Suite 220, Memphis, TN 38119.

(3)	Mrs. Betty Rosskamm (the mother of Alan Rosskamm), Mrs. Alma Zimmerman (a member of one of our Company’s original founding families and who is now deceased) and our Company are parties to an agreement, dated October 30, 2003, as amended on February 22, 2007, relating to their shares of Company common stock. Under this agreement, Mrs. Rosskamm and her lineal descendants and permitted holders (the “Rosskamms”) and Mrs. Zimmerman and her lineal descendants and permitted holders (the “Zimmermans”) may each sell up to 400,000 shares of Company common stock in any calendar year but may not sell more than 200,000 of those shares in any 180-day period. If either the Rosskamms or Zimmermans plan to sell a number of their respective shares of Company common stock in excess of the number permitted under the agreement, they must first offer to sell those shares to the Company. Each of the Rosskamms and the Zimmermans are permitted to sell an unlimited number of shares to each other free of the Company’s right of first refusal. In connection with the merger agreement, we agreed with Parent that we would waive any right of first refusal arising under this agreement.

(4)	Mr. Rosskamm’s beneficial ownership includes 2,769 RSUs, 74,125 shares of Company common stock held by Mr. Rosskamm as trustee for the benefit of family members and charities with regard to which he has shared voting and dispositive power, 165,328 shares of Company common stock held by Rosskamm Family Partners, L.P. with regard to which he has shared voting and dispositive power and 112,583 shares of Company common stock held by Rosskamm Family Partners, L.P. II with regard to which he has shared voting and dispositive power. The mailing address for Mr. Rosskamm is 1417 E. 36th Street, Cleveland, Ohio 44114.

(5)	Dr. Cowen’s beneficial ownership includes 3,551 shares of Company common stock subject to a deferred compensation arrangement and 2,769 RSUs.

(6)	Mr. Gumberg’s beneficial ownership includes 6,828 shares of Company common stock subject to a deferred compensation arrangement and 2,769 RSUs.

(7)	Ms. Morrison’s beneficial ownership includes 17,200 shares of Company common stock subject to stock options and 2,769 RSUs.

(8)	Mr. Newman’s beneficial ownership includes 22,575 shares of Company common stock subject to stock options, 8,525 shares of Company common stock subject to a deferred compensation arrangement and 2,769 RSUs.

(9)	Mr. Perdue’s beneficial ownership includes 10,000 shares of Company common stock subject to stock options, 312 shares of Company common stock subject to a deferred compensation arrangement and 2,769 RSUs.

(10)	Ms. Raff’s beneficial ownership includes 2,769 RSUs.

(11)	Ms. Travis’ beneficial ownership includes 8,600 shares of Company common stock subject to stock options, 4,644 shares of Company common stock subject to a deferred compensation arrangement and 2,769 RSUs.

(12)	Mr. Webb’s beneficial ownership includes 129,381 shares of Company common stock subject to stock options, 4,670 SEUs and 376,378 shares of Company common stock held as restricted stock.

(13)	Mr. Smith’s beneficial ownership includes 66,501 shares of Company common stock subject to stock options, 48,889 shares of Company common stock held as restricted stock and 7,077 performance shares (assuming maximum payout after the end of our 2011 fiscal year).

(14)	Mr. Haverkost’s beneficial ownership includes 75,487 shares of Company common stock subject to stock options, 48,802 shares of Company common stock held as restricted stock and 5,055 performance shares (assuming maximum payout after the end of our 2011 fiscal year).

(15)	The number of shares of Company common stock beneficially owned by such persons under our Jo-Ann Stores, Inc. 401(k) Savings Plan is included as of January 31, 2011, the latest date for which statements are available.

(16)	Mr. Kerr’s beneficial ownership includes 127,995 shares of Company common stock subject to stock options, 41,019 shares of Company common stock held as restricted stock and 5,055 performance shares (assuming maximum payout after the end of our 2011 fiscal year).

(17)	Beneficial ownership for all current executive officers and Directors as a group includes 457,739 shares of Company common stock subject to stock options, 23,860 shares of Company common stock subject to deferred compensation arrangements, 22,152 RSUs, 4,670 SEUs, 515,088 shares of Company common stock held as restricted stock, and 17,187 performance shares (assuming maximum payout after the end of our 2011 fiscal year).

RIGHTS OF DISSENTING SHAREHOLDERS

The following summary is a description of the steps you must take if you desire to seek relief as a dissenting shareholder with respect to the merger. The summary is not intended to be complete and is qualified in its entirety by reference to Section 1701.85 of the Ohio Revised Code, a copy of which is attached as Annex C to this Proxy Statement. We recommend that you consult with your own counsel if you have questions with respect to your rights under Section 1701.85.

Under Section 1701.85 of the Ohio Revised Code, you are entitled to seek relief as a dissenting shareholder and to have the “fair cash value” of your shares of Company common stock determined by a court and paid in cash. The “fair cash value” of a share of Company common stock is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay. The “fair cash value” is determined as of the day prior to the day on which the vote of the shareholders to adopt the merger agreement is taken. When determining the “fair cash value,” any appreciation or depreciation in market value resulting from the proposed merger is excluded. In no event can the “fair cash value” of a share of Company common stock exceed the amount specified in your demand as discussed below.

To seek relief as a dissenting shareholder, you must satisfy each of the following conditions:

•	you must be the record holder of the shares of Company common stock as to which you wish to seek relief as a dissenting shareholder, which we refer to as the dissenting shares, at the close of business on February 16, 2011; if you have a beneficial interest in shares of Company common stock held of record in the name of any other person for which you desire to seek relief as a dissenting shareholder, you must cause the shareholder of record to timely and properly act to be in compliance with Section 1701.85 of the Ohio Revised Code;

•	you must not vote in favor of adoption of the merger agreement. You waive your right to seek relief as a dissenting shareholder if you vote for adoption of the merger agreement;

•	on or before the tenth day (you will not be notified of such date by us in writing under separate cover) following the shareholders’ vote adopting the merger agreement, you must deliver a written demand to the Company for the “fair cash value” of the dissenting shares; the written demand must specify your name and address, the number of shares of Company common stock as to which relief is sought and the amount that you claim as the “fair cash value” of the shares of Company common stock for which you are seeking relief; and

•	if the dissenting shares are certificated and if requested by the Company, you must deliver to the Company your certificates for the dissenting shares within 15 days from the date of the sending of such request. The Company will then endorse the certificates with a legend that demand for the “fair cash value” has been made and promptly return the certificates to you; if the dissenting shares are uncertificated, the Company will make an appropriate notation of your demand in its shareholder records.

If you sign and return the enclosed proxy card or vote by submitting a proxy by telephone or the internet, without voting “ABSTAIN” or expressly directing that your shares of Company common stock be voted “AGAINST” the proposal to adopt the merger agreement, you will effectively waive your right to seek relief as a dissenting shareholder because such shares represented by the proxy will be voted “FOR” the proposal to adopt the merger agreement. Accordingly, if you desire to seek relief as a dissenting shareholder with respect to the merger, you must either (1) refrain from executing and returning the enclosed proxy card and from voting in person, or submitting a proxy by telephone or the internet, “FOR” the proposal to adopt the merger agreement or (2) check either the “AGAINST” or the “ABSTAIN” box next to the proposal to adopt the merger agreement on the enclosed proxy card or vote in person, or by submitting a proxy by telephone or the internet, “AGAINST” or “ABSTAIN” on such proposal. A vote or proxy “AGAINST” the proposal to adopt the merger agreement will not, in and of itself, constitute a demand for the “fair cash value” of the dissenting shares.

If you and the Company cannot agree on the “fair cash value” of your dissenting shares, either you or the Company may, within three months after delivery of your written demand, file or join in a petition in the Court of Common Pleas of Summit County, Ohio, for a determination of (i) your entitlement to be paid the “fair cash value” of the dissenting shares and (ii) the amount of such “fair cash value.”

If you seek relief as a dissenting shareholder, your rights and obligations as a dissenting shareholder to receive the “fair cash value” of your dissenting shares and to sell such dissenting shares, and the right and obligation of the Company to purchase such shares and to pay the “fair cash value” of them will terminate if:

•	for any reason, the merger is not consummated;

•	you fail to deliver a timely and appropriate written demand upon the Company;

•	you do not, upon request of the Company, make timely and appropriate surrender of the certificates evidencing your certificated dissenting shares for endorsement of a legend that demand for the “fair cash value” of such shares of Company common stock has been made and the Company delivers timely written notice to you of such termination;

•	you withdraw your demand with the consent of the board;

•	you and the Company have not agreed upon the “fair cash value” of your dissenting shares and neither you nor the Company has timely filed or joined in an appropriate petition in the Court of Common Pleas of Summit County, Ohio; or

•	you otherwise fail to comply with the requirements of Section 1701.85 of the Ohio Revised Code.

From the time of delivery of a demand under Section 1701.85 until either the termination of your rights as a dissenting shareholder or the purchase of your shares by the Company, all rights accruing from your shares, including voting, dividend and distribution rights, will be suspended.

Any shareholder who elects to seek relief as a dissenting shareholder pursuant to Section 1701.85 of the Ohio Revised Code should mail such shareholder’s written demand upon the Company to Jo-Ann Stores, Inc., 5555 Darrow Rd., Hudson, Ohio 44236, Attention: General Counsel.

In view of the complexity of these provisions of the Ohio Revised Code, the Company’s shareholders who may wish to seek relief as dissenting shareholders should consult their legal and financial advisors.

DELISTING AND DEREGISTRATION OF COMPANY COMMON STOCK

If the merger is consummated, the Company common stock will be delisted from the NYSE and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC on account of the Company common stock.

OTHER MATTERS

Other Matters for Action at the Special Meeting

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

Future Shareholder Proposals

If the merger is consummated, we will not have public shareholders and there will be no public participation in any future meeting of shareholders of the Company. However, if the merger is not consummated, we expect to hold our 2011 annual meeting of shareholders in 2011. The Company currently anticipates that, in such event, the 2011 annual meeting of shareholders will be held on June 9, 2011, although the Company reserves the right to delay its annual meeting as may be permitted under applicable law. Under Rule 14a-8 promulgated under the Exchange Act, shareholders may present proper proposals for inclusion in the Company’s proxy statement and proxy, and for consideration at the next annual meeting of its shareholders, by submitting their proposals to the Company in a timely manner. To be so considered for inclusion in the proxy statement for the 2011 annual meeting of shareholders, shareholder proposals must have been received by the Company no later than December 31, 2010 (assuming our meeting is held on June 9, 2011) and must otherwise comply with the requirements of Rule 14a-8. In addition, our Amended and Restated Code of Regulations establish an advance notice procedure with regard to shareholder proposals to be brought before an annual meeting of shareholders. To be timely, a shareholder’s notice must be delivered to or mailed and received by the Secretary of the Company at our principal executive offices not later than the close of business on the 90th calendar day, and not earlier than the opening of business on the 120th calendar day, prior to the 2011 annual meeting of shareholders; except that, if the first public announcement of the date of the 2011 annual meeting of shareholders is not made at least 100 days prior to the date of the 2011 annual meeting of shareholders, notice by the shareholder will be timely if it is delivered or received not later than the close of business on the 10th calendar day after the first public announcement of the date of the 2011 annual meeting of shareholders and not earlier than the opening of business on the 120th calendar day prior to the annual meeting.

Shareholders Sharing the Same Address

Some banks, brokerages and other nominee may be participating in the practice of “householding” proxy statements. This means that only one copy of this proxy statement may have been sent to multiple shareholders sharing the same address. The Company will promptly deliver a separate copy of this proxy statement to you if you direct your written request to our Secretary and General Counsel, at the Company’s headquarters at 5555 Darrow Rd., Hudson, Ohio 44236, or call our proxy solicitor, Alliance Advisors (toll-free at (866) 329-8440). If you want to receive separate copies of our proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, brokerage firm or other nominee, or you may contact us at the above address and telephone number.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to the Investors page of our corporate website at www.joann.com. Our website address is provided as an inactive textual reference only. The information provided on our website, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement, and therefore is not incorporated herein by reference.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting.

•	Annual Report on Form 10-K for the fiscal year ended January 30, 2010 (filed with the SEC on April 15, 2010);

•	Quarterly Reports on Form 10-Q for the fiscal quarter ended October 30, 2010 (filed with the SEC on December 7, 2010), the fiscal quarter ended July 31, 2010 (filed with the SEC on September 9, 2010), and the fiscal quarter ended May 1, 2010 (filed with the SEC on June 10, 2010);

•	Current Reports on Form 8-K filed with the SEC on April 5, 2010, June 11, 2010, July 8, 2010, August 16, 2010, December 23, 2010, January 5, 2011, January 7, 2011, January 14, 2011, January 21, 2011, February 3, 2011 and February 15, 2011; and

•	Definitive Proxy Statement for our 2010 annual meeting of shareholders filed with the SEC on April 26, 2010.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference into this proxy statement.

Any person, including any beneficial owner of shares of Company common stock, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us by written or telephonic request directed to our Secretary and General Counsel, at the Company’s headquarters at 5555 Darrow Rd., Hudson, Ohio 44236; or from our proxy solicitor, Alliance Advisors (toll-free at (866) 329-8440); or from the SEC through the SEC website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF COMPANY COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED FEBRUARY 17, 2011. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS SUBSEQUENT TO THAT DATE DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
Dated as of December 23, 2010
among
NEEDLE HOLDINGS INC.,
NEEDLE MERGER SUB CORP.
and
JO-ANN STORES, INC.

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of December 23, 2010 (this ‘‘Agreement”), is by and among Needle Holdings Inc., a Delaware corporation (“Parent”), Needle Merger Sub Corp., an Ohio corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Jo-Ann Stores, Inc., an Ohio corporation (the “Company”). Certain capitalized terms used in this Agreement are used as defined in Section 8.12.

WHEREAS, the parties intend that Merger Sub be merged (the ‘‘Merger”) with and into the Company, with the Company surviving the Merger on the terms and subject to the conditions set forth in this Agreement and becoming a wholly-owned Subsidiary of Parent as a result of the Merger;

WHEREAS, the Board of Directors of the Company, acting upon the unanimous recommendation of its Strategic Transactions Committee (the “Special Committee”) has (i) determined that it is in the best interests of the Company and its shareholders to enter into this Agreement, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and (iii) resolved to recommend adoption of this Agreement by the shareholders of the Company;

WHEREAS, the Board of Directors of each of Parent and Merger Sub have approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, each of Green Equity Investors V, L.P. and Green Equity Investors Side V, L.P. (each, a “Guarantor” and, collectively, the ‘‘Guarantors”) is entering into a limited guaranty in favor of the Company (the “Guaranty”) with respect to certain obligations of Parent and Merger Sub under this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

The Merger

Section 1.1  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Ohio General Corporation Law (the “OGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).

Section 1.2  Closing.  The closing of the Merger (the ‘‘Closing”) shall take place at 10:00 a.m. (New York City time), on a date to be specified by Parent and the Company (the “Closing Date”), which shall be no later than the third business day after satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022, unless another date, time, or place is agreed to in writing by Parent and the Company; provided that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), then, subject to the continued satisfaction or waiver of the conditions set forth in Article VI at such time, the Closing shall occur instead on the earlier of (a) any business day during the Marketing Period as may be specified by Parent on no less than three (3) business days’ prior written notice to the Company and (b) the next business day after the final day of the Marketing Period.

Section 1.3  Effective Time.  Subject to the provisions of this Agreement, as soon as practicable on the Closing Date the parties shall file with the Secretary of State of the State of Ohio a certificate of merger or other appropriate document, executed in accordance with, and in such form as is required by, the relevant provisions of the OGCL (the “Certificate of Merger”) and shall make all other filings or recordings required under the OGCL. The Merger shall become effective upon the filing of the Certificate of Merger in accordance with the OGCL, or at such later time as is agreed to by the parties hereto prior to the Closing Date and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

Section 1.4  Effects of the Merger.  The Merger shall have the effects provided in this Agreement and as set forth in the applicable provisions of the OGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers, immunities and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all as provided in the OGCL and the other applicable Laws of the State of Ohio.

Section 1.5  Articles of Incorporation and Code of Regulations of the Surviving Corporation.  At the Effective Time, the articles of incorporation and code of regulations of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time to be in the form of (except with respect to the name of the Company) the articles of incorporation and code of regulations of Merger Sub, and as so amended shall be the articles of incorporation and code of regulations of the Surviving Corporation until thereafter amended as provided therein or by applicable Law (and subject to Section 5.9 hereof).

Section 1.6  Directors and Officers of the Surviving Corporation.

(a) Each of the parties hereto shall take all necessary action to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the articles of incorporation and code of regulations of the Surviving Corporation.

(b) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the articles of incorporation and code of regulations of the Surviving Corporation.

ARTICLE II

Effect of the Merger on Capital Stock; Exchange of Certificates; Company Stock Options

Section 2.1  Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without the requirement of any action on the part of the Company, Parent, Merger Sub or the holder of any shares of common stock, without par value, of the Company (“Company Common Stock”) or any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub.  Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, without par value per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock; Treatment of Stock Held by Company Subsidiaries.  All shares of Company Common Stock that are owned by the Company as treasury stock and any shares of Company Common Stock (or any other equity securities of the Company) owned by Parent, Merger Sub or any other direct or indirect wholly-owned Subsidiary of Parent immediately prior to the Effective Time shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor. Any shares of Company Common Stock owned by any direct or indirect wholly-owned Subsidiary of the Company shall not represent the right to receive the Merger Consideration and shall, at the election of Parent, either (i) convert into shares of a class of stock of the Surviving Corporation designated by Parent in connection with the Merger or (ii) be canceled.

(c) Conversion of Company Common Stock.  Each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.1(b) and Dissenting Shares) shall be converted automatically into and shall thereafter represent solely the right to receive an amount in cash equal to $61.00, without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate, which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”), shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.2(b), without interest.

Section 2.2  Exchange of Certificates.

(a) Paying Agent.  Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the payment of the Merger Consideration, in each case in accordance with this Article II and, in connection therewith, shall prior to the Closing Date enter into an agreement with the Paying Agent in a form reasonably acceptable to the Company. At or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent an amount in cash sufficient to pay the aggregate Merger Consideration deliverable pursuant to this Article II (such cash amount being hereinafter referred to as the “Exchange Fund”). Notwithstanding anything to the contrary contained hereto, the Paying Agent shall not disburse any part of the Exchange Fund until the Dissenters Determination Date. Pending its disbursement in satisfaction of such obligations, the Exchange Fund shall be invested by the Paying Agent as directed by Parent in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion. Upon the date that is one business day after the Dissenters Determination Date, the Paying Agent shall disburse to Parent that portion of the Exchange Fund (if any) attributable to Dissenting Shares. If a Dissenting Shareholder effectively withdraws its demand for, or loses its rights to, payment of fair cash value pursuant to Section 1701.85 of the OGCL with respect to any Dissenting Shares, (i) such Company Common Stock shall cease to be Dissenting Shares and (ii) Parent shall make available or cause to be made available to the Paying Agent additional funds in an amount equal to the product of (x) the number of Dissenting Shares for which the Dissenting Shareholder has withdrawn its demand for, or lost its rights to, payment of fair cash value pursuant to 1701.85 of the OGCL and (y) the Merger Consideration. Parent shall or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make such payments under Section 2.1(c). Nothing contained in this Section 2.2(a) and no investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any holder of Company Common Stock (including Restricted Shares that are treated as Company Common Stock pursuant to Section 2.4(b)) to receive the Merger Consideration or any holder of an Option to receive the Designated Consideration, in each case as provided herein.

(b) Payment Procedures.  Promptly after the Effective Time (but in no event more than three (3) business days thereafter), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Company Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and which shall be in such form and shall have such other customary provisions as Parent and the Company may reasonably agree prior to the Closing Date) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate shall, subject to Section 2.3, be entitled to receive in exchange therefor the Merger Consideration, without interest, for each share of Company Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that (x) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate surrendered and shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II, without interest.

(c) Transfer Books; No Further Ownership Rights in Company Stock.  The Merger Consideration paid in respect of shares of Company Common Stock upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates, and at the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates that evidenced ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except for the right to receive the Merger Consideration as contemplated by this Article II or by applicable Law. Subject to the last sentence of Section 2.2(e), if, at any time after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

(d) Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated by this Article II.

(e) Termination of Fund.  At any time following the first anniversary of the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates held by such holders, as determined pursuant to this Agreement, without any interest thereon. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(f) No Liability.  Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Withholding Taxes.  Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts any of them reasonably determines are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or under any provision of state, local or foreign Tax Law. To the extent amounts are so withheld and paid over to the appropriate Government Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.3  Dissent Rights.  Notwithstanding anything in this Agreement to the contrary, to the extent required by the OGCL, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by any shareholder who was a record holder of Company Common Stock as to which such shareholder seeks relief as of the date fixed for determination of shareholders entitled to notice of the Company Shareholders Meeting, and who files with the Company within 10 days after such vote at the Company Shareholders Meeting (the “Dissenters Determination Date”) a written demand to be paid the fair cash value for such shares of Company Common Stock that have not been voted in favor of the proposal to adopt this Agreement at the Company Shareholders Meeting in accordance with Sections 1701.84 and 1701.85 of the OGCL (the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration as provided in Section 2.1(c), unless and until such shareholder fails to perfect or otherwise waives, withdraws or loses such shareholder’s rights as a dissenting shareholder, if any, under the OGCL. If any such shareholder (a “Dissenting Shareholder”) fails to perfect or otherwise waives, withdraws or loses any such rights as a Dissenting Shareholder, that shareholder’s Company Common Stock shall thereupon be deemed to have been converted as of the Effective Time into only the right to receive at the Effective Time the Merger Consideration, without interest. Subject to the preceding sentence, from and after the Effective Time, each shareholder who has asserted rights as a Dissenting Shareholder as provided in Sections 1701.84 and 1701.85 of the OGCL shall be entitled only to such rights as are granted under those Sections of the OGCL. The Company shall promptly notify Parent of each shareholder who asserts rights as a Dissenting Shareholder following receipt of such shareholder’s written demand delivered as provided in Section 1701.85(A)(2) of the OGCL. Prior to the Effective Time the Company shall not, except with the prior written consent of Parent, voluntarily make any payment or commit or agree to make any payment, or settle or commit or offer to settle, any rights of a Dissenting Shareholder asserted under Section 1701.85 of the OGCL.

Section 2.4  Company Stock Options and Restricted Stock.

(a) Options.  At the Effective Time, each outstanding option to purchase Shares (an “Option”) under the Company Stock Plans (as defined in Section 3.2(a)), vested or unvested, shall be cancelled and shall only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than the first payroll date after the Effective Time), an amount in cash equal to the product of (i) the total number of Shares subject to the Option immediately prior to the Effective Time times (ii) the excess, if any, of the Merger Consideration over the exercise price per Share under such Option (such amount, the “Designated Consideration”), less applicable Taxes required to be withheld with respect to such payment.

(b) Restricted Shares.  At the Effective Time, any vesting conditions or restrictions applicable to any Shares of restricted stock (each such Share a “Restricted Share”) granted pursuant to the Company Stock Plans shall lapse, and such Restricted Shares shall be treated the same as all other Shares (other than Dissenting Shares) in accordance with Section 2.1(c) of this Agreement.

(c) Restricted Stock Units.  At the Effective Time, each outstanding Restricted Stock Unit or Stock Equivalent Unit under the Company Stock Plans (a ‘‘RSU”) shall be cancelled and shall only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than the first payroll date after the Effective Time), an amount in cash, for each RSU, equal to the Merger Consideration, less applicable Taxes required to be withheld with respect to such payment.

(d) Company Awards.  At the Effective Time, each long-term incentive award measured by the value of Shares and set forth on Section 2.4(d) of the Company Disclosure Schedule (the “Company Awards”), shall be cancelled and shall only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than the first payroll date after the Effective Time), an amount in cash equal to the product of (x) the total number of Shares subject to such Company Award immediately prior to the Effective Time times (y) the Merger Consideration (or, if the Company Award provides for payments to the extent the value of the shares of Company Common Stock exceeds a specified reference price, the amount, if any, by which the Merger Consideration exceeds such reference price), less applicable Taxes required to be withheld with respect to such payment.

(e) Corporate Actions.  At or prior to the Effective Time, the Company, the Board of Directors of the Company and the Compensation Committee of the Board of Directors of the Company, as applicable, shall adopt resolutions and will take such other appropriate actions to implement the provisions of this Section 2.4. In addition, effective as of the Closing, all Company clawback policies and agreements, including the executive clawback agreement, shall terminate.

Section 2.5  Associate Stock Ownership Plan.  The Company shall take all actions necessary to (i) terminate the Company’s Associate Stock Ownership Plan (the “ASOP”) in its entirety as of immediately prior to the Closing Date, (ii) ensure that no offering period shall be commenced on or after the date of this Agreement and (iii) if the Closing shall occur prior to the end of the offering period in existence under the ASOP on the date of this Agreement, cause a new exercise date to be set under the ASOP, which date shall be immediately prior to the anticipated Closing Date upon which each participant’s accumulated payroll deductions shall be used to purchase Shares immediately prior to the Effective Time in accordance with the terms of the ASOP.

Section 2.6  Adjustments.  Notwithstanding any provision of this Article II to the contrary, if between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Merger Consideration shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

ARTICLE III

Representations and Warranties of the Company

The Company represents and warrants to Parent and Merger Sub that, except as (A) set forth in the definitive disclosure schedule delivered by the Company to Parent and Merger Sub on the date of this Agreement (the “Company Disclosure Schedule”) (it being understood that any information set forth on one section or subsection of the Company Disclosure Schedule shall be deemed to apply and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent from a reading of such disclosure that such information is relevant to such other section or subsection) or (B) disclosed in any Company SEC Documents (as hereinafter defined) filed with, or furnished to, the SEC on or after April 17, 2008 and prior to the date hereof (the “Filed SEC Documents”), other than disclosures in such Filed SEC Documents contained in the “Risk Factors” and “Forward Looking Statements” sections thereof or any other disclosures in the Filed SEC Documents which are forward-looking in nature:

Section 3.1  Organization, Standing and Corporate Power.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Ohio. The Company has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have a Material Adverse Effect (as defined below) on the Company.

(b) For purposes of this Agreement, “Material Adverse Effect” means any effect, change, event or occurrence (whether or not constituting any breach of a representation, warranty, covenant or agreement set forth in this Agreement) that, individually or in the aggregate with all other effects, changes, events or occurrences, has a material adverse effect on the business, results of operations, assets, liabilities or financial condition of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following, and no effects, changes, events or occurrences, individually or in the aggregate, arising out of, resulting from or attributable to any of the following shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (A) conditions generally affecting (1) the industry in which the Company and its Subsidiaries operate, or (2) the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates, or (B) effects, changes, events or occurrences to the extent arising out of, resulting from or attributable to (1) actual or prospective changes after the date of this Agreement in Law or in generally accepted accounting principles or in accounting standards or in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory or political conditions, (2) the announcement of this Agreement or the consummation of the Transactions (other than for purposes of any representation or warranty contained in Section 3.3(c) and Section 3.4), (3) acts of war or military action, sabotage or terrorism, or any escalation or worsening of any such acts of war or military action, sabotage or terrorism, (4) earthquakes, hurricanes, tornados or other natural disasters, (5) any action taken by the Company or its Subsidiaries (x) that is required by this Agreement (other than with respect to the Company’s obligations to comply with Section 5.1(a) or Section 5.4), (y) taken with Parent’s written consent or (z) at Parent’s written request, (6) any change resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub or any of their respective Affiliates, (7) any change or prospective change in the Company’s credit ratings, (8) any decline in the market price, or change in trading volume, of the capital stock of the Company or (9) any failure to meet any internal or public projections, forecasts, guidance, estimates of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (7), (8) and (9) shall not prevent or otherwise affect a determination that the underlying cause of any such decline or failure referred to therein (if not otherwise falling within any of the exceptions provided by clause (A) and clauses (B)(1) through (6) hereof) is a Material Adverse Effect); provided, however, that any effect, change, event or occurrence referred to in clause (A) or clause (B)(1), (3) or (4) may be taken into account in determining whether or not there has been a Material Adverse Effect solely if such effect, change, event or occurrence has a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its Subsidiaries operate (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur).

(c) Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization except where the failure to be so organized, existing and in good standing would not reasonably be expected to have a Material Adverse Effect.

Section 3.2  Capitalization.

(a) The authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock (the “Shares”) and 5,000,000 shares of serial preferred stock, without par value (the “Company Preferred Stock”). As of the close of business on December 21, 2010 (the “Capitalization Date”), (i) 31,841,398 shares of Company Common Stock were issued and outstanding (which number includes (A) 5,508,927 shares of Company Common Stock held by the Company in its treasury and (B) 752,607 shares of Company Common Stock outstanding under the Company’s 1998 Incentive Compensation Plan (the “1998 Plan”) and the Company’s 2008 Incentive Compensation Plan (the “2008 Plan”) subject to vesting and other forfeiture conditions), (ii) 812,964 shares of Company Common Stock were reserved for issuance pursuant to the exercise of outstanding options to acquire Company Common Stock issued under the Company’s 1998 Plan, 2008 Plan, certain agreements with executive officers of the Company (the “Executive Option Agreements”) and the ASOP (together with the 1998 Plan, the 2008 Plan and the Executive Option Agreements, the “Company Stock Plans”), of which (A) 798,564 shares of Company Common Stock were subject to outstanding options to acquire Company Common Stock from the Company under the Company Stock Plans other than the ASOP and (B) 14,400 shares of Company Common Stock were subject to outstanding rights under the ASOP (assuming that the closing price for the Company Common Stock as reported on the New York Stock Exchange on the last day of the offering period in effect under the ASOP was equal to the Merger Consideration) and (iii) no shares of Company Preferred Stock were issued or outstanding or held by the Company in its treasury.

(b)

(i) Section 3.2(b) of the Company Disclosure Schedule sets forth, as of the Capitalization Date, a list of (A) all holders of all Options under the Company Stock Plans (with the names of such holders redacted), (B) the date of grant, the number of shares of Company Common Stock subject to such Option and the price per share at which such Option may be exercised, (C) all holders of Restricted Shares, RSUs, performance shares (the “Performance Shares”) and Company Awards (with the names of such holders redacted) and (D) the date of grant, the number of Restricted Shares, RSUs, Performance Shares and Company Awards owned by each such holder and the vesting date thereof.

(ii) Each Option (A) was granted in material compliance with all applicable Laws and all of the terms and conditions of the Company Stock Plans pursuant to which it was issued, (B) has an exercise price per share of Company Common Stock equal to or greater than the fair market value of a share of Company Common Stock on the date of such grant and (C) has a grant date which was approved by the Board of Directors of the Company or a committee thereof no later than the grant date.

(c) Except as described in this Section 3.2 or for any obligations pursuant to any Company Stock Plan, the Stock Value Bonus Plan (“SVBP”) or the Company’s 401(k) Plan (the “Company 401(k) Plan”), as of the Capitalization Date, there were (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities or dividends paid thereon or revenues, earnings or financial performance or any other attribute of the Company. Other than pursuant to the Company Stock Plans and the Company 401(k) Plan, there are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities, or obligating the Company to grant, extend or enter into any such agreements relating to any Company Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Securities. No direct or indirect Subsidiary of the Company owns any Company Common Stock. Except as set forth on Section 3.2(c) of the Company Disclosure Schedule, none of the Company or any Subsidiary of the Company is a party to any shareholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities or any other agreement relating to the disposition, voting or dividends with respect to any Company Securities. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Since the Capitalization Date, there has not occurred any action or event that, had such action or event occurred after the Capitalization Date and prior to the Effective Time, would have breached any of the covenants contained in Sections 5.1(a)(i), (ii), (iii) or (iv), or would have caused the representation in clause (v) of this Section 3.2(c) not to be true and correct. The aggregate amount of all participant contributions under the ASOP with respect to the “Accumulation Period” (as defined in the ASOP) ending on March 31, 2011, will not exceed $1,250,000.

(d) The Company Common Stock constitutes the only outstanding class of securities of the Company or its Subsidiaries registered under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the “Securities Act”).

(e)

(i) Section 3.2(e) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, the name and jurisdiction of organization of each Subsidiary of the Company and sets forth a complete and accurate list of all outstanding securities of each Subsidiary and the record and beneficial owner thereof. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company (except for directors’ qualifying shares or the like) are owned directly or indirectly, beneficially and of record, by the Company free and clear of all Liens and transfer restrictions, except as set forth on Section 3.2(e)(i) of the Company Disclosure Schedule and transfer restrictions of general applicability as may be provided under the Securities Act or other applicable securities Laws (including any restriction on the right to vote, sell or otherwise dispose of such shares of capital stock or other equity or voting interests). Each outstanding share of capital stock of each Subsidiary of the Company, which is held, directly or indirectly, by the Company, is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, and there are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase or sale of any shares of capital stock of, or other equity or voting interests in, any Subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement, any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any securities of any Subsidiary. Except for the Company Stock Plans, the SVBP and the Company 401(k) Plan, none of the Subsidiaries has any outstanding equity compensation plans or policies relating to the capital stock of, or other equity or voting interests in, any Subsidiary of the Company. Except for the Company Stock Plans, the SVBP and the Company 401(k) Plan, neither the Company nor any of its Subsidiaries has any material obligation to make any payments based on the price or value of any securities of any Subsidiary of the Company or dividends paid thereon or revenues, earnings or financial performance or any other attribute of any Subsidiary of the Company.

(ii) The Subsidiaries of the Company, taken as a whole, are not material to the Company and its Subsidiaries, taken as a whole.

(f) As of the date of this Agreement, there was no outstanding Indebtedness of the Company or its Subsidiaries other than Indebtedness reflected in the balance sheet (and the notes thereto) of the Company and its Subsidiaries as of October 30, 2010 (the “Balance Sheet Date”), otherwise included in the Filed SEC Documents or incurred after the Balance Sheet Date in the ordinary course of business.

Section 3.3  Authority; Noncontravention; Voting Requirements.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Shareholder Approval, to perform its obligations hereunder and to consummate the Merger Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Merger Transactions, have been duly authorized and approved by its Board of Directors acting upon the unanimous recommendation of the Special Committee, and, except for obtaining the Company Shareholder Approval, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Merger Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the ‘‘Bankruptcy and Equity Exception”).

(b) The Board of Directors of the Company, at a meeting duly called and held at which all directors of the Company were present, and acting upon the unanimous recommendation of the Special Committee, has (A) determined that the Merger is fair to, and in the best interests of, the Company and its shareholders, approved this Agreement and the Merger Transactions, and has resolved, subject to Section 5.2, to recommend adoption of this Agreement to the holders of Company Common Stock and (B) directed that this Agreement be submitted to the holders of Company Common Stock for their adoption at a shareholders’ meeting duly called and held for such purpose.

(c) Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the Merger Transactions, nor performance or compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision (A) of the Company Charter Documents or (B) of the similar organizational documents of any of the Company’s Subsidiaries or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 and the Company Shareholder Approval are obtained and the filings referred to in Section 3.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Company or any of its Subsidiaries, (y) violate or constitute a default under any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, sublease, license, contract or other agreement (each, a “Contract”) not otherwise terminable by any party thereto on 180 calendar days’ or less notice to which the Company or any of its Subsidiaries is a party or accelerate the Company’s or, if applicable, any of its Subsidiaries’, obligations under any such Contract or (z) result in the creation of any Lien on any properties or assets of the Company or any of its Subsidiaries, except, in the case of clause (i)(B) and clause (ii), as would not reasonably be expected to have a Material Adverse Effect or prevent or materially impair or delay the consummation of the Merger Transactions.

(d) The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock at the Company Shareholders Meeting, or any adjournment or postponement thereof, in favor of the adoption of this Agreement (the “Company Shareholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which is necessary to adopt this Agreement and approve the Merger Transactions.

Section 3.4  Governmental Approvals.  Except for (i) compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) including the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the Company Shareholders Meeting (as amended or supplemented from time to time, the “Proxy Statement”) and any required Other Filing, (ii) compliance with the rules and regulations of the New York Stock Exchange, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Ohio pursuant to the OGCL, (iv) filings required under, and compliance with other applicable requirements of, the HSR Act, (v) compliance with any applicable state securities or Blue Sky laws and (vi) the approvals set forth on Section 3.4 of the Company Disclosure Schedule, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority or any stock market or stock exchange on which shares of Company Common Stock are listed for trading are necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Merger Transactions, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or prevent or materially impair or delay the consummation of the Merger Transactions.

Section 3.5  Company SEC Documents; Undisclosed Liabilities.

(a) Since February 3, 2008, the Company has filed with or furnished to the SEC, on a timely basis, all required registration statements, certifications, reports and proxy statements (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Company SEC Documents”). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC or its staff. There has been no material correspondence between the SEC and the Company since February 3, 2008 that is not available on the SEC’s Electronic Data Gathering and Retrieval database. As of the date of this Agreement, none of the Company’s Subsidiaries is subject to the reporting requirements of Section 13(a) or 15(d) under the Exchange Act.

(b) The consolidated financial statements of the Company (including all related notes or schedules) included or incorporated by reference in the Company SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in all material respects in accordance with GAAP applied on a consistent basis during the periods involved (except (i) with respect to financial statements included in Company SEC Documents filed as of the date of this Agreement, as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of their operations and changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown (subject, in the case of unaudited quarterly financial statements, to the absence of notes and normal year-end adjustments that will not be material).

(c) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except liabilities or obligations (i) set forth, described or reserved against in the balance sheet of the Company and its Subsidiaries (including in the notes thereto) as of the Balance Sheet Date included in the Filed SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business, (iii) as contemplated by this Agreement or otherwise in connection with the Merger Transactions or (iv) as would not reasonably be expected to have a Material Adverse Effect. There are no (i) unconsolidated Subsidiaries of the Company or (ii) off-balance sheet arrangements of any type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act (or any other material off-balance sheet liabilities) that have not been so described in the Company SEC Documents nor any obligations to enter into any such arrangements.

(d) (i) Since February 3, 2008, subject to any applicable grace periods, the Company and each of its officers and directors have been and are in compliance in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act of 2002 (as amended and including the rules and regulations promulgated thereunder) (the “Sarbanes-Oxley Act”) and (B) the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.

(ii) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) as required under Rule 13a-15 of the Exchange Act.

(iii) The Company has implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) that are reasonably designed to ensure that material information relating to the Company, including its Subsidiaries, required to be included in reports filed under the Exchange Act is made known to the chief executive officer and chief financial officer of the Company by others within those entities. Neither the Company nor, to the Company’s Knowledge, the Company’s independent registered public accounting firm, has identified or been made aware of “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls and procedures which would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated.

(e) The Proxy Statement to be sent to the shareholders of the Company in connection with the Company Shareholders Meeting (including any amendment or supplement or document incorporated by reference) shall not, on the date the Proxy Statement (including any amendment or supplement thereto) is first mailed to shareholders of the Company or at the time of the Company Shareholders Meeting, and each Other Filing shall not, on the date such Other Filing and any amendment or supplement to such Other Filing is filed with the SEC, contain any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders Meeting or subject matter which has become false or misleading. The Proxy Statement and each Other Filing will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement or any Other Filing.

Section 3.6  Absence of Certain Changes.  Since January 31, 2010, (a) through the date of this Agreement, except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto, the business of the Company and its Subsidiaries has been carried on and conducted in all material respects in the ordinary course of business, (b) there has not been any Material Adverse Effect or any event, change or occurrence that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or prevent or materially impair or delay the consummation of the Merger Transactions and (c) through the date of this Agreement, there has not occurred any action or event that, had such action or event occurred after the date of this Agreement and prior to the Effective Time, would have breached any of the covenants contained in Sections 5.1(a)(iv), (v), (vii), (viii), (ix), (x), (xii), (xiv), (xv), (xvi), (xx) and, with respect to such Sections, (xxi). Since October 30, 2010 through the date of this Agreement, there has not occurred any action or event that, had such action or event occurred after the date of this Agreement and prior to the Effective Time, would have breached any of the covenants contained in Sections 5.1(a)(i), (ii), (iii), (vi), (xi), (xiii), (xvii), (xviii), (xix) and, with respect to such Sections, (xxi).

Section 3.7  Legal Proceedings.  Except as would not reasonably be expected to have a Material Adverse Effect or prevent or materially impair or delay the consummation of the Merger Transactions, there is no pending or, to the Knowledge of the Company, threatened, legal or administrative proceeding, claim, suit, inquiry, investigation, arbitration or action (an “Action”), against the Company or any of its Subsidiaries, or any injunction, order, judgment, ruling, decree or writ imposed upon the Company or any of its Subsidiaries, in each case, by or before any Governmental Authority. Except as would not reasonably be expected to have a Material Adverse Effect or prevent or materially impair or delay the consummation of the Merger Transactions, there are no injunctions, orders, judgments, rulings, decrees, awards, writs, stipulations, arbitration awards or other requirements of any kind outstanding against the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries are subject.

Section 3.8  Compliance With Laws; Permits.

(a) The Company and its Subsidiaries are, and since February 3, 2008 have been, in compliance with all, and have not breached or violated any, state or federal laws, statutes, common laws, ordinances, codes, rules, orders, judgments, injunctions, writs, decrees, governmental guidelines or interpretations having the force of law, Permits, regulations, decrees and orders of Governmental Authorities (collectively, “Laws”) applicable to the Company or any of its Subsidiaries, except for such non-compliance as would not reasonably be expected to have a Material Adverse Effect or prevent or materially impair or delay the consummation of the Merger Transactions.

(b) The Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities necessary for the lawful conduct of their respective businesses (collectively, “Permits”), except where the failure to hold the same would not reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of all Permits, except for such non-compliance as would not reasonably be expected to have a Material Adverse Effect or prevent or materially impair or delay the consummation of the Merger Transactions.

(c) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or prevent or materially impair or delay the consummation of the transactions, (i) none of the Company, its Subsidiaries or their respective employees and representatives have given, loaned, paid, promised, offered or authorized the payments, directly or indirectly through a third party, of anything of value to any “foreign official,” as defined in the FCPA, to persuade that official to help the Company, or any other Person, obtain or keep business or to secure some other improper advantage in violation of the FCPA, (ii) the Company and its Subsidiaries make and keep books, records and accounts that accurately and fairly reflect transactions and the distribution of the Company’s and the Subsidiaries’ assets, and have devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances that transactions are taken in accordance with management’s directives and are properly recorded, in each case in accordance with the FCPA, and (iii) the Company and its Subsidiaries have effective disclosure controls and procedures and an internal accounting controls system that is sufficient to provide reasonable assurances that violations of the FCPA and / or any similar law will be prevented, detected and deterred.

Section 3.9  Affiliate Transactions.  To the Knowledge of the Company, since February 3, 2008, there have been no transactions, or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of related transactions, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been otherwise disclosed in the Filed SEC Documents publicly filed prior to the date hereof.

Section 3.10  Tax Matters.  Except as set forth on Section 3.10 of the Company Disclosure Schedule or as would not reasonably be expected to have a Material Adverse Effect:

(a) The Company and each of its Subsidiaries has prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all Tax Returns required to be filed by any of them, and all such filed Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all respects.

(b) All Taxes owed by the Company and each of its Subsidiaries that are due (whether or not shown on any Tax Return) have been timely paid, other than any such Taxes that (i) are being contested in good faith, (ii) have not been finally determined or (iii) have been adequately reserved against in accordance with GAAP on the balance sheet of the Company and its Subsidiaries as of the Balance Sheet Date. The unpaid Taxes of the Company and its Subsidiaries for all taxable periods and portions thereof through the Balance Sheet Date did not, as of the Balance Sheet Date, exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes) set forth on the Company Balance Sheet. The Company has not since the Balance Sheet Date incurred any liability for Taxes other than in the ordinary course of business.

(c) There are no pending, nor has the Company or any of its Subsidiaries received written notice of the expected commencement of any, audits, examinations, investigations, claims or other proceedings in respect of any Taxes of the Company or any of its Subsidiaries, nor are any such audits, examinations, investigations, claims or other proceedings in progress.

(d) There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.

(e) None of the Company or any of its Subsidiaries, nor any of their predecessors by merger or consolidation, has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law).

(f) All amounts of Tax required to be withheld by the Company and each of its Subsidiaries have been timely withheld, and to the extent required by applicable Law, all such withheld amounts have been timely paid over to the appropriate Governmental Authority.

(g) No deficiency for, or any proposed adjustment of, any Tax has been asserted or assessed by any Governmental Authority in writing against the Company or any of its Subsidiaries, except for deficiencies or adjustments that have been satisfied by payment in full, settled or withdrawn.

(h) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of any amount of Taxes or agreed to any extension of time with respect to an assessment or deficiency for any amount of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

(i) No Tax rulings, requests for rulings, closing agreements, private letter rulings, technical advice memoranda or other similar agreements or rulings (including any application for a change in accounting method under Section 481 of the Code) have been entered into with, issued by, or filed with any Governmental Authority with respect to or relating to the Company or any of its Subsidiaries that could affect Tax Returns or Taxes of the Company or any of its Subsidiaries for taxable periods or portions thereof beginning on or after the Closing Date.

(j) Neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any actual or potential liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law).

(k) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(l) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) beginning on or after the Closing Date as a result of indebtedness discharged with respect to which an election has been made under Section 108(i) of the Code.

(m) For purposes of this Agreement: (x) “Tax” shall mean any and all federal, state, local or foreign taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any governmental or taxing authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges; and liability for the payment of any of the foregoing as a result of a contractual obligation or being a transferee or successor and (y) “Tax Returns” shall mean returns, reports, claims for refund, declarations and information statements, including any schedule or attachment thereto or any amendment thereof, with respect to Taxes filed or required to be filed with the IRS or any other Governmental Authority, domestic or foreign, including consolidated, combined and unitary tax returns.

Section 3.11  Employee Benefits.

(a) Section 3.11(a) of the Company Disclosure Schedule contains a true and complete list of each material Company Plan. With respect to each material Company Plan, the Company has made available to Parent, to the extent applicable, true, correct and complete copies of (1) the Company Plan document, including any amendments thereto and in the case of an unwritten Company Plan, a written description thereof, (2) annual reports (Form 5500 series) required to be filed with the IRS with respect to the three most recent plan years, together with audited financial statements and actuarial valuation reports, (3) the most recent IRS determination or opinion letter, (4) the summary plan description and all modifications thereto, (5) each insurance or group annuity contract or other funding vehicle relating thereto and (6) for the last three plan years, all material correspondence with the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority regarding the operation or the administration of such material Company Plan.

(b) Each Company Plan has been, in all material respects, established, operated and administered in compliance with its terms and applicable Laws, including ERISA and the Code. Each Company Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and to the Knowledge of the Company, there are no existing circumstances or any events that have occurred that could reasonably be expected to affect adversely the qualified status of any such Company Plan. Neither the Company nor its Subsidiaries is or reasonably could be subject to either a material liability pursuant to

Section 502 of ERISA or a material Tax imposed pursuant to Section 4975 or 4976 of the Code. There are no pending, or to the Knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any Company Plan or any trust related thereto which could reasonably be expected to result in any material liability to the Company or any of its Subsidiaries, except as previously disclosed to Parent, and no audit or other proceeding by a Governmental Authority is pending, or to the Knowledge of the Company, threatened or anticipated with respect to such plan. No Company Plan is maintained outside the jurisdiction of the United States or covers any employees or other service providers who reside or work outside of the United States.

(c) Except as set forth on Section 3.11(c) of the Company Disclosure Schedule, neither the Company nor any other Person that would be or, at any relevant time, would have been considered a single employer with the Company under the Code or ERISA (an “ERISA Affiliate”) has ever maintained, contributed to, or been required to contribute to a plan subject to Title IV of ERISA, including any “single employer” defined benefit plan or any “multiemployer plan,” each as defined in Section 4001 of ERISA. With respect to any multiemployer plan contributed to by the Company or any ERISA Affiliate, (i) none of the Company or any ERISA Affiliate has incurred any material withdrawal liability under Title IV of ERISA which remains unsatisfied, and (ii) a complete withdrawal from all such multiemployer plans at the Effective Time would not result in any material liability to the Company and its Subsidiaries, taken as a whole.

(d) Except as set forth on Section 3.11(d) of the Company Disclosure Schedule, no Company Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment to any current or former employee of the Company or its Subsidiaries, other than pursuant to Section 4980B of the Code.

(e) Except as set forth on Section 3.11(e) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement, shareholder approval of the Merger Transactions nor the consummation of the Merger Transactions could, either alone or in combination with another event, (i) entitle any employee, director or officer of the Company or any of its Subsidiaries to severance pay or any increase in severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such employee, director, officer or independent contractor, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any benefits under any Company Plan, (iv) otherwise give rise to any material liability under any Company Plan, or (v) limit or restrict the right to merge, amend, terminate or transfer the assets of any Company Plan on or following the Effective Time.

(f) Except as set forth on Section 3.11(f) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement, shareholder approval of the Merger Transactions nor the consummation of the Merger Transactions could, either alone or in combination with another event, (i) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code due to the imposition of the excise tax under Section 4999 of the Code on any payment to such disqualified individual or due to the failure of any payment to such disqualified individual to be deductible under of Section 280G of the Code or (ii) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code. The Company has made available to Parent true, correct and complete copies of any 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the Merger Transactions.

(g) To the Company’s Knowledge, each Company Plan that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has been administered in material compliance with its terms and the operational and documentary requirements of Section 409A of the Code and the regulations thereunder. Neither the Company nor any Subsidiary has any obligation to gross up, indemnify or otherwise reimburse any individual for any interest or penalties incurred pursuant to Section 409A of the Code.

(h) Except as set forth on Section 3.11(h) of the Company Disclosure Schedule, no amount has been paid by the Company or any Subsidiary of the Company in connection with the Merger, and no amount is expected to be paid by the Company or any Subsidiary of the Company prior to the Effective Time, which would be subject to the provisions of Section 162(m) of the Code such that all or a portion of such payments would not be deductible by the payor.

Section 3.12  Labor Matters.

(a) Except as set forth on Section 3.12(a) of the Company Disclosure Schedule or as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other agreement with a labor union or like organization; (ii) to the Knowledge of the Company, as of the date hereof, there are no activities or proceedings of any labor organization to organize any employees of the Company or any of its Subsidiaries and no demand for recognition as the exclusive bargaining representative of any employees has been made by or on behalf of any labor or like organization; (iii) no employees of the Company or any of its Subsidiaries are represented by any labor union or works council; (iv) as of the date hereof there is no pending or, to the Knowledge of the Company, threatened strike, lockout, slowdown, or work stoppage; (v) there is no unfair labor practice charge against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any comparable labor relations authority; and (vi) there is no pending or, to the Knowledge of the Company, threatened grievance, charge, complaint, audit or investigation by or before any Governmental Authority with respect to any current or former employees of the Company or any of its Subsidiaries.

(b) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries is in material compliance with all applicable federal, state, local and foreign Laws related to the employer-employee relationship, including applicable wage and hour Laws, labor relations, employment discrimination, employment conditions, employment practices, fair employment Laws, safety Laws, workers’ compensation statutes, unemployment Laws and social security Laws, and other terms and conditions of employment (including the classification and compensation of employees for purposes of the Fair Labor Standards Act and cognate state laws) and other Laws in respect of any reduction in force, including notice, information and consultation requirements. There are no proceedings pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries in any forum by or on behalf of any present or former employee of the Company or any of its Subsidiaries, any applicant for employment or classes of the foregoing alleging breach of any express or implied employment contract, violation of any Law governing employment or the termination thereof, or any other discriminatory, wrongful or tortious conduct on the part of the Company or any of its Subsidiaries in connection with the employment relationship, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder (the “WARN Act”) or any similar state or local Law that remains unsatisfied except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(c) Except as would not reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole, no individual who has performed services for the Company or any Subsidiary of the Company has been improperly excluded from participation in any Company Plan, and neither the Company nor any Subsidiary of the Company has any direct or indirect material liability, whether actual or contingent, with respect to any misclassification of any person as an independent contractor rather than as an employee, with respect to any misclassification of any employee as exempt versus non-exempt, or with respect to any employee leased from another employer. As of the date hereof, to the Knowledge of the Company, no current executive, key employee or group of employees has given notice of termination of employment with the Company or any Subsidiary of the Company.

Section 3.13  Environmental Matters.  Except for those matters that would not reasonably be expected to have a Material Adverse Effect, (A) each of the Company and its Subsidiaries is and has been in compliance with all applicable Laws or other legal requirements relating to the protection of the environment, or human health and safety as it relates to the release of any Hazardous Materials (“Environmental Laws”), which compliance includes obtaining, maintaining or complying with all Permits required under Environmental Laws for the operation of their respective businesses as presently conducted, (B) there is no investigation, suit, claim, notice of violation, action or proceeding relating to or arising under any Environmental Law that is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or related to any real property owned, operated or leased by the Company or any of its Subsidiaries, (C) neither the Company nor any of its Subsidiaries has received any written notice of or entered into any legally-binding agreement, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved requirements on the part of the Company or its Subsidiaries relating to or arising under Environmental Laws and (D) there are and have been no Hazardous Materials released on, at or from any real property currently or formerly owned or leased by the Company or any of its Subsidiaries in a manner and concentration that would reasonably be expected to result in any claim against the Company or its Subsidiaries under any Environmental Law. Notwithstanding any other representation or warranty in this Article III, the representations and warranties in this Section 3.13 constitute the sole representations and warranties relating to any Environmental Law or Hazardous Materials.

Section 3.14  Intellectual Property.

(a) Section 3.14(a) of the Company Disclosure Schedule sets forth a true and complete list of all Registered Intellectual Property owned by the Company or any of its Subsidiaries, indicating for each item (to the extent applicable) the record owner, the registration, issuance or application number and the applicable filing jurisdiction (collectively, the “Scheduled Intellectual Property”). Except as would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries are, collectively, the sole and exclusive owners (beneficially, and, where applicable, of record) of the Scheduled Intellectual Property, which Scheduled Intellectual Property is free and clear of all Liens other than Permitted Liens. To the Knowledge of the Company and except as would not reasonably be expected to have a Material Adverse Effect, (i) all of the Scheduled Intellectual Property is valid and enforceable and (ii) none of the Intellectual Property owned by the Company or any of its Subsidiaries is being misappropriated, violated or infringed by any third party. Except as would not reasonably be expected to have a Material Adverse Effect, there is no litigation, opposition or cancellation proceeding or written objection or claim pending, asserted or, to Knowledge of the Company, threatened against the Company or any of its Subsidiaries concerning the ownership, validity, registerability or enforceability of any Intellectual Property owned by the Company or any Subsidiary of the Company.

(b) Except as would not reasonably be expected to have a Material Adverse Effect on the Company, (i) neither the Company nor any of its Subsidiaries have infringed upon, misappropriated, or otherwise violated any Intellectual Property rights of any Person and (ii) no claims are pending or, to the Knowledge of the Company, threatened, alleging that the Company or any of its Subsidiaries is violating, misappropriating or infringing the rights of any Person with regard to any Intellectual Property.

(c) To the Knowledge of the Company, the Company and its Subsidiaries, collectively, own or have the right to use all Intellectual Property used or held in the operation of their business as presently conducted, except to the extent the failure to own or hold such rights, would not reasonably be expected to have a Material Adverse Effect.

(d) Except as would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries take and have taken commercially reasonable actions to maintain and preserve any material Intellectual Property owned by the Company or its Subsidiaries, including by taking commercially reasonable measures necessary to protect the confidentiality of all material trade secrets that are owned, used or held by them.

(e) Except as would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries maintain policies and procedures regarding the privacy and security of customer, employee and other material confidential business data that are commercially reasonable. Except as would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries are in compliance with all such policies and procedures and other legal requirements pertaining to data privacy and data security. To the Knowledge of the Company, except as has not had and would not reasonably be expected to have a Material Adverse Effect, there have been no material losses, thefts, unauthorized uses or security breaches relating to data used in the business of the Company and its Subsidiaries and no unintended or improper disclosure of any personally identifiable information in the possession, custody or control of the Company or its Subsidiaries or a contractor or agent acting on behalf of the Company or its Subsidiaries.

(f) The IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company and its Subsidiaries except where failure to do so has not had and would not reasonably be expected to have a Material Adverse Effect. Within the last two (2) years, no operation or performance failure of the IT Assets has had or would reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries have implemented commercially reasonable data backup, data storage, system security, system redundancy, and disaster avoidance and recovery procedures with respect to the IT Assets, consistent with industry practices. The Company and its Subsidiaries possess or control such source code, object code and documentation for Software as is reasonably necessary to develop, support or maintain the IT Assets for use in the Company’s and its Subsidiaries’ business except where the failure to possess or control such code or documentation would not reasonably be expected to have a Material Adverse Effect.

Section 3.15  Rights Agreement; Anti-Takeover Provisions.

(a) The Company is not party to a shareholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.

(b) Assuming the accuracy of the representations and warranties set forth in Section 4.14 (other than de minimis inaccuracies), the Board of Directors of the Company has taken all necessary action so that any takeover, anti-takeover, moratorium, “fair price”, “control share” or other similar Law enacted under any Law applicable to the Company, including OGCL Sections 1701.83, 1701.831 and 1701.832, does not, and will not, apply to this Agreement or the Transactions.

Section 3.16  Property.  Except as would not reasonably be expected to have a Material Adverse Effect, (a) (i) the Company or one of its Subsidiaries has good and valid title to all of the real estate owned by the Company or any of its Subsidiaries as set forth on Section 3.16 of the Company Disclosure Schedule (the “Owned Real Property”) and to all of the buildings, structures and other improvements thereon, free and clear of all Liens (other than Permitted Liens), (ii) neither the Company nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any material portion thereof, and (iii) there are no outstanding options, rights of first refusal, rights of first offer, rights of reverter or other third party rights to purchase such Owned Real Property, (b) the Company or one of its Subsidiaries has a good and valid leasehold interest in each material Company Lease (such leased property, together with the Owned Real Property, the “Real Property”), free and clear of all Liens (other than Permitted Liens), (c) none of the Company or any of its Subsidiaries has received written notice of any material default under any agreement evidencing any Lien or other agreement affecting the Owned Real Property or any material Company Lease, which default continues on the date of this Agreement and (d) to the Knowledge of the Company all material buildings, facilities, structures, fixtures, building systems and equipment included in the Real Property (giving due account to the age and length of use of same, ordinary wear and tear except) are structurally sound, are in good operating condition and repair (except for ordinary, routine maintenance and repairs that are not material in nature or cost), and are adequate for the uses to which they are currently being put.

Section 3.17  Contracts.

(a) Except for (A) this Agreement, (B) each Company Plan, (C) purchase orders and merchandise purchase agreements entered into in the ordinary course of business, and (D) the contracts filed as exhibits to the Filed SEC Documents, Section 3.17(a) of the Company Disclosure Schedule sets forth a list of all Material Contracts as of the date of this Agreement. For purposes of this Agreement, “Material Contract” means all

Contracts to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound (other than Company Plans) that:

(i) are or would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(ii) with respect to a joint venture, partnership, limited liability company or other similar agreement or arrangement, relate to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and its Subsidiaries, taken as a whole;

(iii) provide for Indebtedness of the Company having an outstanding amount in excess of $1 million individually or $2 million in the aggregate, other than any Indebtedness between or among any of the Company and any of its Subsidiaries;

(iv) involve the acquisition from another Person or disposition to another Person, directly or indirectly (by merger, license or otherwise), of assets or capital stock or other equity interests of another Person (A) for aggregate consideration under such Contract (or series of related Contracts) in excess of $2 million or (B) that contain indemnification, “earn-out” or other contingent obligations that are still in effect and, individually, would reasonably be expected to result in payments by the Company or any of its Subsidiaries in excess of $500,000 (in the case of each of clause (A) and (B), other than acquisitions or dispositions of inventory, merchandise, products, services properties and other assets in the ordinary course of business);

(v) are Contracts (or a series of related Contracts) for the purchase or sale of materials, supplies, goods, services, equipment or other assets providing for annual payments by the Company and its Subsidiaries or to the Company and its Subsidiaries, respectively, during the Company’s 2010 or 2011 fiscal year of $5 million or more, other than those that can be terminated by the Company or any of its Subsidiaries on less than 91 days’ notice without payment by the Company or any Subsidiary of any material penalty;

(vi) prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its wholly owned Subsidiaries, prohibits the pledging of the capital stock of the Company or any wholly owned Subsidiary of the Company or prohibits the issuance of any guaranty by the Company or any wholly owned Subsidiary of the Company;

(vii) are license agreements pursuant to which the Company or any of its Subsidiaries (A) licenses in Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole (other than license agreements for commercially available off-the shelf software on standard terms) and provides for annual payments by the Company or any of its Subsidiaries in excess of $100,000; or (B) licenses out Intellectual Property owned by the Company or any of its Subsidiaries and provides for annual payments to the Company or any of its Subsidiaries in excess of $1 million;

(viii) other than licenses of Intellectual Property (which are addressed in subsection (vii) above), contains provisions that prohibit the Company or any of its Subsidiaries or any Person that controls, or is under common control with, the Company from competing in any material line of business or grants a right of exclusivity to any Person which prevents the Company or a Subsidiary from entering any territory, market or field or freely engaging in business anywhere in the world (including any agreement pursuant to which the Company or any of its Subsidiaries grants to any party most-favored-nation or similar rights), other than leases containing customary radius restrictions; or

(ix) provides for the payment, increase or vesting of any benefits or compensation in connection with the Merger Transactions.

(b) (i) Each Material Contract is valid and binding on the Company and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect and, subject to the Bankruptcy and Equity Exception, enforceable in accordance with its terms, except where the failure to be valid, binding, enforceable and in full force and effect, would not reasonably be expected to have, a Material Adverse Effect or prevent or materially impair or delay the consummation of the Merger Transactions, (ii) the Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, has performed all obligations required to be performed by it under each Material Contract, except where such noncompliance, would not reasonably be expected to have a Material Adverse Effect or prevent or materially impair or delay the consummation of the Merger Transactions, (iii) neither the Company nor any of its Subsidiaries has received notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any Material Contract, except where such default, would not reasonably be expected to have a Material Adverse Effect or prevent or materially impair or delay the consummation of the Merger Transactions, (iv) to the Knowledge of the Company, there are no events or conditions which constitute, or, after notice or lapse of time or both, will constitute a default on the part of any counterparty under such Material Contract, except as would not reasonably be expected to have, a Material Adverse Effect or prevent or materially impair or delay the consummation of the Merger Transactions; and (v) to the Knowledge of the Company, the Company has not received any notice in writing from any Person that such Person intends to terminate, or not renew, any Material Contract.

Section 3.18  Suppliers.  Section 3.18 of the Company Disclosure Schedule sets forth a true, correct and complete list of the ten largest suppliers or vendors (“Suppliers”) to the Company and its Subsidiaries (based on purchases from January 31, 2010 through the date of this Agreement). No Supplier has reduced or otherwise discontinued, or threatened to reduce or discontinue, supplying such goods, materials or services to the Company or any Subsidiary on reasonable terms, except for such matters as have not had and would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Section 3.18 of the Company Disclosure Schedule or would not reasonably be expected to have a Material Adverse Effect, to the Knowledge of the Company, the Company has not received, as of the date of this Agreement, any notice in writing from any Supplier that such Supplier intends to terminate, or not renew, its relationship with the Company or its Subsidiaries and, to the Knowledge of the Company, no such Supplier for which the Company does not have a reasonable replacement intends to cancel or otherwise terminate its relationship with the Company and its Subsidiaries.

Section 3.19  Insurance.  Except as would not reasonably be expected to have a Material Adverse Effect, (i) all material insurance policies maintained by the Company and its Subsidiaries own or hold policies of insurance, or are self-insured, in amounts providing reasonably adequate coverage against all risks customarily insured against by companies in similar lines of business as the Company and its Subsidiaries, and in amounts sufficient to comply with all Material Contracts to which the Company or its Subsidiaries are parties or are otherwise bound, and (ii) all such insurance policies are in full force and effect, no notice of cancellation or modification has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder.

Section 3.20  Opinion of Financial Advisor.  The Board of Directors of the Company has received the opinion of J.P. Morgan Securities LLC (“J.P. Morgan”) and the Board of Directors and the Special Committee have received the opinion of Centerview Partners LLC (“Centerview”), to the effect that, as of the respective dates of such opinions, and subject to the various assumptions and qualifications set forth therein, the Merger Consideration to be received by holders of shares of Company Common Stock is fair, from a financial point of view, to such holders and a copy of such opinions will promptly be provided to Parent, solely for informational purposes, following receipt thereof by the Company. It is agreed and understood that such opinions are for the benefit of the Company’s Board of Directors and the Special Committee (in the case of the Centerview opinion) and may not be relied on by Parent or Merger Sub.

Section 3.21  Brokers and Other Advisors.

(a) Except for J.P. Morgan and Centerview, who have been engaged by the Company in connection with the Merger Transactions, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

(b) Section 3.21 of the Company Disclosure Letter sets forth the Company’s good faith estimate, as of the date hereof, of the out-of-pocket fees and expenses it will incur to its Representatives in connection with this Agreement and the Merger Transactions.

Section 3.22  No Other Representations or Warranties.  Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Parent or any of its Affiliates or representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and each of Parent and Merger Sub acknowledge the foregoing.

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to the Company, except as set forth on the Parent Disclosure Schedule delivered to the Company on the date hereof (the “Parent Disclosure Schedule”):

Section 4.1  Organization; Standing.  Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Ohio. Each of Parent and Merger Sub is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have a Parent Material Adverse Effect. Parent has made available to the Company complete and correct copies of Parent’s and Merger Sub’s certificates of incorporation, by-laws or comparable governing documents each as amended to the date of this Agreement.

Section 4.2  Authority; Noncontravention.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized and approved by the Boards of Directors of Parent and Merger Sub, and no other corporate action on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions, other than approval of the Merger by Parent in its capacity as sole shareholder of Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception. The Board of Directors of Parent and Merger Sub have (i) determined that the Merger, on the terms and subject to the conditions set forth herein, is fair to, and in the best interests of, Parent and Merger Sub and their respective shareholders, and (ii) unanimously adopted resolutions that have approved this Agreement, the Merger and the Transactions, and such resolutions, as of the date of this Agreement, have not been subsequently rescinded, modified or withdrawn in any way.

(b) Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor performance or compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation, code of regulations, bylaws or other comparable charter or organizational documents of Parent or Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.3 are obtained and the filings referred to in Section 4.3 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or any of its Subsidiaries, or (y) violate or constitute a default under any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party, except, in the case of clause (ii), for such violations or defaults as would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.3  Governmental Approvals.  Except for (i) compliance with the applicable requirements of the Exchange Act including, without limitation, the filing with the SEC of the Proxy Statement and any required Other Filing, (ii) compliance with the rules and regulations of The New York Stock Exchange, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Ohio pursuant to the OGCL and of appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (iv) filings required under, and compliance with other applicable requirements of, the HSR Act and (v) compliance with any applicable state securities or Blue Sky laws, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority are necessary for the execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their obligations hereunder and the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.4  Ownership and Operations of Merger Sub.  Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub. Each of Parent and Merger Sub was formed solely for the purpose of engaging in the Transactions, has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to the Transactions, and prior to the Effective Time, will not have engaged in any other business activities other than those relating to the Transactions.

Section 4.5  Financing.  Parent has delivered to the Company true, correct and complete copies, as of the date of this Agreement, of (i) an executed commitment letter (the “Equity Funding Letter”) from Green Equity Investors V, L.P. and Green Equity Investors Side V, L.P. (collectively the “Equity Providers” and each an “Equity Provider”) to each purchase for cash, in each case subject to the terms and conditions therein, equity securities of Parent in the aggregate amount set forth therein (being collectively referred to as the “Equity Financing”), and (ii) executed commitment letters and Redacted Fee Letter from the financial institutions identified therein (the “Debt Commitment Letters” and, together with the Equity Funding Letter, the “Financing Letters”) to provide, subject to the terms and conditions therein, debt financing in the amounts set forth therein (being collectively referred to as the “Debt Financing”, and together with the Equity Financing collectively referred to as the “Financing”). As of the date hereof, none of the Equity Funding Letter or the Debt Commitment Letters has been amended or modified, no such amendment or modification is contemplated, and the respective obligations and commitments contained in such letters have not been withdrawn or rescinded in any respect. Parent or Merger Sub has fully paid any and all commitment fees or other fees in connection with the Equity Funding Letter and the Debt Commitment Letters that are payable on or prior to the date hereof, and the Financing Letters are in full force and effect and are the legal, valid, binding and enforceable obligations of Parent and Merger Sub, and, with respect to the Equity Funding Letter, each of the Guarantors, as the case may be, subject to the Bankruptcy and Equity Exception. As of the date hereof, there are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in or expressly contemplated by the Financing Letters (including any “market flex” provisions applicable to the Financing Letters). Assuming (i) the Financing is funded in accordance with the Equity Funding Letter and the Debt Commitment Letters, as applicable, (ii) the accuracy in all material respects of the representations and warranties set forth in Article III (without giving effect to any materiality or “Material Adverse Effect” qualifications or any Knowledge qualifications) and (iii) the performance by the Company of its obligations under Section 5.1, as of the date hereof, the net proceeds contemplated by the Equity Funding Letter and the Debt Commitment Letters will, together with Company cash, in the aggregate, be sufficient to pay the aggregate Merger Consideration and Designated Consideration (and any repayment or refinancing of debt contemplated by this Agreement or the Financing Letters) and any other amounts required to be paid by Parent and Merger Sub in connection with the consummation of the Transactions. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or Merger Sub, under the Equity Funding Letter or the Debt Commitment Letters; provided that Parent is not making any representation or warranty regarding the effect of the inaccuracy of the representations and warranties in Article III. As of the date of this Agreement, Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Parent or Merger Sub on the date of the Closing; provided that Parent is not making any representation regarding the accuracy of the representations and warranties set forth in Article III, or compliance by the Company of its obligations hereunder. As of the date of this Agreement, there are no side letters or other agreements, Contracts or arrangements to which Parent or any of its Affiliates is a party related to the funding or investing, as applicable, of the full amount of the Financing other than (i) as expressly set forth in the Financing Letters, (ii) any customary engagement letter(s) and non-disclosure agreements(s), and (iii) as do not impact the conditionality or aggregate amount of the Financing.

Section 4.6  Guaranty.  Concurrently with the execution of this Agreement, Parent has delivered to the Company the duly executed Guaranty. The Guaranty is in full force and effect and is the valid, binding and enforceable obligation of each Guarantor, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of such Guarantor under such Guaranty, subject to the Bankruptcy and Equity Exception.

Section 4.7  Solvency.  Assuming (a) satisfaction of the conditions to Parent’s obligation to consummate the Merger, or waiver of such conditions, and after giving effect to the Transactions, any alternative financing and the payment of the aggregate Merger Consideration, (b) any other repayment or refinancing of debt contemplated in this Agreement or the Financing Letters, (c) the accuracy of the representations and warranties of the Company set forth in Article III (without giving effect to any materiality or “Material Adverse Effect” qualifications or any Knowledge qualifications), (d) the performance by the Company of its obligations under Section 5.1, (e) any estimates, projections or forecasts of the Company and its Subsidiaries have been prepared in good faith based upon assumptions that were and continue to be reasonable, (f) payment of all amounts required to be paid in connection with the consummation of the Transactions, and (g) payment of all related fees and expenses, each of Parent and the Surviving Corporation will be Solvent as of the Effective Time and immediately after the consummation of the Transactions. For the purposes of this Agreement, the term “Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed the sum of (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, (c) such Person will be able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature, and (d) such Person is not insolvent under Section 1336 of the Ohio Revised Code (the Ohio Uniform Fraudulent Transfer Act). For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Section 4.8  Certain Arrangements.  Except as previously disclosed to the Company, as of the date of this Agreement, there are no Contracts or arrangements or commitments to enter into Contracts or arrangements (i) between Parent, Merger Sub, the Guarantors or any of their Affiliates, on the one hand, and any member of the Company’s management or directors, on the other hand, as of the date hereof that relate to the Company or any of its Subsidiaries or the Transactions or (ii) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any shareholder of the Company agrees to vote to adopt this Agreement or the Merger or agrees to vote against any Superior Proposal.

Section 4.9  Brokers and Other Advisors.  As of the date hereof, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Parent or Merger Sub or any of their Affiliates.

Section 4.10  No Other Company Representations or Warranties.  Except for the representations and warranties set forth in Article III, Parent and Merger Sub hereby acknowledge that neither the Company nor any of its Subsidiaries, nor any of their respective shareholders, directors, officers, employees, Affiliates, advisors, agents or Representatives, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to Parent or Merger Sub. Neither the Company nor any of its Subsidiaries, nor any of their respective shareholders, directors, officers, employees, Affiliates, advisors, agents or Representatives, will have or be subject to any liability or indemnification obligation to Parent or Merger Sub resulting from the delivery, dissemination or any other distribution to Parent, Merger Sub or their respective shareholders, directors, officers, employees, Affiliates or representatives, or the use by Parent, Merger Sub or their respective shareholders, directors, officers, employees, Affiliates or representatives of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Parent, Merger Sub or their respective shareholders, directors, officers, employees, Affiliates or representatives in anticipation or contemplation of any of the Transactions, other than fraud in connection therewith.

Section 4.11  Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans.  In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that Parent and Merger Sub will have no claim against the Company or any of its Subsidiaries, or any of their respective shareholders, directors, officers, employees, Affiliates, advisors, agents or Representatives, with respect thereto, other than fraud in connection therewith.

Section 4.12  Information Supplied.  None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement to be sent to the shareholders of the Company in connection with the Company Shareholders Meeting (including any amendment or supplement or document incorporated by reference) or any Other Filing shall, on the date the Proxy Statement (including any amendment or supplement thereto) is first mailed to shareholders of the Company or at the time of the Company Shareholders Meeting or, in the case of any Other Filing, on the date such Other Filing and any amendment or supplement to such Other Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading or, with respect to the Proxy Statement, omit to state any material fact required to be stated in the Proxy Statement or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders Meeting which has become false or misleading.

Section 4.13  Litigation.  As of the date of this Agreement, there is no pending, or to the knowledge of Parent or Merger Sub, threatened, Action against Parent or Merger Sub or injunction, order, judgment, ruling, decree or writ imposed upon Parent or Merger Sub, in each case, by or before any Governmental Authority, that seeks to enjoin, or would reasonably be likely to have the effect of preventing, making illegal, or otherwise interfering with, any of the Transactions, except as would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.14  Ownership of Company Common Stock.  Except as contemplated by Section 5.11(f), neither Parent nor Merger Sub nor any of their Affiliates or associates (as defined in Chapter 1704 of the Ohio Revised Code) beneficially owns (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder or Chapter 1704 of the Ohio Revised Code), or will prior to the Closing Date beneficially own, any Company Common Stock, or is a party, or will prior to the Closing Date become a party, to any Contract, arrangement or understanding (other than this Agreement) for the purpose of acquiring, holding, voting or disposing of any Company Common Stock, each as may be amended from time to time. Neither Parent nor Merger Sub nor any of their “Affiliates” or “Associates” is or has been an “Interested Party,” as such quoted terms are defined in Article TENTH of the articles of incorporation of the Company.

ARTICLE V

Additional Covenants and Agreements

Section 5.1  Conduct of Business.

(a) Except as required by applicable Law, any Contract set forth on the Company Disclosure Schedule and fully disclosed to Parent on or prior to the date hereof or any Governmental Authority, or as expressly required or permitted by this Agreement or as described in Section 5.1(a) of the Company Disclosure Schedule, during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement may be terminated pursuant to Section 7.1), unless Parent otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause each of its Subsidiaries to, carry on its business in all material respects in the ordinary course consistent with past practice. To the extent consistent with the foregoing, the Company shall, and shall cause its Subsidiaries to, use its and their reasonable efforts to preserve its and each of its Subsidiaries’ assets, rights, properties and business organizations intact and maintain existing relations with key customers, suppliers, distributors, employees and other Persons with whom the Company or its Subsidiaries have business relationships. Without limiting the generality of the foregoing, and except as required by applicable Law or otherwise expressly required or permitted by this Agreement or as described in Section 5.1(a) of the Company Disclosure Schedule, during such period, the Company shall not, and shall not permit any of its Subsidiaries to, unless Parent otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned):

(i) issue, sell or grant any shares of its capital stock or other equity or voting interest, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock or other equity or voting interest, or any rights, warrants or options to purchase any shares of its capital stock or other equity or voting interest, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any of its capital stock or other equity or voting interest, except (x) that the Company may issue shares of Company Common Stock as required to be issued upon exercise or settlement of Options or other equity awards or obligations under the Company Stock Plans outstanding on the date hereof in accordance with the terms of the applicable Company Stock Plans and the ASOP in effect on the date hereof, (y) in connection with the purchase or sale of Company Common Stock under the Company 401(k) Plan, in each case in accordance with their present terms and (z) in connection with the delivery or conversion of existing Performance Share and RSU awards, in each case, in the ordinary course of business consistent with past practice;

(ii) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock or other equity or voting interest, or any rights, warrants or options to acquire any shares of its capital stock or other equity or voting interest, except (A) the acquisition by the Company of Company Common Stock in connection with the surrender of Company Common Stock by holders of Options in order to pay the exercise price of Options, (B) pursuant to written commitments in effect as of the date hereof only from former employees or directors in connection with any termination of services to the Company or any of its Subsidiaries, (C) in connection with withholding to satisfy Tax obligations with respect to Options or other equity awards or obligations under the Company Stock Plans, acquisitions in connection with the forfeiture of Options or other equity awards or obligations under the Company Stock Plans, or acquisitions in connection with the net exercise of Options or other equity awards or obligations under the Company Stock Plans, (D) the acquisition by the Company of Options, Restricted Shares and Performance Shares in connection with the forfeiture of such awards, (E) the acquisition by the trustee of the Company 401(k) Plan of Company Common Stock in order to satisfy participant investment elections under the Company 401(k) Plan, and (F) the acquisition by the trustee of the ASOP of Company Common Stock in order to satisfy the exercise of participant rights under the ASOP, in each case, in the ordinary course of business consistent with past practice;

(iii) establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or other equity or voting interest;

(iv) split, combine, subdivide or reclassify any shares of its capital stock or other equity or voting interest;

(v) enter into any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

(vi) (A) incur, issue, modify, renew, syndicate or refinance any Indebtedness (excluding any letters of credit issued in the ordinary course of business consistent with past practice), except for (x) Indebtedness incurred in the ordinary course of business consistent with past practice under the existing credit facility listed on Section 3.17(a)(iii) of the Company Disclosure Schedule and (y) any other Indebtedness having a principal amount outstanding that is not in excess of $1 million individually or $2 million in the aggregate and that is prepayable at any time without penalty, (B) enter into any swap or hedging transaction or other derivative agreements other than in the ordinary course of business consistent with past practice or (C) make any loans, capital contributions or advances to any Person (other than the Company and any wholly-owned Subsidiary of the Company);

(vii) adopt or implement any shareholder rights agreement, “poison pill” or similar arrangement or plan;

(viii) sell or lease, in a single transaction or series of related transactions, any of its properties or assets whose value or purchase price, individually or in the aggregate, exceeds $5 million, except (A) dispositions of obsolete, surplus or worn out assets or assets that are no longer useful in the conduct of the business of the Company, (B) transfers among the Company and its Subsidiaries, (C) in the ordinary course of business consistent with past practice (which for the avoidance of doubt and without limitation to the foregoing shall be deemed to include the sale or other disposition of supply, inventory or trading stock in the ordinary course of business), (D) sales or other dispositions of properties or assets that are not material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole and are made in the ordinary course of business consistent with past practice or (E) leases and subleases of Real Property, and voluntary terminations or surrenders of Company Leases, in each case, for properties of less than 50,000 square feet, in the ordinary course of business consistent with past practice;

(ix) make or authorize capital expenditures except (w) in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance) in an amount not to exceed $5 million, (x) as disclosed in any Company SEC Documents or as budgeted in the Company’s current plan that was made available to Parent, (y) in the ordinary course of business consistent with past practice or (z) otherwise in an amount not to exceed $2.5 million in the aggregate;

(x) make any acquisition (including by merger) of the capital stock or, except in the ordinary course of business consistent with past practice, a material portion of the assets of any other Person, in each case for consideration in excess of $2 million;

(xi) other than as required by the terms of any applicable agreement or benefit plan in existence on the date of this Agreement and set forth on Section 3.11(a) of the Company Disclosure Schedule or as required by applicable Law (A) materially increase the compensation or benefits of any directors or executive officers of the Company (except for annual cash incentive grants and merit salary increases consistent with past practice), (B) provide increases in salaries, wages and benefits of employees who are not executive officers or directors of the Company other than in the ordinary course of business consistent with past practice, (C) enter into any change-in-control or retention agreement with any officer, employee, director or independent contractor, (D) enter into any employment, severance, termination or other similar agreement with any executive officer or director, (E) establish, adopt, terminate or materially amend any Company Plan or any plan, program, arrangement, practice or agreement that would be a Company Plan if it were in existence on the date hereof, except to the extent that such amendment would not result in more than a de minimis increase to the cost to the Company under such arrangement or plan or (F) hire any employee with an annual base salary in excess of $300,000;

(xii) make any material changes in financial accounting methods, principles or practices (or change an annual accounting period) materially affecting the consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except insofar as may be required (A) by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, (B) by Law, including Regulation S-X under the Securities Act, or by request of any Governmental Authority or (C) pursuant to the advice of Company’s independent certified accountants;

(xiii) (A) modify, amend, terminate or waive any rights under any Material Contract other than in the ordinary course of business consistent with past practice, (B) enter into any Contract, which if entered into prior to the date hereof would have been a Material Contract, other than renewals or replacements of any existing Material Contract that is expiring by its terms, (the terms and conditions of which renewal or replacement Material Contract, in the aggregate are at least as favorable to the Company as the existing Material Contract) or (C) enter into any new Contract, which if entered into prior to the date hereof would have been a Material Contract, that contains a change in control provision in favor of the other party or parties thereto that does not exclude the Transactions or that would otherwise require a payment to or give rise to any rights to such other party or parties in connection with the Transactions;

(xiv) amend the Company Charter Documents (except pursuant to any shareholder proposals duly made and adopted at the Company’s 2011 Annual Meeting of Shareholders) or organizational documents of any Subsidiary;

(xv) (A) fail to make any material filing, pay any fee, or take another action necessary to maintain in full force and effect any Intellectual Property right owned by the Company or any of its Subsidiaries that is material to the conduct of their business or (B) other than in the ordinary course of business consistent with past practice, enter into any license, assignment or transfer agreement granting or transferring to a third party ownership of, or an exclusive right to use, any such Intellectual Property or any non-exclusive right to such Intellectual Property inconsistent with the Company’s or its Subsidiaries’ use of such Intellectual Property prior to the date hereof;

(xvi) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(xvii) grant any Lien (other than Permitted Liens) in any of its material assets other than (x) to secure Indebtedness permitted under Section 5.1(a)(vi), or (y) purchase money security interests not to exceed $2 million in connection with the acquisition of assets otherwise permitted by this Agreement;

(xviii) fail to use its commercially reasonable efforts to maintain in full force and effect the existing insurance policies or to replace such insurance policies with comparable insurance policies covering the Company, its Subsidiaries and their respective properties, assets and businesses;

(xix) settle or compromise any pending or threatened suit, action or claim, other than settlements or compromises of any pending or threatened suit, action or claim (A) that do not exceed $750,000 in any single instance or in excess of $4 million in the aggregate, (B) that do not involve any material injunctive or equitable relief or impose material restrictions on the business activities of the Company and its Subsidiaries, taken as a whole, (C) that do not relate to the Transactions and (D) that do not involve the issuance of Company Securities or equity or voting interests;

(xx) except as required by Law or as undertaken in the ordinary course of business consistent with past practice, (a) make any material change (or file a request to make any such change) in any method of Tax accounting or any annual Tax accounting period; (b) make, change or rescind any material Tax election; (c) settle or compromise any Tax liability, audit claim or assessment for an amount in excess of $1 million; or

(xxi) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

(b) If the Company identifies any activities of the Company or any of its Subsidiaries, including those activities of their respective directors, officers, managers, employees, independent contractors, representatives or agents, that the Company reasonably believes to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, and any rules or regulations promulgated thereunder (the “FCPA”), the Company shall use reasonable best efforts to cause each of its Subsidiaries and Affiliates to cease such activities and take any additional remedial action reasonably requested by Parent or that the Company reasonably deems appropriate under the circumstances.

(c) Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations. Subject to the provisions of Section 5.1(a)(xix) and Section 5.12, the Company shall be permitted to indemnify, defend and hold harmless any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding (action or suit by or in the right of the Company to procure a judgment in its favor), whether civil, criminal, administrative, or investigative, by reason of the fact that he is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, trustee, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against all expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement and to advance to such persons such amounts incurred in connection therewith as they are incurred, to the fullest extent provided in the Company Charter Documents.

Section 5.2  Solicitation; Change in Recommendation.

(a) Go-Shop Period.  Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (New York City time) on February 14, 2011 (the “Go-Shop Period”), the Company and its Subsidiaries and their respective officers, directors, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors, Affiliates and other representatives (collectively, “Representatives”) shall have the right to directly or indirectly: (i) initiate, solicit and encourage, whether publicly or otherwise, any inquiries, proposals or offers that could constitute Takeover Proposals (or engage in other efforts or attempts that may reasonably be expected to lead to a Takeover Proposal), including by way of providing access to non-public information pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements; provided, that the Company shall promptly (and in any event within forty-eight (48) hours) provide to Parent any material non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives; and (ii) enter into, engage in, and maintain discussions or negotiations with any Persons or groups of Persons with respect to any inquiries, proposals or offers that could constitute Takeover Proposals (or engage in other efforts or attempts that may reasonably be expected to lead to a Takeover Proposal) or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, attempts, discussions or negotiations. For the purposes of this Agreement, “Acceptable Confidentiality Agreement” means any customary confidentiality agreement that contains provisions that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, except that an Acceptable Confidentiality Agreement need not prohibit the submission of Takeover Proposals or amendments thereto to the Company’s Board of Directors (or any duly constituted and authorized committee thereof).

(b) No Solicitation or Negotiation.  Except as permitted by Section 5.2(c), the Company shall and shall cause each of its Subsidiaries and Representatives to (i) from 12:00 a.m. (New York City time) on February 15, 2011 (the “No-Shop Period Start Date”), immediately cease any solicitation, encouragement, discussions or negotiations (or other efforts) with any Persons that may be ongoing with respect to a Takeover Proposal and request that any such Person promptly return or destroy all confidential information concerning the Company and the Company’s Subsidiaries and (ii) from the No-Shop Period Start Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, not, directly or indirectly, (A) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Takeover Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person information in connection with or for the purpose of encouraging or facilitating, a Takeover Proposal or (C) enter into any letter of intent, agreement or agreement in principle with respect to a Takeover Proposal.

(c) Conduct Following No-Shop Period Start Date.  Notwithstanding anything to the contrary contained in Section 5.2(b) or any other provisions of this Agreement, if at any time on or after the No-Shop Period Start Date and prior to obtaining the Company Shareholder Approval, the Company or any of its Representatives receives a written Takeover Proposal from any Person or group of Persons, which Takeover Proposal was made or renewed on or after the No-Shop Period Start Date and did not result from any breach of this Section 5.2, (A) the Company and its Representatives may contact such Person or group of Persons to clarify the terms and conditions thereof and (B) if the Company’s Board of Directors (or any duly constituted and authorized committee thereof) determines in its good faith judgment, after consulting with and receiving the advice of its financial advisors and outside legal counsel, that such Takeover Proposal constitutes or could reasonably be expected to lead to a Superior Proposal then the Company and its Representatives may (x) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Takeover Proposal; provided that the Company shall promptly (and in any event within 48 hours) provide to Parent any material non-public information concerning the Company or any of its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives, and (y) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Takeover Proposal. From and after the date hereof, the Company shall promptly (and in any event within 48 hours) (i) provide to Parent an unredacted (except, prior to the No-Shop Period Start Date, for the identity of the Person or group of Persons making such Takeover Proposal, which may be redacted during such period) copy of any such Takeover Proposal made in writing provided to the Company or any of its Subsidiaries (including any financing commitments (including any Redacted Fee Letters) relating thereto) and (ii) provide to Parent a written summary of the material terms of any such Takeover Proposal not made in writing (including any financing commitments and any Redacted Fee Letters relating thereto).

(d) The Company shall keep Parent reasonably informed of any material developments, discussions or negotiations regarding any Takeover Proposal (whether made before or after the No-Shop Period Start Date) on a prompt basis (and in any event within 48 hours) and upon the request of Parent shall apprise Parent of the status of such Takeover Proposal. The Company agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing any information to Parent in accordance with this Section 5.2.

(e) No Change in Recommendation or Company Acquisition Agreement.  Except as expressly permitted by this Section 5.2(e) or Section 5.2(f), the Board of Directors of the Company shall not (i)(A) fail to recommend to its shareholders that the Company Shareholder Approval be given (the “Company Board Recommendation”) or fail to include such recommendation in the Proxy Statement, (B) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation, (C) take or fail to take any formal action or make or fail to make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a customary “stop, look and listen” communication (it being understood that the Board of Directors of the Company may refrain from taking a position with respect to a Takeover Proposal until the close of business as of the tenth (10th) business day after the commencement of a tender offer in connection with such Takeover Proposal pursuant to Rule 14d-9(f) under the Exchange Act without such action being considered such an adverse modification) or (D) adopt, approve or recommend, or publicly propose to approve or recommend to the shareholders of the Company a Takeover Proposal (the actions described in this clause (i) being referred to as a “Company Adverse Recommendation Change”), (ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, agreement or agreement in principle with respect to any Takeover Proposal (other than an Acceptable Confidentiality Agreement) (each, a “Company Acquisition Agreement”) or (iii) take any action pursuant to Section 7.1(d)(ii). Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Company Shareholder Approval is obtained, but not after, the Board of Directors of the Company may make a Company Adverse Recommendation Change, enter into a Company Acquisition Agreement or take any action pursuant to Section 7.1(d)(ii) if the Board of Directors of the Company has determined in good faith, after consultation with its financial advisors and outside legal counsel, that (x) there is a reasonable probability that the failure to do so would cause the Board of Directors of the Company to violate its fiduciary duties to the Company’s shareholders under applicable Law and (y) such Takeover Proposal constitutes a Superior Proposal; provided, however, that (1) the Company has given Parent at least four (4) calendar days’ prior written notice of its intention to take such action (which notice shall include an unredacted copy of the Superior Proposal, an unredacted copy of the relevant proposed transaction agreements and an unredacted copy of any financing commitments (including Redacted Fee Letters) relating thereto and a written summary of the material terms of any Superior Proposal not made in writing, including any financing commitments (including Redacted Fee Letters) relating thereto), (2) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during the three (3) calendar day period after giving any such notice, to the extent Parent wishes to negotiate, to enable Parent to propose in writing a binding offer to effect revisions to the terms of this Agreement, the Financing Letters and the Guaranty such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, (3) following the end of such notice period, the Board of Directors of the Company or any duly constituted and authorized committee thereof shall have considered in good faith such binding offer, and shall have determined that the Superior Proposal continues to constitute a Superior Proposal if the revisions proposed in such binding offer were to be given effect and (4) in the event of any material change to the material terms of such Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (1) above and the notice period shall have recommenced, except that the notice period shall be at least one business day (rather than the four (4) calendar days otherwise contemplated by clause (1) above); and provided, further, that any purported termination of this Agreement pursuant to this sentence shall be void and of no force and effect, unless the Company termination is in accordance with Section 7.1 and, to the extent required under the terms of this Agreement, the Company pays Parent the applicable Termination Fee in accordance with Section 7.3 prior to or concurrently with such termination.

(f) Notwithstanding anything to the contrary herein, prior to the time the Company Shareholder Approval is obtained, but not after, the Board of Directors of the Company may change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation (“Change of Recommendation”) if the Board of Directors of the Company or any duly constituted and authorized committee thereof has determined in good faith, after consultation with its financial advisors and outside legal counsel, that there is a reasonable probability that the failure to take such action would cause the Board of Directors of the Company to violate its fiduciary duties to the Company’s shareholders under applicable Law; provided, however, that such action shall not be in response to a Takeover Proposal or a Superior Proposal (which is addressed under Section 5.2(e)) and prior to taking such action, (x) the Board of Directors of the Company has given Parent at least four (4) calendar days’ prior written notice of its intention to take such action and a description of the reasons for the Change of Recommendation, (y) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during the three (3) calendar day period after giving any such notice, to the extent Parent wishes to negotiate, to enable Parent to propose in writing a binding offer to effect revisions to the terms of this Agreement, the Financing Letters and the Guaranty in such a manner that would obviate the need for making such Change of Recommendation and (z) at the end of such notice period, the Board of Directors of the Company or any duly constituted and authorized committee thereof shall have considered in good faith such binding offer, and shall have determined in good faith, after consultation with its financial advisors and outside legal counsel, that there is a reasonable probability that the failure to effect a Change of Recommendation would cause the Board of Directors of the Company to violate its fiduciary duties to the Company’s shareholders under applicable Law.

(g) Nothing in this Section 5.2 or elsewhere in this Agreement shall prohibit the Company or the Board of Directors of the Company or any committee thereof from (i) taking and disclosing to the shareholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; provided that, subject to Section 5.2(e)(i)(C), any disclosure permitted under this Section 5.2(g) that does not contain either an express rejection of any applicable Takeover Proposal or an express reaffirmation of the Company Board Recommendation shall be deemed a Company Adverse Recommendation Change or (ii) complying with its disclosure obligations under applicable Law; provided that this clause (ii) shall not in any way limit or modify the effect, if any, that any such disclosure would have under the other provisions of Section 5.2.

(h) As used in this Agreement, “Takeover Proposal” shall mean any inquiry, proposal or offer from any Person (other than Parent and its Subsidiaries) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (A) acquisition of assets of the Company and its Subsidiaries equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (B) acquisition of 20% or more of the outstanding Company Common Stock, (C) tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the outstanding Company Common Stock, (D) merger, consolidation, share exchange, business combination, liquidation, dissolution or similar transaction involving the Company or (E) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and Company Common Stock involved is 20% or more; in each case, other than the Merger Transactions.

(i) As used in this Agreement, “Superior Proposal” shall mean any bona fide written Takeover Proposal that the Board of Directors of the Company or any duly constituted and authorized committee thereof has determined, after consultation with its outside legal counsel and financial advisors, in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financial aspects (including certainty of closing) of the proposal and the Person making the proposal, and if consummated, would result in a transaction more favorable to the Company’s shareholders (solely in their capacity as such) from a financial point of view than the Merger Transactions (including any revisions to the terms of this Agreement proposed by Parent in response to such proposal or otherwise); provided that for purposes of the definition of “Superior Proposal”, the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%.”

Section 5.3  Preparation of the Proxy Statement; Shareholders Meeting.

(a) Subject to Section 5.3(b), the Company shall take all actions in accordance with applicable Law, the Company Charter Documents and the rules of the New York Stock Exchange to duly call, give notice of, convene and hold a meeting of its shareholders (including any adjournment, recess or postponement thereof, the “Company Shareholders Meeting”) for the purpose of obtaining the Shareholder Approvals, as soon as reasonably practicable after the SEC confirms that it has no further comments on the Proxy Statement. Subject to Section 5.2, the Company shall use its reasonable best efforts to obtain the Company Shareholder Approval. Notwithstanding anything to the contrary contained in this Agreement, the Company may, in its sole discretion, adjourn, recess or postpone the Company Shareholders Meeting (i) after consultation with Parent, and with Parent’s consent, to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the shareholders of the Company within a reasonable amount of time in advance of the Company Shareholders Meeting or (ii) if as of the time for which the Company Shareholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company

Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders Meeting.

(b) As promptly as reasonably practicable after the execution of this Agreement (and in any event by January 18, 2011), the Company shall prepare the Proxy Statement and file it with the SEC and the Company and Parent shall cooperate with each other in connection with the preparation of the foregoing. The Company shall use commercially reasonable efforts to respond as promptly as reasonably practicable to any comments received from the SEC or its staff concerning the Proxy Statement and shall cause the Proxy Statement to be mailed to its shareholders as promptly as reasonably practicable after the resolution of any such comments; provided that the Company shall be under no obligation to mail the Proxy Statement to its shareholders prior to the No-Shop Period Start Date. The Company shall notify Parent promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement and shall supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub shall cooperate with the Company in connection with the preparation and filing of the Proxy Statement, including promptly furnishing to the Company in writing upon request any and all information relating to it as may be required to be set forth in the Proxy Statement under applicable Law. Parent shall ensure that such information supplied by it in writing for inclusion (or incorporation by reference) in the Proxy Statement will not, on the date it is first mailed to shareholders of the Company and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or filing any other required filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and comment on such document or response and shall include in such document or response comments reasonably proposed by Parent in good faith. The Company shall ensure that the Proxy Statement (i) will not, with respect to the Proxy Statement, on the date it is first mailed to shareholders of the Company and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Company assumes no responsibility with respect to information supplied in writing by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement. In the event that the Company is required to file any other transaction statement or information statement pursuant to SEC rules in connection with the Merger Transactions (excluding current reports filed on Form 8-K and additional proxy materials filed on Schedule 14-A) (any such other transaction statement or information statement, an “Other Filing”), the provisions of this Section 5.3 relating to the Proxy Statement shall apply to such Other Filing mutatis mutandis.

Section 5.4  Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain all approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions, (iii) execute and deliver any additional instruments necessary to consummate the Transactions and (iv) defend or contest any claim, suit, action or other proceeding brought by a third party that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions, in the case of each of clauses (i) through (iv) other than with respect to filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, approvals, consents, registrations, permits, authorizations and other confirmations relating to Antitrust Laws, which are dealt with in Section 5.4(c) below. For purposes hereof, “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable foreign antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(b) In furtherance and not in limitation of the foregoing, the Company and Parent shall each use its reasonable best efforts to (x) take all reasonable actions to ensure that no state takeover statute or similar Law is or becomes applicable to any of the Transactions and refrain from taking any actions that would cause the applicability of such Laws and (y) if the restrictions of any state takeover statute or similar Law become applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise lawfully minimize the effect of such Law on the Transactions.

(c) Each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Merger Transactions as promptly as reasonably practicable and in any event within fifteen business days of the date hereof and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to promptly take any and all steps necessary to avoid or eliminate each and every impediment and obtain all consents under any Antitrust Laws that may be required by any foreign or U.S. federal, state or local Governmental Authority, in each case with competent jurisdiction, so as to enable the parties to close the Transactions. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable. Nothing in this Agreement shall require the Company or its Subsidiaries to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon the Closing.

(d) Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private Person, (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions, (iii) subject to applicable Laws relating to the exchange of information, and to the extent reasonably practicable, consult with the other party with respect to information relating to the other parties and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Transactions, other than “4(c) documents” as that term is used in the rules and regulations under the HSR Act, and (iv) to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority, give the other party the opportunity to attend and participate in and consult with the other party in advance regarding, any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry with respect to the Transactions.

(e) Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the other undertakings pursuant to this Section 5.4, each of the Company and Parent agree to provide promptly to each and every federal, state, local or foreign court or Governmental Authority with jurisdiction over enforcement of any applicable Antitrust Law (a ‘‘Governmental Antitrust Entity”) such non-privileged information and documents as requested by any such Governmental Antitrust Entity or that are necessary, proper or advisable to permit consummation of the Transactions.

Section 5.5  Financing.

(a) (i) Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the Financing on the terms and conditions described in the Financing Letters (including any applicable “market flex” provisions), it being understood and agreed that a portion of the Financing may consist of a High Yield Note Transaction. Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall not permit any amendment or modification to be made to, or any waiver of any material provision under the Financing Letters, if such amendment, modification or waiver (A) with respect to the Financing Letters, reduces the aggregate amount of the Financing unless the Debt Financing or the Equity Financing is increased by a corresponding amount no later than the date of such amendment, modification or waiver, (B) imposes additional conditions precedent to the initial availability of the Debt Financing or amends or modifies any of the existing conditions to the initial funding of the Financing in a manner that would reasonably be expected to delay, prevent or render materially less likely to occur the funding of the Financing (or satisfaction of the conditions to the Financing) on the Closing Date or (C) adversely impact the ability of Parent, Merger Sub or the Company, as applicable, to enforce its rights against other parties to the Financing Letters or the definitive agreements with respect thereto, in each of clauses (B) and (C), in any material respect. Parent shall promptly deliver to the Company copies of any such amendment, modification or replacement. For purposes of this Section 5.5, references to “Financing” and “Debt Financing” shall include the financing contemplated by the Financing Letters (including a High Yield Note Transaction referred to in the Debt Commitment Letters or the Redacted Fee Letter) as permitted to be amended, modified or replaced by this Section 5.5(a), and references to “Debt Commitment Letters” shall include such documents as permitted to be amended, modified or replaced by this Section 5.5(a). Notwithstanding anything to the contrary contained herein, each party to this Agreement confirms its understanding and agreement that (a) a portion of the Financing may consist of a High Yield Note Transaction in addition to or in lieu of a portion of other Financing contemplated by the Debt Commitment Letters, and (b) the Company’s obligations pursuant to Section 5.5(b) shall apply to both a High Yield Note Transaction and such other Financing contemplated by the Debt Commitment Letters.

(ii) Each of Parent and Merger Sub shall use its reasonable best efforts to: (A) maintain in effect the Debt Commitment Letters until the Merger Transactions are consummated; (B) negotiate and enter into definitive agreements with respect to the Debt Financing on the terms and conditions (including any applicable “market flex” provisions) contained in the Debt Commitment Letters (or on terms not materially less favorable to Parent or Merger Sub than the terms and conditions (including any applicable “market flex” provisions) in the Debt Commitment Letters; provided that to the extent that a portion of the Debt Financing is funded pursuant to a High Yield Note Transaction, the amount of the other Debt Financing contemplated by the Debt Commitment Letters may be reduced accordingly and definitive agreements with respect to the Debt Financing so reduced need not be negotiated or entered into; (C) satisfy on a timely basis all conditions to funding in the Debt Commitment Letters that are within its control (including by consummating the financing pursuant to the terms and subject to the conditions of the Equity Funding Letter) and consummate the Debt Financing in accordance with the terms and conditions of the Debt Commitment Letters (or terms otherwise acceptable to Parent and the applicable financing source) at or prior to the Closing; provided that to the extent that a portion of the Debt Financing is funded pursuant to a High Yield Note Transaction, the amount of the other Debt Financing contemplated by the Debt Commitment Letters may be reduced accordingly and the Debt Financing so reduced need not be consummated; (D) enforce its rights under the Debt Financing Commitments and cause the lenders and other Persons providing Financing to fund on the Closing Date the Financing required to consummate the Merger Transactions; and (E) comply in all material respects with its covenants and other obligations under the Financing Letters.

(iii) Parent shall keep the Company reasonably informed of the status of its efforts to arrange the Financing and provide to the Company copies of the material definitive documents for the Financing and shall give the Company prompt notice: (A) of any breach of any material provisions of any of the Financing Letters or definitive document related to the Financing by any party to any Financing Letters or definitive document related to the Financing of which it has actual knowledge; (B) of the receipt of any written notice or other written communication from a financing source for the Financing with respect to any: (x) actual or potential breach, default, termination or repudiation by any party to any Financing Letters or any definitive document related to the Financing or any material provisions of the Financing Letters or any definitive document related to the Financing or (y) material dispute or disagreement between or among any parties to any Financing Letters or any definitive document related to the Financing; and (C) of the occurrence of an event or development that Parent or Merger Sub expects to have a material and adverse impact on the ability of Parent or Merger Sub to obtain all or any portion of the Financing contemplated by the Financing Letters on the terms, in the manner or from the sources contemplated by the Financing Letters or the definitive documents related to the Financing. As soon as reasonably practicable, Parent and Merger Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to the immediately preceding sentence; provided that Merger Sub shall not be required to provide any information to the extent it would result in the waiver of an attorney-client privilege or violate any applicable confidentiality obligation in the Debt Commitment Letters. If any portion of the Debt Financing becomes unavailable on the terms and conditions (including any applicable “market flex” provisions) contemplated by the Debt Commitment Letters, (x) Parent and Merger Sub shall promptly notify the Company and (y) Parent and Merger Sub shall use their reasonable best efforts to arrange and obtain alternative financing from alternative sources in an amount sufficient to consummate the Merger Transactions with terms and conditions not materially less favorable in the aggregate (including the “market flex” provisions), to Parent and Merger Sub (and their respective Affiliates) than the terms and conditions set forth in the Debt Commitment Letters as promptly as practicable following the occurrence of such event but no later than the final day of the Marketing Period. Parent and Merger Sub acknowledge and agree that the obtaining of the Financing, or any alternative financing, is not a condition to Closing.

(iv) Notwithstanding anything contained in this Section 5.5 or in any other provision of this Agreement, in no event shall Parent or Merger Sub be required (A) to amend or waive any of the terms or conditions hereof or (B) to consummate the Closing any earlier than the first business day after the final day of the Marketing Period.

(b) Prior to the Closing Date, the Company shall use reasonable best efforts to provide and to cause its Subsidiaries and Representatives, including legal, finance and accounting, to provide, to Parent and Merger Sub, at Parent’s sole expense, all reasonable cooperation reasonably requested by Parent that is customary in connection with the arrangement of the Financing or any permitted replacement, amended, modified or alternative financing (collectively with the Financing, and including a High Yield Note Transaction, the “Available Financing”) (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including:

(i) furnishing Parent and Merger Sub and their Debt Financing source, as promptly as practicable following Parent’s request, (A) financial statements, financial data and other pertinent information regarding the Company and its Subsidiaries of the type required by SEC Regulation S-X and SEC Regulation S-K under the Securities Act (excluding pro forma financial statements, pro forma adjustments and information relating specifically to the Financing (but not historical information relating to the Company and its Subsidiaries and forward looking information regarding the Company and its Subsidiaries otherwise required by applicable Law) included in liquidity and capital resources disclosure and risk factors relating to the Financing which shall be the responsibility of Parent and Merger Sub) for registered offerings of secured or unsecured high yield non-convertible debt securities on Form S-1, as at the time during the Company’s fiscal year when such an offering will be made to finance the transactions contemplated by this Agreement, to the extent that the same is of the type and form that would be customarily included in an offering memorandum (the “144A Offering Memorandum”) for the private placements of secured or unsecured high-yield non-convertible debt securities under Rule 144A under the Securities Act (provided that in no circumstance shall the Company be required to provide subsidiary financial statements or any other information of the type required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X, Compensation Disclosure and Analysis required by Regulation S-K Item 402(b) or other information customarily excluded from a Rule 144A Offering Memorandum for high-yield non-convertible debt securities) and (B) information relating to the Company and its Subsidiaries (including information to be used in the preparation of one or more information packages regarding the business, operations and business plan or budget of the Company and its Subsidiaries) customary for the placement, arrangement and/or syndication of loans or distribution of mezzanine debt contemplated by the Debt Commitment Letters (the “Bank Financing”), to the extent reasonably requested by Parent to assist in preparation of customary offering or information documents or rating agency or lender or investor presentations relating to such placement, arrangement and/or syndication of loans (collectively, the “Bank Loan and Mezzanine Debt Marketing Material” and together with the 144A Offering Memorandum, the ‘‘Required Information”);

(ii) furnishing Parent and Merger Sub and their Debt Financing sources, as promptly as practicable, with such financial and other information regarding the Company and its Subsidiaries the receipt of which is an express condition to the obligations of a Debt Financing source under a Debt Commitment Letters, including information necessary to run lien searches that are required to be delivered thereunder;

(iii) participating in a reasonable and limited number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Available Financing and senior management and Representatives, with appropriate seniority and expertise, of the Company), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Available Financing;

(iv) assisting Parent with its preparation of materials for rating agency presentations, offering documents, offering circular or private placement memoranda, bank information memoranda, prospectuses and similar documents to be used in connection with the Available Financing; provided that any private placement memoranda or prospectuses in relation to debt securities need not be issued by the Company or any of its Subsidiaries, and provided, further, that any private placement memoranda or prospectuses shall contain disclosure and financial statements reflecting the Surviving Corporation and/or its Subsidiaries as the obligor;

(v) using reasonable best efforts to obtain accountant’s comfort letters and legal opinions (it being understood that Parent’s counsel will provide customary opinions as to matters of Ohio, New York, and Delaware law, U.S. federal law and the laws of other jurisdiction as appropriate), customary for financings similar to the Financing and reasonably requested by Parent;

(vi) taking all corporate actions, subject to the occurrence of the Effective Time, reasonably requested by Parent to permit the consummation of the Available Financing and to permit the proceeds thereof to be made available to the Surviving Corporation immediately after the Effective Time;

(vii) executing and delivering any pledge and security documents at the Closing, other definitive financing documents or other certificates (including customary officers certificates) and documents as may be reasonably requested by Parent (including customary evidence of insurance and a solvency certificate of the chief financial officer of the Company, as contemplated by the Debt Commitment Letters);

(viii) requesting accountants to consent to the use of their reports in any material relating to the Available Financing;

(ix) assisting Parent in its (A) preparation of one or more credit agreements, note purchase agreements, indentures, purchase agreements, registration rights agreements, currency or interest hedging agreements, or other agreements or (B) amendment of any of the Company’s or its Subsidiaries’ currency or interest hedging agreements, or other agreements, in each case, on terms satisfactory to Parent and that are reasonably requested by Parent in connection with the Available Financing; provided that any such agreements or amendments shall not take effect until Closing and no obligation of the Company or any of its Subsidiaries under any such agreements or amendments shall be effective until the Effective Time;

(x) in connection with the Bank Financing contemplated by the Debt Commitment Letters, providing customary authorization letters to the Debt Financing source authorizing the distribution of information to prospective lenders;

(xi) cooperating reasonably with each Debt Financing source’s due diligence, to the extent customary;

(xii) using reasonable best efforts to arrange for customary payoff letters, lien terminations and instruments of discharge to be delivered at Closing providing for the payoff, discharge and termination on the Closing Date of all Indebtedness contemplated by the Debt Commitment Letters to be paid off, discharged and terminated on the Closing Date; and

(xiii) assisting Parent and Merger Sub in obtaining a public corporate family rating for the Surviving Corporation from Moody’s Investor Services, a public corporate credit rating for the Surviving Corporation from Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation and a public credit rating for each of the debt facilities and notes from each of such rating agencies;

provided, however, that no obligation of the Company or any of its Subsidiaries under any agreement, certificate, document or instrument shall be effective until the Effective Time and, none of the Company or any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Available Financing prior to the Effective Time. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Available Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries. Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 5.5 and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by any of them in connection with the arrangement of the Financing and any information used in connection therewith (other than historical information relating to the Company or its Subsidiaries).

Section 5.6  Public Announcements.  The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Thereafter, and subject to the provisions of Section 5.2, unless and until a Company Adverse Recommendation Change has occurred in accordance with Section 5.2(e), so long as this Agreement is in effect, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or the Transactions without the prior consent of the other (which consent shall not be unreasonably withheld or delayed). Nothing in this Section 5.6 shall limit a party’s ability to make any disclosure required by Law, applicable fiduciary duties or by any applicable listing agreement with a national securities exchange or interdealer quotation service as determined in the good faith judgment of the party proposing to make such release or other public announcement (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party, if practicable) or by the request of any Governmental Authority.

Section 5.7  Access to Information; Confidentiality.  Subject to applicable Laws, upon reasonable prior notice, the Company shall afford to Parent and Parent’s Representatives and sources of Debt Financing and, after the No-Shop Period Start Date, other sources of financing, reasonable access during normal business hours to the Company’s officers, employees, agents, properties, books, Contracts and records and the Company shall furnish promptly to Parent and its sources of Debt Financing and such other sources of financing and Parent’s Representatives such information concerning its business, personnel, assets, liabilities and properties as Parent may reasonably request; provided that Parent and its Representatives and sources of Debt Financing shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company; provided, further however, that the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would violate applicable Law or a Contract or obligation of confidentiality owing to a third-party, waive the protection of an attorney-client privilege, or expose the Company to risk of liability for disclosure of sensitive or personal information. Without limiting the foregoing, in the event that the Company does not provide access or information in reliance on the preceding sentence, it shall provide notice to Parent that it is withholding such access or information and shall use its reasonable best efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable Law, Contract or obligation or risk waiver of such privilege. Without limiting the generality of this Section 5.7, from the date of this Agreement until the Effective Time, the Company will furnish to the Parent promptly after becoming available (to the extent such items become available), (i) monthly financial statements, including an unaudited balance sheet, income statement and statement of cash flows for each month through the Closing Date, as it may prepare for management’s internal use, (ii) any update of its outlook for the quarter or the balance of the fiscal year as it may prepare for management’s internal use and (iii) monthly same store results. All requests for information made pursuant to this Section 5.7 shall be directed to the General Counsel of the Company or other Person designated by the Company. Until the Effective Time, the information provided will be subject to the terms of the letter agreement dated as of November 23, 2010, by and among the Company and Leonard Green & Partners, L.P. (as may be amended from time to time, the “Confidentiality Agreement”) and the letter agreement dated October 27, 2010, between an Affiliate of Parent and the Company (the “Short Form Confidentiality Agreement”); it being understood and agreed that any such information may be disclosed and used as contemplated by Section 5.5(b) and the other provisions of this Section 5.7.

Section 5.8  Notification of Certain Matters.  The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent and (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Transactions.

Section 5.9  Indemnification and Insurance.

(a) From and after the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Parent and the Surviving Corporation shall, (i) indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of a Subsidiary of the Company, each employee who serves as a fiduciary of a Company Plan and each member of the Benefits Plan Advisory Committee (each, an “Indemnitee” and, collectively, the ‘‘Indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an Indemnitee was a director or officer of the Company or such Subsidiary or (B) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director, officer, employee or agent of the Company or such Subsidiary or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a director, officer, employee, agent, trustee or fiduciary of another Person (including any employee benefit plan)), in each case under (A) or (B), at, or at any time prior to, the Effective Time (including any claim, suit, action, proceeding or investigation relating in whole or in part to the Transactions or the enforcement of this provision or any other indemnification or advancement right of any Indemnitee), to the fullest extent permitted under applicable Law, and (ii) assume all obligations of the Company and such Subsidiaries to the Indemnitees in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Company Charter Documents and the organizational documents of such Subsidiaries or in any agreement in existence as of the date hereof and filed as an exhibit to or scheduled as an exhibit to any Company SEC Document providing for indemnification between the Company and any director. Without limiting the foregoing, Parent, from and after the Effective Time until six years from the Effective Time, shall cause, unless otherwise required by Law, the articles of incorporation and code of regulations of the Surviving Corporation to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of this Agreement in the Company Charter Documents, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees. In addition, from the Effective Time until six years from the Effective Time, Parent shall, and shall cause the Surviving Corporation to, advance any expenses (including fees and expenses of legal counsel) of any Indemnitee under this Section 5.9 (including in connection with enforcing the indemnity and other obligations referred to in this Section 5.9) as incurred to the fullest extent permitted under applicable Law, provided that the individual to whom expenses are advanced provides an undertaking to repay such advances if it shall be determined that such person is not entitled to be indemnified pursuant to this Section 5.9(a).

(b) The Parent or the Surviving Corporation shall have the right, but not the obligation, to assume and control the defense of any threatened or actual litigation, claim or proceeding relating to any acts or omissions covered under this Section 5.9 (each, a “Claim”); provided that none of Parent or the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any such Claim for which indemnification has been sought by an Indemnitee hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnitee from all liability arising out of such Claim or such Indemnitee otherwise consents in writing to such settlement, compromise or consent. Each of Parent, the Surviving Corporation and the Indemnitees shall cooperate in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(c) For the six-year period commencing immediately after the Effective Time, the Surviving Corporation shall maintain in effect the Company’s current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those individuals who are currently (and any additional individuals who prior to the Effective Time become) covered by the Company’s directors’ and officers’ liability insurance policy on terms and scope with respect to such coverage, and in amount, no less favorable to such individuals than those of such policy in effect on the date hereof (or Parent may substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters existing or occurring prior to the Effective Time, including a “tail” policy); provided, however, that, if the annual premium for such insurance shall exceed 300% of the current annual premium (such 300% threshold, the ‘‘Maximum Premium”), then Parent shall provide or cause to be provided a policy for the applicable individuals with the best coverage as shall then be available at an annual premium not in excess of the Maximum Premium. The Company may prior to the Effective Time purchase, for an aggregate amount not to exceed the aggregate Maximum Premium for six years, a six-year prepaid “tail policy” on terms and conditions providing at least substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to matters existing or occurring prior to the Effective Time, covering without limitation the Transactions. If such prepaid “tail policy” has been obtained by the Company, it shall be deemed to satisfy all obligations to obtain insurance pursuant to this Section 5.9(c) and the Surviving Corporation shall use its reasonable best efforts to cause such policy to be maintained in full force and effect, for its full term, and to honor all of its obligations thereunder.

(d) The provisions of this Section 5.9 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the Company Charter Documents, by contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 5.9 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.9 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.9 applies shall be third party beneficiaries of this Section 5.9).

(e) In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 5.9.

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.9 is not prior to or in substitution for any such claims under such policies.

Section 5.10  Rule 16b-3.  Prior to the Effective Time, the Company shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.11  Employee Matters.

(a) For a period of one (1) year following the Effective Time, Parent shall provide, or shall cause to be provided, (i) with respect to those employees of the Company and its Subsidiaries who are actively employed as of immediately prior to the Effective Time (“Company Employees”), (A) base salary and annual target bonus opportunities which are no less favorable than the base salary and annual cash target bonus opportunities provided by the Company and its Subsidiaries immediately prior to the Effective Time, (B) pension and welfare benefits and perquisites that are substantially comparable in the aggregate to those provided by the Company and its Subsidiaries immediately prior to the Effective Time and (C) severance benefits that are no less favorable than the severance benefits provided to the Company Employees immediately prior to the Effective Time and set forth on Section 5.11(a)(i)(C) of the Company Disclosure Schedule, and (ii) with respect to the Vice Presidents, Corporate Managers, District Managers and Director level employees of the Company and its Subsidiaries who are actively employed as of immediately prior to the Effective Time (“Designated Company Employees”), long-term performance-based incentive opportunities which are substantially comparable in the aggregate to the long-term equity and equity-based incentive opportunities (other than the ASOP) (whether payable in equity or in cash) provided by the Company and its Subsidiaries to such Designated Company Employees immediately prior to the Effective Time; provided, however, that nothing in this Agreement shall prohibit the Surviving Corporation from terminating the employment of any Company Employee.

(b) For purposes of vesting, vacation and sick time credit and eligibility to participate (but not for benefit accrual purposes under any defined benefit pension plan) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employee after the Effective Time (including the Company Plans) (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, Parent shall use its commercially reasonable efforts to cause (i) each Company Employee to be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is replacing comparable coverage under a Company Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable Old Plans of the Company or its

Subsidiaries in which such Company Employee participated immediately prior to the Effective Time. Parent shall use its commercially reasonable efforts to cause any eligible expenses incurred by any Company Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Company Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) Parent shall, and shall cause the Surviving Corporation and any successor thereto to honor, fulfill and discharge the Company’s and its Subsidiaries’ obligations under the agreements identified in Section 5.11(c) of the Company Disclosure Schedule.

(d) The Company shall be permitted, prior to the Effective Time, (I) to pay annual bonuses for fiscal 2011 in an amount equal to the annual bonus earned by participants for the 2011 fiscal year and (II) to establish bonus targets, maximums and performance goals for fiscal 2012 in the ordinary course of business consistent with past practice.

(e) Parent hereby acknowledges that a “change in control” or “change of control” within the meaning of each Company Plan will occur upon the Effective Time.

(f) For the avoidance of doubt, nothing in this Agreement shall prohibit Parent, Merger Sub and their Affiliates from entering into agreements with members of management for post-Closing employment with the Company or its Affiliates and/or the acquisition of securities of Parent (whether in exchange for securities of the Company held by such members of management or otherwise) as of immediately prior to the Effective Time (any such agreement, a “Management Agreement”); provided that no such Management Agreement may be entered into on or prior to the No-Shop Period Start Date and each Management Agreement shall provide for termination upon any termination of the Merger Agreement in accordance with its terms. For the avoidance of doubt, any equity interests in the Company contributed to Parent pursuant to a Management Agreement shall be deemed held by Parent as of the Closing for all purposes of Article II.

(g) The provisions of this Section 5.11 are solely for the benefit of the parties to this Agreement, and nothing in this Agreement, whether express or implied, is intended to, or shall, (i) constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise be treated as an amendment or modification of any Company Plan, New Plan or other benefit plan, agreement or arrangement, (ii) limit the right of Parent, the Company or their respective Subsidiaries to amend, terminate or otherwise modify any Company Plan, New Plan or other benefit plan, agreement or arrangement following the Effective Time, or (iii) create any third-party beneficiary or other right (x) in any Person, including any current or former employee of the Company or any Subsidiary of the Company, any participant in any Company Plan, New Plan or other benefit plan, agreement or arrangement (or any dependent or beneficiary thereof) or (y) to continued employment with Parent, the Company or any Subsidiary of the Company.

Section 5.12  Notification of Certain Matters; Shareholder Litigation.  Prior to the Effective Time, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of any actions, suits, claims or proceedings commenced or, to the Company’s Knowledge on the one hand and Parent’s knowledge, on the other hand, threatened against such party which relate to this Agreement and the Transactions. The Company shall give Parent the opportunity to participate in the defense and settlement of any shareholder litigation against the Company and/or its directors relating to this Agreement and the Transactions, and no such settlement shall be agreed to without Parent’s prior written consent.

Section 5.13  SEC Filings.  Prior to the Effective Time, the Company shall file with or furnish to the SEC, on a timely basis, all required registration statements, certifications, reports (including annual, quarterly and periodic reports) and proxy statements with the SEC, including any required Other Filings. In addition, from the date of this Agreement through the earlier of the Effective Time and the date this Agreement is terminated pursuant to Section 7.1, the Company will continue to file with the SEC quarterly financial data on Form 8-K in accordance with past practice.

Section 5.14  Director Resignations.  Prior to the Closing, other than with respect to any directors identified by Parent in writing to the Company two days prior to the Closing Date, the Company shall use its reasonable best efforts to deliver to Parent resignations executed by each director of the Company in office immediately prior to the Effective Time, which resignations shall be effective at the Effective Time.

Section 5.15  Parent Vote.  Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 1701.54 of the OGCL and in its capacity as the sole shareholder of Merger Sub, a written consent adopting the Agreement.

Section 5.16  Stock Exchange De-listing.  Parent shall use commercially reasonable efforts to cause the Company’s securities to be de-listed from the New York Stock Exchange and de-registered under the Exchange Act as soon as reasonably practicable following the Effective Time.

ARTICLE VI

Conditions Precedent

Section 6.1  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Company Shareholder Approval.  The Company Shareholder Approval shall have been obtained;

(b) Antitrust.  The waiting period (and any extension thereof), and any timing agreements with any Governmental Authority, applicable to the Merger under the HSR Act shall have expired or been earlier terminated and any required approvals thereunder shall have been obtained; and

(c) No Injunctions or Restraints.  No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal.

Section 6.2  Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  The representations and warranties of the Company (i) set forth in Section 3.6(b) shall be true and correct as of the date of this Agreement and as of the Effective Time as if made on and as of the Effective Time, (ii) set forth in Section 3.2(a), Section 3.2(b)(i), Section 3.2(c), Section 3.2(e)(ii), Section 3.2(f), Section 3.15 and Section 3.21(a) shall be true and correct as of the date of this Agreement and as of the Effective Time as if made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date) (except, with respect to the representations and warranties of the Company set forth in each such Section referred to in this clause (ii), for such inaccuracies as are immaterial relative to the representations and warranties in such Sections taken as a whole) and (iii) set forth in this Agreement, other than those Sections specifically identified in clauses (i) and (ii) of this Section 6.2(a), without giving effect to any materiality or “Material Adverse Effect” qualifications therein, shall be true and correct as of the date of this Agreement and as of the Effective Time as if made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure to be true and correct does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and would not reasonably be expected to prevent consummation of the Transactions. Parent shall have received at the Closing a certificate signed on behalf of the Company by an executive officer of the Company to the effect that such officer has read this Section 6.2(a) and the conditions set forth in this Section 6.2(a) have been satisfied. Solely for the purposes of clause (ii) above, if one or more inaccuracies in the representations and warranties set forth in Section 3.2(a), Section 3.2(b)(i), Section 3.2(c), Section 3.2(e)(ii), Section 3.2(f), Section 3.15 or

Section 3.21(a) would cause the aggregate amount required to be paid by Parent or Merger Sub to effectuate the Merger, refinance the Company’s Indebtedness, consummate the Transactions to be consummated on the Closing Date and pay all fees and expenses in connection therewith, whether pursuant to Article II or otherwise, to increase by $8 million or more, such inaccuracy or inaccuracies will be considered material for purposes of clause (ii) of this Section 6.2(a).

(b) Performance of Obligations of the Company.  (i) The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and (ii) Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c) Certificate.  At the Effective Time, the Company shall furnish to Parent and Merger Sub an affidavit stating, under penalty of perjury, that the Company is not and has not been a United States real property holding corporation at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

Section 6.3  Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date) except where such failures to be so true and correct would not prevent consummation of the Merger. The Company shall have received at the Closing a certificate signed on behalf of Parent by an executive officer of Parent to the effect that such officer has read this Section 6.3(a) and the conditions set forth in this Section 6.3(a) have been satisfied.

(b) Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

Section 6.4  Frustration of Closing Conditions.  None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in this Article VI to be satisfied to excuse such party’s obligation to effect the Merger if such failure was caused by such party’s failure to use the standard of efforts required from such party to consummate the Merger and the Transactions, including as required by and subject to Section 5.4 and Section 5.5.

ARTICLE VII

Termination

Section 7.1  Termination.  This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval (except as otherwise expressly noted):

(a) by the mutual written consent of the Company and Parent duly authorized by each of their respective Boards of Directors or any duly constituted and authorized committee thereof; or

(b) by either of the Company or Parent:

(i) if the Merger shall not have been consummated on or before 11:59 p.m. on June 23, 2011 (the “Walk-Away Date”);

(ii) if any Restraint having the effect set forth in Section 6.1(c) shall be in effect and shall have become final and nonappealable; or

(iii) if the Company Shareholder Approval shall not have been obtained at the Company Shareholders Meeting duly convened therefor or at any adjournment, recess or postponement thereof;

provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the applicable condition to the consummation of the Merger.

(c) by Parent:

(i) if the representations and warranties of the Company shall not be true and correct or the Company shall have breached or failed to perform any of its covenants or agreements set forth in this Agreement, which failure to be true and correct, breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.1 or Section 6.2 and (ii) cannot be cured by the Company by the Walk-Away Date, or if capable of being cured, shall not have commenced to have been cured within 30 days following receipt by the Company of written notice of such breach or failure to perform from Parent stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(c)(i) and the basis for such termination (or, if earlier, have not been cured by the Walk-Away Date, if the Walk-Away Date is earlier than 30 days following receipt of such notice); provided that, Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if either Parent or Merger Sub is then in breach of any representations, warranties, covenants or other agreements hereunder that would result in the conditions to Closing set forth in Section 6.1 or Section 6.3 not being satisfied; or

(ii) if: (A) the Board of Directors of the Company shall have failed to include the Company Board Recommendation in the Proxy Statement or shall have effected a Company Adverse Recommendation Change; (B) the Board of Directors of the Company shall have effected a Change of Recommendation; (C) the Board of Directors of the Company shall have failed to publicly reaffirm its recommendation of this Agreement in the absence of a publicly announced Takeover Proposal within five business days after Parent so requests in writing; provided that Parent may only make such request once every thirty days; (D) the Company enters into a Company Acquisition Agreement; (E) the Company or the Board of Directors of the Company shall have publicly announced its intention to do any of the foregoing other than any public statement describing developments relating to negotiations between Parent and the Company contemplated by Section 5.2(e) and 5.2(f), solely to the extent required by applicable securities Laws or the rules of any applicable securities exchange (after providing Parent with a reasonable opportunity to review and comment on such public statement and considering in good faith implementing any comments reasonably proposed by Parent in good faith) or (F) the Company fails to hold the Company Shareholders Meeting within 10 business days prior to the Walk- Away Date; provided, however, that the right to terminate this Agreement under this Section 7.1(c)(ii)(F) shall not be available if Parent or Merger Sub has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure of the Company to hold the Company Shareholders Meeting by such date;

(d) by the Company:

(i) if the representations and warranties of Parent or Merger Sub shall not be true and correct or Parent or Merger Sub shall have breached or failed to perform any of their covenants or agreements contained in this Agreement, which failure to be true and correct, breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.1 or Section 6.3 and (B) cannot be cured by the Walk-Away Date, or if capable of being cured, shall not have commenced to have been cured within 30 days following receipt by the Parent or Merger Sub of written notice of such breach or failure to perform from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(d)(i) and the basis for such termination (or, if earlier, have not been cured by the Walk-Away Date, if the Walk-Away Date is earlier than 30 days following receipt of such notice); provided that, the Company shall not have the right to terminate this

Agreement pursuant to this Section 7.1(d)(i) if it is then in breach of any representations, warranties, covenants or other agreements hereunder that would result in the conditions to Closing set forth in Section 6.1 or Section 6.2 not being satisfied;

(ii) prior to the receipt of the Company Shareholder Approval, in order to concurrently enter into a Company Acquisition Agreement that constitutes a Superior Proposal; provided that prior to or concurrently with such termination, the Company pays the Termination Fee and Parent Expenses as provided in Section 7.3; or

(iii) if (A) the Marketing Period has ended and the conditions set forth in Sections 6.1 and 6.2 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied and remain satisfied, (B) the Company has confirmed by notice to Parent after the end of the Marketing Period that all conditions set forth in Section 6.3 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) or that it is willing to waive any unsatisfied conditions in Section 6.3 and (C) Parent and Merger Sub fail to consummate the Merger within three business days after the delivery of such notice and the Company stood ready, willing and able to consummate the Merger and the other Transactions through the end of such three day period.

Section 7.2  Effect of Termination.  In the event of the termination of this Agreement and the abandonment of the Transactions as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Sections 7.2 and 7.3, Article VIII, the expense reimbursement and indemnification provisions of Section 5.5(b), and the Confidentiality Agreement, the Short Form Confidentiality Agreement and the Guaranty, all of which shall survive termination of this Agreement as provided therein), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates, except (i) pursuant to the sections specified in the immediately preceding parenthetical that survive such termination and (ii) that no such termination shall relieve any party from liability for fraud.

Section 7.3  Termination Fee.

(a) In the event that:

(i) (A) a bona fide Takeover Proposal shall have been made, proposed or communicated, and shall not have been publicly withdrawn, after the date hereof and prior to the Company Shareholders Meeting (or prior to the termination of this Agreement if there has been no Company Shareholders Meeting), and (B) following the occurrence of an event described in the preceding clause (A), this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii) or by Parent pursuant to Section 7.1(c)(i) and (C) within 12 months of the date this Agreement is terminated, the Company enters into a definitive agreement with respect to any Takeover Proposal and such Takeover Proposal is consummated (in each case whether or not the Takeover Proposal was the same Takeover Proposal referred to in clause (A)); provided that for purposes of clause (C) of this Section 7.3(a)(i), the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%”; or

(ii) this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii); or

(iii) (A) this Agreement is terminated by Parent pursuant to Section 7.1(c)(ii) or (B) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(iii) and prior to the Company Shareholders Meeting the Board of Directors of the Company has made a Change of Recommendation;

then, in any such event under clause (i), (ii) or (iii) of this Section 7.3(a), the Company shall pay if and as directed by Parent or its designee the applicable Termination Fee (as defined below) to Parent or its designee by wire transfer of same day funds (x) in the case of Section 7.3(a)(iii), within one business day after such termination, (y) simultaneously with such termination if pursuant to Section 7.1(d)(ii) or (z) in the case of Section 7.3(a)(i), one business day after the consummation of a Takeover Proposal; it being understood that in no event shall the Company be required to pay the applicable Termination Fee on more than one occasion. As used herein, “Termination Fee” shall mean a cash amount equal to $44,900,000, except that in the event that this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii) prior to the No-Shop Period Start Date, the “Termination Fee” shall mean a cash amount equal to $20,000,000. Subject to Section 7.3(f), in the event that Parent or its designee shall receive full payment pursuant to this Section 7.3(a) and Section 7.3(c), together with reimbursement of any applicable expenses pursuant to Section 7.3(d), the receipt of the applicable Termination Fee, Parent Expenses and the expenses referred to in Section 7.3(d) shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its Affiliates arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination.

(b) In the event that:

(i) the Company shall terminate this Agreement pursuant to Section 7.1(d)(i); or

(ii) the Company shall terminate this Agreement pursuant to Section 7.1(d)(iii);

then in any such event under clause (i) or (ii) of this Section 7.3(b), if at such time, all conditions to Parent’s and Merger Sub’s obligations to consummate the Merger shall have been satisfied, then Parent shall pay to the Company a termination fee of $90,000,000 in cash (the “Parent Termination Fee”), it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion. In the event that Company shall receive full payment pursuant to this Section 7.3(b), together with reimbursement of any applicable expenses pursuant to Section 7.3(d), the receipt of the Parent Termination Fee together with such expenses shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Company or any other Person in connection with this Agreement, the Financing Letters or the Guaranty (and the termination hereof), the Transactions (and the abandonment or termination thereof) or any matter forming the basis for such termination, and neither the Company nor any other Person shall be entitled to bring or maintain any claim, action or proceeding against Parent, Merger Sub or any other Parent Related Party arising out of or in connection with this Agreement, the Financing Letters or the Guaranty, any of the Transactions (or the abandonment or termination thereof) or any matters forming the basis for such termination (but excluding, for the avoidance of doubt, the Confidentiality Agreement and the Short Form Confidentiality Agreement).

(c) In the event that:

(i) The Company shall terminate this Agreement pursuant to Section 7.1(b)(iii) or Section 7.1(d)(ii); or

(ii) Parent shall terminate this Agreement pursuant to Section 7.1(b)(iii), Section 7.1(c)(i) or Section 7.1(c)(ii);

then in any such event the Company shall pay Parent or its designees, as promptly as possible (but in any event within one business day) following demand by Parent, all actually incurred, reasonable out-of-pocket fees and expenses incurred by Parent, Merger Sub and their respective Affiliates in connection with the Transactions (“Parent Expenses”); provided that the Company shall not be required to pay more than an aggregate of $5,000,000 in Parent Expenses pursuant to this Section 7.3(c) and provided that the Company shall have the right to audit, after payment, such expenses as is reasonably required to determine the nature of such expenses and that such expenses were in fact incurred in connection with the Transactions. The expenses payable pursuant to this Section 7.3(c) shall be paid by wire transfer of same day funds. The payment of the expense reimbursement pursuant to this Section 7.3(c) shall not relieve the Company of any subsequent obligation to pay the applicable Termination Fee pursuant to Section 7.3(a).

(d) Each of the parties hereto acknowledges that the agreements contained in this Section 7.3 are an integral part of the Transactions, and that without these agreements, the other parties would not enter into this

Agreement; accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 7.3, and, in order to obtain the payment, Parent or the Company, as the case may be, commences an Action which results in a judgment against the other party, with respect to Parent or Merger Sub, or parties, with respect to the Company for the payment set forth in this Section 7.3, such paying party shall pay the other party or parties, as applicable, its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

(e) Notwithstanding anything to the contrary in this Agreement, but subject to Section 7.2(ii) and the Company’s rights set forth in Section 8.8 and the reimbursement and indemnification obligations of Parent under Section 7.3(d) hereof, the Company’s right to receive payment of the Parent Termination Fee from Parent in accordance with the terms and conditions of this Agreement or the Guarantors pursuant to the Guaranty in respect thereof in accordance with the terms and conditions of the Guaranty shall be the sole and exclusive remedy of the Company and its Subsidiaries and shareholders against Parent, Merger Sub, the Guarantors for, and none of any of their respective former, current or future general or limited partners, shareholders, financing sources, managers, members, directors, officers or Affiliates (other than Parent, Merger Sub, the Guarantors) shall have any liability or obligation for, any loss suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or otherwise relating to or arising out of this Agreement or the Transactions, and upon payment of such amount, none of Parent, Merger Sub or the Guarantors shall have any further liability or obligation for any loss suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or otherwise relating to or arising out of this Agreement or the Transactions. Notwithstanding anything to the contrary in this Agreement but subject to Section 7.2(ii), Section 7.3(f) and Section 8.8, if paid to Parent in accordance with the terms and conditions of this Agreement, (i) the Parent Expenses pursuant to Section 7.3(c) and (ii) the applicable Termination Fee pursuant to Section 7.3(a) shall be the sole and exclusive remedy of Parent and Merger Sub and their Affiliates against the Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, shareholders, managers, members or Affiliates (collectively, ‘‘Company Related Parties”) for any loss suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount(s), none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Merger Transactions (except that the Company shall also be obligated with respect to Section 7.3(d)). For the avoidance of doubt, but subject to Section 7.2(ii), (1) under no circumstances will the Company be entitled to monetary damages in excess of the amount of the Parent Termination Fee (and any payment pursuant to Section 7.3(d)) and (2) while the Company may pursue both a grant of specific performance in accordance with Section 8.8 and the payment of the Parent Termination Fee under Section 7.3(b), under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance that results in a Closing and any money damages, including all or any portion of the Parent Termination Fee. For the avoidance of doubt, but subject to Section 7.2(ii) and Section 7.3(f), (1) under no circumstances will Parent, Merger Sub or any of their Affiliates be entitled to monetary damages in excess of the amount of the Termination Fee plus Parent Expenses (and any payment pursuant to Section 7.3(d)) and (2) while the Parent may pursue both a grant of specific performance in accordance with Section 8.8 and the payment of the Termination Fee and Parent Expenses under Section 7.3(a) and Section 7.3(c) and money damages under Section 7.3(f), under no circumstances shall the Parent be permitted or entitled to receive both a grant of specific performance that results in a Closing and any money damages, including all or any portion of the Termination Fee and Parent Expenses.

(f) In the event that (i) Parent shall terminate this Agreement pursuant to Section 7.1(c)(i) as a result of or in connection with a material breach by the Company of its obligations pursuant to Section 5.2 (a “Material Solicitation Violation”) or (ii) the Company shall terminate this Agreement pursuant to Section 7.1(d)(ii) at a time when Parent was able to terminate this Agreement pursuant to Section 7.1(c)(i) as a result of or in connection with a Material Solicitation Violation, then Parent shall be entitled to seek monetary damages for its losses incurred to the extent due to such Material Solicitation Violation; provided, however, that the aggregate amount of monetary damages that may be recoverable or awarded pursuant to this Section 7.3(f)

shall be $90,000,000, less any amounts that have been paid or are payable to Parent or its designee pursuant to Section 7.3(a) and Section 7.3(c). No claims pursuant to this Section 7.3(f) may be made following the date that is three (3) months after the date of termination of this Agreement.

ARTICLE VIII

Miscellaneous

Section 8.1  No Survival of Representations and Warranties.  This Article VIII and the agreements of the Company, Parent and Merger Sub contained in Article II and Section 5.9 (Indemnification and Insurance) shall survive the consummation of the Merger. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger.

Section 8.2  Amendment or Supplement.  At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Shareholder Approval, by written agreement of the parties hereto, by action taken by their respective Boards of Directors or any committee thereof; provided, however, that following approval of the Merger Transactions by the shareholders of the Company, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the shareholders of the Company without such approval.

Section 8.3  Extension of Time, Waiver, Etc.  At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) subject to the requirements of applicable law, waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions; provided that no such action shall be taken by the Company without the approval of the Board of Directors of the Company or any committee thereof. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.4  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties; provided, however, that Parent or Merger Sub may, subject to the consent of the Company not be unreasonably withheld, assign this Agreement to any of their Affiliates (provided that such assignment shall not (i) affect the obligations of the Equity Providers under the Equity Funding Letter, the Debt Financing sources under the Debt Commitment Letters or any Guarantors under the Guaranty or (ii) impede or delay the consummation of the Transactions or otherwise materially impede the rights of the shareholders of the Company under this Agreement). No assignment by any party shall relieve such party of any of its obligations hereunder. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.4 shall be null and void.

Section 8.5  Counterparts.  This Agreement may be executed in one or more counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.6  Entire Agreement; No Third-Party Beneficiaries.  This Agreement, including the Company Disclosure Schedules and the Parent Disclosure Schedule, together with the Equity Commitment Letter, the Debt Commitment Letters, the Confidentiality Agreement, the Short Form Confidentiality Agreement and the Guaranty, (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof and (b) except for: (i) if the Effective Time occurs, the right of (A) the Company’s shareholders to receive the Merger Consideration at the Effective Time and (B) the persons specified in Section 2.4 and Section 2.5 to receive the amounts specified therein; (ii) the provisions set forth in Section 5.9 of this Agreement, (iii) the rights of persons who are explicitly provided to be third party beneficiaries of the Guaranty, the Equity Funding Letter solely to the extent of the rights set forth therein, (iv) the rights of the Guarantors and their and Parent’s and Merger Sub’s respective former, current or future general or limited partners, shareholders, financing sources, managers, members, directors, officers or Affiliates (collectively, the ‘‘Parent Related Parties”) and the Company Related Parties set forth in Section 7.3(e) and (v) the rights of the Debt Financing source for the Transactions set forth in Sections 8.7(c) and 8.9, are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 8.7  Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the Laws that might otherwise govern under any applicable conflict of Laws principles, except to the extent the provisions of the OGCL are mandatorily applicable to the Merger.

(b) Subject to Section 8.7(c), all actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such action or proceeding. The consents to jurisdiction and venue set forth in this Section 8.7(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any action or proceeding arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 8.10 of this Agreement. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(c) Notwithstanding the foregoing, each of the parties hereto hereby agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the provider of the Debt Financing contemplated in the Debt Financing Letter, or any of its Affiliates or Representatives, in any way relating to this Agreement or any of the Transactions, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than a court of competent jurisdiction located within the City of New York, New York, whether a state or Federal court, and that the provisions of Section 8.9 relating to the waiver of jury trial shall apply to any such action, cause of action, claim, cross-claim or third-party claim.

Section 8.8  Specific Enforcement.  The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Subject to the following sentence, the parties acknowledge and agree that (a) the parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8.7(b) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, (b) the provisions set forth in Section 7.3 (i) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and (ii) shall not be construed to diminish or otherwise impair in any respect any party’s right to specific enforcement and (c) the right of specific enforcement is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into this Agreement. Notwithstanding the foregoing, it is explicitly agreed that the right of the Company to seek an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s obligation to cause the Equity Financing to be funded to fund the Merger (but not the right of the Company to such injunctions, specific performance or other equitable remedies for obligations other than with respect to the Equity Financing) shall be subject to the requirements that (i) the Marketing Period has ended and all conditions in Section 6.1 and 6.2 were satisfied (other than those conditions that by their terms are to be satisfied by actions taken at Closing) at the time when the Closing would have been required to occur pursuant to Section 1.2, including the proviso therein, but for the failure of the Equity Financing to be funded, (ii) the Debt Financing (including any alternative financing that has been obtained in accordance with, and satisfies the conditions of, Section 5.5(a) of this Agreement) has been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof at the Closing if the Equity Financing is funded at the Closing and (iii) the Company has irrevocably confirmed that if specific performance is granted and the Equity Financing and Debt Financing are funded, then it would take such actions required of it by this Agreement to cause the Closing to occur. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.8 shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 8.9  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO (OR THE PROVIDER OF THE DEBT FINANCING CONTEMPLATED IN THE DEBT FINANCING LETTER, OR ANY OF ITS AFFILIATES OR REPRESENTATIVES) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 8.10  Notices.  All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to it at:

c/o Leonard Green & Partners, L.P.
11111 Santa Monica Blvd., #2000
Los Angeles, California 90025

Attention:	Jonathan Sokoloff
Todd Purdy
Facsimile: 310-954-0404

with copies (which shall not constitute notice) to:

Latham & Watkins LLP
885 Third Avenue
New York, New York 10022

Attention:	Howard A. Sobel, Esq.
Jason Silvera, Esq.
Facsimile: 212-751-4864

If to the Company, to:

Jo-Ann Stores, Inc.
5555 Darrow Road
Hudson, Ohio 44236
Attention: David B. Goldston, Esq.
Facsimile: 330-463-6675

with copies (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York, 10004

Attention:	H. Rodgin Cohen, Esq.
Joseph B. Frumkin, Esq.
Brian E. Hamilton, Esq.
Facsimile: 212-558-3588

Thompson Hine LLP
127 Public Square
3900 Key Center
Cleveland, Ohio 44114
Attention: Derek D. Bork, Esq.
Facsimile: 216-566-5800

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5 P.M. local time in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 8.11  Severability.  If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 8.12  Definitions.

(a) As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” means, as to any Person, (i) any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise and (ii) with respect to any natural Person, any member of the immediate family of such natural Person.

“business day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York, New York are authorized or required by Law to be closed.

“Company Charter Documents” means the Company’s articles of incorporation and code of regulations, each as amended to the date of this Agreement.

“Company Lease” means any lease, sublease, sub-sublease, license and other agreement under which the Company or any of its Subsidiaries leases, subleases, licenses, uses or occupies (in each case whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy, now or in the future, any real property.

“Company Plan” means each plan, program, policy, agreement or other arrangement covering current or former employees, directors or consultants, that is (i) an employee welfare plan within the meaning of Section 3(1) of ERISA, (ii) an employee pension benefit plan within the meaning of Section 3(2) of ERISA, (iii) a stock option, stock purchase, stock appreciation right or other equity-based agreement, program or plan, (iv) an individual employment, consulting, severance, retention or other similar agreement or (v) a bonus, incentive, deferred compensation, profit-sharing, retirement, post-retirement, vacation, severance or termination pay, benefit or fringe-benefit plan, program, policy, agreement or other arrangement, in each case that is sponsored, maintained or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute to or has or may have any direct or indirect liability.

“Compliant” means, with respect to the Required Information, that:

(a) such Required Information does not contain any untrue statement of a material fact or omit to state any material fact, in each case with respect to the Company and its Subsidiaries, necessary in order to make the statements contained in such Required Information, in the context in which they were made, not misleading;

(b) such Required Information is, and remains throughout the Marketing Period, compliant in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act (excluding information required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X or Compensation Disclosure and Analysis required by Regulation S-K Item 402(b)) that apply to the Required Information if it is included in a prospectus for an offering of secured or unsecured high yield non-convertible debt securities included in a registration statement on Form S-1 (other than such provisions for which compliance is not customary in a Rule 144A offering of high yield non-convertible debt securities);

(c) the Company’s auditors have not withdrawn any audit opinion with respect to any financial statements contained in the Required Information;

(d) the Company’s auditors have delivered drafts of customary comfort letters, including, without limitation, customary negative assurance comfort with respect to periods following the end of the latest fiscal year or fiscal quarter for which historical financial statements are included in the Required Information, and such auditors have confirmed they are prepared to issue any such comfort letter upon any pricing date occurring during the Marketing Period; and

(e) the financial statements in such Required Information are, and remain throughout the Marketing Period, sufficiently current to permit a registration statement on Form S-1 using such financial statements to be declared effective by the SEC on or before the last day of the Marketing Period.

“Encumbrance” means any mortgage, deed of trust, lease, license, condition, covenant, restriction, hypothecation, option to purchase or lease or otherwise acquire any interest, right of first refusal or offer, conditional sales or other title retention agreement, adverse claim of ownership or use, easement, encroachment, right of way or other title defect, third party right or encumbrance of any kind or nature.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” means any government, court, regulatory or administrative agency, commission or authority or other legislative, executive or judicial governmental entity, whether federal, state or local, domestic, foreign or multinational.

“Hazardous Materials” means (i) any petroleum products or byproducts, radioactive materials, asbestos or polychlorinated biphenyls or (ii) any waste, material or substance defined or regulated as a “hazardous substance,” “hazardous material,” “hazardous waste,” “pollutant” or analogous terminology under any Environmental Law.

“High Yield Note Transaction” means an issuance of secured or unsecured non-convertible debt securities distributed pursuant to Rule 144A and/or Regulation S promulgated under the Securities Act.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means (i) any indebtedness for borrowed money (including the issuance of any debt security) to any Person other than the Company or any of its Subsidiaries, (ii) any obligations evidenced by notes, bonds, debentures or similar Contracts to any Person other than the Company or any of its Subsidiaries, (iii) any obligations for the deferred purchase price of property, goods or services to any Person other than the Company or any of its Subsidiaries, (iv) any capital lease obligations to any Person other than the Company or any of its Subsidiaries, (v) any obligations in respect of letters of credit and bankers’ acceptances, or (vi) any guaranty of any such obligations described in clauses (i) through (v) of any Person other than the Company or any of its Subsidiaries (other than, in the case of clauses (i), (ii) and (iii), accounts payable to trade creditors and accrued expenses, in each case arising in the ordinary course of business); provided that trade payables incurred in the ordinary course of business and real estate lease obligations are deemed not to be Indebtedness for the purposes of this Agreement.

“Intellectual Property” means all intellectual property rights throughout the world, including (i) trademarks, trade names, service marks, service names, corporate names, mark registrations, logos, assumed names, including all common law rights in and the goodwill associated with any of the foregoing; (ii) domain names; (iii) registered and unregistered copyrights (including copyrights in software, data and databases); (iv) trade secrets and confidential business information (including trade secrets and confidential business information pertaining to ideas, research and development, know-how, formulas, compositions, processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals); (v) patents and patent applications; and (vi) other intellectual property rights of any kind.

“IT Assets” means computers, Software, servers, workstations, hubs, switches, data communication lines and all other information technology equipment, in each case, that is owned or used by the Company of any of its Subsidiaries in their businesses.

“Knowledge” means, in the case of the Company, the actual knowledge, as of the date of this Agreement, of the individuals listed in Section 8.12 of the Company Disclosure Schedule.

“Liens” means any pledges, claims, liens, licenses, charges, Encumbrances, options to purchase or lease or otherwise acquire any interest, and security interests of any kind or nature whatsoever.

“Marketing Period” means the first period of 15 consecutive business days after the date of this Agreement throughout which:

(a) Parent shall have the Required Information the Company is required to provide pursuant to Section 5.5 and such Required Information is Compliant; provided that if the Company shall in good faith reasonably believe it has provided the Required Information and such Required Information is Compliant at the time such notice is given, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Company shall be deemed to have complied with this clause (a) unless (i) at any time during such 15 consecutive business day period after the date such notice is given the Required Information is not Compliant or (ii) Parent in good faith reasonably believes the Company has not completed the delivery of the Required Information or that the Required Information is not Compliant at the time such notice is given and, within four business days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with specificity which Required Information the Company has not delivered or is not Compliant); and

(b) all conditions set forth in Section 6.1 and Section 6.2 (other than (x) the condition set forth in Section 6.1(a) which needs to be satisfied no later than five business days prior to the end of the Marketing Period and (y) those conditions that by their terms are to be satisfied at the Closing, which need only be satisfied at the Closing, as the case may be) have been satisfied and nothing has occurred and no condition exists that would cause any of such conditions not to be satisfied assuming Closing, as the case may be, were to be scheduled for any time during such 15 consecutive business day period.

Notwithstanding anything in this Agreement to the contrary, the “Marketing Period” shall not commence and shall be deemed not to have commenced (A) prior to the No- Shop Period Start Date, (B) prior to the mailing of the Proxy Statement, (C) prior to the date on which the Company files its annual report on

Form 10-K for the fiscal year ending January 29, 2011 or (D) if, on or prior to the completion of such 15 business day period, (x) the Company shall have publicly announced any intention to restate any material financial information included in the Required Information or that any such restatement is under consideration, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Company has announced that it has concluded that no restatement shall be required, and the requirements in clauses (a) and (b) above would be satisfied on the first day, throughout and on the last day of during such new 15 business day period or (y) the Required Information would not be Compliant at any time during such 15 business day period, in which case a new 15 business day period shall commence upon Parent and its financing sources receiving updated Required Information that would be Compliant, and the requirements in clauses (a) and (b) above would be satisfied on the first day, throughout and on the last day of such new 15 business day period (for the avoidance of doubt, it being understood that if at any time during the Marketing Period the Required Information provided at the initiation of the Marketing Period ceases to be Compliant, then the Marketing Period shall be deemed not to have occurred).

“Merger Transactions” means, collectively, this Agreement and the transactions contemplated hereby, including the Merger but excluding, in any event, the Financing.

“Parent Material Adverse Effect” means any effect, change, event or occurrence that would, individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions.

“Permitted Liens” means (a) easements, rights-of-way, encroachments, restrictions, conditions and other similar Liens incurred or suffered in the ordinary course of business and which, individually or in the aggregate, do not and would not materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, (b) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over such real property, (c) statutory Liens for Taxes, assessments or other charges by Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in the Company SEC Documents, (d) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or which arise in the ordinary course of business, (e) pledges or deposits by the Company or any of its Subsidiaries under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, or good faith deposits in connection with bids, tenders, Contracts (other than for the payment of Indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, (g) zoning, building and other similar codes and regulations, (h) non-exclusive licenses to Intellectual Property granted in the ordinary course of business consistent with past practice, (i) other encumbrances securing Indebtedness that do not, individually or in the aggregate, materially impair the continued use, operation, value or marketability of the property to which they relate or the conduct of the business of the Company and its Subsidiaries as presently conducted and (j) Liens securing Indebtedness under the existing credit facility listed on Section 3.17(a)(iii) of the Company Disclosure Schedule existing as of the date of this Agreement.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Redacted Fee Letter” means the fee letter from JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC, Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, in which the only redactions do not relate to any terms that would adversely affect the conditionality, enforceability, availability, termination or aggregate principal amount of the debt financing or other funding being made available by such financing source, except to the extent a reduction from such financing source would be offset by an increase in the debt financing or other funding being made available by such financing source or another financing source.

“Registered Intellectual Property” means patents, patent applications, registered copyrights, registered marks (including trademarks, service marks, and trade dress, to the extent registered), applications to register marks, registered domain names, and registered industrial designs that are material to the conduct of the business of the Company and its Subsidiaries as currently conducted.

“Software” means all computer software or firmware programs and any modules or libraries incorporated therein (but excluding any data stored therein or thereby).

“Subsidiary” when used with respect to any party, means any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

“Transactions” means, collectively, this Agreement and the transactions contemplated hereby, including the Merger and the Financing.

The following terms are defined on the page of this Agreement set forth after such term below:

Terms Not Defined in this Section 8.12	Section

144A Offering Memorandum	Section 5.5(b)(i)
1998 Plan	Section 3.2(a)
2008 Plan	Section 3.2(a)
Acceptable Confidentiality Agreement	Section 5.2(a)
Action	Section 3.7
Agreement	Preamble
Antitrust Laws	Section 5.4(a)
ASOP	Section 2.5
Available Financing	Section 5.5(b)
Balance Sheet Date	Section 3.2(f)
Bank Financing	Section 5.5(b)(i)
Bank Loan and Mezzanine Debt Marketing Material	Section 5.5(b)(i)
Bankruptcy and Equity Exception	Section 3.3(a)
Capitalization Date	Section 3.2(a)
Centerview	Section 3.20
Certificate	Section 2.1(c)
Certificate of Merger	Section 1.3
Change of Recommendation	Section 5.2(f)
Claim	Section 5.9(b)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.2(g)
Company	Preamble
Company 401(k) Plan	3.2(c)
Company Acquisition Agreement	Section 5.2(e)
Company Adverse Recommendation Change	Section 5.2(e)
Company Awards	Section 2.4(d)
Company Board Recommendation	Section 5.2(e)
Company Common Stock	Section 2.1
Company Disclosure Schedule	Article III
Company Employees	Section 5.11(a)
Company Preferred Stock	Section 3.2(a)
Company Related Parties	Section 7.3(e)

Terms Not Defined in this Section 8.12	Section

Company SEC Documents	Section 3.5(a)
Company Securities	Section 3.2(c)
Company Shareholder Approval	Section 3.3(d)
Company Shareholders Meeting	Section 5.3(a)
Company Stock Plans	Section 3.2(a)
Confidentiality Agreement	Section 5.7
Contract	Section 3.3(c)
Debt Commitment Letters	Section 4.5
Debt Financing	Section 4.5
Designated Company Employees	Section 5.11(a)
Designated Consideration	Section 2.4(a)
Dissenters Determination Date	Section 2.3
Dissenting Shareholder	Section 2.3
Dissenting Shares	Section 2.3
DOJ	Section 5.4(d)
Effective Time	Section 1.3
Environmental Laws	Section 3.13
Equity Financing	Section 4.5
Equity Funding Letter	Section 4.5
Equity Provider	Section 4.5
Equity Providers	Section 4.5
ERISA Affiliate	Section 3.11(c)
Exchange Act	Section 3.4
Exchange Fund	Section 2.2(a)
Executive Option Agreements	Section 3.2(a)
FCPA	Section 5.1(b)
Filed SEC Documents	Article III
Financing	Section 4.5
Financing Letters	Section 4.5
FTC	Section 5.4(d)
Go-Shop Period	Section 5.2(a)
Governmental Antitrust Entity	Section 5.4(e)
Guarantor	Recitals
Guaranty	Recitals
Indemnitee	Section 5.9(a)
Indemnitees	Section 5.9(a)
J.P. Morgan	Section 3.20
Laws	Section 3.8(a)
Material Adverse Effect	Section 3.1(b)
Material Contract	Section 3.17(a)
Material No-Shop Violation	Section 7.3(f)
Maximum Premium	Section 5.9(c)
Merger	Recitals
Merger Consideration	Section 2.1(c)
Merger Sub	Preamble
New Plans	Section 5.11(b)
No-Shop Period Start Date	Section 5.2(b)

Terms Not Defined in this Section 8.12	Section

OGCL	Section 1.1
Old Plans	Section 5.11(b)
Option	Section 2.4(a)
Other Filings	Section 5.3(b)
Owned Real Property	Section 3.16
Parent	Preamble
Parent Disclosure Schedule	Article III
Parent Expenses	Section 7.1(c)
Parent Related Parties	Section 8.6
Parent Termination Fee	Section 7.3(b)
Paying Agent	Section 2.2(a)
Performance Share	Section 3.2(b)(i)
Permits	Section 3.8(b)
Proxy Statement	Section 3.4
Real Property	Section 3.16
Representatives	Section 5.2(a)
Required Information	Section 5.5(b)(i)
Restraints	Section 6.1(c)
Restricted Share	Section 2.4(b)
RSU	Section 2.4(c)
Sarbanes-Oxley Act	Section 3.5(d)(i)
Scheduled Intellectual Property	Section 3.14(a)
SEC	Section 3.4
Securities Act	Section 3.2(e)
Shares	Section 3.2(a)
Short Form Confidentiality Agreement	Section 5.7
Solvent	Section 4.7
Special Committee	Recitals
Superior Proposal	Section 5.2(i)
Suppliers	Section 3.18
Surviving Corporation	Section 1.1
SVBP	Section 3.2(c)
Takeover Proposal	Section 5.2(h)
Tax	Section 3.10(m)
Tax Returns	Section 3.10(m)
Termination Fee	Section 7.3(a) (iii)
Transaction Support Agreement	Recitals
Walk-Away Date	Section 7.1(b)(i)
WARN Act	Section 3.12(b)

Section 8.13  Fees and Expenses.  Whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with the Merger, this Agreement and the Transactions shall be paid by the party incurring or required to incur such fees or expenses, except as otherwise set forth in this Agreement.

Section 8.14  Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”,

“includes” or ‘‘including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, ‘‘herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. A statement that an effect, change, event or occurrence has or has not had, or would or would not reasonably be expected to have, a Material Adverse Effect shall mean that all such effects, changes, events or occurrences, individually or in the aggregate, have or have not had, or would or would not reasonably be expected to have, a Material Adverse Effect. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted assigns and successors.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

NEEDLE HOLDINGS INC.

By:	/s/ Jonathan Sokoloff
Name:     Jonathan Sokoloff

Title:	President

NEEDLE MERGER SUB CORP.

By:	/s/ Jonathan Sokoloff
Name:     Jonathan Sokoloff

Title:	President

JO-ANN STORES, INC.

By:	/s/ David Goldston
Name:     David Goldston

Title:	Senior Vice President, General Counsel and Secretary

[AGREEMENT AND PLAN OF MERGER]

ANNEX B

December 22, 2010

Board of Directors
Jo-Ann Stores, Inc.
5555 Darrow Road
Hudson, Ohio 44236

Members of the Board of Directors:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, without par value (the “Shares”), of Jo-Ann Stores, Inc. (the “Company”) of the $61.00 per Share in cash (the “Merger Consideration”) to be paid to such holders (other than Shares held by any holder who is entitled to demand and properly demands appraisal of such shares (the “Dissenting Shares”)) pursuant to the Agreement and Plan of Merger (the “Agreement”) among the Company, Needle Holdings Inc. (“Parent”) and Needle Merger Sub Corp. (“Merger Sub”), a wholly owned subsidiary of Parent. We understand that pursuant to the Agreement, Shares owned by the Company as treasury stock and Shares owned by Parent, Merger Sub or any direct or indirect wholly-owned subsidiary of Parent will not be converted into the right to receive the Merger Consideration.

We have acted as financial advisor to the Board of Directors in connection with, and have participated in certain of the negotiations leading to, the transactions contemplated by the Agreement (the “Transaction”). We will receive a fee for our services in connection with the Transaction, a portion of which is payable upon the rendering of this opinion and a substantial portion of which is contingent upon the consummation of the Transaction, and the Company has agreed to reimburse our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. In the ordinary course of business, we, our successors and affiliates may trade securities of the Company and its respective affiliates in the future for our own account and the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

We are a securities firm engaged in a number of merchant banking and investment banking activities. In the past, we have provided investment banking services to the Company and received compensation for the rendering of such services. We have not in the past provided investment banking services to Parent. We may provide investment banking and other financial services to the Company and affiliates of Parent in the future, for which we may receive compensation.

In connection with this opinion, we have reviewed, among other things, (i) a draft, dated December 22, 2010 of the Agreement; (ii) Annual Reports on Form 10-K of the Company for the five years ended January 31,

2010; (iii) certain interim reports to shareholders and Quarterly Reports on Form 10-Q of the Company; (iv) certain publicly available research analyst reports for the Company; (v) certain other communications from the Company to its shareholders; and (vi) certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company (the “Internal Data”). We have conducted discussions with members of the senior management and representatives of the Company regarding their assessment of the Internal Data and the strategic rationale for the Transaction. In addition, we reviewed publicly available financial and stock market data, including valuation multiples, for the Company and compared them with those of certain other companies in lines of business that we deemed relevant. We compared the proposed financial terms of the Transaction with the financial terms of certain other transactions that we deemed relevant and conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

We have not assumed any responsibility for independent verification of any of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by us for purposes of this opinion and have, with your consent, relied upon such information as being complete and accurate. In that regard, we have assumed with your consent that the Internal Data has been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. In addition, at your direction we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis. Representatives of the Company have advised us, and we have assumed, that the Agreement, when executed, will conform to the draft reviewed by us in all material respects. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or the ability of the Company to pay its obligations when they come due, and our opinion does not address any legal, regulatory, tax or accounting matters.

Our opinion does not address the Company’s underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company. This opinion addresses only the fairness from a financial point of view, as of the date hereof, of the Merger Consideration to be paid to the holders of the Shares (other than Parent, Merger Sub and their respective affiliates and any holders of Dissenting Shares) pursuant to the Agreement. At your direction, we have not been asked to, nor do we, express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction, including, without limitation, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons in connection with the Transaction, whether relative to the Merger Consideration to be paid to the holders of the Shares (other than Parent, Merger Sub and their respective affiliates and any holders of Dissenting Shares) pursuant to the Agreement or otherwise. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we do not have any obligation to update, revise or reaffirm this opinion based on circumstances, developments or events occurring after the date hereof. Our opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter.

Our financial advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction. This opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion, as of the date hereof, that the Merger Consideration to be paid to the holders of the Shares (other than Parent, Merger Sub and their respective affiliates and any holders of Dissenting Shares) pursuant to the Agreement is fair, from a financial point of view, to such shareholders.

Very truly yours,

/s/	Centerview Partners LLC
CENTERVIEW PARTNERS LLC

ANNEX C

SECTION 1701.85 OF THE OHIO REVISED CODE

Qualifications of and procedures for dissenting shareholders

(A)(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

(2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to the dissenting shareholder of the fair cash value of the shares as to which the dissenting shareholder seeks relief, which demand shall state the dissenting shareholder’s address, the number and class of such shares, and the amount claimed by the dissenting shareholder as the fair cash value of the shares.

(3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after the dissenting shareholder has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

(4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation. In the case of a conversion, a demand served on the converting corporation constitutes service on the converted entity, whether the demand is served before, on, or after the effective date of the conversion.

(5) If the corporation sends to the dissenting shareholder, at the address specified in the dissenting shareholder’s demand, a request for the certificates representing the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return the endorsed certificates to the dissenting shareholder. A dissenting shareholder’s failure to deliver the certificates terminates the dissenting shareholder’s rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of the shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only the rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

(B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, or in the case of a conversion may be the converted entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to a complaint is required. Upon the filing of a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from evidence submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have power and authority specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at a rate and from a date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

(C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

(D)(1) The right and obligation of a dissenting shareholder to receive fair cash value and to sell such shares as to which the dissenting shareholder seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

(a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

(b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

(c) The dissenting shareholder withdraws the dissenting shareholder’s demand, with the consent of the corporation by its directors;

(d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

(2) For purposes of division (D)(1) of this section, if the merger, consolidation, or conversion has become effective and the surviving, new, or converted entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the partners of a surviving, new, or converted partnership or the comparable representatives of any other surviving, new, or converted entity.

(E) From the time of the dissenting shareholder’s giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

JO-ANN STORES, INC. 5555 DARROW RD. HUDSON, OH 44236
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time, on March 17, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time, on March 17, 2011. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M30031-S76570	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

JO-ANN STORES, INC.

The Board of Directors recommends you vote “FOR” proposals 1 and 2.

	For	Against	Abstain

1.     To adopt the agreement and plan of merger, dated as of December 23, 2010 (the “merger agreement”), as it may be amended from time to time, by and among Jo-Ann Stores, Inc., an Ohio corporation, Needle Holdings Inc., a Delaware corporation, and Needle Merger Sub Corp., an Ohio corporation.
	☐	☐	☐

2.     To adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.
	☐	☐	☐

Shares represented by properly executed proxies will be voted as specified. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 and 2.

In their discretion, the Proxies are authorized to vote upon such other matters of which Jo-Ann Stores, Inc. does not have advance notice that may properly come before the Special Meeting and any and all adjournments, recesses or postponements thereof, and upon matters incidental to the conduct of the Special Meeting and any and all adjournments, recesses or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Jo-Ann Stores, Inc. Corporate Offices/Conference Center 5373 Darrow Road Hudson, OH 44236

From The North
Take I-77 South
Take the OH-21 exit- EXIT 146- toward
I-80 / OHIO TURNPIKE / TOLEDO / YOUNGSTOWN
Merge onto I-80 E toward YOUNGSTOWN (Portions toll)
Merge onto OH-8 S via EXIT 180 toward I-90
Take the OH-303 ramp toward HUDSON / PENINSULA
Turn LEFT onto W STREETSBORO RD / OH-303;
Continue to follow OH-303
Turn RIGHT onto TEREX RD.
Turn RIGHT onto DARROW RD / OH-91 N.

From The South
Take I-77 North
Keep LEFT to take OH-8 N via EXIT 125A toward
CUYAHOGA FALLS
Take the STEELS CORNERS RD exit, Turn RIGHT
E STEELS CORNERS RD becomes HUDSON DR.
Turn RIGHT onto NORTON RD.
Turn LEFT onto DARROW RD / OH-91 N
Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Notice and Proxy Statement are available at www.proxyvote.com.

M30032-S76570
JO-ANN STORES, INC.
BOARD OF DIRECTORS’ PROXY
SPECIAL MEETING, 9:00 A.M. EASTERN TIME, MARCH 18, 2011
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
At the Special Meeting of Shareholders of our Company to be held at 9:00 a.m. Eastern Time on March 18, 2011, and at any adjournment, recess or postponement thereof, Scott Cowen, Darrell Webb and Travis Smith and each of them, with full power of substitution and resubstitution, is hereby authorized to represent me and to vote these shares at such meeting on the following:
1. To adopt the agreement and plan of merger, dated as of December 23, 2010 (the “merger agreement”), as it may be amended from time to time, by and among Jo-Ann Stores, Inc., an Ohio corporation, Needle Holdings Inc., a Delaware corporation, and Needle Merger Sub Corp., an Ohio corporation.
2. To adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.
Shares represented by properly executed proxies will be voted as specified. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 and 2. In their discretion, the Proxies are authorized to vote upon such other matters of which Jo-Ann Stores, Inc. does not have advance notice that may properly come before the Special Meeting and any and all adjournments, recesses or postponements thereof, and upon matters incidental to the conduct of the Special Meeting and any and all adjournments, recesses or postponements thereof.
Continued and to be signed on reverse side